UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

DOMINION HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common shares, without par value, of Dominion Homes, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

8,586,101 shares of the Common Stock; restricted shares with respect to 117,620 shares of the Common Stock; and warrants to purchase 1,538,235 shares of the Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $6,657,271.40, which is the sum of (i) $0.65 per share of 8,586,101 shares of the Common Stock, (ii) $0.65 per share of restricted shares of 117,620 shares of the Common Stock, and (iii) $0.65 per share of outstanding warrants to purchase 1,538,235 shares of the Common Stock. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by 0.00003930.

(4)	Proposed maximum aggregate value of transaction:

$6,657,271.40

(5)	Total fee paid:

$261.63

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DOMINION HOMES, INC.

4900 Tuttle Crossing Boulevard

P.O. Box 4900

Dublin, Ohio 43016-0993

[—], 2008

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Dominion Homes, Inc. (the “Company”) to be held on [—], 2008 at 9:00 a.m. local time at our offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993.

At the Special Meeting, you will be asked to adopt and approve an Agreement and Plan of Merger, dated as of January 18, 2008 (the “Merger Agreement”), pursuant to which the Company will be acquired by an investor group comprised of SPCP Group, LLC (“Silver Point”), Silver Oak Capital, L.L.C. (“Silver Oak,” and together with Silver Point, collectively referred to as the “Sponsors”) and BRC Properties Inc. (“BRC” and together with the Sponsors, the “Investor Group”). Upon completion of the merger (the “Merger”), the Company will be owned 90.38% by the Sponsors and 9.62% by BRC. Under the terms of the Merger Agreement (a copy of which is attached to this Proxy Statement as Appendix A), each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will, subject to certain limitations, be converted into the right to receive $0.65 in cash, without interest and further subject to applicable withholding taxes (the “Merger Consideration”), and the Company will become a privately held company.

BRC is a significant shareholder of the Company, owning approximately 46.21% of the Common Stock outstanding as of February 12, 2008, and is controlled by certain members of the Borror family. Parent was formed by Silver Point and Silver Oak, each a fund or a nominee acting on behalf of private investment funds affiliated with Silver Point Capital, L.P. and Angelo, Gordon & Co., L.P. The Sponsors, through themselves and/or certain affiliates, are lenders to the Company and have provided the Company with debt financing that to date has given the Company necessary working capital to operate the business.

The $0.65 per share Merger Consideration represents a 38% premium over the closing price of the Company’s common shares on January 17, 2008, the last trading day before the date when the Company’s Board of Directors (the “Board”) approved the Merger.

The Board has formed a special committee of independent directors (the “Special Committee”) to evaluate the fairness of the Merger to the shareholders of the Company unaffiliated with Parent, Merger Sub, BRC or the Borror Group (collectively, the “Unaffiliated Shareholders”), and to negotiate the terms of the Merger. The Special Committee is comprised of Carl A. Nelson, Jr., Robert R. McMaster and Betty D. Montgomery, who are neither directors nor employees of the Sponsors, Parent, or Merger Sub nor employees of the Company. No member of the Special Committee has any material commercial relationship with the Sponsors, BRC or the Borror Group.

The Special Committee, acting with the advice and assistance of its own independent financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), evaluated the Merger proposal and unanimously determined that the proposed Merger is substantively and procedurally fair to the Company’s Unaffiliated Shareholders and recommended that the Board approve the Merger.

The Board, acting with the advice and assistance of its own independent financial advisor, Raymond James & Associates, Inc. (“Raymond James”), and upon the unanimous recommendation of the Special Committee, has approved the Merger Agreement that will effectuate the proposed Merger. In arriving at its decision, the Board gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the fairness opinion and financial analysis of Raymond James as presented to the Board, the financial analysis of Houlihan Lokey as presented to the Board, the fact that Houlihan Lokey presented a fairness opinion to the Special Committee, and the fact that the Board believes the Merger to be the best available means of avoiding bankruptcy and providing any means of recovery for the Unaffiliated Shareholders. The Board believes that the Merger is in the best interests of the Company and the Unaffiliated Shareholders, and recommends that you vote FOR approval of the Merger and adoption of the Merger Agreement.

The attached “Notice of Special Meeting of Shareholders” and “Proxy Statement” explain the proposed Merger and the terms and conditions of the Merger Agreement, and provide specific information about the special meeting. Please read these materials carefully. In addition to these materials, you may obtain information about the Company from documents that the Company has filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement, required in connection with any proposed transaction in which a publicly-traded corporation is taken private.

If you do not vote in favor of the Merger and the Merger Agreement, you will have the right to dissent and to seek appraisal of the fair market value of your common shares if the Merger is consummated. To do so, however, you must properly perfect your appraisal rights under Ohio law in accordance with the procedures described in “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix G to the accompanying Proxy Statement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON SHARES OF THE COMPANY ENTITLED TO VOTE ADOPT THE MERGER AGREEMENT. AS OF THE RECORD DATE, THE NUMBER OF COMMON SHARES HELD BY THE SPONSORS, BRC AND THE BORROR GROUP IS IN EXCESS OF THE REQUIRED MAJORITY NECESSARY TO ADOPT THE MERGER AGREEMENT. ACCORDINGLY, THE COMPANY ANTICIPATES THAT THE APPROVAL OF THE MERGER AGREEMENT WILL BE DULY AUTHORIZED AT THE SPECIAL MEETING.

Whether or not you plan to attend the special meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed from within the United States, has been provided for your use. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016. If you attend the special meeting and inform the inspector of elections of the Company that you wish to vote your shares in person, your proxy will not be used. If you wish to attend the special meeting and your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the special meeting. In order to vote your shares at the special meeting, you must obtain from the record holder a proxy issued in your name.

On behalf of the Board of Directors, I thank you for your support and encourage you to vote FOR approval of the Merger and adoption of the Merger Agreement.

Very truly yours,

Laura L. Macias

Secretary

THE PROPOSED MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES AUTHORITY, NOR HAS THE SEC OR ANY STATE AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [—], 2008 and is first being mailed to shareholders of the Company on or about [—], 2008.

DOMINION HOMES, INC.

4900 Tuttle Crossing Boulevard

P.O. Box 4900

Dublin, Ohio 43016-0993

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our shareholders:

NOTICE IS HEREBY GIVEN, that a special meeting of the shareholders (the “Special Meeting”) of Dominion Homes, Inc., an Ohio corporation (the “Company”), will be held on [—], 2008 at 9:00 a.m. local time at the Company’s offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993 for the following purposes:

1. To consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger, dated as of January 18, 2008 (the “Merger Agreement”), by and among the Company, Dominion Holding Corp., a Delaware corporation (“Parent”) and Dominion Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”). Upon consummation of the Merger, each shareholder of the Company (other than Parent, Merger Sub, BRC Properties Inc. (whose shares are being contributed to Parent), shareholders who perfect their dissenters’ rights under Ohio law and the Company with respect to shares held in the Company’s treasury) will be entitled to receive $0.65 in cash, without interest and further subject to applicable withholding taxes, for each outstanding common share, without par value, of the Company (“Common Stock”) owned by such shareholder immediately prior to the effective time of the Merger, and the Company will cease to be a publicly traded corporation; and

2. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on [—], 2008 will receive notice of and be entitled to vote at the Special Meeting and at any adjournments or postponements thereof.

The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. The Company’s Amended and Restated Code of Regulations require that the holders of at least a majority of the outstanding shares of Common Stock of the Company entitled to vote be present or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. In addition, approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote at the Special Meeting. It is, therefore, important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Whether or not you are able to be present in person, please vote by proxy card by signing, dating and promptly returning the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

Shareholders who do not vote in favor of adopting the Merger Agreement, who properly perfect their appraisal rights, and who otherwise comply with the provisions of Section 1701.85 of the Ohio Revised Code, will be entitled, if the Merger is completed, to appraisal of the fair value of their common shares. See “RIGHTS OF DISSENTING SHAREHOLDERS” in the accompanying Proxy Statement and the full text of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Appendix G to the accompanying Proxy Statement, for a description of the procedures that you must follow in order to exercise your appraisal rights.

This Notice, the proxy card and the Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

By Order of the Board of Directors,

Laura L. Macias

Secretary

Dublin, Ohio

[—], 2008

DOMINION HOMES, INC.

PRELIMINARY PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

[—], 2008

The date of this Proxy Statement is [—], 2008.

INTRODUCTION

Dominion Homes, Inc., an Ohio corporation (the “Company”), is furnishing this proxy statement (“Proxy Statement”) to holders of its common shares, without par value (“Common Stock”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Special Meeting of the Company’s shareholders (the “Special Meeting”), to be held at 9:00 a.m. local time at the Company’s offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993 and at any adjournment or postponement of that meeting. Throughout this Proxy Statement, we refer to Dominion Homes, Inc. and its subsidiaries as the “Company,” “we,” “our” or “us,” unless otherwise indicated by context.

The Special Meeting has been called to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of January 18, 2008 (the “Merger Agreement”), pursuant to which the Company will be acquired by an investor group comprised of SPCP Group, LLC (“Silver Point”), Silver Oak Capital, L.L.C. (“Silver Oak,” and together with Silver Point, collectively referred to as the “Sponsors”) and BRC Properties Inc. (“BRC” and together with the Sponsors, the “Investor Group”). Upon completion of the merger (the “Merger”), the Company will be owned 90.38% by the Sponsors and 9.62% by BRC. Under the terms of the Merger Agreement (a copy of which is attached to this Proxy Statement as Appendix A), each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will, subject to certain limitations, be converted into the right to receive $0.65 in cash, without interest and further subject to applicable withholding taxes (the “Merger Consideration”), and the Company will become a privately held company.

BRC is a significant shareholder of the Company, owning approximately 46.21% of the Common Stock outstanding as of February 12, 2008, and is controlled by certain members of the Borror family (Douglas G. Borror, the Chairman of the Board, Chief Executive Officer and President of the Company, and David S. Borror, a director and Vice Chairman of the Company, and collectively referred to as the “Borror Group”). Parent was formed by Silver Point and Silver Oak, each a fund or a nominee acting on behalf of private investment funds affiliated with Silver Point Capital, L.P. (“Silver Point Capital”) and Angelo, Gordon & Co., L.P. (“Angelo Gordon & Co.”).

The Merger Consideration was the result of extensive negotiations between the Sponsors and a special committee of the Board (the “Special Committee”), which was formed to represent the interests of the Unaffiliated Shareholders (as defined below). At the time the Special Committee was formed the Company was in default on various financial covenants in the Credit Agreement. The Special Committee and the Board believe that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the holders of public shares unaffiliated with the Sponsors, Parent, Merger Sub, BRC or the Borror Group (collectively, the “Unaffiliated Shareholders”), and recommend that all of the Company’s shareholders approve the Merger and adopt the Merger Agreement and the transactions contemplated thereby.

All shares of Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the proxies will be voted FOR approval of the Merger and adoption of the Merger Agreement.

Other than the proposed Merger, the Board knows of no additional matters that will be presented for consideration at the Special Meeting. Submission of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares covered by the proxy on other business, if any, that may properly come before the Special Meeting or any adjournment thereof.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders of the Company on or about [—], 2008.

i

ii

TABLE OF APPENDICES

iii

SUMMARY TERM SHEET

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING” immediately following this summary, are intended only to highlight certain information contained elsewhere in this Proxy Statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire Proxy Statement, all of its Appendices and the documents referenced in this Proxy Statement before voting.

The Parties to the Merger

The Company

The Company is a builder of high-quality homes and condominiums in central Ohio and in the Louisville and Lexington, Kentucky markets. The Company traces its homebuilding roots to 1952 when Donald A. Borror, the Company’s founder, built his first home in Columbus, Ohio. The Borror Group grew the homebuilding business and operated it as part of the homebuilding and related divisions of BRC. The Company was organized as an Ohio corporation in October 1993 under the name Borror Corporation in anticipation of its initial public offering, which was completed in March 1994. In connection with the initial public offering, the Company acquired from BRC, its predecessor company and largest shareholder, its homebuilding operations. BRC is primarily owned and is controlled by the Borror Group. In May 1997, the Company changed its name to Dominion Homes, Inc.

The Company’s principal corporate offices are located at 4900 Tuttle Crossing Blvd., Dublin, Ohio 43016. The telephone number of the Company’s principal corporate offices is (614) 356-5000 and our web site address is www.dominionhomes.com.

Dominion Holding Corp.

Dominion Holding Corp., a Delaware corporation (“Parent”), was formed on January 11, 2008 solely for the purpose of effecting the Merger and the transactions related to the Merger, by SPCP Group, LLC, a Delaware limited liability company (“Silver Point”), and Silver Oak Capital, L.L.C., a Delaware limited liability company (“Silver Oak,” and together with Silver Point, collectively referred to as the “Sponsors”), each a fund or a nominee acting on behalf of private investment funds affiliated with Silver Point Capital, L.P. (“Silver Point Capital”) and Angelo, Gordon & Co., L.P. (“Angelo Gordon & Co.”), respectively, and is backed by the equity commitment of the Sponsors. Immediately prior to the Merger, BRC will contribute 100% of its shares of Common Stock to Parent in exchange for a 9.62% interest in Parent, the remainder interest of which will be owned by the Sponsors.

Parent has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement and other related agreements. The mailing address and telephone number of Parent’s principal executive offices are c/o Silver Point Capital, L.P., Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, Attn: Charles E. Tauber, (203) 542-4200; and c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167, Attn: Thomas M. Fuller, (212) 692-2000.

Dominion Merger Corporation

Dominion Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) was formed on January 15, 2008 solely for the purpose of effecting the Merger. Merger Sub has not engaged in any activities to date other than in furtherance of this purpose. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”) of the Merger. The mailing address and telephone number of Merger Sub’s principal executive offices are c/o Silver Point Capital, L.P., Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, Attn: Charles E. Tauber, (203) 542-4200; and c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167, Attn: Thomas M. Fuller, (212) 692-2000.

The Investor Group

Silver Oak / Silver Point—Silver Oak is a nominee acting on behalf of certain private investment funds for which Angelo Gordon & Co. acts as discretionary investment advisor. Angelo Gordon & Co. is a privately-held registered investment advisor dedicated to alternative investing. Angelo Gordon & Co. was founded in 1988 and currently manages, with its affiliates, approximately $18 billion. Angelo Gordon & Co. is headquartered in New York, New York.

Silver Point is a private investment fund based in Greenwich, Connecticut which provides financing to and invests in companies across all industries.

Silver Point and Silver Oak, through themselves and/or certain affiliates, are lenders to the Company pursuant to the Third Amended and Restated Credit Agreement, dated as of December 29, 2006, as thereby amended from time to time (the “Credit Agreement”) and have provided the Company with debt financing that to date has given the Company necessary working capital to operate the business. The Sponsors are also shareholders of the Company, collectively owning an aggregate of approximately 1,514,570 shares, or [—]%, of the Common Stock outstanding as of [—], 2008, as a result of the cashless exercise of certain warrants held by the Sponsors on [—], 2008. For a more detailed discussion regarding the Company’s existing Credit Agreement and the warrants that were previously issued to, and exercised by, the Sponsors, please see the section entitled “SPECIAL FACTORS—Background and Reasons—2006 Credit Facility Renewal” and “COMMON STOCK PURCHASE INFORMATION—Purchases by the Sponsors; Parent; Merger Sub or BRC” in this Proxy Statement. At the time of the Merger, the Sponsors will collectively own 90.38% of Parent.

BRC—The members of the Investor Group other than Silver Point and Silver Oak include BRC. BRC is a significant shareholder of the Company, owning approximately 46.90% of the Common Stock outstanding as of March 6, 2008, and is controlled by the Borror Group. BRC is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. At the time of the Merger, BRC will own 9.62% of Parent.

For a more detailed discussion regarding the parties to the proposed Merger, please see the section entitled “THE PARTIES TO THE MERGER” in this Proxy Statement.

What Unaffiliated Shareholders Will Receive in the Merger

Under the terms of the Merger Agreement, at the effective time of the Merger, each share of Common Stock held by the Unaffiliated Shareholders will be converted into the right to receive $0.65 in cash, without interest and subject to applicable withholding taxes. The members of the Borror Group will also be paid $0.65 in cash, without interest and subject to applicable withholding taxes for each of the 64,641 shares of Common Stock held outside of BRC (an aggregate of approximately $42,017).

The Merger Consideration of $0.65 per share represents a 38% premium over the closing price of the Common Stock on January 17, 2008, the last trading day before the date when the Board approved the Merger. If you do not wish to accept the Merger Consideration, you may seek appraisal of the value of your shares under Ohio law. For more information, please see the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS.”

All outstanding options of the Company to purchase shares of Common Stock, whether or not then-exercisable, will be cancelled. As of the date of this Proxy Statement all options are out-of-the-money since they are exercisable at more than $0.65 per share. For more information, please see the section entitled “THE MERGER AGREEMENT—The Merger and Merger Consideration.”

In addition, each outstanding restricted share of the Company, whether or not vested in accordance with its terms, shall become fully vested at the effective time of the Merger, and the holders of such outstanding restricted shares of the Company will be treated as persons holding shares of Common Stock under the Merger Agreement.

The Special Committee

The Board formed the Special Committee of independent directors to evaluate the fairness of the Merger to the Unaffiliated Shareholders. The members of the Special Committee are Carl A. Nelson, Jr., Robert R. McMaster and Betty D. Montgomery. Mr. Nelson is the Chairman of the Special Committee. The members of the Special Committee are not employees or directors of the Sponsors, Parent, Merger Sub and BRC and are not employees of the Company. No member of the Special Committee has any material commercial relationship with the Sponsors, Parent, Merger Sub, BRC and the Borror Group. For more information, please see the sections entitled “SPECIAL FACTORS—Background and Reasons” and “Background and Reasons—Recommendation of the Special Committee and the Board; Fairness of the Merger.”

Fairness of the Merger

The Board believes that the Merger is both substantively and procedurally fair to the Unaffiliated Shareholders. The Board, with Messrs. Douglas and David Borror abstaining from all determinations concerning the Merger and the Merger Agreement, upon the recommendation of the Special Committee, approved the Merger and the Merger Agreement, and deemed the Merger to be fair to and in the best interests of the Unaffiliated Shareholders.

In addition:

•

The Merger Consideration of $0.65 per share represents a 38% premium over the closing price of the Common Stock on January 17, 2008, the last trading day before the date when the Board approved the Merger.

•

The Merger Consideration would allow the Unaffiliated Shareholders to receive some consideration for their Common Stock in connection with the Merger, whereas, given the fact that the Company is currently in default to its lenders under the Credit Agreement and the Company expects there would be no recovery in any liquidation scenario for the Company’s shareholders, after paying secured creditors and liquidation expenses, it is likely that the Unaffiliated Shareholders would receive no consideration for their Common Stock in the event the Company were to seek protection under Chapters 7 or 11 of the Federal Bankruptcy Code.

•

The continued weakness in the housing market has resulted in reduced sales prices from the sale of homes, margin pressures, decreasing price points of services, and rising costs and expenses, resulting in significant reductions in revenue, operating losses and an inability for the Company to otherwise service its outstanding indebtedness.

For a discussion of the material factors considered by the Board in reaching its conclusion and the reasons why the Board determined that the Merger is fair, please see the section entitled “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee and the Board; Fairness of the Merger” and “—Parent’s and the Investor Group’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger.”

Interests of the Company’s Directors and Officers in the Merger

Certain of our officers and directors may have interests in the Merger that are different from, or in addition to, yours, including the following:

•

Our CEO, President and Chairman of the Board, Douglas G. Borror, and our Vice Chairman of the Board, David S. Borror, each an officer, director and shareholder of BRC, have agreed that BRC will contribute all of its shares of Common Stock to Parent immediately before the Merger in exchange for a 9.62% interest in Parent. Each of Douglas G. Borror and David S. Borror have entered into a Voting Agreement with Parent and Merger Sub whereby they have agreed to vote their Common Stock and cause BRC to vote its Common Stock in favor of the Merger.

•

It is anticipated that the current executive officers of the Company will hold substantially similar positions with the Surviving Corporation after completion of the Merger, and that after completion of the Merger, Douglas G. Borror will remain in his role as Chairman of the Board and Chief Executive Officer of the Company and will be appointed to the board of directors of Parent and the Surviving Corporation.

•

Douglas G. Borror will enter into an amended and restated employment agreement with the Surviving Corporation effective as of the consummation of the Merger, the principal terms of which have been agreed to and are described beginning on page 46.

•

David S. Borror will enter into a separation and release agreement with the Company immediately prior to the Merger, the principal terms of which have been agreed to and are described beginning on page 46.

•

Our executive officers and directors will be indemnified in respect of their past service, and Parent will maintain the Company’s current directors’ and officers’ liability insurance, subject to certain conditions.

Fairness Opinions of Raymond James and Houlihan Lokey

The Board engaged Raymond James & Associates, Inc. (“Raymond James”) as its own independent financial advisor to render an opinion as to the fairness of the Merger Consideration. On January 18, 2008, Raymond James delivered its written opinion to the Board that, as of the date of the opinion, and based upon and subject to the assumptions and qualifications stated in the opinion, the consideration to be received by Unaffiliated Shareholders in the Merger was fair, from a financial point of view, to the Unaffiliated Shareholders. Given Raymond James prior relationship with the Company as its financial advisor, the Special Committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as its own independent financial advisor in connection with its evaluation of the fairness from a financial point of view of the Merger Consideration. On January 17, 2008, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated January 18, 2008), as to the fairness, from a financial point of view, of the consideration to be received by the Unaffiliated Shareholders in the Merger, as of January 18, 2008, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee, and Raymond James’ opinion was directed to the Board. Both opinions only addressed the fairness from a financial point of view of the consideration to be received by the Unaffiliated Shareholders in the Merger, and neither opinion addressed any other aspect or implication of the Merger. The summary of Raymond James’ and Houlihan Lokey’s opinions in this Proxy Statement are qualified in their entirety by reference to the full text of their written opinions, which are included as Appendices E and F, respectively, to this Proxy Statement and set forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Raymond James and Houlihan Lokey in preparing their opinions. We encourage our shareholders to read carefully the full text of Raymond James and Houlihan Lokey’s written opinions. However, none of Raymond James and Houlihan Lokey’s opinions nor the summaries of their opinions and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Board, the Special Committee or any shareholder as to how to act or vote with respect to the Merger or related matters. See “SPECIAL FACTORS—Opinion of Houlihan Lokey to the Special Committee” and “SPECIAL FACTORS—Opinion of Raymond James to the Board.”

Alternatives to the Merger

Alternatives to the Merger considered by the Company and Board included:

•	Maintaining the status quo;

•	Effecting a refinancing / capital infusion transaction;

•	Selling the Company to a financial or strategic buyer; and

•	Filing for bankruptcy.

The Merger was structured as a cash merger to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer, while at the same time not materially disrupting the Company’s operations. For more information, please see the section entitled “SPECIAL FACTORS—Parent’s and the Investor Group’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger.”

Recommendation of the Special Committee and the Board

The Special Committee and the Board have determined that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, based in part on the opinions of Houlihan Lokey and Raymond James, respectively, to the effect that as of the date of the opinions, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Shareholders. Accordingly, the Board recommends that you vote FOR approval of the Merger and adoption of the Merger Agreement. For a more detailed discussion, please see the section entitled “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee and the Board; Fairness of the Merger.”

Effects of the Merger

After the Merger:

•	the Company will be the Surviving Corporation of the Merger and will be privately held by Parent;

•	each Unaffiliated Shareholder (other than dissenting shareholders) will be entitled to receive $0.65 in cash for each share of Common Stock owned at the effective time of the Merger;

•

all outstanding options to purchase shares of Common Stock will be cancelled. Since all options are out-of-the-money because they are exercisable at greater than $0.65 per share as of the date of this Proxy Statement, the Company expects that all options will be cancelled without payment.

•	the Company will no longer be a public company, and price quotations for the Common Stock will no longer be available;

•	the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated; and

•

Unaffiliated Shareholders will no longer have an interest in or be shareholders of the Company, and, therefore, will not be able to participate in the Surviving Corporation’s future earnings and growth, and dividends, if any. The benefits and risks of owning the Company will accrue solely to Parent and any subsequent investors in the privately held company.

For a more detailed discussion of the effects of the proposed Merger, see the sections entitled “SPECIAL FACTORS—Certain Effects of the Merger” and “—Plans for the Company After the Merger” in this Proxy Statement.

Merger Financing and Expenses of the Merger

Promptly after the closing of the Merger, the Unaffiliated Shareholders and the Borror Group will be paid (assuming no shareholders perfect their dissenters’ rights under Ohio law) a minimum aggregate purchase price of approximately $2.9 million for their shares of Common Stock in connection with the Merger. The Borror

Group will be paid $0.65 in cash without interest and subject to applicable withholding taxes for each of the 64,641 shares of Common Stock held outside of BRC (an aggregate of approximately $42,017). In addition, the Company will require approximately $4.2 million to pay its expenses and costs related to the Merger.

Parent has received equity commitments with respect to an aggregate of up to $2.9 million, consisting of up to approximately $1.45 million from Silver Oak and up to approximately $1.45 million from Silver Point to complete the Merger. For a more detailed discussion of the equity commitments, see the sections entitled “OTHER AGREEMENTS—Equity Commitment Letters” in this Proxy Statement.

Each party to the Merger will bear its own expenses, including, without limitation, financial advisor fees, legal fees and printing and filing fees, incurred in connection with their respective obligations under the Merger Agreement (except for certain Company Costs and Expenses incurred by the Company in connection with the entering into of the Merger Agreement and the performance of its obligations thereunder as defined in the Merger Agreement, which the Merger Agreement allocates to Parent). However, if the Company accepts a Superior Proposal (as defined in the Merger Agreement), it may be required to reimburse Parent for all reasonable and documented out-of-pocket expenses it incurs in connection with the Merger, including all professionals’ fees and all Company Costs and Expenses paid by Parent or the Merger Sub. For a more detailed discussion of fees and expenses, see the section entitled “THE MERGER AGREEMENT—Effect of Termination and Expenses.”

Documented and reasonable third party expenses incurred by BRC in connection with the Merger and the Merger Agreement will be paid by Parent or Merger Sub after the closing of the Merger.

Conditions to the Merger

The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including the following:

•

the Merger Agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, although as of the record date, the number of shares of Common Stock held by the Investor Group is in excess of the required majority necessary to adopt the Merger Agreement, and as a result the Company anticipates that the approval of the Merger Agreement will be duly authorized at the Special Meeting;

•

there is no order, injunction, decree or other legal restraint or prohibition preventing the consummation of the Merger; and no governmental entity will have filed any action seeking to enjoin, restrain or otherwise prohibit the Merger;

•	all required consents or approvals of any governmental authorities have been received;

•

the Company’s, Parent’s and Merger Sub’s respective representations and warranties in the Merger Agreement must be true and correct as of the effective time of the Merger in the manner described under the caption “THE MERGER AGREEMENT—Conditions to the Merger”;

•	the Company, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the Merger Agreement;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or any of its subsidiaries shall have occurred since the date of the Merger Agreement;

•

no filing by the Company or any subsidiary or a filing against the Company or any subsidiary for relief under Title 11 of the Bankruptcy Code has been made, and no custodian, trustee, receiver or other agent has been appointed or authorized to take charge of a material portion of the property of the Company or any subsidiary; and

•

concurrently with the consummation of the Merger, the Sponsors must contribute (or shall cause their affiliates to contribute) to Parent the Term B Notes under the Credit Agreement in the principal amount of $20 million.

For a more detailed discussion of the conditions to the Merger, see the section entitled “THE MERGER AGREEMENT—Conditions to the Merger” in this Proxy Statement. See also the text of the Merger Agreement attached as Appendix A to this Proxy Statement.

Restrictions on Solicitation of Other Acquisition Proposals

The Merger Agreement provides that until 11:59 p.m. (EDT), on March 3, 2008 (the “go-shop period”), we are permitted to initiate, solicit and encourage competing acquisition proposals from any party, engage in any discussions or negotiations concerning acquisition proposals for the Company and otherwise cooperate with or assist in, or facilitate, any effort or attempt by potential buyers to make any competing acquisition proposals. Prior to terminating the Merger Agreement or entering into an acquisition agreement with respect to any such proposal, we are required to comply with certain terms of the Merger Agreement described under “THE MERGER AGREEMENT—Acquisition Proposals”, including negotiating with Parent in good faith to make adjustments to the Merger Agreement so that such acquisition proposal will no longer be superior to the Merger. As of the end of the “go-shop period,” commencing on March 4, 2008, the Company had received no such acquisition proposals.

The Merger Agreement provides that, other than the permitted activities with respect to competing acquisition proposals during the “go-shop period” summarized above, we are generally not permitted to:

•

initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations;

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, our Board’s recommendation in favor of the adoption of the Merger Agreement; or

•

approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or cause or permit us to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an acquisition proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing.

Notwithstanding the above restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by the Company’s shareholders, in accordance with their fiduciary duties, our Board of Directors may respond to a bona fide written proposal for an alternative acquisition, terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal or change or withdraw our recommendation in favor of adoption of the Merger Agreement, so long as we comply with certain terms of the Merger Agreement described under “THE MERGER AGREEMENT—Acquisition Proposals.”

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained:

•	By mutual written consent of the Company and Parent;

•	By either the Company or Parent, if:

•	there shall be any final and non-appealable injunction or other legal requirement that permanently restrains, enjoins or prohibits consummation of the Merger;

•

the Merger is not completed on or before June 30, 2008, so long as the failure to complete the Merger by such date is not caused by the failure of the terminating party to fulfill its obligations under the Merger Agreement; or

•	our shareholders do not adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof.

•	By the Company, if:

•

at any time prior to obtaining the requisite shareholder approval at the Special Meeting, we receive a superior proposal and enter into a definitive agreement with respect to such superior proposal, provided that we have complied with our obligations under the Merger Agreement described under “THE MERGER AGREEMENT—Acquisition Proposals” and “THE MERGER AGREEMENT—Termination and Abandonment”; and provided that we have paid all reasonable out-of-pocket costs and expenses owed to Parent as described under “THE MERGER AGREEMENT—Effect of Termination and Expenses”; or

•

Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement, which would give rise to the failure of certain conditions to closing to be satisfied and such breach is not curable or cured by a certain date.

•	By Parent, if:

•

(i) our Board withholds, withdraws, qualifies, modifies or amends, in a manner adverse to Parent, its recommendation that the Merger Agreement be approved by our Shareholders (the “Company Recommendation” and such change of the Company Recommendation being adverse to Parent, being referred to as a “Change of Company Recommendation”) or fails to reaffirm the Company Recommendation; (ii) a Change of Company Recommendation shall have occurred; (iii) our Board or any committee thereof approves, adopts or recommends any superior proposal or acquisition proposal; (iv) the Company shall have executed any letter of intent, memorandum of understanding or similar contract relating to any superior proposal or acquisition proposal; (v) the Company approves or recommends that its shareholders tender their shares in any tender or exchange offer or the Company fails to send its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that it recommends rejection of such tender or exchange offer; (vi) the Company publicly announces its intention to take any of the actions in the foregoing clauses; (vii) with the prior consent of our Board, any person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than 25% of the outstanding shares of Common Stock; or (viii) the Company breaches its obligation to hold a shareholders meeting set forth in the Merger Agreement (other than solely as a result of actions taken or omitted by the SEC); or

•

we have materially breached or failed to perform any of our representations, warranties, covenants or agreements under the Merger Agreement, which would give rise to the failure of certain conditions to closing to be satisfied and such breach is not curable or cured by a certain date.

For a more detailed discussion of the termination provisions of the Merger Agreement, please see the section entitled “THE MERGER AGREEMENT—Termination and Abandonment.” See also the text of the Merger Agreement attached as Appendix A to this Proxy Statement.

Rights of Dissenting Shareholders

Any shareholder who does not wish to accept the Merger Consideration has the right under Section 1701.85 of the Ohio Revised Code to receive the “fair cash value” of the shareholder’s shares, upon perfecting the shareholder’s right of appraisal. Fair cash value: (i) will be determined as of the day prior to the Special Meeting,

(ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder’s written demand, and (iv) will exclude any appreciation or depreciation in market value resulting from the Merger.

This “right of appraisal” is subject to a number of technical requirements. Generally, to exercise appraisal rights:

•	the shareholder must not vote for the approval of Merger or the adoption of the Merger Agreement; and

•

the shareholder must make a written demand upon the Company for the fair cash value of his, her or its shares of Common Stock within ten days after the date upon which the shareholders vote on the Merger Agreement and the Merger.

If the Company and a dissenting shareholder cannot come to an agreement on the fair cash value of the dissenting shareholder’s shares within three months of the shareholder’s written demand, the shareholder or the Company may file a petition in court for a formal judicial appraisal. Failure to follow the procedures enumerated in Section 1701.85 of the Ohio Revised Code will waive the shareholder’s right of appraisal. Merely voting against the Merger Agreement and the Merger will not protect a dissenting shareholder’s right of appraisal. For more information, please see the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and the text of Section 1701.85 of the Ohio Revised Code, which is attached to this Proxy Statement as Appendix G.

Certain Federal Income Tax Consequences

Your receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, you will recognize gain or loss measured by the difference between the amount of cash you receive in the Merger and your tax basis in the shares of Common Stock exchanged for the Merger Consideration, provided that it is possible that if you are related, under applicable attribution rules, to a person deemed to own shares of the Surviving Corporation after the Merger, all the cash you receive could be treated as a dividend of the Surviving Corporation. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under state, local or foreign laws. Please see the section entitled “SPECIAL FACTORS—Federal Income Tax Consequences of the Merger.”

Rollover Commitment Letter and Voting Agreement

In connection with the Merger, on January 18, 2008, BRC entered into the Rollover Commitment Letter with Silver Point and Silver Oak. A copy of the Rollover Commitment Letter is included with this Proxy Statement as Appendix B. Under the Rollover Commitment Letter, BRC has agreed, immediately prior to the effective time of the Merger, to contribute its 3,926,324 Company Common Stock to Parent in exchange for a 9.62% interest in Parent. The Company Common Stock contributed to Parent by BRC is subject to put and call rights described in the section entitled “Interim and Definitive Stockholders Agreement.” Assuming neither the put nor the call are exercised, the value assigned to each share of Company Common Stock contributed by BRC to Parent is $0.65 per share.

Further, in connection with the Merger, on January 18, 2008, Parent, Merger Sub and BRC and the Borror Group (together, the “Borror Shareholders”), that in the aggregate own 3,990,965 shares of Common Stock, or approximately 47.67% of the Common Stock outstanding as of March 6, 2008, have entered into a Voting Agreement (the “Voting Agreement”), pursuant to which the Borror Shareholders have agreed, among other things, to vote 3,965,559 of their shares of Common Stock in favor of the Merger and against any third party acquisition proposal other than the Merger contemplated under the Merger Agreement. The Voting Agreement does not include 25,406 shares of Common Stock beneficially owned by Douglas G. Borror through The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which shares of Common Stock will be voted at the direction of Mr. Borror. A copy of the Voting Agreement is included with this Proxy Statement as Appendix C.

Interim and Definitive Stockholders Agreement

In connection with the Merger, on January 18, 2008, the Sponsors entered into the Interim Stockholders Agreement with each other and Parent, pursuant to which each of the Sponsors agreed to (i) satisfy its commitment under its Equity Commitment Letter (described below), (ii) exercise its warrants and contribute the shares from the exercise of such warrants to Parent prior to the consummation of the Merger and (iii) contribute Term B Notes in the principal amount of $10 million to Parent immediately prior to the consummation of the Merger.

On or before the closing date of the Merger, the Sponsors and BRC intend to enter into a definitive stockholders agreement, which, as provided in the Rollover Commitment Letter, shall include certain terms regarding the minority shareholder rights to be provided to BRC with respect to its equity interest in Parent. In particular, the terms of the definitive stockholders agreement will provide for certain normal and customary terms associated with such agreements (including certain restrictions on transfer, anti-dilution and tag along and drag along rights). The definitive stockholders agreement will also provide a put/call mechanism related to the Parent’s stock held by BRC, whereby for a 30 day period following the one year anniversary of the closing of the Merger, BRC will have a one-time right to put all of the Parent stock owned by BRC to the Sponsors at a cash price of $1,500,000 (the “BRC Put”), provided that the Parent and/or the Surviving Company is not then in bankruptcy. The BRC Put equates to approximately $0.38 per share of Common Stock of the Company contributed by BRC to Parent. For the period from the end of the BRC Put until three years from the closing of the Merger, the Sponsors will have a one-time right to acquire all of Parent stock owned by BRC and its transferees at a cash price of $3,000,000 (the “Sponsors Call”). The Sponsors Call equates to approximately $0.76 per share of Common Stock of the Company contributed by BRC to Parent.

For a more detailed discussion regarding the proposed terms of the definitive stockholders agreement to be entered into by the Sponsors and BRC prior to the closing of the Merger, please see the section entitled “OTHER AGREEMENTS—Interim and Definitive Stockholders Agreements” below, as well as the Summary of Terms of Minority Shareholder Rights included with the Rollover Commitment Letter described above and included with this Proxy Statement as Appendix B.

Equity Commitment Letters

In connection with the Merger, on January 18, 2008, the Sponsors entered into Equity Commitment Letters with Parent (the “Equity Commitment Letters”), pursuant to which each of the Sponsors committed to contribute $1,488,309.50 to Parent in connection with the transactions contemplated by the Merger Agreement. Copies of the Equity Commitment Letters are included with this Proxy Statement as Appendix D.

Amendment No. 7 and Limited Forbearance to Credit Agreement

In connection with the Merger, on January 18, 2008, the Company and all of the participating lenders under the Credit Agreement entered into Amendment No. 7 and Limited Forbearance to the Credit Agreement, pursuant to which the Company’s lenders agreed, in part, to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement in order to facilitate the consummation of the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the “SUMMARY TERM SHEET” and the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

Q.	When and where is the Special Meeting?

A.	The Special Meeting of our shareholders will be held on [—], 2008, at 9:00 a.m. local time at our offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993.

Q.	What matters will be considered and voted on at the Special Meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement; and

•	to act upon other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Q.	How does the Board of Directors recommend that I vote on the Merger proposal?

A.	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

Q.	Who is entitled to vote at the Special Meeting?

A.	All shareholders of record as of the close of business on [—], 2008 will be entitled to notice of, and to vote at, the Special Meeting on the proposal to approve the Merger and adopt the Merger Agreement.

Q.	How many shares must be present to hold the Special Meeting?

A.	The holders of shares of a majority of all outstanding shares of Common Stock entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting in order to hold the Special Meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of the Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

Q.	What vote is required to adopt the Merger Agreement?

A.	Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting. BRC and the Borror Group who collectively own 46.97% of the shares of Common Stock outstanding as of February 12, 2008, have entered into the Voting Agreement with Parent and Merger Sub. Under the Voting Agreement, 3,965,559 shares of Common Stock will be voted at the Special Meeting for the approval of the Merger and the adoption of the Merger Agreement. In addition, the Company expects that each of the Sponsors, who hold an aggregate of approximately 1,514,570 shares of Common Stock, or [—]% of the Common Stock outstanding as of [—], 2008 will vote for the Merger and the Merger Agreement. The Sponsors acquired shares of the Company’s Common Stock by exercising certain warrants held by the Sponsors on [—], 2008. Consequently, the Company anticipates that the approval of the Merger and the adoption of the Merger Agreement will be duly authorized at the Special Meeting.

Q.	What will I receive in the Merger?

A.	For each share of Common Stock owned, Unaffiliated Shareholders will receive $0.65 in cash, without interest and subject to applicable withholding taxes.

Q.	What do I need to do now?

A.	We ask that you please vote by proxy, whether or not you plan on attending the Special Meeting in person. If your shares are held in your name, you can vote by completing, signing, dating and mailing your proxy card in the enclosed envelope so that it is received by [5]:00 p.m., Eastern Standard Time, on [—], 2008. If you submit a proxy but do not specify how you want your shares to be voted, they will be voted FOR the approval of the Merger and adoption of the Merger Agreement.

Q.	What rights do I have if I oppose the Merger?

A.	Shareholders who oppose the Merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the procedures explained in “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix G to this Proxy Statement.

Q.	If I am in favor of the Merger, should I send my share certificates now?

A.	No. If the Merger is completed, the Company will send you a transmittal form and written instructions for exchanging your share certificates.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares ONLY if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

Q.	May I change my vote after I have submitted a proxy?

A.	Yes. Just send in a written revocation to the Company’s Secretary or submit a later dated proxy before the Special Meeting, or simply attend the Special Meeting, give oral notice that you intend to revoke your proxy, and vote in person.

Q.	When is the Merger expected to be completed?

A.	The Company is working toward completing the Merger as quickly as possible. If the Merger Agreement is approved at the Special Meeting, we expect to complete the Merger not later than the fifteenth business day thereafter or on such other date as specified by the Company and Parent, subject to satisfaction or waiver of all of the conditions to the Merger are satisfied.

Q.	What are the U.S. federal income tax consequences of the Merger to me?

A.	Unless you are related to persons owning shares of the Surviving Corporation after the Merger, the cash you receive for your shares generally will be taxable for U.S. federal income tax purposes to the extent the cash received exceeds your tax basis. To review the federal income tax consequences to shareholders in greater detail, see “SPECIAL FACTORS—Federal Income Tax Consequences of the Merger.”

Q.	Who can answer my questions?

A.	If you have questions about the Merger or would like additional copies of this Proxy Statement, you should contact Dominion Homes, Inc., 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993, Attn: Chief Financial Officer or by phone at (614) 356-5000.

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies on behalf of the Board for use at the Special Meeting to be held on [—], 2008 at 9:00 a.m. local time at our offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement. Acting on the recommendation of the Special Committee, the Board has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders. Consequently, the Board has approved the Merger and adopted the Merger Agreement, and recommends that shareholders vote FOR approval of the Merger and adoption of the Merger Agreement.

The Board has fixed the close of business on [—], 2008 as the record date to determine the Company shareholders entitled to receive notice of, and to vote at, the Special Meeting. As of the close of business on the record date, the Company had outstanding [—] shares of Common Stock held of record by approximately [—] registered holders. As of the close of business on the record date, the Borror Shareholders collectively owned 3,990,965 shares of Common Stock, representing approximately [—]% of the outstanding shares of Common Stock. As of the close of business on the record date, the Sponsors collectively owned approximately 1,514,570 shares of Common Stock, representing approximately [—]% of the outstanding shares of Common Stock as of [—], 2008. The Sponsors acquired shares of the Company’s Common Stock by exercising certain warrants held by the Sponsors on [—], 2008. Each outstanding share of Common Stock is entitled to one vote on all matters coming before the Special Meeting. The presence, either in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Required Vote; Calculation of Vote; Abstentions and Broker Non-Votes

Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

BRC and the Borror Group that collectively own an aggregate of 3,990,965 shares of Common Stock, or 47.67% of the Common Stock outstanding as of March 6, 2008, have entered into the Voting Agreement with Parent and Merger Sub. Under the Voting Agreement an aggregate of 3,965,559 shares of Common Stock will be voted at the Special Meeting pursuant to proxies granted under the Voting Agreement for approval of the Merger and the Merger Agreement. The Voting Agreement does not include 25,406 shares of Common Stock beneficially owned by Douglas G. Borror through The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which shares of Common Stock will be voted at the direction of Mr. Borror and which the Company expects will be voted for the Merger and the Merger Agreement. Further, the Company expects that each of the Sponsors, who hold an aggregate of approximately 1,514,570 shares of Common Stock, or [—]% of the Common Stock outstanding as of [—], 2008, will vote for the Merger and the Merger Agreement. Consequently, the Company anticipates that the approval of the Merger and the adoption of the Merger Agreement will be duly authorized at the Special Meeting. The Merger is not structured to require the approval of a majority of the Unaffiliated Shares.

At the Special Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Special Meeting. All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval of the Merger and the adoption of the Merger Agreement. As explained below in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” a vote in favor of the Merger Agreement means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair market value of those shares.

Other than the proposed Merger, the Company does not know of any matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Properly authenticated proxies voted “abstain” and shares held in “street name” by brokers that are not voted at the Special Meeting will be counted for purposes of determining whether a quorum has been achieved at the Special Meeting, but will not be treated as either a vote for or a vote against the Merger or the Merger Agreement. Because the approval of the holders of at least a majority of the outstanding shares of Common Stock is required, broker non-votes will have the effect of a vote against the approval of the Merger and adoption of the Merger Agreement.

Revocation of Proxy

Giving a proxy does not preclude the shareholder’s right to vote in person if the shareholder giving the proxy so desires. A shareholder has the unconditional right to revoke his, her or its proxy at any time prior to voting at the Special Meeting either by filing a written revocation with the Company’s Secretary at the Company’s principal executive offices, by submitting a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting without stating an intention to revoke a proxy by voting in person will not, by itself, however, revoke a previously given proxy.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Board. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting and the enclosed proxy will be borne by the Company. The Company is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. The Company may reimburse these persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile, electronic mail, telegram or in person. Such directors, officers and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

The Company has not authorized any person to give any information or make any representation not contained in this Proxy Statement. You should not rely on any such information or representation as having been authorized.

Surrender of Stock Certificates

If the Merger Agreement is adopted and the Merger is approved and consummated, holders of Common Stock will be sent instructions regarding the surrender of their certificates representing shares of Common Stock. Shareholders should not send their stock certificates until they receive these instructions. For more information on the surrender of stock certificates, please see the section entitled “THE MERGER AGREEMENT—Procedures for the Exchange of Certificates” in this Proxy Statement.

SPECIAL FACTORS

Background and Reasons

General

The Company is a builder of high-quality homes and condominiums in central Ohio and Louisville and Lexington, Kentucky. The Company was organized as an Ohio corporation in 1993 under the name Borror Corporation and completed its initial public offering in 1994. The Company’s customer-driven focus targets primarily entry-level and move-up home buyers. The Company offers a variety of homes and condominiums that are differentiated by price, size, included features and available options. The Company’s homes range in price from approximately $100,000 to $400,000 and in size from approximately 1,000 to 3,500 square feet.

Historical Market Conditions and Financial Performance

During the past several years, the Company’s operating results have seen a significant deterioration, primarily due to the deteriorating condition of the U.S. housing market. While the Company’s geographic markets have historically been stable for new home sales, widely reported industry concerns over credit tightening, the difficulties of the sub-prime lending market, excess inventory of new and existing homes and weakening consumer demand have significantly impacted the Company’s performance in all of its markets. From 2001 through the early part of 2004, new home sales in the Company’s markets were particularly strong and resulted in record sales levels. Then, in mid-2004, new home sales began to slow, and that trend has continued. The Company believes the reasons for this slowdown include a decline in the overall demand for new homes, slowing sales and price competition in the resale home market, increased supply of existing home inventory, increased interest rates compared to prior years, a lower level of consumer confidence and slower economic activity in the Company’s markets.

Reduced revenues, combined with a higher cost of sales as a percentage of revenues, resulted in net losses of $82.2 million for 2007, compared to net losses of $34.0 million for 2006 and net income of $5.3 million for 2005. In contrast, net income for 2004 was $20.2 million. The decline in profitability over these periods reflects lower unit sales and reductions in our gross profit margins to negative 15.3% in 2007 as compared to 7.0% in 2006, 19.2% in 2005 and 21.3% in 2004. The Company anticipates losses continuing in 2008 as a result of the continued tightening of the U.S. housing market.

In response to declining sales volumes, the Company implemented a series of cost cutting initiatives during 2005 and continued to aggressively manage and control all overhead expenses from 2005 through 2007. In particular, the Company has to date:

•	Delayed land development and construction activities except where required for near term sales;

•	Slowed all land acquisition;

•	Offered for sale various developed lots and land parcels that the Company believes are not needed based on current absorption rates;

•	Significantly reduced selling, general and administrative expenses in order to align cost structure with the current level of sales activity, which included:

•

Entering into agreements with its executive officers on August 2, 2006 whereby such executive officers agreed to reductions in base pay and agreed to forego bonuses that such officers were otherwise entitled to receive;

•	Terminating its lease agreement on December 1, 2007 for an office building at 5000 Tuttle Crossing and consolidating its corporate offices into the Company’s 4900 Tuttle Crossing corporate offices;

•	Terminating its lease for space in Lexington, Kentucky and subletting a portion of its space in Louisville, Kentucky; and

•	Reducing the number of employees from 483 at December 31, 2005 to 191 at December 31, 2007.

Despite the cost saving measures described above and other efforts to reduce costs, the Company has continued to lose money from its operations. As a result of these continuing losses and the inability of the Company to meet certain financial covenants under the Credit Agreement (discussed below), the report of the Company’s independent registered public accounting firm for the Company’s December 31, 2007 financial statements includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

2006 Credit Facility Renewal

Given the Company’s deteriorating financial condition and the continued downturn of the U.S. housing market, in late 2006 the Company’s then-existing lending group under its Second Amended and Restated Credit Agreement, dated as of December 3, 2003, as thereby amended from time to time, exercised their rights to assign their interests to third parties. Such interests were assigned to the Sponsors and their affiliates, who purchased such interests from the Company’s nine existing creditors under the Second Amended and Restated Credit Agreement in a series of transactions that were generally priced at a discount to the face value of the debt. The Company worked with the Sponsors during 2006 with respect to its ongoing liquidity needs, as well as working towards negotiating a possible new credit facility with the Sponsors.

On August 2, 2006 the Company retained Raymond James to provide the Company with various investment banking advisory services, including assisting the Company in negotiating an amended credit facility, as well as to advise the Company with respect to possible strategic alternatives and other financing arrangements that might be available. The Company also retained Squire, Sanders & Dempsey L.L.P. (“Squire Sanders”) to provide the Board with legal advice in connection with evaluating any structural alternatives.

In order to facilitate the consideration of strategic alternatives and financing arrangements, on September 5, 2006 the Board established a standing restructuring committee comprised of three directors (the “Restructuring Committee”) whose purpose was to develop and otherwise pursue viable strategic alternatives to the Company’s existing financing arrangement. The Board appointed Douglas G. Borror, Robert R. McMaster and Carl A. Nelson, Jr. to serve as members of the Restructuring Committee.

From September through December of 2006, Raymond James contacted approximately 5 potential strategic buyers and approximately 45 financial entities that were potential sources of financing. However, although several parties expressed preliminary interest, there were ultimately no parties interested in conducting detailed due diligence on the Company or pursuing a transaction with the Company. Accordingly the Board decided to proceed to negotiate a renewal of the Company’s credit facility with its existing lending group, the majority of which was then comprised of the Sponsors and their affiliates.

On December 29, 2006, the Company completed a four-year renewal of its existing credit facility and entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with certain participating lenders, Huntington National Bank, as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent. The Credit Agreement included: (i) a $35 million senior secured revolving line of credit (the “Revolver”); (ii) $110 million senior secured Term A loan facility (“Term A Notes”); and (iii) $90 million senior secured second lien Term B loan facility (“Term B Notes”) with detachable warrants exercisable for 1,538,235 shares of Common Stock of the Company (the “Warrants”). The Revolver and the Term A Notes were secured by liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate, including subsequently-acquired property, as set forth in an Amended and Restated Security Agreement. The Term A Notes and the Revolver had the same level of seniority, and ranked senior to the Term B Notes, with the Revolver and the Term A Notes cross-defaulted with each other and with the Term B Notes. The Company also entered into a Registration Rights Agreement with the Warrant holders, agreeing to file a registration statement with the SEC upon the request of the Warrant holders to register the sale of shares of Common Stock they receive upon exercise of the Warrants.

The Credit Agreement contains certain financial covenants that commenced March 31, 2007 and extend through the term of the Credit Agreement, including covenants related to minimum consolidated EBITDA, minimum consolidated gross profit, minimum net worth, minimum free cash flow and leverage ratio.

The Company believed that the new Credit Agreement would provide adequate liquidity to weather the anticipated losses that were expected to continue until the housing market decline stabilized. Upon entering into the Credit Agreement, the Company’s engagement of Raymond James was concluded with respect to its advisory services associated with the amended financing.

Market Value of Common Stock During 2007

During 2007, the value of the Company’s Common Stock dropped significantly, from a 52 week high of $6.05 per share to a 52 week low of $0.33. The following graph represents the closing stock price of the Company’s Common Stock over the period of January 1, 2007 through December 31, 2007.

As the market price for the Company’s Common Stock declined, the Company received a notice from the NASDAQ Stock Market on December 17, 2007 indicating that for the last 30 consecutive trading days, the Company’s Common Stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rule 4450(a)(2). In accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, until March 17, 2008, to regain compliance by having its publicly held shares maintain a market value of $5,000,000 or greater for a minimum of ten consecutive trading days. If compliance cannot be demonstrated by March 17, 2008, then NASDAQ will provide written notification to the Company that its securities will be delisted.

On December 31, 2007, the Company received a second notice from the NASDAQ Stock Market indicating that for the last 30 consecutive trading days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, until June 30, 2008, to regain compliance with the minimum bid requirement. If, at any time before June 30, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that it has achieved compliance with the Rule. If compliance with the

Rule cannot be demonstrated by June 30, 2008, then NASDAQ will provide written notification to the Company that its securities will be delisted.

On March 20, 2008, the Company received a Nasdaq Staff Determination (the “Staff Determination Letter”) from the NASDAQ Stock Market indicating that the Nasdaq Staff had on December 17, 2007 notified the Company that the Company’s Common Stock had not maintained a minimum market value of publicly held shares of $5,000,000 over the previous 30 consecutive trading days as required for continued inclusion by Marketplace Rule 4450(a)(2) and in accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, until March 17, 2008, to regain compliance therewith. The Staff Determination Letter stated that the Company had not regained compliance in accordance with Marketplace Rule 4450(e)(1) and that, as a result, trading of the Company’s Common Stock would be suspended at the opening of business on March 31, 2008, unless the Company requested a hearing before a Nasdaq Listing Qualifications Panel.

The Company did not request such a hearing and its Common Stock was suspended from trading on The Nasdaq Global Market on March 31, 2008. The Company’s Common Stock is currently quoted on the Pink Sheets under the symbol “DHOM” after the suspension.

The Staff Determination Letter further stated that the Company had not complied with Marketplace Rule 4350(b)(1)(B), which requires any NASDAQ listed issuer that receives an audit opinion that contains a going concern qualification to make a public announcement to that effect through the news media no later than seven calendar days following the filing of such audit opinion, which would serve as an additional basis for delisting the Company’s Common Stock from The Nasdaq Global Market. The Company issued a press release on March 21, 2008 which included the public announcement required by Marketplace Rule 4350(b)(1)(B). On April 22, 2008, NASDAQ issued a press release announcing that NASDAQ would delist the Company’s Common Stock and file a Form 25 with the SEC to complete the delisting, which will become effective ten days after the Form 25 is filed. The Form 25 was filed by NASDAQ on April 23, 2008.

Chronology of the Merger

On January 29, 2007 the Company and its lenders entered into an amendment to the Credit Agreement to modify the minimum net worth requirement for the Term A Notes and Term B Notes, reducing the same by $3,500,000 and $3,325,000, respectively, for each quarter. This amendment resulted when the Company recorded higher than previously anticipated impairment charges during the quarter ended December 31, 2006.

During the first quarter of 2007, the downturn in the U.S. housing market continued and the Company experienced a severe decline in overall demand for new homes, with a 54.1% decline in home sales during the first quarter of 2007 as compared to the first quarter of 2006. During the remainder of the first and second quarters of 2007, the Company continued to experience a decline in sales and faced potential liquidity problems. In June 2007, the Company, because of concerns about the continuing ability to comply with financial covenants, opened discussions with the lending group regarding the waiver of covenants and the amendment or potential restructuring of the Credit Agreement. Notwithstanding its decline in revenue, the Company elected to make its duly scheduled interest payments on the Term B Notes for each of the first and second quarters of 2007 rather than defer the interest and increase the Term B Note balance. Such interest payments totaled approximately $3.4 million per quarter.

On August 10, 2007, Silver Point, on behalf of the lenders, submitted a proposal to the Company outlining a possible restructuring transaction that included the issuance of substantially more company warrants, higher interest rates on outstanding indebtedness, and other terms each of which were more expensive or restrictive than the existing terms. The lenders also notified the Company that they would not provide covenant waivers as of June 30, 2007. The Restructuring Committee met on August 11 and August 13, 2007 and determined that such an offer was not acceptable. Silver Point, on behalf of the lenders, agreed to reconsider its offer after it conducted further diligence on the Company’s financial position.

On August 13, 2007, the Restructuring Committee engaged Raymond James to provide financial advisory services. In particular, Raymond James agreed to provide restructuring advice on a variety of possible business arrangements or undertakings, including any possible recapitalization, reorganization or restructuring of existing debt obligations. On August 31, 2007, the Restructuring Committee, on behalf of the Company, entered into an engagement agreement with Raymond James outlining the scope of its engagement, effective August 13, 2007.

On August 14, 2007, the Company announced in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 that the Company was not in compliance with the minimum consolidated EBITDA, minimum consolidated gross profit and minimum net worth financial covenants as defined in the Credit Agreement as of June 30, 2007. Additionally, the Company disclosed that it believed that it was likely that it would not satisfy those covenants, as well as the free cash flow and leverage ratio covenants under the Credit Agreement in future quarters and that the failure to meet those covenants allowed lenders to exercise their remedies under the Credit Agreement.

On August 28, 2007, the lenders notified the Company that the lenders had not elected to exercise their default remedies, while preserving their rights to do so as well as their ability to charge default interest under the Credit Agreement.

Due in large measure to the significant impact of the mortgage market downturn in the summer of 2007 on the U.S. housing market, conditions within the real estate market in general continued to deteriorate. Many public homebuilders continued to record large inventory impairments and write-downs, as well as others in the industry filing for bankruptcy protection as a result of financial distress.

At the same time as discussions with lenders were occurring during August and September of 2007, Raymond James continued to assist the Restructuring Committee in exploring strategic alternatives for refinancing the Company’s existing debt. Raymond James and its representatives contacted numerous potential sources of financing. Potential sources of financing were identified based upon perceived compatible target portfolio investment parameters and prior investment interest. Although some potential third party financing sources indicated initial interest, no party decided to proceed with discussions or conduct detailed due diligence regarding the Company’s operations.

The Restructuring Committee met three times during September 2007, in regularly scheduled weekly telephonic meetings, and discussed potential strategic alternatives, including the Company’s options in structuring a transaction through a bankruptcy proceeding. In total, during the months of September and October, Raymond James contacted 21 third parties for the purpose of determining interest in a debt recapitalization or debtor-in-possession (“DIP”) financing facility (the “September Marketing Process”). During the September Marketing Process, Raymond James targeted investors and capital providers based in part upon feedback from prior marketing initiatives at the end of 2006. In some cases, potential investors initiated financing discussions by contacting Raymond James, which the Restructuring Committee was amenable to, and actively considered and pursued (both strategic transactions and financings, in an effort to address its liquidity issues).

As a result of the efforts of Raymond James during the September Marketing Process, two parties expressed preliminary interest in restructuring the Company. One offer involved a possible senior DIP financing in the form of a $20 million credit facility if the Company were to file for bankruptcy. Unless the Company’s current lenders would agree to subordinate their existing financing to this additional DIP financing, the Company and its advisors did not expect to successfully obtain a DIP financing transaction within a bankruptcy proceeding, making this proposal unrealistic. A second proposal involved a third party offer to restructure the Company’s existing indebtedness, with (a) the third party acquiring the outstanding shares of the Company for a price of $2.75 per share, (b) the existing lenders agreeing to restructure approximately $50 million of debt into equity and (c) the third party purchasing approximately $75 million of the Company’s real estate inventory. While the Restructuring Committee expressed an interest in these terms and in further negotiation, the third party offeror declined to clarify the proposal and conduct detailed due diligence and was thereafter unresponsive to any questions regarding such proposal.

On September 11, 2007, the Company and its lenders entered into an Amendment No. 3 to the Credit Agreement to further modify the terms to permit borrowing up to $2,000,000 in excess of existing borrowing base limitations, provided such borrowings were paid in full as of September 28, 2007.

On September 27, 2007, the Company and its lenders further amended the Credit Agreement by an Amendment No. 4 to the Credit Agreement to allow the Company to borrow up to the lesser of $9,000,000 in excess of the borrowing base limitations, or an amount equal to $209,000,000 minus the amount of outstanding term and revolving loans.

On September 28, 2007, the Company was informed by the lenders that, as a result of the Company’s non-compliance with various financial covenants, the lenders were imposing an additional 2.0% default interest rate premium as permitted by the terms of the Credit Agreement, retroactive to July 1, 2007, resulting in an additional $600,000 of cash interest expense on the Revolver and Term A Notes and $500,000 of payment-in-kind interest expense on the Term B Notes for the third quarter of 2007.

On October 29, 2007, the Company and its lenders entered into an Amendment No. 5 to the Credit Agreement to allow the Company to borrow up to the lesser of $11,000,000 in excess of the borrowing base limitations, or an amount equal to $211,000,000 minus the amount of outstanding term and revolving loans. This overadvance increase was necessary, in part, in order to account for the negative impact of the default interest being charged on the outstanding loan balances.

Despite the continued efforts of the Board, the Restructuring Committee and Company management, by November of 2007 the Company had not identified any realistic alternatives with respect to any possible third party financing arrangement or other strategic transaction. As of October 31, 2007, the total principal amount of indebtedness that was due and payable to the Company’s lenders (including all outstanding interest due and payable) was $211.0 million, with additional interest accruing at a default rate of $2.4 million per month and the Company was still in default under various financial covenants of the Credit Agreement. Additionally, despite ongoing calls and inquiries, the Company had still not received any new restructuring proposal from the lenders.

On November 2, 2007, in order to facilitate a restructuring proposal from the lenders, the Restructuring Committee forwarded a proposal to Silver Point and Silver Oak suggesting that the lenders exchange $90 million of the outstanding Term B Notes for approximately 70% of the Company’s outstanding Common Stock. The lenders agreed to review the proposal and present a response.

On November 9, 2007, the Company announced its financial results for the third quarter of 2007 and disclosed that it was not in compliance with certain financial covenants at September 30, 2007.

On November 21, 2007, in response to the proposal delivered by Raymond James on behalf of the Restructuring Committee, the lenders proposed a possible going private transaction that would give liquidity to the Unaffiliated Shareholders and relieve the Company of the burdens of being a public reporting company. Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to the Sponsors and lenders, delivered to Raymond James a summary of proposed terms, outlining the framework for a possible going private transaction, whereby the Sponsors, along with certain founding family shareholders (presumed at the time to include Douglas G. Borror, David S. Borror and BRC), would acquire all of the Company’s Common Stock held by Unaffiliated Shareholders pursuant to a merger transaction and a portion of the Term B Notes would be forgiven. The draft term sheet did not include the merger consideration to be paid in the transaction. Until this time, neither Douglas G. Borror, David S. Borror nor BRC had conducted any discussions with the Sponsors concerning such a transaction.

From November 22 through November 26, 2007, the Restructuring Committee, Raymond James and Squire Sanders considered the summary of proposed terms. Members of the Restructuring Committee and representatives of Squire Sanders and Raymond James had multiple telephonic conferences over this period discussing this proposed structure, with Squire Sanders and Raymond James discussing with the directors the various forms of going private alternative transactions, as well as the alternatives available to the Company in a bankruptcy proceeding.

On November 26, 2007 the Restructuring Committee held its previously scheduled weekly telephonic meeting, with representatives of Raymond James and Squire Sanders on the call. At this meeting, the

Restructuring Committee requested that Raymond James consider the appropriateness of this proposed transaction versus a bankruptcy proceeding. Representatives of Squire Sanders also discussed the corporate governance aspects of the receipt of this offer. The Restructuring Committee then resolved that a special Board meeting should be called so that the Restructuring Committee could update the entire Board regarding the receipt of the proposed summary of terms so that the Board could consider whether additional action was necessary at that time in order to enable the Company to be in a position to respond to any actual bona fide going private transaction proposal that may be received.

On November 29, 2007, the Board held a special meeting via teleconference, at which meeting Mr. Nelson updated the Board on the activities of the Restructuring Committee, noting that the Restructuring Committee had received the summary of proposed terms from the Sponsors, outlining the framework for a possible going private transaction. Representatives of both Raymond James and Squire Sanders were also in attendance at the telephonic meeting. Representatives of Raymond James provided an overview to the Board of the summary of proposed terms, with Squire Sanders also giving the Board an overview of the fiduciary duties of Board members in the context of a going private transaction, and the typical framework for considering such proposals through the use of a special committee.

At the November 29 special Board meeting, Douglas G. Borror also indicated that the Borror Group had selected the law firm of Vorys, Sater, Seymour and Pease LLP (“VSSP”) to represent the Borror Shareholders in the context of any possible going private transaction.

At this point Douglas G. Borror excused himself from the meeting and exited the call (David Borror was not in attendance at this meeting). The independent directors of the Board then held an extensive discussion regarding the going private process, and thereafter created a special committee of three independent directors who would be authorized to negotiate and otherwise pursue any bona fide going private transaction offer that the Company may receive (the “Special Committee”), with the Restructuring Committee authorized to continue to pursue other strategic alternatives. The Board appointed Carl A. Nelson, Jr., Robert R. McMaster and Betty D. Montgomery to serve on the Special Committee, with such power and authority to negotiate and otherwise review the terms of any bona fide going private transaction proposal that the Company may receive, and to hire its own independent advisors as necessary and appropriate.

On November 30, 2007, the Angelo Gordon & Co. group (Angelo Gordon & Co., John M. Angelo and Michael L. Gordon) filed a Schedule 13D, in connection with their ownership of the Warrants giving them the right to acquire an aggregate total of 769,117 shares of Common Stock that were the subject of the Schedule 13D. The Schedule 13D disclosed that numerous events of default had occurred under the Credit Agreement and that the Company and its lenders had begun discussions concerning the Company’s financial condition and its prospects for a possible recapitalization or similar transaction to reduce the indebtedness under the Credit Agreement, which could take the form of a debt for equity swap, or a going private or similar transaction. On November 30, 2007, Silver Point and certain affiliates filed an Amendment No. 1 to its existing Schedule 13D to make similar disclosures as those made by Angelo Gordon & Co. with respect to their holdings.

On December 11, 2007, the Restructuring Committee entered into an amendment to the engagement letter with Raymond James dated August 31, 2007, whereby Raymond James further agreed to provide restructuring advice on a business combination transaction. At the closing of such business combination transaction, the Company agreed to pay Raymond James a cash fee out of proceeds as a cost of sale equal to 1.0% of the consideration paid, payable or received in such transaction.

On December 11, 2007, Paul Weiss distributed to Squire Sanders a revised summary of proposed terms regarding the proposed going private transaction, with a price per share of Common Stock of $0.25 per share to be paid to each Unaffiliated Shareholder in connection with the Merger. Upon receipt of the going private proposal with actual economic terms, the Special Committee began interviewing independent legal counsel to advise them in the process of negotiating the transaction. The Special Committee met with and interviewed various law firms and on December 19, 2007 selected Jones Day as counsel.

While the Special Committee began the process of evaluating and negotiating the proposed merger transaction, the Restructuring Committee continued to consider other possible alternative transactions. On December 13, 2007, Raymond James initiated a broad marketing effort on behalf of the Restructuring Committee to determine whether there was any interest from strategic and/or financial parties with regards to a variety of strategic alternatives, including potential merger/sale, joint venture, recapitalization or DIP financing transactions (the “December Marketing Process”). During the December Marketing Process, Raymond James contacted 64 prospective financial buyers and 10 prospective strategic buyers, as well as sending letters to obtain indications of interest from 11 additional parties (subject to non-disclosure agreements) requesting any restructuring proposals by January 10, 2008. No third party proposals were received by the Restructuring Committee during or after the December Marketing Process.

On December 14, 2007, the Company provided the Sponsors with a list of issues to clarify regarding the proposed going private transaction. The list of issues presented to the Sponsors to clarify included:

•	the level of involvement of BRC in the transaction, as part of the Investor Group or otherwise,

•	the anticipated scope of representations, warranties and recourse that would be set forth in the proposed merger agreement,

•	the Sponsors’ commitment to exercise Company warrants held by the Sponsors to ensure a majority shareholder vote, and related timing considerations to effect such an exercise,

•	the need to discuss the legal and economic concerns resulting from an offering price that is discounted to recent market pricing,

•	the Sponsors’ position concerning the relationship of any break-up fee in the proposed transaction to the prepayment penalties under the Credit Agreement,

•	understanding the process for paying the Company’s fees and expenses associated with the transaction,

•	discussing the adequacy of the proposed 35-day go-shop period,

•	discussing the Sponsor’s expectations concerning dissenters’ rights and minimum thresholds, and

•	discussing the ability of the proposed special committee to retain independent financial advisors.

On December 19, 2007, Douglas Borror, on behalf of the BRC Shareholders, and the Sponsors, along with their respective counsels VSSP and Paul Weiss, held a telephonic meeting to discuss the specific terms associated with the proposed Merger transaction and whether the Sponsors anticipated BRC’s participation in the going private transaction as part of the bidding group. At this meeting, the Sponsors indicated that they did not want to negotiate specific terms associated with the participation of the BRC Shareholders in the transaction until the Sponsors had negotiated the terms of the Merger with the Special Committee. The Sponsors indicated that the equity ownership interest of BRC in the Surviving Corporation was a part of their overall proposal and indicated that such equity participation by BRC as part of the bidding group was essential to the Sponsors proceeding with the proposed going private transaction. The BRC Shareholders and the Sponsors, along with their respective counsels, agreed to discuss the specific details of BRC’s participation in the transaction after further negotiation of the terms of the merger consideration with the Special Committee.

On December 19, 2007, the Special Committee met with its counsel to discuss the Company’s declining financial performance and then-current financial condition, the historical recent values of the Company’s Common Stock, the history and then-current status of the Company’s relationship with the Sponsors as lenders to the Company and existing defaults under the Credit Agreement, the history and then-current status of the efforts of the Company and Raymond James to obtain alternative financing or find a buyer for the Company, the terms of the going private transaction, and the alternatives available to the Company, including seeking protection under the bankruptcy laws. Jones Day outlined the fiduciary duties of the Special Committee and led a discussion of the likely process going forward in connection with the Special Committee’s consideration of the going private proposal.

After engagement, counsel for the Special Committee scheduled a meeting with the Sponsors and their counsel, Paul Weiss, in New York City on December 21, 2007 to negotiate the terms of the going private transaction. On the morning of December 21, 2007, the Special Committee met with Jones Day to discuss the financial statements of the Company, the Company’s net worth as reflected on the Company’s most recent balance sheet and the recovery by shareholders and creditors that could be expected should the Company seek protection under Chapters 7 or 11 of the Federal Bankruptcy Code. A representative of Raymond James joined the meeting with the Special Committee and discussed the status of strategic alternatives of the Company.

The members of the Special Committee and its counsel, Jones Day, representatives of the Company and its counsel, Squire Sanders, and members of the Borror Shareholders and their counsel, VSSP, all met in the offices of Jones Day in New York City, with representatives from the Sponsors and their counsel, Paul Weiss. After general introductions, the Special Committee and Jones Day separately met with the Sponsors and Paul Weiss. The terms of the transactions contemplated in the proposed term sheet were discussed generally, with particular emphasis on the consideration per share offered to the Unaffiliated Shareholders. The Special Committee was of the view that the price per share should be increased to no less than $1.00 per share, up from the $0.25 per share that had been offered by the Sponsors. The Sponsors and the Special Committee separated to discuss their relative positions and when the meeting reconvened, the Sponsors indicated that due to the existing defaults under the Credit Agreement and the Company’s possible bankruptcy with no apparent alternatives, the Common Stock had no real value and that they were unwilling to pay $1.00 per share. However, in a desire to keep the Company out of and avoid the expenses of bankruptcy, the Sponsors indicated that they would be willing to pay $0.45 per share. The Special Committee indicated that $0.45 per share was unacceptable and that it had been expecting a response closer to $0.80 per share. After further discussions and negotiations, the Sponsors indicated that they would increase the offer price to $0.65 per share. As the closing price of the Company’s Common Stock at that time was approximately $0.41 per share, the Special Committee indicated it would tentatively accept the $0.65 per share offer, subject to confirmation by the Company’s financial advisor and an independent financial advisor to be selected by the Special Committee that the amount was fair to the Company’s Unaffiliated Shareholders. Following the negotiation sessions between the Special Committee and the Sponsors, Douglas G. Borror, the Sponsors and their respective counsels met to discuss open issues relating to BRC’s participation in the bidding group.

During the weeks of December 31, 2007 and January 7, 2008, members of the Special Committee discussed and reviewed the credentials of financial advisors to assist the Special Committee in its evaluation of the going private transaction, and on January 11, 2008, the Special Committee selected Houlihan Lokey as its independent financial advisor on the going private transaction. Houlihan Lokey then met via telephone conference with members of Company management to conduct due diligence on the Company and to assist the Special Committee with its evaluation of the proposed transaction.

On January 8, 2008, Paul Weiss delivered drafts of an Agreement and Plan of Merger and certain ancillary documents to Jones Day, Squire Sanders and VSSP. After several days of review, Jones Day assembled comments from the Special Committee and Squire Sanders assembled comments from the Company, and Jones Day provided comments on the drafts on January 11, 2008. VSSP responded with respect to comments on the documents involving BRC and the Borror Group.

In anticipation of the Merger, on January 14, 2008, the Company and its lenders entered into an Amendment No. 6 to the Credit Agreement to allow the Company to borrow up to the lesser of $10,750,000 in excess of the borrowing base limitations, or an amount equal to $210,750,000 minus the amount of outstanding term and revolving loans. The effect of the modifications set forth in Amendment No. 6 was to provide the Company with additional borrowing capacity under the Credit Agreement.

On January 14, 2008, Paul Weiss, Jones Day, Squire Sanders and VSSP had a lengthy meeting via conference telephone to negotiate the Agreement and Plan of Merger and ancillary documents. On January 15, 2008, the Special Committee met with Jones Day telephonically to review the status of the negotiations and terms of the revised Agreement and Plan of Merger. Later that day, Paul Weiss distributed a revised draft of the Agreement and Plan of Merger in anticipation of a meeting among Jones Day, Squire Sanders, VSSP and Paul Weiss to be held on January 16, 2008 at the officers of Paul Weiss in New York City to further negotiate the terms of the Agreement and Plan of Merger.

The Special Committee met with Jones Day telephonically on January 16, 2008 to review the status of the negotiations, the terms of the revised Agreement and Plan of Merger and to discuss any outstanding issues.

On January 17, 2008, the Special Committee met in Columbus, Ohio at the office of Jones Day to review their fiduciary duties, to discuss the going private transaction and to review and discuss in detail the terms of the Agreement and Plan of Merger, the consideration to be received by BRC and the Borror Group under the terms of their agreements with the Sponsors relating to their participation in the transaction and BRC’s rollover of 100% of its shares of Common Stock into Parent, and the terms of Doug Borror’s continued employment with the Surviving Corporation. Houlihan Lokey joined via telephone conference and delivered a presentation of their analysis of the transaction and their oral opinion that the proposed consideration of $0.65 per share was fair from a financial point of view to the Unaffiliated Shareholders. At the end of the deliberations and review, the Special Committee concluded that the Merger was fair to and in the best interests of the Unaffiliated Shareholders, and recommended that the Board approve the Merger and adopt the Merger Agreement.

On January 18, 2008, the Board held a special meeting to consider the proposed Merger. At the meeting Chairman Douglas G. Borror gave an overview of the purpose of the meeting and the issue being considered. The Company’s financial advisor then gave a presentation of the strategic alternatives that had been explored by the Company and the Restructuring Committee over the previous months and the events that led up to the proposed going private transaction. Raymond James representatives then delivered to the Company its opinion that the consideration to be paid in the proposed merger transaction was fair to the Unaffiliated Shareholders from a financial point of view. Thereafter, Mr. Nelson, Chairman of the Special Committee, and Randall M. Walters from Jones Day, counsel to the Special Committee, gave an overview of the process which the Special Committee had followed and asked the Special Committee’s independent financial advisor, Houlihan Lokey, to give a summary of the presentation it had made to the Special Committee. Following Houlihan Lokey’s presentation, Chairman Borror, Director David Borror and members of Company management left the meeting to allow the remaining directors to deliberate and discuss the proposed transaction in detail. Company counsel elaborated on the terms of the Merger and the provisions of the Merger Agreement. The remaining directors then reviewed the terms of the proposed transaction, the transaction documents and the presentations with their advisors. At the conclusion of the deliberations and the review, the Board (with Douglas G. Borror and David Borror abstaining) adopted the recommendation of the Special Committee and approved the Merger Agreement, the proposed Merger and the related transactions.

Thereafter, respective counsel for the Company, the Sponsors, the Special Committee and the Borror Group finalized the form of Merger Agreement and the ancillary documents in connection therewith, and the Merger Agreement was subsequently executed on January 18, 2008. Raymond James and Houlihan Lokey issued their written fairness opinions on that same date. Thereafter, the terms of the Merger Agreement provided the Company with a 45-day “go-shop” period, during which time the Company and Raymond James continued to market the Company to prospective buyers, although as of the end of the “go-shop” period on March 4, 2008, the Company had received no interested bidders.

Reasons for the Merger; Factors Considered by the Special Committee

On January 17, 2008, following receipt of the oral opinion of Houlihan Lokey as to the fairness, from a financial point of view, of the offer of $0.65 per share to the Unaffiliated Shareholders, the Special Committee recommended that the Board approve the Merger and adopt the Merger Agreement. The Special Committee concluded that the Merger is fair to and in the best interests of the Unaffiliated Shareholders. Accordingly, on January 18, 2008, upon the recommendation of the Special Committee and based in part on the opinion of Raymond James as to the fairness of the offer of $0.65 per share to the Unaffiliated Shareholders, the Board recommended (with Douglas G. Borror and David S. Borror abstaining) that the shareholders approve the Merger and adopt the Merger Agreement at the Special Meeting.

In reaching its conclusions, the Special Committee considered the following POSITIVE FACTORS:

•	The belief that the Merger Consideration is fair to the Unaffiliated Shareholders in light of the Company’s current financial performance, profitability and growth prospects;

•

The belief that the Merger Consideration would allow the Unaffiliated Shareholders to receive some consideration for their Common Stock in connection with the Merger, as compared to the likelihood of them receiving no consideration at all in the event the Company were to seek protection under Chapters 7 or 11 of the Federal Bankruptcy Code, given the fact that the Company is currently in default to its lenders under the existing Credit Agreement and the Company expects that there would be no recovery in any liquidation or reorganization scenario for the Company’s shareholders, after paying secured creditors and expenses of bankruptcy;

•

The equity premium implied by the Merger Consideration of $0.65 per share represents a 38% premium over the closing price of the Common Stock on January 17, 2008, the last trading day before the date when the Board approved the Merger;

•	The lack of any viable financing alternatives to provide sufficient working capital to enable the Company to continue operations;

•

The ability to ensure the provision of working capital protection in the form of subsequent loans from Silver Point Capital and Angelo Gordon & Co., and to ensure forbearance of the lenders’ exercise of their remedies given the Company’s existing default status under the existing Credit Agreement pending consummation of the Merger;

•

The fact that the terms of the Merger Agreement provide the Company with a 45-day “go-shop” period during which time the Company is permitted to initiate, solicit and encourage competing acquisition proposals and engage in discussions or negotiations concerning acquisition proposals for the Company; and

•

the financial analysis reviewed by Houlihan Lokey with the Special Committee, and the oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated January 18, 2008), with respect to the fairness, from a financial point of view, of the consideration to be received by the Unaffiliated Shareholders in the Merger, as of January 18, 2008, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “SPECIAL FACTORS—Opinion of Houlihan Lokey to the Special Committee.”

The Special Committee also considered the following ADVERSE FACTORS associated with the Merger:

•

The fact that the Unaffiliated Shareholders will have no ongoing equity participation in the Company as the Surviving Corporation following the Merger, and will not share in any cost savings resulting from the Merger, any future earnings of the business and/or the proceeds of any sale of the Surviving Corporation’s assets or lines of business.

In view of the various factors considered by the Special Committee, the Special Committee did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In addition, each member of the Special Committee may have given different weights to the various factors.

Recommendation of the Special Committee and the Board; Fairness of the Merger

The Board, with Messrs. Douglas and David Borror abstaining from all deliberations and determinations concerning the Merger and the Merger Agreement, upon the recommendation of the Special Committee, approved the Merger and the Merger Agreement, deemed the Merger to be both substantively and procedurally fair to, and in the best interests of, the Unaffiliated Shareholders, and recommended approval of the Merger and adoption of the Merger Agreement by the Company’s shareholders at the Special Meeting.

In determining the substantive fairness of the Merger and deciding to recommend that shareholders vote FOR the approval of the Merger and adoption of the Merger Agreement at the Special Meeting, the Board considered a number of factors, including the factors referred to above as having been taken into account by the Special Committee, and expressly adopted the Special Committee’s analysis and conclusions. The Board also considered the financial analysis of Houlihan Lokey and Raymond James in evaluating the fairness, from a financial point of view, of the consideration to be received by the Unaffiliated Shareholders in the Merger, and expressly adopted the analysis and conclusions of Raymond James. See “SPECIAL FACTORS—Opinion of Houlihan Lokey to the Special Committee” and “—Opinion of Raymond James to the Board.”

The Board also considered current and historical market prices for the Company over the one day, five day and one-month periods ending January 16, 2008, as well as the day ended December 21, 2007, which was the date the merger consideration was negotiated. Given the recent downturn in the U.S. housing market and its continued adverse impact upon the market price for the Company’s Common Stock, historic market prices prior to December, 2007 were not considered indicative of the Common Stock’s existing market value going forward and therefore not considered.

The Board also considered the liquidation value of the Company, based upon a review of the liquidation analysis of the Company prepared by management. See “SPECIAL FACTORS—Opinion of Raymond James to the Board.” Management’s liquidation analysis determined that in the most probable case scenario (based upon financial information as of November 30, 2007), if a liquidation were to occur, there would be a deficit ranging from ($38.5) million to ($10.1) million with respect to claims of unsecured creditors and ($44.8) million to ($16.3) million with respect to claims of Company shareholders. As a result, the Board assigned a zero liquidation value on the Company, concluding that there would be no recovery in any liquidation scenario for the Company’s shareholders, after paying secured creditors and liquidation expenses.

The Board did not consider net book value as a material indicator of the Company’s value, because net book value is indicative of historical cost, and does not accurately reflect the Company’s present market value. Net book value is an accounting concept that generally reflects the assets of the business at historical cost (less accumulated depreciation or amortization) and liabilities at amounts owed. Used as an analysis methodology, the Company’s net-book value based upon generally accepted accounting principles and a going concern assumption does not give consideration to a current sales or liquidation scenario, in which net book value would be more significantly impaired, due primarily to the fact that the Company’s assets (primarily comprised of real estate inventories) would be difficult to monetize in the near and mid term due to the current market environment.

The Board did not consider going concern value as a material indicator of the Company’s value. Given that the Company has continued to suffer reoccurring losses, was on the verge of insolvency and has received a going concern qualification to its audited financial statements for the year ended December 31, 2007, this methodology was determined to not be relevant.

The Company has also not received any bona fide third party proposals to acquire the Company during the past two years, notwithstanding the marketing efforts that were undertaken by the Restructuring Committee and Raymond James as described above under “Chronology of the Merger.” Moreover, the Company’s “go shop” period to solicit and negotiate with other bidders as provided for under the Merger Agreement expired on March 4, 2008 with the Company having received no other acquisition proposals. See the section entitled “THE MERGER AGREEMENT—Termination and Abandonment and Effect of Termination and Expenses” for more detail on the “go shop” period. Accordingly, since there have been no prior third party offers, such was not a factor in the Board’s analysis.

In addition, the Board believes that the Merger is procedurally fair to the Unaffiliated Shareholders because, among other things:

•	the Special Committee consisted entirely of independent directors appointed by the Board to represent solely the interests of the Unaffiliated Shareholders;

•

The Special Committee received financial advice from Houlihan Lokey to assist the Special Committee in evaluating the fairness, from a financial point of view, of the Merger Consideration, and the Board also separately retained and was advised by an additional independent financial advisor, Raymond James;

•	the Special Committee retained and was advised by its own independent legal counsel, Jones Day;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and the Merger Consideration;

•

the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active bargaining between the Special Committee and its advisors, on the one hand, and the Sponsors and the Borror Shareholders and their respective advisors, on the other hand;

•

the Merger was approved by the Company’s Board (with Messrs. Douglas and David Borror abstaining), upon the recommendation of the Special Committee, which is comprised solely of independent directors; and

•

even though the Special Committee consisted of directors of the Company and was therefore not completely unaffiliated with the Company, the Board took effective steps to ensure the procedural fairness of the Merger, by the formation of the Special Committee to consider and negotiate solely on behalf of the Unaffiliated Shareholders the price and terms of the Merger, including specifically the Special Committee’s retention of independent legal and financial advisors.

Because of the variety of factors considered, the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their fairness determination. The Board felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the shareholders, because the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such shareholders. Furthermore, as a result of the factors described above, the Special Committee and the Board believes that the Merger is procedurally fair without structuring it so that the approval by the holders of a majority of the Unaffiliated Shares is required to approve the Merger. The Merger was also approved by a majority of the directors of the Company who are not otherwise employees of the Company. The Board held extensive discussions with Raymond James with respect to the quantitative and qualitative analyses of the financial terms of the Merger. The Board also discussed, among other things, the factors described above, including asking questions of the Special Committee, the Company’s management and the Board’s financial and legal advisors. In view of the foregoing, the Board reached the conclusion that the Merger is substantively and procedurally fair to and in the best interests of our unaffiliated shareholders.

Parent’s and the Investor Group’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger

Parent’s and the Investor Group’s purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of the Company in a transaction in which the Unaffiliated Shareholders will be cashed out in exchange for $0.65 per share. The Sponsors believe that, by acquiring 100% ownership of the Company in a going private transaction, they will better preserve the Company’s business and long-term prospects for recovery. The determination to proceed with the Merger at this time would afford the Unaffiliated Shareholders an opportunity to dispose of their shares at a significant premium over recent market prices. In addition, the Merger Consideration to be paid in connection with the Merger would allow the Unaffiliated Shareholders to receive some consideration for their Common Stock in connection with the Merger, as compared to the likelihood of them receiving no consideration at all in the event the Company were to seek protection under the bankruptcy laws, given the Company’s current financial condition and the fact that the Company is currently in default under the existing credit facility and there would be no recovery in any liquidation or reorganization scenario for the Company’s shareholders, after paying secured creditors and expenses of bankruptcy.

In addition, the Borror Shareholders noted that causing the Company to be privately held, and, therefore, no longer required to file periodic reports with the SEC, would relieve the Company of the substantial ongoing expenses associated with being a publicly owned company. The Borror Shareholders believed that the offer from the Sponsors was the best available option that provided the Company with the necessary liquidity to continue operations, permitted the Company to meet its obligations to its secured and unsecured creditors and provided any consideration to the Unaffiliated Shareholders.

The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer, while at the same time not materially disrupting the Company’s operations. The acquisition was not structured to require the approval of a majority of the Common Stock held by the Unaffiliated Shareholders. Further, under Ohio law a merger would give the Unaffiliated Shareholders the opportunity to exercise dissenter’s rights. Allowing the Unaffiliated Shareholders to maintain an equity interest in the Company would not have accomplished the Investor Group’s purpose of taking the Company private and owning 100% of the Company’s equity. The Investor Group decided to take the Company private at this time because the Investor Group believes that a long-term strategy for increasing the value of the Company would be more readily achievable if it were privately held. Parent and Merger Sub were formed solely as acquisition vehicles.

The Investor Group concluded that the Merger, including the terms and conditions of the Merger Agreement are both substantively and procedurally fair to the Unaffiliated Shareholders. In making its determination, the Investor Group considered the following factors:

•	the conclusions and recommendations of the Special Committee and the Board;

•

the fact that the Special Committee, which was comprised of persons not affiliated with Parent, Merger Sub, Silver Point, Silver Oak or the Borror Shareholders and not employed by the Company, has approved the Merger and recommended approval by the Board and a recommendation by the Board that the shareholders approve the Merger;

•

the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active bargaining between the Special Committee and its advisors, on the one hand, and the Sponsors and the Borror Group and their respective advisors, on the other hand;

•	Messrs. Douglas and David Borror did not participate in the deliberations of the Board or the Special Committee regarding the Merger and the Merger Agreement;

•

the fact that Raymond James issued a fairness opinion to the Board and Houlihan Lokey issued a fairness opinion to the Special Committee, each to the effect that, as of the date of such opinions, based upon and subject to various procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters stated in the opinions, the Merger Consideration to be received in the Merger is fair from a financial point of view to the Unaffiliated Shareholders; and

•	the other factors referred to above as having been taken into account by the Special Committee and the Board, which Parent and the Investor Group adopts as their own.

See also the sections entitled “SPECIAL FACTORS—Background and Reasons” and “—Opinion of Houlihan Lokey to the Special Committee.”

Because of the variety of factors considered, Parent and the Investor Group did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their fairness determination. Parent and the Investor Group felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the shareholders, because the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such shareholders. Additionally, Parent and the Investor Group believe the Merger is procedurally fair because the Merger was approved by a majority of the directors who are not employees of the Company.

When determining the fairness of the Merger to the Unaffiliated Shareholders, Parent and the Investor Group considered the following:

•

Current Market Prices. The Company’s price per share of Common Stock was $0.41 at market close on the day the Merger Agreement was entered into, which was prior to the announcement of the Merger. The $0.65 per share price offered by Parent represented a premium of approximately 59% over the $0.41 closing share price prior to the announcement of the Merger.

•

Historical Market Prices. The $0.65 per share to be paid to the Unaffiliated Shareholders represented approximately an 80% discount compared to the $3.30 average closing share price from January 26, 2007, when the Company announced that it had entered into an amendment to the Credit Agreement to avoid possible events of default under the Credit Agreement, until the signing of the Merger Agreement. However, Parent and the Investor Group did not believe this discount was relevant because due to the continuing declines in the Company’s business, its inability to pay its current liabilities as they became due and problems in the overall U.S. housing market in the months leading up to the signing of the Merger Agreement, the price of the Company’s Common Stock had steadily declined and the $0.65 per share to be paid to the Unaffiliated Shareholders represented approximately a 36% increase over the $0.48 average closing share price from January 1, 2008 until the signing of the Merger Agreement.

•

Net Book Value. Parent and the Investor Group did not consider the Company’s book value of approximately $8.29 per share, as of September 30, 2007, to be a relevant valuation of the Company’s Common Stock because it is based upon historical costs and reflects the impairment of asset values based upon a going concern assumption (for which there is substantial doubt - see below), rather than upon a current sale assumption, which would result in a significantly larger write down in values.

•

Going Concern Value. Parent and the Investor Group assigned a zero going concern value to the Company’s Common Stock because the Company was on the verge of insolvency and unable to pay its current liabilities as they became due. As a going concern, Parent and the Investor Group expected that the Company would have run out of cash to continue operations or would have needed to raise additional debt to continue operations. Parent and the Investor Group viewed the Company’s ability to raise additional debt as unlikely given its declining business prospects. The independent auditors opinion on the December 31, 2007 financial statements reflected a going concern qualification.

•

Liquidation Value. Parent and the Investor Group assigned a zero liquidation value to the Company’s Common Stock. Parent and the Investor Group’s belief regarding liquidation value was based upon their understanding of the U.S. home building industry that liquidation sales generally result in proceeds substantially less than a going concern business. In Parent and the Investor Group’s estimation, the value of the Company’s assets were less than its debt, and therefore the Company’s debtholders would have likely received all of the proceeds from a liquidation.

•

Previous Purchase Prices. Parent and the Investor Group have not purchased shares of the Company’s Common Stock during the past two years. However, in connection with the Credit Agreement, Silver Point and Silver Oak were issued 784,118 and 784,117 warrants, respectively, exercisable to purchase shares of the Company’s Common Stock for $0.01 per share. The warrants contained a cashless exercise feature as well. The warrants were issued in connection with the Credit Agreement and not through an open market purchase, therefore Parent and the Investor Group did not believe the exercise price of the warrants was relevant in valuing shares of the Company’s Common Stock.

•	Prior Offers. Parent and the Investor Group were not aware of any serious prior offers to purchase the Company during the past two years. The Company had retained Raymond James to help market the

Company to potential buyers, but Parent and the Investor Group were unaware of any serious offers received by the Company or Raymond James during this marketing process. Because Parent and the Investor Group were not aware of any prior offers, the existence prior offers was not a factor in Parent and the Investor Group’s valuation of the Company. Even if a prior offer existed, Parent and the Investor Group would not consider such offer to be relevant due to declines in the Company’s business and the overall U.S. housing market and the fact that the Company negotiated for a “go shop” period to solicit and negotiate with other bidders. See the section entitled “THE MERGER AGREEMENT—Termination and Abandonment and Effect of Termination and Expenses” for more detail on the “go shop” period and break-up fee. No other interested bidders made offers or inquiries regarding the Company during “go shop” period.

Borror Group’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger

The purpose of the Borror Group for proceeding with the Merger is to afford the Unaffiliated Shareholders an opportunity to dispose of their shares at a significant premium over current market prices, and to enable the Borror Group to indirectly own a minority equity interest in the Surviving Corporation after the Merger. As part of the going private transaction, the Sponsors had required that the Borror Group participate by making an equity investment in Parent, through BRC, by contributing 3,926,324 shares of Common Stock to Parent in exchange for a 9.62% interest in Parent as further described below in “OTHER AGREEMENTS—Rollover Commitment Letter.”

Douglas Borror and David Borror, each in his capacity as a member of the Company’s Board of Directors, received advice from the Special Committee and the Board’s financial advisor, Raymond James, as well as the Borror Group’s independent legal advisors as to the substantive and procedural fairness of the transaction to the Unaffiliated Shareholders. However, the Borror Group has not performed, or separately engaged a financial advisor to perform any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the Merger to the Company’s Unaffiliated Shareholders. Accordingly, BRC, Douglas G. Borror and David S. Borror each expressly adopted the reasons and analyses of the Company as set forth above under “SPECIAL FACTORS—Background and Reasons—Recommendations of the Special Committee and the Board; Fairness of the Merger.”

Opinion of Houlihan Lokey to the Special Committee

Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated January 18, 2008), to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the Unaffiliated Shareholders in the Merger was fair, from a financial point of view, to such holders of Common Stock.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by the Unaffiliated Shareholders in the Merger and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix F to this Proxy Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to read carefully the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee or any shareholder as to how to act or vote with respect to the Merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed drafts of the following agreements and documents:

•	the Merger Agreement; and

•	the Rollover Commitment Letter.

•

reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant with respect to the future financial performance of the Company;

•

reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to it by the Company, including (i) financial projections for the year ending December 31, 2008 prepared by the management of the Company, relating to the Company as a going-concern (the “Financial Projections”), (ii) financial projections for the year ending December 31, 2008 prepared by the management of the Company, relating to the funding needs of the Company in the event that the Company were to enter Chapter 11 bankruptcy proceedings (the “Chapter 11 Projections”), and (iii) Chapter 7 liquidation analyses prepared by management of the Company, copies of such Financial Projections and Chapter 11 Projections, as presented to Houlihan Lokey, being summarized under “—Financial Projections” and “—Opinion of Raymond James to the Board—Liquidation Analysis” below.

•

spoke with certain members of the management of the Company and certain of its representatives and advisers regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Merger or another similar extraordinary corporate transaction;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain bulk real estate transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•

reviewed a certificate addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Financial Projections, Chapter 11 Projections and liquidation analyses reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company (in the case of the Chapter 11 Projections, the future financial results and the condition of the Company in the event the Company entered into Chapter 11 bankruptcy proceedings), and Houlihan Lokey expressed no opinion with respect to such projections, analyses or the assumptions on which they were based. Houlihan Lokey noted that such projections and liquidation analyses were subject to significant uncertainty, particularly in light of recent and on-going conditions in the home building industry and the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which the Company is a party (other than as specifically described in its opinion with respect to the Merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the agreements identified in the first bullet point above and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (iv) the Merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to it, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material aspect from the drafts of said documents.

In rendering its opinion, Houlihan Lokey considered that the Company had informed Houlihan Lokey that only one year of financial projections exist that represent the best currently available estimates and judgments of the Company management as to the future financial results and operations of the Company (assuming access to additional capital, either within or outside a Chapter 11 bankruptcy proceeding or outside thereof). As a result, in reaching its conclusions, Houlihan Lokey did not perform a discounted cash flow analysis. In addition, due to the lack of recent change of control transactions in the home building industry, Houlihan Lokey did not perform a comparable mergers and acquisitions transaction analysis. Houlihan Lokey further concluded that prior mergers and acquisitions transactions were not viewed to be meaningful as they occurred prior to the significant downturn experienced by companies in the home building industry.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey was, however, provided a copy of the liquidation analyses identified in the third bullet point above, and Houlihan Lokey relied upon and assumed, without independent verification, the accuracy of the conclusions set forth therein. Houlihan Lokey is not a real estate appraiser, and did not express any opinion with respect to such subject matter. Houlihan Lokey stated that if the conclusions set forth in said analyses were not accurate, the conclusions set forth in its opinion could be materially affected. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or asset. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, solicit any indications of interest from, third parties with respect to the Merger, the assets, business or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, or (iii) advise the Special Committee, the Board of Directors or any other party with respect to alternatives to the Merger. In reaching its conclusions set forth in its opinion, Houlihan Lokey considered the status of the Company’s on-going negotiations with the Sponsors with respect to the Company’s default on the covenants of its credit facilities and its discussions with Company management and its financial advisors as to the Company’s financing alternatives and recent efforts to raise capital, including the possibility of raising additional capital within a Chapter 11 bankruptcy proceeding, and seek other strategic alternatives, including a potential sale of the

Company. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 18, 2008. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after January 18, 2008.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and was not intended to be used for any other purpose, without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other person as to how to act or vote relating to the Merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address: (i) the underlying business decision of the Special Committee, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Merger to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of the Company, or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel, or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Special Committee’s consent, on the assessment by the Special Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. Neither the Special Committee nor the Company placed any limitation on the scope of Houlihan Lokey’s investigation or the procedures followed by Houlihan Lokey in rendering its opinion. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining averages and medians) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Special Committee in connection with its consideration of the proposed Merger and was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee or management with respect to the Merger or the Merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and the Sponsors, and the decision to enter into the Merger was solely that of the Board, upon the recommendation of the Special Committee.

The following is a summary of the material review and analyses discussed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey’s opinion rendered on January 18, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

Review of Solicitation Process & Situational Factors

Houlihan Lokey reviewed with the Special Committee its understanding as to the broad solicitation process undertaken by Raymond James to assist the Company in exploring third party interest in a transaction involving the Company. Houlihan Lokey highlighted that:

•	In the fourth quarter of 2006, a total of 50 parties were contacted including 5 strategic buyers and 45 financial buyers.

•	Of these parties, 19 executed confidentiality agreements, and only two parties subsequently expressed preliminary interest; neither of which proceeded any further.

•	Certain large shareholders in the Company were also approached. However, the institutional and individual shareholders approached did not express interest in purchasing the Company.

•	During the fourth quarter of 2006, the Sponsors purchased the Company’s debt in separate transactions negotiated with the Company’s nine separate creditors at the time.

•	In December 2006, the Company entered into the Credit Agreement.

•

In the first half of 2007, the Company continued to exhibit declining performance, missing its home sales projections and generating a net loss of $41.2 million with $18.7 million in impairment charges related to real estate inventory.

•	In the second quarter of 2007, the Company believed it would not meet the covenants in its credit agreements and requested a waiver from the lenders. However, the lenders did not agree to a waiver.

•

In the summer of 2007, the Company contacted Raymond James to explore alternatives for the Company given its declining performance and liquidity issues related to the credit facility as the lenders would not agree to provide further liquidity.

•

21 investors were contacted in September 2007 related to a potential restructuring of the Company through a refinancing of its credit facility. However, only two parties expressed any preliminary interest in restructuring the Company.

•

One preliminary indication of interest involved a party that offered to provide senior debtor-in-possession, or DIP, financing. However, the lenders would not agree to subordinate their existing financing to the DIP financing.

•	The other party declined to clarify its initial proposal and was unresponsive to further questions regarding the proposal.

Review of Financial Analyses

The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Unless the context indicates otherwise, enterprise values derived from the selected companies analysis described below were calculated using the book value for outstanding debt and the closing price of Common Stock and the common stock of the selected home builders companies listed below as of January 16, 2008. Recovery ranges derived from the selected bulk real estate transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of revenue for next fiscal year, or NFY Revenue, for the Company were based on estimates provided by management of the Company in the Financial Projections. Estimates of NFY Revenue for the selected home builder companies listed below were based on certain publicly available consensus research analyst estimates for those home builder companies.

Public Price Analysis. Houlihan Lokey analyzed the closing stock prices for Common Stock over the one day, five day and one month periods ending January 16, 2008 as well as the one day ended December 21, 2007, which was the date the merger consideration was negotiated. This analysis produced the following closing stock price ranges (and implied transaction premiums based on the average closing price over the time period):

Applicable Date(s)	Low	Average	High	Per Share Merger Consideration	Implied Premium
January 16, 2008	$0.49	$0.49	$0.49	$0.65	32.7%
5 Day Average	$0.49	$0.51	$0.52	$0.65	26.9%
1 Month Average	$0.35	$0.45	$0.52	$0.65	43.8%
December 21, 2007	$0.41	$0.41	$0.41	$0.65	58.5%

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the following selected companies in the home builder industry:

•	Brookfield Homes Corp.

•	Comstock Homebuilding Companies Inc.

•	MDC Holdings Inc.

•	Meritage Homes Corporation

•	M/I Homes, Inc.

•	Orleans Homebuilders Inc.

•	Ryland Group Inc.

The calculated multiples included:

•	Enterprise value as a multiple of latest reported twelve months of revenue, or LTM Revenue; and

•	Enterprise value as a multiple of estimated NFY Revenue.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company:

Multiple Description	Multiple Range
	Low	High	Median	Mean
Enterprise Value as a multiple of:
LTM Revenue	0.41x	1.51x	0.59x	0.75x
NFY Revenue	0.60x	1.01x	0.87x	0.86x

The selected companies’ analysis indicated the following implied per share reference range for Common Stock, as compared to the proposed per share Merger Consideration:

Implied Per Share Equity Reference Range for Company Common Stock	Per Share Merger Consideration
$0.0	$0.65

Hypothetical Liquidation Analysis—Company Case. Houlihan Lokey reviewed a hypothetical liquidation analysis for the Company based on the Company’s liquidation analyses, including the Company’s balance sheet as of November 30, 2007 and various assumed realization values and illustrative shut-down and Chapter 7 related costs. For more information on the Company’s liquidation analysis, please see the section entitled “—Opinion of Raymond James to the Board—Liquidation Analysis” in this Proxy Statement. The Company’s assumed recovery value ranges are set forth below:

Type of Asset	Net Book Value as of 11/30/07	Estimated Recovery Range
Current Assets	$9.1 million	$5.3 – $5.6 million
Real Estate Inventory	$324.1 million	$209.3 – $242.0 million (64.6 –74.7% of net book value)
Property, Plant & Equipment, net	$2.6 million	$0.1 – $0.4 million

This analysis indicated that the Company would need to receive proceeds from the sale of its real estate inventories equal to approximately 79.8% of its net book value in order for holders of Common Stock to receive $0.01 of value.

Hypothetical Liquidation Analysis—Sensitivity Case. Houlihan Lokey also sensitized the liquidation analysis described above to account for certain real estate holdings identified by Company management that Company management believes could obtain full recovery of book value under favorable circumstances. This analysis indicated that in such event the high end of the recovery range for “Real Estate Inventories” could increase from 74.7% to 76.2%. This increased amount fell short of the percentage of value of real estate recoveries that would be necessary for holders of Common Stock to receive $0.01 of value.

Selected Bulk Real Estate Sales Analysis. Houlihan Lokey calculated the recovery ranges on the sales of blocks of residential real estate lots based on the reported book values and purchase prices paid in the following selected publicly-announced bulk real estate transactions:

Target	Acquiror
Orleans Homebuilders, Inc.	Not Available
M/I Homes, Inc.	Not Available
William Lyon Homes	Affiliates of Resmark Equity Partners, LLC
Lennar Corporation	Morgan Stanley Real Estate Fund
D.R. Horton Inc.	Wolff Co. and Langley Properties
Ryland Homes	Not Available

The calculated recovery range was as follows:

Recovery Range
Low	High	Median	Mean
37.2%	50.6%	40.4%	41.7%

Houlihan Lokey compared these selected recovery ranges derived from the selected bulk real estate transactions to corresponding financial data for the Company. The selected bulk real estate transactions analysis indicated the following implied per share reference range for the Company, as compared to the proposed per share Merger Consideration:

Implied Per Share Equity Reference Range for Company Common Stock	Per Share Merger Consideration
$0.0	$0.65

Other Matters

Houlihan Lokey was engaged by the Company to provide an opinion to the Special Committee regarding the fairness from a financial point of view of the consideration to be received by the Unaffiliated Shareholders in the Merger. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, the Company paid Houlihan Lokey a fee of $250,000, $125,000 of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Merger. Houlihan Lokey has received no other compensation from the Company or its affiliates in the past two years. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Sponsors or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and other financial services to Angelo Gordon & Co., Silver Point Capital and their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having provided portfolio valuation advisory services to an affiliate of Angelo Gordon & Co. in January 2008 (including, but not limited to, providing such services with respect to the holdings of Silver Oak and its affiliates in the Company), (b) having provided portfolio valuation advisory services to an affiliate of Silver Point from time to time since 2005, (c) having acted as financial advisor to the Ad Hoc committee of mezzanine lenders to Kiekert Holding GmbH (which included an affiliate of Silver Point Capital), in connection with a restructuring consummated in December 2006, (d) having acted as financial advisor to a creditor group of Cabovisao—Televisao por Cabo S.A. (which included an affiliate of Silver Point Capital), in connection with a restructuring consummated in December 2005, and (e) currently acting as financial advisor to an affiliate of Silver Point Capital in connection with a financial restructuring of GBGH, LLC.

Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to the Company, Angelo Gordon & Co., Silver Point Capital or any of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of their respective employees, including individuals that participated in the preparation of the opinion, may have committed to invest in private equity or other investment funds managed or advised by Angelo Gordon & Co., Silver Point Capital or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with one or more of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting, and may in the future act, as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented, and may include or represent, directly or indirectly, Angelo Gordon & Co., Silver Point Capital and/or one or more of their respective affiliates, for which advice and services Houlihan Lokey and its affiliates have received, and may receive, compensation.

Opinion of Raymond James to the Board

Given the historical relationship of Raymond James in providing financial advisory services to the Company, including its advising the Company’s Restructuring Committee in formulating strategic alternatives as described above, the Company’s Board retained Raymond James as financial advisor to evaluate the fairness, from a financial point of view to the Company’s Unaffiliated Shareholders, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

At the January 18, 2008 meeting of the Company’s Board, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the $0.65 per share cash consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Raymond James, dated January 18, 2008, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix E to this Proxy Statement. The summary of the opinion of Raymond James set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

Holders of the Company’s Common Stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the Company’s Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the Company’s Unaffiliated Shareholders in connection with the proposed Merger. Raymond James’s opinion does not constitute a recommendation to any holder of the Company’s Common Stock as to how such shareholder should vote at the Special Meeting and does not address any other aspect of the proposed Merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Agreement;

•	reviewed annual reports to shareholders Form 10-K of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006;

•	reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	reviewed other Company financial and operating information requested from and/or provided by the Company;

•	reviewed certain other publicly available information on the Company; and

•	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

In connection with its review, with the Board’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by the Company or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of any conditions thereof. Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger Agreement, or the availability or advisability of any alternatives to the Merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the Merger Agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) the financial prospects for the Company absent the Merger; and (v) the general condition of the securities markets.

The following summarizes the material financial analysis, which material was considered by Raymond James in rendering the opinion described above.

While presenting the Board with a summary of strategic alternatives available to the Company at the Board’s January 18, 2008 meeting, Raymond James concluded that, in light of the facts and assumptions described in its presentation, the going private proposal appeared to be the only alternative that would provide any value to shareholders, as well as creditors. While Raymond James considered other possible strategic alternatives and described such alternatives to the Board (such as possible sale transaction or a refinancing / capital infusion transaction), aside from a liquidation in an orderly or forced manner through a Chapter 11 or Chapter 7 bankruptcy proceeding, the other alternatives were determined by Raymond James to not be realistic possibilities, given the Company’s financial position and current market conditions.

For purposes of its fairness analysis, Raymond James did not perform analyses based upon historical market prices, discounted cash flow, multiples of earnings, net book value or other traditional methodologies. Raymond James did not consider these methodologies relevant because, among other reasons, the Company lacked adequate financing to continue operating based on the results of the marketing processes previously described. The valuation approach utilized to determine the fairness of the Merger Consideration was a liquidation analysis of the Company which management determined was the only feasible alternative to the transaction.

Liquidation Analysis

The Company’s management performed a liquidation analysis utilizing its best estimates of values that could be achieved if the assets of the Company were sold over a period of time in a bankruptcy liquidation. As is customary for this type of analysis, it is based on numerous assumptions and estimates made by management rather than independent third-party appraisals. Accordingly, there can be no assurance that the values reflected in management’s liquidation analysis of the Company would be realized if a liquidation were conducted, and actual results and proceeds could vary materially from those reflected in the liquidation analysis shown below.

The Company’s management considered the Company’s current financial position, including the Company’s restricted and unrestricted cash, receivables due from closings, prepaid expenses and other prepaid fees, land and development costs, homes under construction and other real estate inventories and fixed assets as further described below, and estimated the proceeds which could be recovered in a bankruptcy sale. Management also estimated the administrative costs to conduct such liquidation. The estimated proceeds would then be utilized to pay the total amount of secured, administrative and priority claims, with any remaining amounts to be available to unsecured creditors, representing the residual value, if any.

The allocation of asset sale proceeds to specific classes of liabilities was performed based on management’s best estimate of priorities that would exist in a liquidation based upon discussions with Raymond James and Squire Sanders. The liquidation analysis was based on November 30, 2007 financial information. As described in more detail in the table below, the liquidation analysis determined that in the most probable case scenario (as of November 30, 2007), if a liquidation were to occur, there would be a deficit ranging from ($38.5) million to ($10.1) million with respect to claims of unsecured creditors and ($44.8) million to ($16.3) million with respect to claims of Company shareholders. As a result, there would be no recovery in any liquidation scenario for the Company’s shareholders, after paying secured creditors and liquidation expenses.

The following estimates in the tables below are subject to numerous uncertainties, many of which are beyond management’s control. The sale of non-cash assets may result in proceeds that are lower or greater than the estimates, and the amounts required to satisfy liabilities and pay ongoing expenses may be lower or greater than these estimates.

Summary Liquidation Analysis

as of 11/30/07(1) ($’s in 000’s)	Est. NBV	Est. Recovery %		Est. Recovery $
		Low	High	Low	High
Unrestricted Cash	$686	100.0%	100.0%	$686	$686
Restricted Cash	1,311	0.0%	0.0%	—	—
Receivables	1,235	83.6%	100.0%	1,033	1,235
Prepaid Expenses and Other Current Assets	5,862	61.6%	62.1%	3,610	3,642
Real Estate Inventories	324,137	64.6%	74.7%	209,296	242,011
PP&E	2,632	8.6%	20.5%	227	540

Total Assets	$335,863	64.0%	73.9%	$214,853	$248,114

Less: Secured Claims				$231,458	$231,458
Less: Administrative / Priority Claims				21,981	26,752

Total Proceeds Available to Unsecured Creditors				$(38,587)	$(10,096)

Unsecured Claims				$6,229	$6,229
Est. Recovery for Unsecured Claimants				0.0%	0.0%
Est. Per Share Recovery for Shareholders				$0.00	$0.00

Detailed Liquidation Analysis

as of 11/30/07(1) ($’s in 000’s)	Est. NBV	Est. Recovery %		Est. Recovery $
		Low	High	Low	High
ASSETS:
Cash(2)	$686	100.0%	100.0%	$686	$686
Restricted Cash(3)	1,311	0.0%	0.0%	—	—
Receivables—Due from Closings(4)	427	100.0%	100.0%	427	427
Receivables—Other(4)	808	75.0%	100.0%	606	808
Prepaid Expenses and Other Current Assets(5)	5,862	61.6%	62.1%	3,610	3,642

Subtotal	$9,094	58.6%	61.2%	$5,329	$5,563

Real Estate Inventories:
Land and Land Development Costs(6)	$262,457	67.9%	79.3%	$178,136	$208,194
Homes Under Construction(7)	60,409	49.9%	53.9%	30,144	32,547
Other(8)	1,271	80.0%	100.0%	1,017	1,271

Subtotal	$324,137	64.6%	74.7%	$209,296	$242,011

PP&E, net:
Fixed Assets, net(9)	$2,395	7.7%	19.0%	$185	$456
Model Home Improvements, net(10)	168	25.0%	50.0%	42	84
Capital Lease	70	0.0%	0.0%	—	—

Subtotal	$2,632	8.6%	20.5%	$227	$540

Total Assets	$335,863	64.0%	73.9%	$214,853	$248,114

LIABILITIES:
Secured Debt Claims:
Revolving Line of Credit(11)				$16,983	$16,983
Term A Notes(12)				101,314	101,314
Term B Notes(13)				93,863	93,863
Accrued Interest(14)				3,004	3,004
Other Notes Payable and Capital Lease Liability(15)				4,124	4,124
Liened—Payables(16)				12,171	12,171

Subtotal Secured Debt Claims				$231,458	$231,458
Est. Recovery for Secured Debt Holders				92.8%	100.0%
Administrative Claims:
Wind-Down Costs(17)				$8,785	$12,058
Chapter 7 Professional & Trustee Fees(18)				7,969	9,467
Subtotal Administrative Claims				$16,754	$21,525
Est. Recovery for Administrative Claimants				0.0%	77.4%
Priority Claims:
Priority Employee Wage Claims(19)				$1,083	$1,083
Priority Deposit Claims and Medical Trust(20)				927	927
Priority Tax Claims(21)				3,217	3,217

Subtotal Priority Claims				$5,227	$5,227
Est. Recovery for Priority Claimants				0.0%	0.0%
Total Secured, Administrative and Priority Claims				$253,439	$258,210

Total Proceeds Available to Unsecured Creditors				($38,587)	($10,096)

Unsecured Claims:
SERP Liability(22)				$2,653	$2,653
Unsecured Employee Wage Claims(23)				272	272
Unsecured Customer Deposits(24)				300	300
Unsecured Accounts Payable and Accrued Liabilities(25)				3,004	3,004

Unsecured Claims				$6,229	$6,229
Est. Recovery for Unsecured Claimants				0.0%	0.0%
Total Proceeds Available to Equity Holders				($44,816)	($16,325)

Total Shares Outstanding				8,517	8,517
Estimated Per Share Recovery for Shareholders				$0	$0

(1)	Management estimates; net recovery could be materially lower based on changes in a number of factors, including national or local market conditions, interest rates, capital market disruptions and the length of time required to complete the liquidation process

(2)	Cash is unrestricted cash and cash equivalents which are assumed to have full value in a liquidation

(3)	To the extent restricted cash (L/C’s) are called to satisfy an existing liability, they have been offset against such liability (accrued workers comp and Ornstein note payable); cash deposits in lieu of performance bonds are assumed to have no recovery in a liquidation

(4)	Receivables due from closings consist of monies in escrow due to after-hours home closings and assumed to be fully collected in a liquidation. Other receivables include misc. land, backbone electric and tap fee receivables which are estimated to have 75% - 100% recovery in a liquidation

(5)	Prepaid expenses and other include prepaid loan fees, leases, IT fees, insurance and sales commissions and investments in Centennial which are assumed to have a 0% recovery value in a liquidation. Also includes prepaid taxes which are assumed to have a 80% - 100% recovery value and the cash surrender value of the executive life insurance policy which is assumed to have an 100% recovery value in a liquidation

(6)	Management analyzed land and developed lots and assigned estimated low and high recovery values to each community based on historical trends and stage of development. %’s represent weighted average liquidation recovery values of cost (before impairments) of approx. 65%-76% of raw land held for development, 53% - 64% of lots under development, 59% - 69% of developed unsold lots and 60% - 72% of investment in joint ventures

(7)	Management analyzed homes under construction and assigned estimated low and high recovery values to each community based on location and stage of completion. %’s represent weighted average liquidation values of approx. 50% - 54% of WIP, 47% - 50% of speculative inventory and 80% - 85% of model homes. Homes not to the drywall stage estimated to be worth approximately $20k per lot value, homes in the drywall stage estimated at 50%-55% and homes in the OC stage estimated at 65%-70% liquidation recovery value

(8)	Other real estate inventories consists of lumber and other building materials at the Company’s distribution center. As of 1/10/08, the Company had liquidated the majority of these materials at a price close to book value

(9)	Fixed assets consist of a few automobiles and trucks which are estimated to have a 60-80% recovery value in a liquidation and computers and office equipment which are expected to have a 0-10% recovery in a liquidation

(10)	Model home improvements consist of furniture, fixtures and other items in the Company’s model homes which are expected to have a 25-50% recovery in a liquidation

(11)	Senior secured revolving line of credit and cash clearing account balance as of November 30, 2007. Secured by liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible property and substantially all of its real estate holdings

(12)	Senior secured Term A loan facility balance as of November 30, 2007. Secured by liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible property and substantially all of its real estate holdings

(13)	Senior secured second lien Term B loan facility balance as of November 30, 2007. Secured by second liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate holdings. The Term B notes rank junior to the revolver and the Term A notes

(14)	Accrued interest on the senior secured revolving credit facility, senior secured Term A facility, senior secured second lien Term B facility and other notes payable as of November 30, 2007

(15)	Other notes payable consist of two seller financed mortgage notes of approximately $7.7 million and capital leases of $67k. One mortgage of $3.6 million is fully secured by a cash collateralized letter of credit which has been offset by that amount; the other mortgage is secured by land

(16)	Consists of land and house accounts payables with mechanics lien rights which are assumed to be perfected

(17)	Wind-Down costs are for the security, taxes, insurance, utilities, warranties, appraisal, brokers fees, etc. necessary to liquidate the assets over the 12-month period

(18)	Chapter 7 Trustee Fees are assumed to be 3% of total assets available for distribution. Professional fees for the Trustees accounting and legal professionals are estimated on a consolidated basis at $1.0 million - $1.5 million for the assumed 12-month liquidation period

(19)	Employee payroll, commissions, withholding taxes, workers compensation and related expenses which qualify for priority status based on Section 507 of the Bankruptcy Code. Amounts capped at $10,950 per individual in accordance with Section 507 of the Bankruptcy Code

(20)	Includes priority deposits on homes and land under contract based on Section 507 of the Bankruptcy Code. Deposit claims capped at $2,425 per deposit in accordance with Section 507 of the Bankruptcy Code. Also includes accrued warranty and medical trust expenses

(21)	Consists of accrued real estate, personal property, sales, use, income and activity taxes as of November 30, 2007

(22)	Book value as of November 30, 2007

(23)	Represents employee wage claims exceeding the $10,950 cap per Section 507 of the Bankruptcy Code

(24)	Represents deposits on homes and land under contract exceeding the $2,425 cap per Section 507 of the Bankruptcy Code

(25)	Represents unsecured corporate accounts payable and unsecured accrued expenses including marketing, audit and legal expenses as of the book value on November 30, 2007. Contract damages, lease rejection claims and litigation claims are assumed to be immaterial

The results of the foregoing liquidation analysis were considered by Raymond James in their analysis.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of the Company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses, including the financial projections were provided to the Company’s Board and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of the Company’s Common Stock of the consideration to be received by such holders in connection with the proposed Merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Company’s Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the Company’s Board or the Company’s management’s opinion with respect to the value of the Company. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 17, 2008, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a fee of $180,000 upon delivery of its opinion. The Company will also pay Raymond James a customary fee for advisory services in connection with the Merger, which is contingent upon the consummation of the Merger. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. In the past two years, Raymond James has provided financial advisory services to the Company in connection with its Third Amended and Restated Credit Agreement, dated December 29, 2006 and received fees of approximately $3,000,000.

Fees related to the services provided by Raymond James include a $100,000 monthly retainer and the reimbursement of out-of-pocket expenses, of which Raymond James has received approximately $524,000 since September of 2007. The engagement letter dated August 31, 2007, as amended on December 11, 2007, also provided for certain transaction fees that Raymond James would be entitled, including (i) a transaction fee equal to the greater of $400,000 or 0.50% of the gross proceeds of a transaction consummated with the current holders of the Company’s outstanding debt obligations under the Credit Agreement plus 1.0% of the gross proceeds of any financing transaction with any other party (the “Refinancing Transaction Fee”), (ii) a fee equal to the greater of $625,000 or 1.25% upon consummation of an exchange transaction (the “Exchange Transaction Fee”), (iii) a fee of $180,000 upon delivery of a fairness opinion with any transaction, and (iv) a fee equal to 1.0% of consideration upon consummation of a business combination transaction (including the Merger) (the “Business Combination Transaction Fee”). In connection with the Merger, Raymond James will not receive any Refinancing Transaction Fee or Exchange Transaction Fee as described in the preceding sentence. Raymond James will however be entitled to receive the Business Combination Transaction Fee upon consummation of the Merger as described in the preceding sentence, whish shall equal approximately $2,300,000. See the section entitled “SPECIAL FACTORS—Fees and Expenses” in this Proxy Statement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the Merger is consummated, the Unaffiliated Shareholders will no longer have any interest in, and will not be shareholders of, the Company. Accordingly, the Unaffiliated Shareholders will not benefit from any future earnings or growth of the Company or from any increases in the value of the Company or any future dividends that may be paid, and will no longer bear the risk of any decreases in value of the Company. Instead, each Unaffiliated Shareholder (other than shareholders who perfect their dissenters’ rights) will have the right to receive, upon consummation of the Merger, the Merger Consideration, for each share of Common Stock held.

The benefit to the Unaffiliated Shareholders of the Merger is the payment of a premium, in cash, above the market value for their Common Stock prior to the initial announcement of the proposed Merger on January 18, 2008, and a premium in cash, above the market value of such shares prior to the Sponsors’ initial proposal in writing to the Board on December 11, 2007. This cash payment assures that all Unaffiliated Shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. Furthermore, this cash payment will allow the Unaffiliated Shareholders to receive some consideration for their Common Stock in connection with the Merger, as compared to the likelihood of them receiving no consideration at all in the event the Company were to seek protection under Chapters 7 or 11 of the Federal Bankruptcy Code, given the fact that the Company is currently in default under the existing Credit Agreement and there would likely be no recovery in any liquidation scenario for the Company’s shareholders, after paying secured creditors and liquidation expenses. The detriment to these Unaffiliated Shareholders is their inability to participate as continuing shareholders in the possible future growth of the Company, as the Surviving Corporation after the Merger.

If the Merger is consummated, the Investor Group will indirectly hold the entire equity interest in the Surviving Corporation, and will exclusively benefit from any future earnings or growth of the Surviving Corporation and any increases in value of the Surviving Corporation. The Unaffiliated Shareholders will no longer hold any direct or indirect equity interest in the Company and, therefore, will no longer own any interest in its net book value or net earnings.

As of December 31, 2007, the Company has recorded valuation allowances for certain tax attributes and other deferred tax assets. At present, sufficient uncertainty exists regarding the future realization of these deferred tax assets through future taxable income or carry back opportunities. If in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed. As of December 31, 2007, the Company had federal net operating loss carryforwards of $49,617,000 expiring in 2027 and state net operating loss carryforwards of $4,603,000 and $8,192,000 expiring in 2026 and 2027, respectively. Based upon current U.S. federal income tax law it is estimated that the Surviving Corporation will be allowed to utilize less than $300,000 per year in tax loss carryforwards that were generated in period prior to the transaction. The Surviving Corporation will also face substantial limitations on its ability to deduct any “built-in losses” (i.e., losses attributable to the excess of tax basis over fair market value on the date of the Merger) recognized from the sale of assets in the five years following the Merger.

The following table shows the effect of the Merger on the beneficial equity ownership in the Surviving Corporation by each member of the Investor Group:

Beneficial Ownership	Percentage Prior to the Merger		Percentage After the Merger
Silver Point	[—]		45.19%
Silver Oak	[—]		45.19%
BRC	46.	90%	9.62%

BRC and the Sponsors have agreed that the definitive stockholders agreement to be entered into by BRC and the Sponsors in connection with the Merger will have a put/call mechanism related to the Parent’s stock held by BRC, whereby for a 30 day period following the one year anniversary of the closing of the Merger, BRC can exercise the BRC Put at a cash price of $1,500,000, provided the Parent and/or the Surviving Company is not then in bankruptcy. The BRC Put equates to approximately $0.38 per share of Common Stock of the Company contributed by BRC to Parent. For the period from the end of the BRC Put until three years from the closing of the Merger, the Sponsors can exercise the Sponsors Call to acquire all of Parent stock owned by BRC and its transferees at a cash price of $3,000,000. The Sponsors Call equates to approximately $0.76 per share of Common Stock of the Company contributed by BRC to Parent.

The Common Stock is currently registered with the SEC under the Exchange Act and is traded on the Pink Sheets under the symbol “DHOM” as of March 31, 2008. Prior to that date, the Company’s Common Stock was traded on NASDAQ. As a result of the Merger, the registration of the Common Stock under the Exchange Act will be terminated, the Surviving Corporation will be relieved of the Company’s obligation to comply with the proxy rules under Section 14 of the Exchange Act, and the Surviving Corporation’s officers, directors and beneficial owners of more than 10% of its Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Further, the Surviving Corporation will not be subject to the periodic reporting requirements of the Exchange Act and will not have to file information with the SEC. Accordingly, significantly less information will be required to be made publicly available than is presently the case.

Upon the termination of the registration of the Common Stock under the Exchange Act, the expenses related to compliance with the requirements of the Exchange Act discussed above, as well as the expenses of being a public company generally, will be eliminated. Because Parent will be the sole shareholder of the Surviving Corporation after the Merger and Parent will be 100% owned by the Investor Group, Parent and the Investor Group, and not the Unaffiliated Shareholders, will benefit from any net savings resulting from the termination of the Company’s Exchange Act registration. In addition, because the Surviving Corporation will be privately-held and will not be publicly-traded like the Company, the Sponsors believe that the value of the Surviving Corporation will be increased to a greater degree than if it remained a public corporation because management will no longer be focused on meeting quarterly earnings and other estimates, but instead will be focused on the creation of long-term value.

Parent and the Investor Group will, however, bear all of the risk of any decreases in value of the Surviving Corporation. Moreover, because the Common Stock will cease to be publicly-traded, Parent and the Investor Group will bear the risks associated with the lack of liquidity in its investment in the Surviving Corporation, subject to the BRC Put and the Sponsors Call as described in “OTHER AGREEMENTS—Interim and Definitive Stockholders Agreements” below.

Thomas M. Fuller and Richard Petrilli, the directors of Merger Sub will be the directors of the Surviving Corporation immediately after the Merger. The Sponsors expect that the officers of the Company immediately prior to the Merger will be the officers of the Surviving Corporation following the Merger.

The Articles of Incorporation and Code of Regulations of Merger Sub immediately prior to the effective time of the Merger will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation immediately after the Merger.

Plans for the Company After the Merger

After the Merger, the Investor Group and Parent expect that the business and operations of the Surviving Corporation of the Merger will be continued substantially as they are currently being conducted by the Company and its subsidiaries.

The Investor Group, Parent and the Company have no present plans or proposals involving the Company or its subsidiaries that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a purchase, sale or transfer of a material amount of assets, or any other material change in the Company’s corporate structure or business. However, after consummation of the Merger, the Board of the Surviving Corporation will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation’s business, corporate structure, capitalization or management that the Board considers to be in the best interest of the Surviving Corporation.

Conduct of the Business of the Company if the Merger is Not Consummated

Given the Company’s current financial condition, and the existence of events of default under the Company’s existing Credit Agreement, if the Merger is not consummated the Board expects that the only possible alternative for the Company would be to make a bankruptcy filing and seek protection under Chapters 7 or 11 of the Federal Bankruptcy Code, which the Board believes would result in a number of negative factors, such as the possibility of third party claims, delays in closing of any restructuring or sale transaction due to uncertainties inherent in the bankruptcy process, increased customer losses, steeper revenue loss, possible purchase price reductions, and higher fees and costs, leading to lower returns to the Company’s secured creditors and no likelihood of any recovery for the Company’s shareholders.

Conflicts of Interest

In considering the recommendation of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain members of the Board and of the Company’s management have interests that may present them with actual, potential or apparent conflicts of interest in connection with the Merger. The Special Committee and the Board were aware of these potential or actual conflicts of interest and considered them along with other matters described under “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee and the Board; Fairness of the Merger.”

To address the conflicts of interest as described below, the recommendation of the Board is based on the recommendation of the Special Committee, comprised solely of members of the Board who are not employees of the Company and have no commercial relationship with the Sponsors (including any of their respective affiliates), Parent, Merger Sub or the Borror Shareholders. Messrs. Douglas and David Borror abstained from the Board’s vote approving the Merger and adopting the Merger Agreement.

Executive Officers and Directors

It is anticipated that Douglas G. Borror, the Chairman of the Board, Chief Executive Officer and President of the Company, and William G. Cornely, the Executive Vice President—Finance, Chief Financial Officer and Chief Operating Officer of the Company, will hold substantially similar positions with the Surviving Corporation after completion of the Merger. It is anticipated that the services of the Company’s directors, other than Douglas G. Borror, will end on the completion of the Merger. Immediately after the consummation of the Merger, the directors of Merger Sub immediately prior the effective time of the Merger will become the directors of the Surviving Corporation until the earlier of their resignation or removal, or until their successors are duly elected or appointed and qualified, as the case may be. It is expected that Douglas G. Borror will be a director of Parent and the Surviving Corporation. Furthermore, some officers and directors of the Company may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Shareholders generally.

Douglas and David Borror

Messrs. Douglas and David Borror both have a direct conflict of interest regarding the Merger. Their conflict of interest arises because of their ownership of BRC, which is a party to the Rollover Commitment Letter, pursuant to which BRC has committed to contribute 100% of its Company Common Stock to Parent in exchange for a 9.62% interest in Parent immediately prior to the Merger.

Messrs. Douglas and David Borror will also receive certain payments under the Company’s Supplemental Executive Retirement Plan, as amended and restated from time to time (the “SERP”), upon the consummation of the Merger, which will constitute a “change in control” as defined in the SERP. As provided in the SERP, the amount of benefits provided is intended to provide the participant with a benefit, at vesting, equal to the cash surrender value of a life insurance policy previously purchased by the Company on each participant’s life. Accordingly, to fund the benefit upon the consummation of the Merger, Messrs. Douglas and David Borror will be entitled to receive, at their election, either (i) assignment of the insurance policy purchased by the Company, or (ii) a lump sum cash payment in an amount equal to their respective accounts in the SERP at termination. Accordingly, it is anticipated that as of the effective date of the Merger, Messrs. Douglas and David Borror shall each be entitled to receive payments of approximately $1,387,182 and $286,231, respectively under the SERP.

Further, Parent has agreed that upon the consummation of the Merger, Douglas G. Borror and the Surviving Corporation will enter into an amended and restated employment agreement, the principal terms of which will include the following:

•

Douglas G. Borror will continue to serve as Chairman of the Board and Chief Executive Officer of the Company after the consummation of the Merger, provided however that the Board may subsequently appoint another person to be the CEO and in such circumstances he will remain as Chairman of the Board;

•	The amended and restated employment agreement will have an initial term of one year;

•	Base salary shall be $450,000 per year, along with certain fringe benefits; and

•

Upon termination other than due to death, for “cause” or without “good reason”, Douglas G. Borror shall be entitled to certain severance payments, which shall include, in part (i) a lump sum payment of $450,000 on the date of termination, (ii) a pro-rata payment of base salary from the date of termination through the first anniversary of the effective date of the amended and restated employment agreement, (iii) a lump sum payment of $50,000 equal to the approximate value of one year of fringe benefits, (iv) a lump sum payment of $8,333 multiplied by the number of full calendar months from the date of termination through the first anniversary of the effective date of the amended and restated employment agreement, and (v) payment for 18 months of continued coverage under group health, dental and vision plans.

The foregoing proposed terms of employment for Douglas G. Borror with the Surviving Company and the associated benefit terms described above reflect a substantial reduction in overall benefits, as compared to the benefits which Mr. Borror would otherwise be entitled to receive under his existing employment agreement with the Company. The benefits to be provided for under the amended and restated employment agreement will result in Mr. Borror’s total annual compensation for 2008 being reduced by approximately $350,000 and overall severance and other benefits being reduced by approximately $2 million, as compared to the terms of his existing employment agreement with the Company in effect prior to the Merger.

In addition, Parent further agreed that, immediately prior to the consummation of the Merger, David S. Borror and the Company will enter into a separation and release agreement, effective as of the closing of the Merger, the principal terms of which will include the following:

•

David S. Borror will agree to separate from service with the Surviving Corporation as a member of the Board effective as of the date of the Merger and as an employee on the first day following such date of the Merger (“Separation Date”);

•	The Surviving Corporation will pay David S. Borror a cash severance payment of $100,000 and an additional $50,000 representing the approximate value of one year’s fringe benefit provided to him; and

•

This separation and release agreement will supersede his employment agreement with the Company (the “David Borror Employment Agreement”), except that certain provisions of the David Borror Employment Agreement, which respectively relate to non-competition, confidentiality and intellectual property, will remain in full force and effect subject to the following modifications:

•	The non-competition covenants in the David Borror Employment Agreement will remain in effect until the first anniversary of the Separation Date; and

•

Such non-competition covenant of the David Borror Employment Agreement will not prevent him from engaging or investing in, owning, managing, operating, financing, controlling or participating in the ownership, management, operation, financing or control of, or being employed by, associating with, or receiving payments or benefits from or in any manner connected with, or lending his name or any similar name to, or lending his credit to, or rendering services or advice to, any business that acquires, develops or constructs rental apartment buildings.

BRC; Sponsors

As of the record date for the Special Meeting, the Borror Shareholders own 3,990,965 shares or approximately [—]% of the issued and outstanding shares of Common Stock, all of which are eligible to vote at the Special Meeting. In addition, the third party expenses of BRC incurred in connection with the Merger and the Merger Agreement will be paid by Parent or the Surviving Corporation after the closing of the Merger. As of the record date for the Special Meeting, the Sponsors own approximately 1,514,570 shares or approximately [—]% of the issued and outstanding shares of Common Stock, all of which are eligible to vote at the Special Meeting. The Sponsors acquired shares of the Company’s Common Stock by exercising the Warrants on [—], 2008. If approved, after the consummation of the Merger, the Unaffiliated Shareholders will no longer have an interest in the Company and the Company (as the Surviving Corporation) will be privately held by the Investor Group, including BRC.

On or before the closing date of the Merger, the Sponsors and BRC intend to enter into a definitive stockholders agreement, which shall include certain terms regarding the minority shareholder rights to be provided to BRC with respect to its equity interest in Parent. In particular, the terms of the definitive stockholders agreement will provide for certain normal and customary terms associated with such agreements (including certain restrictions on transfer, anti-dilution and tag along and drag along rights). The definitive stockholders agreement will also provide for the BRC Put and the Sponsors Call as described in this Proxy Statement. For a more detailed discussion regarding the proposed terms of the definitive stockholders agreement to be entered into by the Sponsors and BRC prior to the closing of the Merger, please see the section entitled “OTHER AGREEMENTS—Interim and Definitive Stockholders Agreements” below, as well as the Summary of Terms of Minority Shareholder Rights included with the Rollover Commitment Letter described above and included with this Proxy Statement as Appendix B.

Merger Financing

Promptly after the closing of the Merger, the Unaffiliated Shareholders and the Borror Group will be paid (assuming no shareholders perfect their dissenters’ rights under Ohio law) a minimum aggregate purchase price of approximately $2.9 million for their shares of Common Stock in connection with the Merger. The Borror Group will be paid $0.65 in cash without interest and subject to applicable withholding taxes for each of the 64,641 shares of Common Stock held outside of BRC (an aggregate of approximately $42,017). In addition, Parent (on behalf of itself, Merger Sub and the Sponsors) and the Company will require approximately $490,000 and $4.2 million, respectively, to pay their expenses and costs related to the Merger.

In connection with the Merger, the Sponsors have committed to provide Parent with financing in an aggregate amount of $2.9 million, consisting of up to approximately $1.45 million from Silver Oak and up to approximately $1.45 million from Silver Point to complete the Merger. On January 14, 2008, the Company and its lenders (including the Sponsors) entered into an Amendment No. 6 to the Credit Agreement to provide the Company with additional borrowing capacity under the Credit Agreement. Additionally, on February 21, 2008, the Company and its lenders (including the Sponsors) entered into an Amendment No. 8 and Limited Forbearance to the Credit Agreement to provide the Company with an additional $2,645,000 in borrowing capacity under the Credit Agreement. The Company’s lenders further agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies in respect of certain events of default specified therein under the Credit Agreement to facilitate the consummation of the Merger.

The Company expects that the equity financing provided by the Sponsors, along with the contribution of the Company Common Stock by BRC pursuant to the Rollover Commitment Letter and additional advances under the Credit Agreement, will be sufficient to enable Parent and Merger Sub to satisfy all of their respective obligations under the Merger Agreement.

Regulatory Requirements

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than approvals, filings or notices required under the federal securities laws and the filing of a Certificate of Merger with the Ohio Secretary of State upon consummation of the Merger.

Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax considerations relevant to Unaffiliated Shareholders whose shares of Common Stock are converted to the Merger Consideration in the Merger. This summary is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and is not applicable to Parent or the Investor Group. This summary applies only to Unaffiliated Shareholders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and may not apply to certain types of Unaffiliated Shareholders (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to an Unaffiliated Shareholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each Unaffiliated Shareholder should consult his, her or its own tax advisor to determine the applicability of the rules discussed below to his, her or its tax situation and the particular tax effects to him, her or it of the Merger, including the application and effect of state, local and other tax laws.

The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock will recognize capital gain or loss equal to the difference between the beneficial owner’s adjusted tax basis in the shares of Common Stock converted to cash in the Merger and the amount of cash received. A beneficial owner’s adjusted basis in the shares of Common Stock generally will equal the beneficial owner’s purchase price for such shares of Common Stock, as adjusted to take into account stock dividends, stock splits or similar transactions. There have been no transactions necessitating such adjustments in the current circumstances. Gain or loss must be determined separately for each block of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger.

Notwithstanding the above, if you are related, under applicable attribution rules, to a person deemed to own shares of the Surviving Corporation after the Merger, all the cash you receive might possibly be treated as a dividend of the Surviving Corporation. If you are related to a person deemed to own shares after the Merger, you should consult with your tax advisor to determine your appropriate tax treatment of the Merger.

A shareholder’s gain or loss on the receipt of cash for shares of Common Stock generally will be capital gain or loss. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates and trusts from the sale of property held more than one year would generally be taxed at a rate not to exceed 15% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

A shareholder may, under certain circumstances, be subject to “backup withholding” with respect to “reportable payments” made to the shareholder such as payments of cash for shares of Common Stock, unless the shareholder provides a taxpayer identification number or otherwise establishes an exemption. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Fees and Expenses

Whether or not the Merger is consummated and except as otherwise provided in this Proxy Statement, each party to the Merger Agreement will bear its respective fees and expenses incurred in connection with the Merger; provided, however that all Company Costs and Expenses (as defined in the Merger Agreement) will be paid by Parent or Merger Sub if the Merger is completed. For more information on the Company Costs and Expenses, please see the section entitled “THE MERGER AGREEMENT—Effect of Termination and Expenses” in this Proxy Statement. Estimated fees and expenses to be incurred by the Company in connection with the Merger are as follows:

The Company:
Financial, legal and accounting fees and expenses	$1,815,000
Business Combination Transaction Fee to the Company’s Financial Advisor	2,300,000
SEC Filing Fees	265
Printing, proxy solicitation and mailing expenses	50,000
Miscellaneous	50,000

Total	$4,215,265

Provisions for Unaffiliated Shareholders

Neither the Company, Parent, Merger Sub nor the Investor Group has made any provision to grant Unaffiliated Shareholders access to the corporate files of the Company, Parent, Merger Sub or the Investor Group, or to obtain counsel or appraisal services at the expense of the Company, Parent, Merger Sub or the Investor Group.

Financial Projections

The Company does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, the cash flow projections prepared by Company management on January 11, 2008, were made available to the Board and its financial advisor, Raymond James, in connection with its fairness analysis. The summary historical and projected financial information prepared by Company management on November 28, 2007 and the detailed liquidation analysis prepared by Company management on January 17, 2008 and set forth above were made available to the Board and its financial advisor, Raymond James, and the Special Committee and its financial advisor, Houlihan Lokey, in connection with their fairness analyses. The Company has included the cash flow projections and summary historical and projected financial information deemed material for purposes of considering and evaluating the Merger. The projections were prepared consistent with historical accounting policies. The projections were not prepared with a view toward public disclosure or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that the Company, the Special Committee, the Board, Raymond James or Houlihan Lokey or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Proxy Statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events that the Company’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. A summary of the projections is set forth below:

13-Week Cash Flow Projections

13 Week Cash Flow Forecast(1) ($’s in 000’s)	11-Jan	18-Jan	25-Jan	1-Feb	8-Feb	15-Feb	22-Feb	29-Feb	7-Mar	14-Mar	21-Mar	28-Mar	4-Apr	13 Week Total	Weekly Average
Total Closing Units	3	4	12	18	7	7	7	3	5	6	13	18	16	119	9

Operating Cash Receipts:

Total Closings	$518	$665	$2,221	$3,291	$1,114	$1,052	$1,242	$543	$1,029	$1,155	$3,244	$3,162	$3,461	$22,697	$1,746

Other Cash Receipts
Land Sales	$—	$—	$—	$—	$—	$1,500	$—	$—	$—	$—	$—	$—	$—	$1,500	$115
Other Receipts	559	70	70	70	70	70	70	70	70	70	70	70	70	1,399	108
Total Other Cash Receipts	559	70	70	70	70	1,570	70	70	70	70	70	70	70	2,899	223

Total Cash Receipts	$1,077	$735	$2,291	$3,361	$1,184	$2,622	$1,312	$613	$1,099	$1,225	$3,314	$3,232	$3,531	$25,596	$1,969

Operating Cash Disbursements:

Cost of Real Estate Sold
Land Costs	$70	$200	$200	$200	$200	$200	$100	$100	$100	$100	$100	$100	$100	$1,770	$136
House Costs	701	1,087	1,613	1,400	1,300	1,200	1,000	1,000	1,000	1,000	1,000	1,000	1,000	14,301	1,100
Distribution Center Costs	26	—	—	—	—	—	—	—	—	—	—	—	—	26	2

Total Cost of Real Estate Sold	$797	$1,287	$1,813	$1,600	$1,500	$1,400	$1,100	$1,100	$1,100	$1,100	$1,100	$1,100	$1,100	$16,097	$1,238

SG&A
Model Homes Cost	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$130	$10
Lease Expense	8	8	48	20	8	48	8	8	20	48	8	8	20	260	20
Real Estate & Other Taxes	10	20	675	16	390	130	80	120	—	50	—	50	—	1,541	119

Professional Fees	50	600	50	40	20	80	60	20	100	40	20	40	20	1,140	88
Other Corporate Costs	140	150	150	150	150	150	150	150	150	150	150	150	150	1,940	149

Subtotal Corporate Costs	218	788	933	236	578	418	308	308	280	298	188	258	200	5,011	385

Payroll	62	500	45	450	45	425	45	425	45	425	45	425	45	2,982	229

Commissions & Bonuses	—	160	—	110	—	110	—	110	—	110	—	110	—	710	55

Subtotal Payroll & Benefits	62	660	45	560	45	535	45	535	45	535	45	535	45	3,692	284

Total SG&A	$280	$1,448	$978	$796	$623	$953	$353	$843	$325	$833	$233	$793	$245	$8,703	$669

Total Operating Cash Disbursements	$1,077	$2,735	$2,791	$2,396	$2,123	$2,353	$1,453	$1,943	$1,425	$1,933	$1,333	$1,893	$1,345	$24,800	$1,908

Total Operating Cash Flow	$—	$(2,000)	$(500)	$965	$(939)	$269	$(141)	$(1,330)	$(326)	$(708)	$1,981	$1,339	$2,186	$796	$61

13 Week Cash Flow Forecast(1) ($’s in 000’s)	11-Jan	18-Jan	25-Jan	1-Feb	8-Feb	15-Feb	22-Feb	29-Feb	7-Mar	14-Mar	21-Mar	28-Mar	4-Apr	13 Week Total	Weekly Average
Debt Servicing:

Cash Interest Disbursements:
Revolver & Term Debt Interest & Fees	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$3,574	$3,574	$275
Other Note Interest	—	—	—	25	—	—	—	—	25	—	—	—	25	75	6

Total Cash Interest Disbursements	$—	$—	$—	$25	$—	$—	$—	$—	$25	$—	$—	$—	$3,599	$3,649	$281

Net Cash Inflow (Outflow)	$—	($2,000)	($500)	$940	($939)	$269	($141)	($1,330)	($351)	($708)	$1,981	$1,339	($1,412)	($2,852)	($219)
Debt / Borrowing Base
Beginning Debt Balance	$207,138	$207,138	$209,138	$209,638	$208,698	$209,637	$209,368	$209,509	$210,839	$211,190	$211,898	$209,917	$208,578

Net Cash Inflow (Outflow)	—	(2,000)	(500)	940	(939)	269	(141)	(1,330)	(351)	(708)	1,981	1,339	(1,412)
Non-Cash PIK interest	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Debt Outstanding	$207,138	$209,138	$209,638	$208,698	$209,637	$209,368	$209,509	$210,839	$211,190	$211,898	$209,917	$208,578	$209,990
Borrowing Base	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713	203,713

Availability Under the Borrowing Base	($3,425)	($5,425)	($5,925)	($4,985)	($5,924)	($5,655)	($5,796)	($7,126)	($7,477)	($8,185)	($6,204)	($4,865)	($6,277)
Discretionary Overadvance(2)	7,287	7,037	7,037	7,037	7,037	7,037	7,037	7,037	7,037	7,037	7,037	7,037	7,037

Total Availability	$3,862	$1,612	$1,112	$2,052	$1,113	$1,382	$1,241	($89)	($440)	($1,148)	$833	$2,172	$760

(1)	Management estimates; version sent to lenders 1/11/08

(2)	Discretionary overadvance being provided at the sole discretion of the Lenders; total borrowings limited to the maximum of $14.- million in excess of the borrowing base or $210,750 beginning the week of 1/18/08

Summary of Historical and Projected Financials—Income Statement

Income Statement Summary(1) ($’s in 000’s)	FY2004 A	FY2005 A	FY2006 A	Q1 ’07A	Q2 ’07A	Q3 ’07A	Q4 ’07E	FY2007E	Q1 ’08E	Q2 ’08E	Q3 ’08E	Q4 ’08E	FY2008E
Total Sales Units	2,450	1,944	1,171	218	206	153	136	713	220	258	169	135	782

Total Closing Units	2,837	2,146	1,335	165	206	197	185	753	125	175	208	227	735
Backlog Units	632	430	266	319	319	275	226	226	329	412	373	281	281

Gross Revenues	$553,972	$428,757	$275,532	$36,281	$43,476	$42,355	$41,290	$163,402	$26,387	$37,324	$45,415	$49,775	$158,900

Sales Discounts	(12,002)	(13,057)	(18,772)	(2,483)	(4,664)	(4,235)	(3,597)	(14,979)	(1,986)	(2,851)	(3,401)	(3,643)	(11,882)

Net Revenues	541,970	415,700	256,760	33,798	38,812	38,120	37,693	148,423	24,400	34,472	42,014	46,131	147,018
Sales Discount %	2.2%	3.0%	6.8%	6.8%	10.7%	10.0%	8.7%	9.2%	7.5%	7.6%	7.5%	7.3%	7.5%
Adj. Gross Profit(2)	120,252	84,261	30,848	3,835	1,687	2,611	3,575	11,709	1,195	3,036	3,871	4,599	12,701
Adj. Gross Margin(2)	22.2%	20.3%	12.0%	11.3%	4.3%	6.8%	9.5%	7.9%	4.9%	8.8%	9.2%	10.0%	8.6%

Impairments of RE Inventories	4,813	6,491	14,175	1,478	17,175	2,722	5,474	26,849	300	1,300	300	300	2,200

SG&A	77,936	64,475	50,082	8,728	8,944	8,883	6,365	32,920	5,934	6,179	6,039	5,967	24,119
SG&A Margin	14.4%	15.5%	19.5%	25.8%	23.0%	23.3%	16.9%	22.2%	24.3%	17.9%	14.4%	12.9%	16.4%
Interest Expense, net	4,032	7,745	11,248	5,430	5,450	6,141	6,574	23,594	5,927	6,094	6,335	6,416	24,772

Net Income	$20,202	$5,326	$(34,009)	$(11,458)	$(29,705)	$(15,256)	$(14,640)	$(71,059)	$(10,967)	$(10,536)	$(8,803)	$(8,084)	$(38,390)

EBITDA	$49,828	$29,612	$(10,013)	$(2,823)	$(4,527)	$(4,332)	$(1,058)	$(12,740)	$(3,243)	$(1,303)	$(206)	$906	$(3,846)

(1)	Per Management’s estimates

(2)	Adj. gross profit and margin excludes impairments of real estate assets and any gain / loss on sale of land

Summary of Historical and Projected Financials—Balance Sheet

Balance Sheet Summary(1) ($’s in 000’s)	FY2004 A	FY2005 A	FY2006 A	Q1 ’07A	Q2 ’07A	Q3 ’07A	Q4 ’07E	Q1 ’08E	Q2 ’08E	Q3 ’08E	Q4 ’08
Assets:
Unrestricted Cash	$6,710	$3,554	$3,032	$1,155	$1,571	$663	$1,000	$341	$531	$57	$361
Accounts Receivable	4,521	4,889	2,329	1,962	1,937	1,408	1,770	1,650	1,850	1,750	1,800

Land and Land Develop. Costs	307,682	323,594	281,316	264,803	241,611	237,663	231,177	225,884	219,930	217,458	214,428
Homes Under Construction	102,224	86,980	67,585	60,793	57,437	60,365	56,126	58,048	62,448	60,748	57,398
Land Held for Sale	3,726	12,481	20,321	24,652	24,823	25,379	23,865	22,127	18,792	16,544	13,087
Other (Lumber Inventory)	2,887	3,220	1,864	1,848	1,922	1,612	400	—	—	—	—

Total RE Inventories	416,519	426,275	371,086	352,096	325,793	325,019	311,567	306,059	301,170	294,750	284,913

PP&E, net and Other Assets	16,730	16,839	27,769	17,962	16,595	16,162	15,631	14,851	14,463	14,333	14,220

Total Assets	$444,480	$451,557	$404,216	$373,175	$345,896	$343,252	$329,968	$322,901	$318,014	$310,890	$301,294

Liabilities and Equity:
Accounts Payable	$9,317	$11,465	$7,945	$3,807	$6,549	$8,953	$6,104	$8,026	$9,786	$9,106	$7,766

Note Payable, Banks	194,378	205,240	16,800	6,700	6,700	13,391	14,448	19,000	22,500	25,500	25,500
Term A Debt	—	—	110,000	105,772	102,249	101,596	100,000	95,000	90,000	85,000	80,000
Term B Debt	—	—	90,000	90,000	90,000	93,863	97,852	101,035	104,824	108,754	112,833

Subtotal Sr. Credit Facility	194,378	205,240	216,800	202,472	198,949	208,850	212,300	215,035	217,324	219,254	218,333

Other Debt	5,819	9,300	8,746	8,678	8,685	7,798	7,677	7,677	7,677	6,866	6,866
Other Liabilities	46,069	30,019	2,261	1,473	4,708	5,973	6,996	5,994	7,544	8,699	9,308

Total Liabilities	$255,583	$256,024	$235,752	$216,430	$218,891	$231,574	$233,076	$236,732	$242,331	$243,925	$242,273
Total Equity	$188,897	$195,533	$168,464	$156,745	$127,005	$111,678	$96,892	$86,169	$75,683	$66,965	$59,021

Total Liabilities & Equity	$444,480	$451,557	$404,216	$373,175	$345,896	$343,252	$329,968	$322,901	$318,014	$310,890	$301,294

Notes:

(1)	Per Management estimates

THE PARTIES TO THE MERGER

The Company

General

The Company is a builder of high-quality homes and condominiums in central Ohio and in the Louisville and Lexington, Kentucky markets. The Company traces its homebuilding roots to 1952 when Donald A. Borror, the Company’s founder, built his first home in Columbus, Ohio. The Borror Group grew the homebuilding business and operated it as part of the homebuilding and related divisions of BRC. The Company was organized as an Ohio corporation in October 1993 under the name Borror Corporation in anticipation of its initial public offering, which was completed in March 1994. In connection with the initial public offering, the Company acquired from BRC, its predecessor company and largest shareholder, its homebuilding operations. BRC is primarily owned and is controlled by the Borror Group. In May 1997, the Company changed its name to Dominion Homes, Inc. The Company has not conducted an underwritten public offering of its Common Stock during the past three years.

The Company’s principal corporate offices are located at 4900 Tuttle Crossing Blvd., Dublin, Ohio 43016. The telephone number of the Company’s principal corporate offices is (614) 356-5000 and our web site address is www.dominionhomes.com.

Directors and Executive Officers

Board of Directors. There are eight members of the Company’s Board.

•

David P. Blom, age 53, has served as the Chief Executive Officer of OhioHealth, a not-for-profit, charitable health system based in Columbus, Ohio, since March 2002, and as its President since 1999. Prior to that time, Mr. Blom served OhioHealth as Executive Vice President and Chief Operating Officer from 1998 to 1999.

•

David S. Borror, age 50, has served as Vice Chairman of the Board since January 2007. From October 2003 through December 2006, Mr. Borror served as Corporate Executive Vice President of the Company. From 1988 through September 2003, Mr. Borror served as Executive Vice President of the Company. Since December 2000, Mr. Borror has also served as President of BRC.

•

Douglas G. Borror, age 52, has served as Chief Executive Officer of the Company since September 1992, as Chairman of the Board of Directors since July 1999 and as President of the Company since December 31, 2007. Mr. Borror also served as President of the Company from November 2004 until March 2006. Currently, Mr. Borror also serves on the board of directors of Bancinsurance Corporation and NiSource, Inc., and is a member of the Board of Trustees of The Ohio State University.

•

R. Andrew Johnson, age 53, Johnson has served as Chief Executive Officer of The Johnson Family’s Diamond Cellar, a Columbus, Ohio based retail jewelry store and one of the largest independently owned jewelry companies in the nation, since January 2000.

•

Robert R. McMaster, 58, is a private investor. Prior to his retirement in January 2005, he served as the Chief Executive Officer of ASP Westward, LLC and ASP Westward L.P. (and their predecessor companies Westward Communications Holdings, LLC and Westward Communications, L.P.) since 1997. Prior to that time, Mr. McMaster spent 27 years with KPMG L.P. in a variety of positions including Ohio Valley Area Managing Partner and Columbus Office Managing Partner. He also served as a member of KPMG’s Management Committee from 1992 to 1997. Currently, Mr. McMaster serves on the board of directors of Sally Beauty Holdings, Inc., Minimally Invasive Devices, LLC and Carpenter Technology Corporation. Mr. McMaster serves as the chairman of the audit committee for Sally Beauty Holdings, Inc and also serves as a member of the audit committee for Carpenter Technology Corporation.

•	Betty D. Montgomery, age 59, served as Auditor of the State of Ohio from 2003 to 2007. From 1995 to 2002, Ms. Montgomery served two 4 year terms as Ohio Attorney General. Ms. Montgomery was the first woman elected to both the Auditor of State and Attorney General positions in Ohio. From 1989-1994, Ms. Montgomery served a 4 year term in the Ohio Senate and from 1981-1988, she served two 4 year terms as the Prosecuting Attorney in Wood County, Ohio.

•

Carl A. Nelson, Jr., age 62, retired from Arthur Andersen in March 2002 after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur Andersen Columbus, Ohio office from 1994 until his retirement, and was the leader of the firm’s consulting services for the products industry in the United States. Since that date, he has been an independent business consultant and has served as a lecturer at The Ohio State University. Mr. Nelson also serves on the board of directors of Worthington Industries, Inc., Star Leasing, Stonehenge Partners, Inc. and Midwest Electric. Mr. Nelson also currently serves as chairman of the audit committee of Worthington Industries, Inc.

•

Zuheir Sofia, age 63, is the Chairman of Sofia & Company, Inc., a private financial advisory firm, and is Managing Director of Cleary Gull Inc. and MBO Cleary Advisors Inc., SEC registered investment advisors. From 1986 to 1998, Mr. Sofia served as President, Chief Operating Officer, Treasurer and Director of Huntington Bancshares, Incorporated. Currently, Mr. Sofia serves on the board of directors of Lancaster Colony Corporation.

Executive Officers. In addition to Douglas G. Borror and David S. Borror, whose biographies are set forth above, the following individual is an executive officer of the Company:

•

William G. Cornely, age 58, has served as Executive Vice President of Finance since February 2007, as Chief Financial Officer of the Company since January 2006 and as Chief Operating Officer of the Company since December 31, 2007. From January 2006 to February 2007, Mr. Cornely served as our Senior Vice President of Finance. From November 2005 to January 2006, Mr. Cornely worked with the Company as a consultant to assist management with the negotiation of modifications and an extension to the Company’s credit facility. Prior to that time, Mr. Cornely served as Executive Vice President, Chief Operating Officer and Treasurer of Glimcher Realty Trust (“Glimcher”) from March 1998 to April 2005. Mr. Cornely also served as Chief Financial Officer of Glimcher from April 1997 to June 2002, and as a member of its Board of Trustees from October 1999 to May 2004. Prior to that time, Mr. Cornely was an Audit Partner with the accounting firm of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand).

None of the Company’s executive officers and directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the Company’s executive officers and directors are United States citizens.

Dominion Holding Corp.

Dominion Holding Corp., which we refer to as Parent in this Proxy Statement, is a Delaware corporation that was incorporated on January 11, 2008 solely for the purpose of engaging in the Merger and related transactions. Parent was formed by SPCP Group, LLC, a Delaware limited liability company (“Silver Point”) and Silver Oak Capital, L.L.C., a Delaware limited liability company (“Silver Oak,” and together with Silver Point, collectively referred to as the “Sponsors”), each a fund or a nominee acting on behalf of private investment funds affiliated with Silver Point Capital, L.P. and Angelo, Gordon & Co., L.P., respectively, and is backed by the equity commitment of the Sponsors.

Parent has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement and other related agreements. The mailing address and telephone number of Parent’s principal executive offices are c/o Silver Point Capital, L.P., Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, Attn: Charles E. Tauber, (203) 542-4200; and c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167, Attn: Thomas M. Fuller, (212) 692-2000.

Directors and Executive Officers

Thomas M. Fuller and Richard Petrilli are the directors of Parent. Mr. Fuller currently serves as Co-President of Parent and Mr. Petrilli currently serves as Co-President and Secretary of Parent. Biographical information on Messrs. Fuller and Petrilli is set forth below:

•

From October 2002 to January 2005, Richard Petrilli served as comptroller of Silver Point Capital Fund, L.P. Since January, 2006, Mr. Petrilli has served as the Chief Financial Officer for Silver Point Capital General Partner, LLC.

•

Thomas M. Fuller is a Senior Managing Director of Angelo, Gordon & Co. and a member of the firm’s executive committee. Mr. Fuller is responsible for the firm’s distressed securities area. Prior to joining Angelo, Gordon & Co. in 2000, Mr. Fuller was a Vice President at Nomura Holding America where he was responsible for distressed securities investing in the Special Situations Group.

None of Parent’s executive officers and directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of Parent’s executive officers and directors are United States citizens.

Dominion Merger Corporation

Dominion Merger Corporation, which we refer to as Merger Sub in this Proxy Statement, is an Ohio corporation that was incorporated on January 15, 2008. Parent is the sole shareholder of Merger Sub and currently owns all of its issued and outstanding common shares. Parent incorporated Merger Sub in specific contemplation of the Merger and for the sole purpose of serving as the acquisition vehicle.

Merger Sub is authorized to engage in any lawful activity or business; however, as of the date of this Proxy Statement, Merger Sub has not engaged in any activities other than those designed to bring about consummation of the Merger. The mailing address and telephone number of Merger Sub’s principal executive offices are c/o Silver Point Capital, L.P., Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, Attn: Charles E. Tauber, (203) 542-4200; and c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167, Attn: Thomas M. Fuller, (212) 692-2000.

Thomas M. Fuller and Richard Petrilli are the directors of Merger Sub. Mr. Fuller currently serves as President and Treasurer of Merger Sub and Mr. Petrilli currently serves as Chairman of the Board and Secretary of Merger Sub. Biographical information on Messrs. Fuller and Petrilli is set forth below:

•

From October 2002 to January 2005, Richard Petrilli served as comptroller of Silver Point Capital Fund, L.P. Since January, 2006, Mr. Petrilli has served as the Chief Financial Officer for Silver Point Capital General Partner, LLC.

•

Thomas M. Fuller is a Senior Managing Director of Angelo, Gordon & Co. and a member of the firm’s executive committee. Mr. Fuller is responsible for the firm’s distressed securities area. Prior to joining Angelo, Gordon & Co. in 2000, Mr. Fuller was a Vice President at Nomura Holding America where he was responsible for distressed securities investing in the Special Situations Group.

None of Merger Sub’s executive officers and directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of Merger Sub’s executive officers and directors are United States citizens.

The Investor Group

Silver Oak/ Silver Point—Silver Oak acts as nominee for certain private investment funds for which Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Angelo Gordon & Co.”) acts as discretionary investment advisor. AG Partners, L.P., a Delaware limited partnership, is the sole general partner of Angelo Gordon & Co. JAMG LLC is the sole general partner of AG Partners, L.P. John M. Angelo is a managing member of JAMG LLC and the chief executive officer of Angelo Gordon & Co. Michael L. Gordon is the other managing member of JAMG LLC and the chief operating officer of Angelo Gordon & Co.

Angelo Gordon & Co. is a privately-held registered investment advisor dedicated to alternative investing. Angelo Gordon & Co. was founded in 1988 and currently manages, with its affiliates, approximately $18 billion. The principal executive office address of each of Silver Oak, Angelo Gordon & Co., AG Partners, L.P. and JAMG LLC and each of its partners, members, directors and executive officers, as applicable, is 245 Park Avenue, New York, New York 10167; and the telephone number at such address is (212) 692-2000.

Except as otherwise indicated below, each of the partners, members and executive officers of Angelo Gordon & Co., AG Partners, L.P. and JAMG LLC, as applicable, is a citizen of the United States.

The following information about Angelo Gordon & Co.’s, AG Partners, L.P.’s and JAMG LLC’s executive officers, as applicable, is based, in part, upon information provided by such persons.

Name	Occupation or Employment
John M. Angelo	Chief Executive Officer

Michael L. Gordon	Chief Investment Officer and Chief Operating Officer

Messrs. Angelo and Gordon have held their respective positions as executive officers of Angelo Gordon & Co. for the past five years.

During the last five years, none of Silver Oak, Angelo Gordon & Co., AG Partners, L.P. and JAMG LLC or any of Angelo Gordon & Co.’s, AG Partners, L.P.’s and JAMG LLC’s partners, members, directors and executive officers, as applicable, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Silver Point is a private investment fund which provides financing to and invests in companies across all industries. Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund Ltd. (collectively, the “SP Funds”) are the members of Silver Point. The general partner of Silver Point Capital Fund, L.P. is Silver Point Capital General Partner, LLC. Each of the SP Funds is managed by Silver Point Capital. Silver Point Capital Management, L.L.C. is the sole general partner of Silver Point Capital and each of Silver Point, the SP Funds, Silver Point Capital General Partner, LLC, Silver Point Capital and Silver Point Capital Management, L.L.C (collectively, the “SP Entities”) are controlled, directly or indirectly, by Edward A. Mulé and Robert J. O’Shea (collectively, the “SP Controlling Persons”).

The principal executive office of each of the SP Entities, their respective executive officers and the SP Controlling Persons, is Two Greenwich Plaza, Greenwich, Connecticut 06830 and the telephone number is (203) 542-4000. Each of the SP Controlling Persons is a United States citizen.

During the last five years, none of the SP Entities, their respective executive officers and directors or SP Controlling Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following information about the SP Entities’ executive officers, as applicable, is based, in part, upon information provided by such persons.

Name	Occupation or Employment
Edward A. Mulé	Co-Chief Executive Officer

Robert J. O’Shea	Co-Chief Executive Officer

Messrs. Mulé and O’Shea have held their respective positions as Co-Chief Executive Officer of the SP Entities for the past five years.

The Sponsors, through themselves and/or certain affiliates, are lenders to the Company pursuant to the Credit Agreement. The Credit Agreement includes a $35 million senior secured revolving line of credit, a $110 million senior secured Term A loan facility, and $90 million senior secured second lien Term B loan facility with detachable warrants exercisable for 1,538,235 shares of Common Stock of the Company at $0.01 per share.

The Credit Agreement contains certain financial covenants that the Company was not in compliance with as of March 6, 2008. This failure to meet these covenants constitutes an event of default under the Credit Agreement, permitting the lenders to exercise their remedies under the Credit Agreement. Since June 30, 2007, the lenders have imposed the default interest rate, but have not elected to exercise their other remedies. While certain unwaived events of default have occurred and continue under the Credit Agreement, in order to facilitate the consummation of the Merger, the Company and the lender have entered into Amendment No. 7 and Limited Forbearance to the Credit Agreement dated as of January 18, 2008, pursuant to which the lenders agreed in part to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement.

The Company expects that Silver Point and Silver Oak will collectively own [—]% of the Company immediately prior to completion of the Merger and will indirectly own 90.38% of the Company following completion of the Merger. For more information on the Sponsors, please see the section entitled “COMMON STOCK PURCHASE INFORMATION—Purchases by the Sponsors; Parent; Merger Sub or BRC” in this Proxy Statement.

BRC—The members of the Investor Group other than Silver Point and Silver Oak include BRC as described above. BRC is an Ohio corporation and a significant shareholder of the Company, owning approximately 46.90% of the Company’s outstanding common shares and is controlled by the Borror Group. BRC is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. Douglas G. Borror and David S. Borror, who are directors and officers of the Company, are also directors and officers of BRC. David S. Borror and Douglas G. Borror serve as President and Executive Vice President, respectively, of BRC. Terry E. George serves as Vice President, Secretary and Treasurer, and is a director, of BRC.

During the last five years, none of BRC or any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Company expects that BRC will indirectly own 9.62% of the Company following completion of the Merger, subject to both the BRC Put and the Sponsors Call as described in “OTHER AGREEMENTS—Interim and Definitive Stockholders Agreements” below.

In connection with the Merger, BRC has entered into the Rollover Commitment Letter with Silver Point and Silver Oak, pursuant to which BRC has agreed to contribute all of its shares of Common Stock to Parent immediately before the Merger in exchange for a 9.62% interest in Parent. Further, in connection with the Merger, the Borror Shareholders have entered into the Voting Agreement with Parent and Merger Sub pursuant to which the Borror Shareholders have agreed to vote certain of their shares in favor of the adoption of the Merger Agreement. The Voting Agreement does not include 25,406 shares of Common Stock beneficially owned by Douglas G. Borror through The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which shares of Common Stock will be voted at the direction of Mr. Borror and which the Company expects will be voted for the Merger and the Merger Agreement.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A and is incorporated by reference into this Proxy Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety before deciding to approve the Merger and adopt the Merger Agreement.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about us, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants made by us, Parent and Merger Sub are qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement.

The Merger and Merger Consideration

The Merger Agreement provides for the Merger of Merger Sub with and into the Company, with the Company as the Surviving Corporation of the Merger. According to the Merger Agreement, each common share issued and outstanding immediately prior to the effective time (other than shares (i) held or beneficially owned by Parent or Merger Sub (including BRC), (ii) held in the Company’s treasury, and (iii) held by dissenting shareholders) will be converted automatically into the right to receive the Merger Consideration of $0.65 per share in cash, without interest. Dissenting shareholders who do not vote to approve the Merger and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Section 1701.85 of the Ohio Revised Code regarding appraisal rights have the right to seek a determination of the fair value of their common shares and to receive that fair value in cash therefore in lieu of the Merger Consideration. See “RIGHTS OF DISSENTING SHAREHOLDERS.”

Immediately prior to the effective time of the Merger, each outstanding option to purchase common shares granted under any employee stock option or compensation plan of, or other arrangement with, the Company, whether or not such option is then exercisable, will entitle the holder of such option to receive an amount in cash equal to (x) the total number of common shares subject to such option multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price of such option. The Company expects that all outstanding options, whether or not then-exercisable, will be cancelled at the effective time of the Merger without payment since as of the date of this Proxy Statement all options are out-of-the-money because they are exercisable at more than $0.65 per share.

The closing of the Merger will occur not later than the fifteenth business day following the Special Meeting of the shareholders or on such other date as specified by the Company and Parent. On the closing date, the parties will cause a Certificate of Merger to be filed with the Ohio Secretary of State, and the time of such filing will be the “effective time” of the Merger unless otherwise provided in the Certificate of Merger.

Under the Merger Agreement, the Articles of Incorporation and Regulations of Merger Sub will be the Articles of Incorporation and Regulations of the Surviving Corporation. The directors of Merger Sub, together with Douglas G. Borror, who will be Chairman of the board of directors of the Surviving Corporation, will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly chosen and qualified or as otherwise provided in the Regulations of the Surviving Corporation.

Procedures for the Exchange of Certificates

Immediately before the effective time of the Merger, Parent or Merger Sub will deposit or cause to be deposited with a paying agent selected by the Company and reasonably satisfactory to Parent (the “Paying Agent”) for the benefit of the Unaffiliated Shareholders, other than any dissenting shareholders, cash in an amount equal to the aggregate Merger Consideration to be paid under the Merger Agreement in exchange for outstanding shares of Common Stock of the Company. As soon as reasonably practicable, after the effective time of the Merger, the Paying Agent will mail a transmittal letter to former shareholders of the Company. The transmittal letter will contain instructions with respect to the surrender of share certificates formerly representing shares of Common Stock to be exchanged in the Merger for the Merger Consideration. Shareholders should not return share certificates with the enclosed proxy card.

Upon the surrender of each certificate by an Unaffiliated Shareholder together with a signed letter of transmittal and any other items specified by the letter of transmittal, that Unaffiliated Shareholder will be entitled to receive in exchange for each share of Common Stock represented by the certificate cash in an amount equal to the Merger Consideration, without interest and subject to any required withholding of taxes by the Surviving Corporation. Any surrendered certificate will be canceled.

At the effective time of the Merger, shares of Common Stock will have been converted into the right to receive the Merger Consideration, as discussed above, and will be no longer transferable on the stock transfer books of the Surviving Corporation. If, after the effective time of the Merger, certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent, such certificates will be canceled and exchanged for cash in an amount equal to the Merger Consideration deliverable under the Merger Agreement.

Any cash deposited with the Paying Agent that remains unclaimed by former shareholders of the Company six months after the effective time of the Merger may be delivered to the Surviving Corporation at its option. After that time, a holder of a certificate representing shares of Common Stock may look only to the Surviving Corporation for payment of the Merger Consideration. None of the Surviving Corporation, Parent or the Paying Agent will be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the parties solely for the benefit of each other. The statements contained in those representations and warranties are qualified by information in the confidential disclosure letter that the parties have exchanged in connection with the execution and delivery of the Merger Agreement, which qualify and create exceptions to those representations and warranties.

The representations and warranties of the Company relate to, among other things:

•	the organization, good standing and corporate authority of the Company and our subsidiaries;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the capital structure of the Company;

•	compliance with applicable laws, licenses and permits;

•	the accuracy of the Company’s SEC filings under Form 10-K, 10-Q, 8-K and Schedule 14A since March 14, 2007 and the compliance of such filings with applicable rules and regulations;

•	the compliance of our financial statements contained in such SEC filings with U.S. GAAP and the absence of certain undisclosed liabilities;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of materially adverse litigation;

•	the absence of any required governmental approvals in connection with the execution of the Merger Agreement;

•	indebtedness;

•	compliance with all applicable environmental laws and the absence of environmental legal proceedings against the Company;

•	investments in joint ventures;

•	the real property owned or leased by the Company and its subsidiaries;

•	condemnation or zoning proceedings and casualty;

•

the absence of (i) conflicts with or breaches of the articles of incorporation, regulations or organizational documents of the Company and its subsidiaries or (ii) any breach of or default under certain contracts and agreements, resulting from the execution or delivery of the Merger Agreement or the consummation of the Merger;

•	the accuracy of information provided by the Company to be included in this Proxy Statement;

•	the required shareholder vote relating to the Merger;

•	tax matters;

•	the absence of certain changes or events since September 30, 2007;

•	material contracts and the absence of breaches of certain material contracts;

•	intellectual property;

•	the absence of undisclosed brokers or finders;

•	employee benefit plans;

•	insurance policies;

•	the absence of certain undisclosed liabilities;

•	labor matters;

•

the receipt of the opinions of Raymond James and Houlihan Lokey, to the effect that, as of the date of the opinions, the Merger Consideration is fair from a financial point of view to the Unaffiliated Shareholders;

•	applicability of anti-takeover statutes; and

•	affiliate transactions.

The representations and warranties of Parent and Merger Sub relate to, among other things:

•	organization, good standing and equity ownership;

•	authorization, execution, delivery and enforceability of the Merger Agreement;

•

the absence of (i) conflicts with their organizational documents, (ii) required governmental consents or approvals, except for compliance with the Securities Exchange Act of 1934, as amended, and the filing of the Certificate of Merger, (iii) any violation of applicable law, (iv) any breach of or default under certain contracts and agreements to which it is a party or is bound, resulting from the execution or delivery of the Merger Agreement or the consummation of the Merger;

•	the accuracy of all information provided by Parent and Merger Sub to be included in this Proxy Statement;

•	the absence of legal proceedings against Parent or Merger Sub;

•	the absence of brokers and finders;

•

the existence of sufficient funds through equity financing by SPCP Group, LLC and Silver Oak Capital, L.L.C. to satisfy all of Parent’s obligations under the Merger Agreement (assuming the contribution of the rollover shares pursuant to the Rollover Commitment Letter together with additional advances under the Credit Agreement); and

•	the absence of prior business operations by Parent and Merger Sub, other than the negotiation and execution of the Merger Agreement and related documents.

Conditions to the Merger

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the closing date of the following conditions, any one or more of which may be waived (except for the condition contained in the fourth bullet point below) where permissible under the Merger Agreement by Parent or Merger Sub:

•

each of the Company’s representations and warranties contained in Sections 3.01(a), 3.01(b), 3.01(n), 3.01(o), 3.01(t) and 3.01(y) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date);

•

all of the Company’s other representations and warranties contained in the Merger Agreement (disregarding any exception relating to materiality or a Material Adverse Effect) shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such inaccuracies in any representation or warranty which do not materially impair the ability of the Company to consummate the transactions contemplated under the Merger Agreement and have not had and would not have, individually or in the aggregate, a Material Adverse Effect;

•

the Company must have performed in all material respects all obligations required to be performed by it prior to the closing date under the Merger Agreement and an executive officer of the Company must have delivered to Parent and Merger Sub a certificate to that effect;

•	the Merger Agreement and the Merger shall have been approved by a majority of the holders of shares of Common Stock;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or any of its subsidiaries shall have occurred since the date of the Merger Agreement;

•

there shall not be pending any action or proceeding brought by any governmental authority requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of Parent, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated under the Merger Agreement, nor shall there be in effect any provision of applicable law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency directing that any of the transactions provided for under the Merger Agreement not be consummated as provided;

•	all necessary governmental approvals to the consummation of the Merger shall have been obtained;

•

no filing by the Company or any subsidiary or a filing against the Company or any subsidiary for relief under Title 11 of the Bankruptcy Code shall have been made, and no custodian, trustee, receiver or other agent shall have been appointed or authorized to take charge of a material portion of the property of the Company or any subsidiary; and

•	all outstanding stock options shall have been cancelled in accordance with the Merger Agreement.

Conditions to Obligations of the Company

The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any one or more of which may be waived (except for the condition contained in the fourth bullet point below):

•

each of the representations and warranties of Parent and Merger Sub contained in Sections 3.02(a), 3.02(b) and 3.02(f) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date);

•

all of other representations and warranties of Parent and Merger Sub contained in the Merger Agreement (disregarding any exception relating to materiality or a Material Adverse Effect (as defined in the Merger Agreement)) shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such inaccuracies in any representation or warranty which do not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated under the Merger Agreement;

•

each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it prior to the closing date under the Merger Agreement and an executive officer of each of Parent and Merger Sub must have delivered to the Company a certificate to that effect;

•	the Merger Agreement and the Merger shall have been approved by a majority of the holders of shares of Common Stock; and

•

there shall not be pending any action or proceeding brought by any governmental authority requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of the Company, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated under the Merger Agreement, nor shall there be in effect any provision of applicable law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency directing that any of the transactions provided for under the Merger Agreement not be consummated as provided;

•	all necessary governmental approvals to the consummation of the Merger shall have been obtained; and

•	concurrently with the consummation of the Merger, the exchange of $20 million of indebtedness of the Company for shares of common stock of Parent shall occur.

Conduct of Business Until the Merger

The Company and its subsidiaries are subject to restrictions on their conduct and operations until the Merger is completed. The Company has agreed to conduct its business only in the ordinary course of business and to use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve its relationships with persons having significant business dealings with it. Accordingly, the Company has agreed with limited exceptions, and except to the extent the Merger Agreement contemplates otherwise or with the prior written consent of Parent, that it will not take any of the following actions:

•	splitting, combining, or reclassifying any of its capital stock, declaring or paying any dividends or distributions, or redeeming its capital stock;

•	amending its organizational documents;

•

issuing or authorizing any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, other than upon the exercise of existing options or warrants, or designating any class or series of capital stock from its undesignated preferred shares;

•	acquiring any capital assets, making any capital expenditures outside of its current budget, purchasing any business, purchasing any stock of any corporation, or merging with any entity;

•	buying, selling or leasing any material assets or properties, other than purchase and sale in the ordinary course of business;

•	incurring indebtedness or making any guarantees of indebtedness of another person, other than under the Credit Agreement;

•	adopting or modifying any employee benefit plan or arrangement or increasing employee compensation or benefits;

•	entering into any collective bargaining agreement;

•	making material changes to its accounting principles, methods, or practices;

•	entering into material contacts; or

•	entering into any contract or commitment to do any of the foregoing.

Acquisition Proposals

Except with respect to Excluded Parties (as defined below) or in limited circumstances relating to the “go-shop” period or the requirements of the fiduciary duties of the Board of Directors described below, from the date of the Merger Agreement until the time the Company’s shareholders approve the Merger Agreement or termination of the Merger Agreement, if earlier, the Company shall not, and shall cause its subsidiaries and representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve, endorse or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (as defined below);

•

enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (as defined below);

•

enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach our obligations thereunder; or

•	resolve, propose or agree to do any of the foregoing.

However, the Company and its directors are permitted to until 11:59 p.m. (EDT) on March 3, 2008 (which we sometimes refer to as the end of the “go-shop” period):

•

initiate, solicit and encourage Acquisition Proposals from any parties, including by way of providing access to non-public information (only pursuant to one or more confidentiality agreements with appropriate parties);

•	discuss and negotiate potential Acquisition Proposals with any parties; and

•	otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

At the end of the “go-shop” period, commencing on March 4, 2008, the Company must immediately cease discussions and negotiations regarding Acquisition Proposals, except with respect to any Acquisition Proposal from a third party received prior to March 3, 2008 that meet the requirements described in subsections (i) through (iv) in the next paragraph (any such person submitting such an Acquisition Proposal, an “Excluded Party”). As of the end of the “go-shop period” the Company had received no such Acquisition Proposals. The Company may continue discussions and negotiations with Excluded Parties, if any, so long as such requirements remain satisfied.

In addition, at any time on or following the date of the Merger Agreement and prior to the time the Company’s shareholders adopt the Merger Agreement, the Company may:

•

provide information requested by any person (including any Excluded Party) who has made a Acquisition Proposal if the Company receives an acceptable executed confidentiality agreement and the Company concurrently provides to Parent any non-public information provided to such person which was not previously provided to Parent; or

•	discuss and negotiate with any person (including any Excluded Party) who has made such an Acquisition Proposal,

to the extent that (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide; (ii) the Company has not breached the provisions of the Merger Agreement in Section 4.04(c) of the Merger Agreement relating to the Acquisition Proposal, (iii) the Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our directors’ fiduciary duties under applicable law, and (iv) the Board of Directors has determined in good faith after consultation with its financial advisors and outside counsel that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal. The Company is required to provide Parent with written notice of its intention to take any such action at least two business days prior to taking such action.

An “Acquisition Proposal” means any inquiry, offer or proposal made by a person or group at any time relating to any direct or indirect acquisition of:

•	more than 25% of the assets of the Company and its subsidiaries, taken as a whole;

•	beneficial ownership of more than 25% of the outstanding equity securities of the Company;

•	a tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of outstanding equity securities of the Company; or

•

any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

A “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 60%) made in writing that:

•

is on terms that the Board of Directors has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s shareholders from a financial point of view than the Merger Agreement, after giving effect to any modifications (if any) proposed to be made to the Merger Agreement or any other offer by Parent after Parent’s receipt of notice of the Acquisition Proposal under the Merger Agreement, and

•	the Board of Directors has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated (if accepted),

after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal.

With respect to the recommendation of the Board of Directors in favor of the Merger Agreement, subject to the terms of the Merger Agreement, the Board of Directors may not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, its recommendation that the Merger Agreement be approved by our shareholders (“Company Recommendation” and such change of the Company Recommendation being adverse to Parent, being referred to as a “Change of Company Recommendation”);

•

approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal;

•

enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under the Merger Agreement or breach its obligations thereunder; or

•	resolve, propose or agree to do any of the foregoing.

However, at any time prior to the adoption of the Merger Agreement by the Company’s shareholders, the Company may withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub, if the Board of Directors has determined in good faith, after consultation with its outside counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law; if all of the following apply:

•	the Company provides written notice to Parent of the Board of Directors’ intention to take any such action at least four business days in advance of the action;

•

the Company provides Parent the opportunity to submit an amended written proposal or to make a new written proposal to the Board of Directors and negotiates in good faith with Parent to make such adjustments to the terms and conditions of the Merger Agreement as could reasonably be expected to prevent such Change of Company Recommendation during such four business day period; and

•

the Board of Directors determines in good faith, after considering any such amended or new written proposal and after consultation with its outside counsel and financial advisor, that the failure to so withhold, withdraw, qualify, modify or amend the Company Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law.

Within two business days after March 3, 2008 (or, with respect to any Excluded Party who is determined to be an Excluded Party after March 3, 2008 in accordance with the Merger Agreement, within two business days of such determination), the Company shall notify Parent in writing of the identity of each Excluded Party and of the material terms and conditions of the Acquisition Proposal received from such Excluded Party. From and after March 4, 2008, the Company must notify Parent in writing promptly (but not more than two business days after such receipt) of (i) any Acquisition Proposal or written indication that would reasonably to be expected to result in an Acquisition Proposal (including the material terms and conditions thereof), (ii) any request (other than from an Excluded Party) for non-public information relating to the Company or its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) and (iii) any inquiry or request (other than from an Excluded Party) for discussions or negotiations any Acquisition Proposal, and thereafter must keep Parent reasonably informed of the status thereof and thereafter must keep Parent currently (and in any event no later than two business days after the occurrence of any significant changes, developments, discussions or negotiations) informed of the status thereof.

Nothing in the non-solicitation provisions of the Merger Agreement prevents the Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rules 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the Board of Directors has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable law or to comply with obligations under federal securities laws or NASDAQ. However, any such disclosure (other than a “stop-look-and-listen” communication to our shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) will be treated as a “Change of Company Recommendation” unless the Board of Directors expressly publicly reaffirms its Company Recommendation not more than five business days after a written request by Parent to do so.

Termination and Abandonment

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•

there is any injunction, writ, order, judgment or decree permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becoming final and non-appealable; but in each case, only to the extent that the party seeking to terminate shall have used its reasonable best efforts to oppose any such injunction, writ, order, judgment or decree or to have such injunction, writ, order, judgment or decree vacated or made inapplicable to the Merger;

•

the Merger has not been consummated by June 30, 2008 (the “Outside Date”), whether before or after shareholder approval has been obtained, provided that the right to terminate the Merger Agreement hereunder shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement materially contributed to the failure to consummate the Merger on or before the Outside Date; or

•	the requisite shareholder vote with respect to the adoption of the Merger Agreement was not obtained at the special meeting or any adjournment or postponement thereof.

•	by the Company if:

•

if there has been a breach of any of the covenants or agreements or any of the representations or warranties made by Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of certain conditions to the closing and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent from the Company, or which by its nature or timing cannot be cured within such time period; provided that the Company is not then in material breach of any of its covenants or agreements or representations and warranties contained in the Merger Agreement; or

•

at any time before the approval of the Merger Agreement, the Company receives an Acquisition Proposal which the Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all adjustments to the Merger Agreement that may be offered by Parent. However, the Company does not have this right to terminate the Merger Agreement unless (i) the Company has not breached the provisions of the Merger Agreement relating to Acquisition Proposals, (ii) the Company has provided prior written notice of the Acquisition Proposal to Parent, and (iii) the Company negotiates with Parent in good faith to attempt to make adjustments to the Merger Agreement so that the Acquisition Proposal ceases to be a Superior Proposal.

•	by Parent if:

•

there has been a breach of any of the covenants or agreements or any of the representations or warranties made by the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of certain conditions to closing and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent is not then in material breach of any of its covenants or agreements or representations and warranties contained in the Merger Agreement; or

•

(i) a Change of Company Recommendation shall have occurred; (ii) the Board of Directors withholds, withdraws, qualifies, modifies or amends the Company Recommendation or fails to reaffirm the Company Recommendation; (iii) the Board of Directors or any committee thereof approves, adopts or recommends any Superior Proposal or Acquisition Proposal; (iv) the Company executes any letter of intent, memorandum of understanding or similar contract relating to any Superior Proposal or Acquisition Proposal; (v) the Company approves or recommends that the Company shareholders tender their shares in any tender or exchange offer or the Company fails to send the Company Shareholders, within ten business days after the commencement of any tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; (vi) the Company publicly announces its intention to take any of the actions in the foregoing clauses; (vii) with the prior consent of the Board of Directors, any person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than 25% of the outstanding Company shares; or (viii) the Company breaches its obligation to hold a shareholders meeting set forth in the Merger Agreement (other than solely as a result of actions taken or omitted by the SEC).

The party desiring to terminate the Merger Agreement pursuant to any of the provisions above, except for by mutual written consent of the Company and Parent, must give written notice of such termination to the other party in accordance with the notices provision of the Merger Agreement, specifying the provision or provisions of the Merger Agreement pursuant to which such termination is effected.

In reviewing this section and the following section entitled “THE MERGER AGREEMENT—Effect of Termination and Expenses,” it should be noted that the term “Acquisition Proposal” as used in this section varies from the meaning of the term given in the section entitled “THE MERGER AGREEMENT—Acquisition Proposals” in that the beneficial ownership thresholds in the definition are increased from “more than 25%” to “more than 50%.” As a result, when the term “Acquisition Proposal” appears in this section and the following section, it means any inquiry, offer or proposal made by a person or group at any time relating to any direct or indirect acquisition of:

•	more than 25% of the assets of the Company and its subsidiaries, taken as a whole;

•	beneficial ownership of more than 50% of the outstanding equity securities of the Company; or

•	a tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 50% of any class of outstanding equity securities of the Company; or

•

any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

Effect of Termination and Expenses

If the Merger Agreement is terminated by the Company or Parent in accordance with its terms, the Merger Agreement shall, to the fullest extent permitted by applicable law, become void and of no force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party), except as follows:

•

if such termination results from (i) the willful failure of any party to fulfill a condition to the performance of the material obligations of the other parties or (ii) the willful failure of any party to perform a material covenant applicable to it, that party is to be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; and

•

if the Merger Agreement is terminated (i) by the Company pursuant to its termination rights related to Superior Proposals described under the third bullet in the previous section entitled “THE MERGER AGREEMENT—Termination and Abandonment” or (ii) by the Parent pursuant to its termination rights related to Company breaches of covenants, representations or warranties or Changes of Company Recommendation described under the fourth bullet in the previous section entitled “THE MERGER AGREEMENT—Termination and Abandonment,” the Company is obligated to pay to Parent all reasonable and documented out-of-pocket costs and expenses (including, the reasonable and documented fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), in the aggregate and incurred by Parent in connection with the entering into of the Merger Agreement and the performance of its obligations under the Merger Agreement (including all Company Costs and Expenses paid by Parent or Merger Sub).

However, the Company will pay to Parent all reasonable and documented out-of-pocket costs and expenses (including, the reasonable and documented fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), in the aggregate and incurred by Parent in connection with the entering into of the Merger Agreement and the performance of its obligations thereunder (including all Company Costs and Expenses paid by Parent or Merger Sub), if the Merger Agreement is terminated pursuant to the third (except for the first sub-bullet) and fourth bullets in the previous section entitled “THE MERGER AGREEMENT—Termination and Abandonment.”

Indemnification and Directors’ and Officers’ Liability Insurance

Parent and the Surviving Corporation have agreed that all rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries provided in the Articles of Incorporation, Regulations or similar organizational documents of the Company or any of its subsidiaries or by law or in any agreement between the Company or its subsidiaries and any director, officer or employee as in effect on the date of the Merger Agreement will survive the Merger and continue in full force and effect for a period of at least six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time.

In addition, to the extent permitted by law, Parent and the Surviving Corporation (i) will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ articles of incorporation and regulations or similar organizational documents in effect immediately prior to the effective time of the Merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of the Merger Agreement and which has previously been provided to Parent, (ii) will not, for a period of six years from the date of the Merger Agreement, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Merger were current or former directors, officers or employees of the Company or any of its subsidiaries and (iii) will continue all such rights to indemnification thereunder in respect of any action pending or asserted or any claim made within such period until the disposition of such action or resolution of such claim.

For a period of at least six years after the effective time of the Merger, the Surviving Corporation is required to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the effective time of the Merger (including consummation of the Merger), and such policies or endorsements will name as insureds thereunder all present and former directors and officers of the Company or any of its subsidiaries.

OTHER AGREEMENTS

Rollover Commitment Letter

In connection with the Merger, BRC entered into the Rollover Commitment Letter with Silver Point and Silver Oak. A copy of the Rollover Commitment Letter is included with this Proxy Statement as Appendix B.

Under the Rollover Commitment Letter, BRC has agreed, immediately prior to the effective time of the Merger, to contribute its 3,926,324 shares of Common Stock to Parent (such amount, the “Commitment”) in exchange for a 9.62% interest in Parent. The Company Common Stock contributed to Parent by BRC is subject to put and call rights described below under “Interim and Definitive Stockholders Agreement.” Assuming neither the put nor the call are exercised, the value assigned to each share of Company Common Stock contributed by BRC to Parent is $0.65 per share.

In addition, under the Rollover Commitment Letter, the Sponsors and BRC have agreed to enter into a stockholders agreement to describe BRC’s minority shareholder rights after the Merger, as further described below.

If BRC fails to contribute the Common Stock in accordance with the Rollover Commitment Letter, the Sponsors will have the option to terminate the Commitment. The closing of the transactions under the Rollover Commitment Letter is a condition to the completion of the Merger and, therefore, a termination of the Rollover Commitment Letter would effectively terminate the Merger Agreement.

Upon completion of the Merger, Merger Sub will be merged with and into the Company and the common shares of Merger Sub will be converted, by virtue of the Merger, into shares of Common Stock of the Company, as the Surviving Corporation.

Voting Agreement

In connection with the Merger, Parent, Merger Sub, and the Borror Shareholders that in the aggregate own 3,990,965 shares of Common Stock, or approximately 47.67% of the shares outstanding as of March 6, 2008 have entered into the Voting Agreement.

A copy of the Voting Agreement is included in this Proxy Statement as Appendix C. Under the Voting Agreement, the Borror Shareholders have agreed, among other things, to vote 3,965,559 of their shares of Common Stock in favor of the Merger and against any third party acquisition proposal other than the Merger contemplated under the Merger Agreement and, for that purpose, have given the Sponsors their irrevocable proxy to vote those shares of Common Stock at the Special Meeting and any other meeting of our shareholders at which the Merger is considered. The Voting Agreement does not include 25,406 shares of Common Stock beneficially owned by Douglas G. Borror through The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which shares of Common Stock are voted at the direction of Mr. Borror and which the Company expects will be voted for the Merger and the Merger Agreement.

In addition, the Borror Shareholders have agreed in the Voting Agreement:

•	not to dispose of any of their shares of Common Stock during the term of the Voting Agreement;

•

not to encourage or facilitate any proposal from any third party relating to the acquisition of shares of Common Stock or any transaction that would constitute an acquisition proposal under the terms of the Merger Agreement;

•

not to engage in any discussions or negotiations or furnish any information or otherwise cooperate in any way in any transaction that might constitute an acquisition proposal under the Merger Agreement involving any third party; and

•	to immediately cease and terminate all existing discussions or negotiations with respect to any of the foregoing with any third party.

The foregoing provisions do not prohibit Douglas and David Borror, in their capacities as members of the Company’s Board, from taking actions in such capacity with respect to “Superior Proposals” that are permitted under the Merger Agreement as described under “THE MERGER AGREEMENT—Acquisition Proposals.” The obligations of the Borror Shareholders in the Voting Agreement terminate upon termination of the Merger Agreement.

Interim and Definitive Stockholders Agreements

In connection with the Merger, on January 18, 2008, the Sponsors entered into an Interim Stockholders Agreement (the “Interim Stockholders Agreement”) with each other and Parent, Pursuant to which the Sponsors agreed to act jointly to direct Parent with respect to its rights and obligations under the Merger Agreement. Each of the Sponsors further agreed to (i) satisfy its commitment under its Equity Commitment Letter, (ii) exercise its warrants and contribute the shares from the exercise of such warrants to Parent prior to the consummation of the Merger and (iii) contribute $10 million of principal amount of Term B Notes (as defined in the Credit Agreement) to Parent. Merger expenses and any termination fee received under the Merger Agreement will be shared equally by each Sponsor’s designated affiliate. All obligations under the Interim Stockholders Agreement will terminate upon the earlier of (i) the execution of a definitive stockholders agreement (as described below) and (ii) the termination of the Merger Agreement.

On or before the closing date of the Merger, the Sponsors and BRC intend to enter into a definitive stockholders agreement, which shall include certain terms regarding minority shareholder rights to be provided to BRC with respect to its equity interest Parent. In particular, BRC and the Sponsors anticipate that the terms of the definitive stockholders agreement will contain normal and customary terms associated with such agreements, include the following:

•

Restrictions on the ability of BRC to directly or indirectly transfer, sell, assign or otherwise dispose of any Parent stock held by it (other than certain affiliated transfers) for a period of five years from the closing of the Merger (the “Anniversary Date”) without the prior written consent of the Sponsors;

•

A right of first offer to Parent and the Sponsors, whereby if following the Anniversary Date BRC wishes to transfer any portion of its holdings of Parent stock, BRC must offer first to Parent and thereafter to Sponsors the right to make a binding offer to acquire such stock for cash;

•

The BRC Put whereby, for the 30 day period following the one year anniversary of the closing of the Merger, BRC will have a one-time right to put all of the Parent stock owned by BRC to the Sponsors at a cash price of $1,500,000 (equal to approximately $0.38 per share of Common Stock of the Company contributed by BRC to Parent), provided Parent and/or the Surviving Company is not then in bankruptcy; and the Sponsors Call, whereby, for the period from the end of the BRC Put until three years from the closing of the Merger, the Sponsors will have a one-time right to acquire all of the Parent stock owned by BRC and its transferees at a cash price of $3,000,000 (equal to approximately $0.76 per share of Common Stock of the Company contributed by BRC to Parent); and

•	Provisions regarding anti-dilution and preemptive rights, along with certain tag along and drag along rights in the event of sales to unaffiliated third parties by the Sponsors.

The proposed terms of the definitive stockholders agreement to be entered into between BRC and the Sponsors are set forth in the Summary of Terms of Minority Shareholders Rights included with the Rollover Commitment Letter described above. In addition, the Terms of Minority Shareholder Rights term sheet provides that at the closing of the Merger, Merger Sub will pay a transaction fee of 1% of the enterprise value (which means the debt value plus the equity value of the Company immediately prior to the closing of the Merger) of the Company to the Sponsors or their affiliates, which is expected to be in the range of approximately $2,300,000 - $2,500,000 on the closing date.

Equity Commitment Letters

In connection with the Merger, on January 18, 2008, each of the Sponsors entered into the Equity Commitment Letters with Parent. Pursuant to the Equity Commitment Letters, each of the Sponsors committed to contribute $1,488,309.50 to Parent in connection with the transactions contemplated by the Merger Agreement. Each of the Sponsors’ obligations to make the contribution to Parent will automatically and immediately terminate if the Merger Agreement is terminated.

Amendment No. 7 and Limited Forbearance to Credit Agreement

In connection with the Merger, on January 18, 2008, the Company and all of the participating lenders under the Credit Agreement entered into Amendment No. 7 and Limited Forbearance to the Credit Agreement (the “Seventh Amendment”), pursuant to which the Company’s lenders agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement to facilitate the consummation of the Merger.

The Seventh Amendment also provides for the lenders’ consent to the Merger pursuant to the Merger Agreement and a reduction in certain prepayment fees detailed in the Credit Agreement during the go shop period contained in the Merger Agreement.

RIGHTS OF DISSENTING SHAREHOLDERS

Under the provisions of Section 1701.85 of the Ohio Revised Code, any shareholder of the Company who does not vote in favor of the Merger Agreement is entitled to receive the fair cash value of his, her or its shares, upon perfecting his, her or its right of appraisal. Not later than 10 days after the date upon which the shareholders vote upon the Merger, any shareholder seeking to perfect appraisal rights must make a written demand upon the Company for the fair cash value of those shares of Common Stock so held by him, her or it. The Company will not inform shareholders of the expiration of the 10-day period, and therefore, you are advised to retain this Proxy Statement. A negative vote alone is not sufficient to perfect rights as a dissenter. No notice of the results of the meeting will be given to shareholders. If the Company and the dissenting shareholder have not come to an agreement within three months of the shareholder’s written demand, the shareholder or the Company may file a petition in court for a formal judicial appraisal. Failure to follow the procedures enumerated in Section 1701.85 of the Ohio Revised Code will waive the shareholder’s right of appraisal.

Any shareholder who elects to exercise appraisal rights pursuant to Section 1701.85 of the Ohio Revised Code should mail his, her or its written demand upon the Company to 4900 Tuttle Crossing Boulevard P.O. Box 4900 Dublin, Ohio 43016-0993, Attention: Chief Financial Officer.

THIS SUMMARY OF THE DISSENTERS’ STATUTE IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 1701.85 OF THE OHIO REVISED CODE. A SHAREHOLDER’S FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SECTION 1701.85 OF THE OHIO REVISED CODE WILL TERMINATE THAT SHAREHOLDER’S APPRAISAL RIGHTS. AS A CONSEQUENCE, EACH SHAREHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW SECTION 1701.85 OF THE OHIO REVISED CODE AND FOLLOW ITS PROVISIONS, AND SHOULD CONSULT HIS, HER OR ITS OWN COUNSEL. THE COMPLETE TEXT OF SECTION 1701.85 OF THE OHIO REVISED CODE IS ATTACHED TO THIS PROXY STATEMENT AT APPENDIX G.

SUMMARY OF CONSOLIDATED FINANCIAL DATA OF THE COMPANY

The following table sets forth certain summary consolidated financial and operating data as of the dates and for the periods indicated with respect to the Company and its subsidiaries. This information has been excerpted or derived from, and should be read in conjunction with, the consolidated financial statements and notes thereto attached to this Proxy Statement. No pro forma data giving effect to the Merger has been provided because the Company does not believe such information is material to shareholders since (a) the proposed Merger Consideration is entirely in cash, and (b) if the Merger is consummated, the Common Stock will cease to be publicly traded.

Summarized Historical Financial Information

	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Balance Sheet Data:
Real Estate Inventories	$303,062	$371,086	$426,275	$416,519	$326,809

Total Assets	$320,695	$404,216	$451,557	$444,480	$356,142

Debt Obligations	$211,873	$210,325	$214,540	$200,197	$140,178

Shareholders’ Equity	$85,712	$168,464	$195,533	$188,897	$166,061

Consolidated Statements of Operations Data:
Revenues	$147,991	$256,760	$415,700	$541,970	$563,464
Cost of Real Estate Sold	170,639	238,734	336,007	426,531	433,841

Gross Profit	(22,648)	18,026	79,693	115,439	129,623
Selling, general and administrative	36,371	50,082	64,475	77,936	74,006

Income (loss) from Operations	(59,019)	(32,056)	15,218	37,503	55,617
Interest Expense	23,332	11,248	7,745	4,032	2,570

Income (loss) before income taxes	(82,351)	(43,304)	7,473	33,471	53,047
Provision (benefit) for income taxes	(192)	(9,295)	2,147	13,269	21,229

Net Income (Loss)	(82,159)	(34,009)	5,326	20,202	$31,818

Net Income (Loss) per Common Shares:
Basic earnings (loss) per share	$(10.03)	$(4.19)	$0.66	$2.53	$4.01

Diluted earnings (loss) per share	(10.03)	(4.19)	0.65	2.47	3.94

Weighted Average Shares Outstanding:
Basic	8,188,957	8,120,205	8,065,586	7,993,369	7,931,600

Diluted	8,188,957	8,120,205	8,201,694	8,188,304	8,076,174

Ratio of Earnings to Fixed Charges	— (a)	— (a)	1.49	—	—

Book value per share	$10.08	$20.00	$23.72	$22.96	$20.22

(a)	Earnings are inadequate to cover fixed charges for the years ended December 31, 2007 and 2006.

TRADING MARKET AND PRICE FOR THE COMPANY’S COMMON STOCK

The Company’s Common Stock is traded on the Pink Sheets under the symbol “DHOM” as of March 31, 2008. Prior to that date, the Company’s Common Stock was traded on NASDAQ. On March 20, 2008, the Company received a NASDAQ Staff Determination stating that the Company had not regained compliance in accordance with Marketplace Rule 4450(e)(1) and, as a result, trading of the Company’s Common Stock would be suspended at the opening of business on March 31, 2008, unless the Company requests a hearing before a NASDAQ Listing Qualification Panel on or before March 27, 2008. The Company did not request such a hearing and its Common Stock was suspended from trading on NASDAQ on March 31, 2008. On April 22, 2008, NASDAQ issued a press release announcing that NASDAQ would delist the Company’s Common Stock and file a Form 25 with the SEC to complete the delisting, which will become effective ten days after the Form 25 is filed. The Form 25 was filed by NASDAQ on April 23, 2008. See “SPECIAL FACTORS—Background and Reasons—Market Value of Common Stock During 2007,” for a more detailed discussion. As of March 6, 2008, the Company had approximately 232 shareholders of record. The following table sets forth, for the periods indicated, the range of high and low closing prices for the Company’s Common Stock as reported on NASDAQ and the Pink Sheets:

	Price Range
	High	Low
Fiscal 2008
Second Quarter (through April 22, 2008)	$0.63	$0.53
First Quarter	0.62	0.39

Fiscal 2007	High	Low
First Quarter	$5.74	$4.43
Second Quarter	6.00	4.07
Third Quarter	4.64	1.89
Fourth Quarter	2.20	0.35

Fiscal 2006	High	Low
First Quarter	$11.87	$9.49
Second Quarter	11.15	8.76
Third Quarter	8.73	5.30
Fourth Quarter	6.73	5.25

Fiscal 2005	High	Low
First Quarter	$24.57	$16.93
Second Quarter	17.02	13.55
Third Quarter	22.35	15.41
Fourth Quarter	15.97	9.93

The Company has never paid any cash dividends on shares of Common Stock and currently anticipates that it will continue to retain future earnings to finance the Company’s business. From time to time, the Board evaluates the desirability of paying cash dividends. The future payment and amount of cash dividends will depend upon the Company’s financial condition and results of operations, applicable loan covenants and other factors deemed relevant by the Board. The provisions of our Credit Agreement prohibit us from paying cash dividends for the remaining term of the Credit Agreement, which expires in December 2010.

COMMON STOCK PURCHASE INFORMATION

Purchases by the Company

The Company has not purchased any shares of its Common Stock during the two fiscal years ended December 31, 2007.

Purchases by the Sponsors; Parent; Merger Sub or BRC

In connection with the Merger and pursuant to the Interim Stockholders Agreement by and among the Sponsors and Parent, the Sponsors exercised the Warrants on a cashless basis to purchase approximately 1,514,570 shares of Common Stock at an exercise price of $0.01 per share under the Credit Agreement on [—], 2008, and became shareholders of the Company. As of the record date, Silver Oak owned 757,285 shares of Common Stock and Silver Point owned 757,285 shares of Common Stock. According to the Interim Stockholders Agreement, the Sponsors will contribute the 1,514,570 shares from the exercise of the Warrants to Parent prior to the consummation of the Merger. According to the Rollover Commitment Letter, BRC will contribute its 3,926,324 shares of Common Stock to Parent prior to the consummation of the Merger.

Except as set forth above, none of Parent, Merger Sub, BRC or the Sponsors have purchased shares of Common Stock during the past 60 days.

SECURITIES OWNERSHIP

Ownership of Common Stock by Principal Shareholders

The following table sets forth information as of March 6, 2008 (except as noted below), relating to the beneficial ownership of our shares of Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock.

	Number of Common Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power		Total	Percent of Class(2)
Douglas G. Borror(3)	61,545	(4)	3,926,324	(5)	3,987,869	47.64%

David S. Borror(3)	3,096		3,926,324	(5)	3,929,420	46.94%

Terry E. George(3)	0		3,926,324	(5)	3,926,324	46.90%

BRC Properties Inc.(3)	3,926,324	(5)	—		3,926,324	46.90%

BRC Properties Inc., Douglas G. Borror, David S. Borror and Terry E. George, as a group	—		3,926,324	(5)	3,926,324	46.90%

Aegis Financial Corporation(6)	419,143		—		419,143	5.00%
1100 North Glebe Road, Suite 1040 Arlington, VA 22201

William S. Berno(6)	—		419,143		419,143	5.00%
1100 North Glebe Road, Suite 1040 Arlington, VA 22201

Scott L. Barbee(6)	12,000		419,143		431,143	5.14%
1100 North Glebe Road, Suite 1040 Arlington, VA 22201

Dimensional Funds Advisors LP(7)	525,122		—		525,122	6.27%
1299 Ocean Avenue Santa Monica, CA 90401

Angelo, Gordon & Co., L.P.(8)	769,117		—		769,117	9.19%
245 Park Avenue New York, NY 10167

John M. Angelo and Michael L. Gordon(8)	—		769,117		769,117	9.19%
245 Park Avenue New York, NY 10167

Silver Point Capital Management, L.L.C., Robert J. O’Shea, Silver Point Capital, L.P., Silver Point Capital Fund, L.P. and SPCP Group, L.L.C.(9)	—		769,118		—	9.19%
Two Greenwich Plaza 1st Floor Greenwich, CT 06830

Edward A. Mulé(9)	769,118		—		769,118	9.19%
Two Greenwich Plaza 1st Floor Greenwich, CT 06830

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2)	Percent of Class is calculated by dividing the number of common shares beneficially owned by a person by the sum of 8,371,175 common shares outstanding as of March 6, 2008 and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 6, 2008.

(3)	The address of Douglas G. Borror, David S. Borror, Terry E. George, and BRC Properties Inc. (“BRC”) is 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-5555.

(4)	Includes 25,406 common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted at the direction of Mr. Douglas Borror.

(5)	Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Douglas G. Borror, David S. Borror, and Terry E. George may be deemed to beneficially own the common shares of the Company held by BRC. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Description and Ownership of BRC” for additional information.

(6)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G, Aegis Financial Corporation is the beneficial owner of and has the sole power to vote and dispose of 414,143 common shares. In addition, each of William S. Berno and Scott L. Barbee shares the power to vote or dispose of these 414,143 shares. In addition to these common shares, Mr. Barbee is the beneficial owner of and has the sole power to vote and dispose of 12,000 common shares.

(7)	Information is based on amendment No. 2 to Schedule 13G (“Amendment No. 2”) filed with the Securities and Exchange Commission on February 6, 2008. According to this Amendment No. 2, Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the common shares that are owned by the Funds, and may be deemed to be the beneficial owner of the common shares by the Funds. However, all common shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(8)

Information is based on amendment No. 7 to Schedule 13D (“Amendment No. 7”) filed with the Securities and Exchange Commission on January 24, 2008. According to this Amendment No. 7, Angelo, Gordon & Co., L.P. (“Angelo Gordon & Co.”) is an investment advisor. John M. Angelo and Michael L. Gordon are managing members of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo Gordon & Co. and serve as the chief executive officer and chief operating officer of Angelo Gordon & Co., respectively.

(9)	Information is based on amendment No. 7 to Schedule 13D (“Amendment No. 7”) filed with the Securities and Exchange Commission on January 24, 2008. According to this Amendment No. 7, Silver Point Capital Fund, L.P. (“SPC Fund”) is a member of SPCP Group, LLC (“SPCP Group”), Silver Point Capital, L.P. (“Silver Point”) is the investment manager of SPC Fund, Silver Point Capital Management, L.L.C. (“Management”) is the general partner of Silver Point, and Messrs. Edward A. Mulé and Robert J. O’Shea are each members of Management and by virtue of such statuses may be deemed to be the beneficial owners of the shares of common stock held by SPCP Group. The principal business of Management is serving as the general partner of Silver Point. The principal business of Messrs. Mulé and O’Shea, in addition to serving as members of Management, is managing other affiliated entities (including Silver Point). The principal business of Silver Point is serving as an investment manager for private investment funds (including SPC Fund). The principal business of SPCP Fund and SPCP Group is acquiring, holding, managing and disposing of investments.

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth information, as of March 6, 2008 (except as noted below) regarding beneficial ownership of the Company’s Common Stock by each of the Company’s directors, executive officers, and directors and executive officers as a group:

	Amount and Nature of Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power		Total	Percent of Class (2)
David Blom	10,293		—		10,293	*
David S. Borror	3,096		3,926,324	(3)	3,929,420	46.94%
Douglas G. Borror	61,545	(4)	3,926,324	(3)	3,987,869	47.64%
William G. Cornely	70,000	(5)	—		70,000	*
R. Andrew Johnson	7,703		—		7,703	*
Robert R. McMaster	13,014		—		13,014	*
Betty D. Montgomery	4,946		—		4,496	*
Carl A. Nelson, Jr.	9,559		—		9,559	*
Zuheir Sofia	10,634		—		10,634	*
All directors and current executive officers as a group (9 persons)(6)	190,790		3,926,324	(3)	4,117,114	48.40

*	Less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2)	Percent of Class is calculated by dividing the number of shares beneficially owned by the sum of 8,371,175 shares outstanding as of March 6, 2008, and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 6, 2008.

(3)

Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Douglas G. Borror and David S. Borror may be deemed to beneficially own the common shares of the Company held by BRC. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Description and Ownership of BRC” for additional information.

(4)	Includes 25,406 common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted at the direction of Mr. Douglas Borror.

(5)

Includes 25,000 restricted common shares awarded to Mr. Cornely on February 7, 2006, which shares will vest as follows: for 50% of the total shares granted (12,500 shares), the restrictions will lapse as to one-fourth of these shares (3,125 shares) on each of the first, second, third, and fourth anniversaries of the date of grant; and for the remaining 50% (12,500 shares), the restrictions will lapse upon the Company’s achievement of $220,000,000 in shareholders’ equity at the end of any fiscal quarter through and including the fiscal quarter ended December 31, 2009. Also includes 25,000 restricted common shares awarded to Mr. Cornely on March 21, 2007 for which as to one-fourth of these shares the restrictions will lapse on the first, second, third and fourth anniversaries of the date of grant.

(6)	In computing the aggregate number of common shares held by the group, the same common shares were not counted more than once.

The directors and officers of the Company have not engaged in any transactions involving the Common Stock in the past 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Description and Ownership of BRC

BRC is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. Douglas G. Borror and David S. Borror, who are directors and officers of the Company, are directors of BRC. David S. Borror, Douglas G. Borror and Terry E. George also serve as President, Executive Vice President and Vice President, respectively, of BRC. Mr. George additionally serves as Secretary and Treasurer, and is a director, of BRC. The Borror family, directly and through its ownership of BRC, beneficially owned approximately 46.90% of the Company’s outstanding common shares as of March 6, 2008.

BRC has issued and outstanding 81,567 Class A (voting) common shares and 273,195 Class B (non-voting) common shares, all of which are beneficially owned by the children of Donald A. Borror, in some cases through trusts for their benefit, and by Terry E. George. Through their ownership and control of BRC, such persons are in a position to control the Company. The following table sets forth the share ownership of BRC as of March 6, 2008:

Shareholders	Class A Shares	Percentage of Class A Shares	Class B Shares	Percentage of Class B Shares	Combined Total	Percentage of Combined
Douglas G. Borror, Trustee of the Douglas G. Borror Revocable Trust(1)	43,099	52.84%	120,656	44.16%	163,755	46.16%
David S. Borror	23,328	28.60%	81,874	29.97%	105,202	29.65%
David S. Borror, Trustee, 1987 Irrevocable Qualified Subchapter S Trust(2)	9,321	11.43%	54,605	19.99%	63,926	18.02%
Terry E. George	5,819	7.13%	16,060	5.88%	21,879	6.17%
Totals	81,567		273,195		354,762

(1)	The Douglas G. Borror Revocable Trust is a revocable trust established by Douglas Borror pursuant to a trust agreement dated June 18, 2001. During his lifetime, Douglas Borror is the sole trustee and beneficiary of the Douglas G. Borror Revocable Trust. Upon the death of Douglas Borror, David Borror becomes the trustee and Douglas Borror’s children become the sole beneficiaries of the Douglas G. Borror Revocable Trust.

(2)	The 1987 Irrevocable Qualified Subchapter-S Trust is an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the “Irrevocable Trust”). David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror’s daughter and Douglas and David Borror’s sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expired upon the death of Donald Borror in December 2006; provided that the Irrevocable Trust was continued for administration for a period not to exceed 3 years.

BRC and its shareholders are parties to a Close Corporation Agreement (the “BRC Agreement”) that governs the operation of BRC and certain relationships among its shareholders. The BRC Agreement provides that all the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Douglas G. Borror. David S. Borror has the right to appoint the directors of BRC in the event Douglas G. Borror is deceased or incapacitated and, in such event, it is anticipated that David S. Borror will appoint an advisory committee of the then existing members of the Board of Directors of the Company to assist him with material decisions affecting BRC, including issues involving BRC’s ownership of Common Stock of the Company.

Under the provisions of the BRC Agreement, David S. Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the common shares of BRC, absent his removal for “cause” within the meaning of the BRC Agreement. As long as he continues to hold at least 10% of the common shares of BRC and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David S. Borror as a director of the Company. The BRC Agreement generally prohibits the transfer of common shares of BRC to persons who are not members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of the common shares of BRC owned by Terry E. George in the event of his death or incapacity. BRC also is required to purchase a certain number of common shares of BRC from the estates of Borror family members. Under certain conditions, Borror family members who are not employed by BRC or an affiliate thereof have the right to require BRC to repurchase common shares of BRC held by such family members. In certain instances, the obligation of BRC to repurchase common shares of BRC may be assumed by certain Borror family shareholders.

Transactions with BRC and Related Persons

The Company has a written policy regarding the procedures for review and approval of all related party transactions. This policy was last approved by the Audit Committee of our Board of Directors on March 14, 2007. Under this policy, the term “related party” has the same definition as provided under Item 404 of Regulation S-K under the securities regulations. A “related party transaction” includes any transaction, arrangement or relationship in which the Company (or any of its subsidiaries) was, is or will be a participant, and in which the related party had, has or will have a direct or indirect interest, regardless of the dollar amount of the transaction.

The policy provides that all related party transactions be submitted to the Audit Committee for approval or ratification. The Audit Committee will consider all relevant information available, including but not limited to (i) the terms of the transaction; (ii) the benefits of the transaction to the Company; (iii) the extent of the related party’s interest in the transaction, (iv) the availability of other sources for comparable products or services; (v) whether the proposed transaction is on terms comparable to the terms available to an unrelated third party, and (vi) if applicable, the impact on an outside director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder, or executive officer.

The Audit Committee will approve or ratify related party transactions that it determines in good faith are consistent with the best interests of the Company. The Audit Committee may engage one or more independent advisors to assess the fairness of the transaction to the Company. All related party transactions required to be disclosed in the Company’s SEC filings shall be disclosed in accordance therewith. Prior to October 2003, when the Audit Committee assumed responsibility for reviewing related party transactions, all such transactions were reviewed by the Affiliated Transactions Review Committee, which was comprised of only independent directors.

The Company leases from BRC our corporate offices in Central Ohio, which consists of approximately 40,000 gross square feet (37,557 net rentable square feet), with the lease commencing January 1, 1998. On November 30, 2007, the Company and BRC amended the term of the lease to provide for a new 10 year term beginning on December 1, 2007. The amended lease has a monthly rental rate initially equal to $41,150 and provides for annual increases of $411.50 per month. As amended, the lease provides the Company a right to renew the lease for a five year term beginning December 1, 2017 at then-current market rates. The rental rate for the building was established by an MAI appraiser commissioned by a committee comprised solely of independent members of the Company’s Board of Directors, and confirmed in a review by a second MAI appraiser. We paid $473,090 to BRC under this lease during 2007. We believe that the terms of this lease are no less favorable to us than those reasonably available from unrelated third parties for comparable space.

We previously leased a second office building from BRC that was approximately 35,000 gross square feet (33,260 net rentable square feet). The lease commenced November 1, 2003 and had an initial expiration date of October 31, 2018. This lease was terminated on December 20, 2007, and the Company paid BRC an early termination fee in the amount of $385,000.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Dominion Homes, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 have been included in the Annual Report on Form 10-K of Dominion Homes, Inc. for the year ended December 31, 2007 with the report (which contains an explanatory paragraph disclosing substantial doubt about the ability of Dominion Homes, Inc. to continue as a going concern) of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

SHAREHOLDER PROPOSALS

If the Merger is consummated, there will be no public shareholders of the Company and no public participation in any future meetings of shareholders of the Company. However, if the Merger is not consummated, the Company’s public shareholders will continue to be entitled to attend and participate in the Company’s shareholder meetings. If the Merger is not consummated, pursuant to SEC Rule 14a-8, any Company shareholder who wishes to present a proposal at the 2008 Annual Meeting of shareholders of the Company and who wishes to have such proposal included in the Company’s Proxy Statement for that meeting must deliver a copy of such proposal to the Company’s principal executive offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016-0993, Attention: Chief Financial Officer, by [—],[—]. With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the 2008 Annual Meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than [—],[—], and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

FORWARD-LOOKING STATEMENTS

Any statements in this Proxy Statement about future expectations, plans and prospects, including statements regarding consummation of the proposed Merger, constitute forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors (including other risks, factors and matters contained in the selected information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 attached as Appendix H to this Proxy Statement) which could cause actual results for 2008 and beyond to differ materially from those expressed in the forward-looking statements. Certain of these important factors include the following risks and uncertainties relating to the proposed Merger, including (i) diversion of management attention from the operations of the business as a result of preparations for the proposed Merger and the defense of litigation in connection the proposed Merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed Merger is consummated. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this Proxy Statement, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company, where relevant and if required by applicable law, will (i) update such information through a supplement to this Proxy Statement and (ii) amend the Schedule 13E-3 filed in connection with the Merger, in each case, to the extent necessary.

OTHER MATTERS

Other than the matters discussed in this Proxy Statement, the Board does not know of any other matters to be presented for action at the Special Meeting other than as described in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise. Attached to this Proxy Statement as Appendix H for your reference is selected information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 7, 2008, and includes the following items: Item 1 (Business), Item 2 (Properties), Item 3 (Legal Proceedings), Item 5 (Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchase of Equity Securities), Item 6 (Selected Financial Data), Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), Item 7A (Quantitative and Qualitative Disclosures about Market Risk), Item 8 (Financial Statements and Supplementary Data) and Item 9 (Changes in and Disagreements with Accountants on Accounting and Financial Disclosure).

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR ATTACHED TO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER

among

DOMINION HOMES, INC.,

DOMINION HOLDING CORP.

and

DOMINION MERGER CORPORATION

Dated as of January 18, 2008

i

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of January 18, 2008, among Dominion Homes, Inc., an Ohio corporation (the “Company”), Dominion Holding Corp., a Delaware corporation (“Parent”), and Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company, sometimes referred to as the “Constituent Corporations”).

Recitals

WHEREAS, Parent desires to acquire the Company by effecting a merger (the “Merger”) of Merger Sub with and into the Company under the terms hereof with the Company being the surviving corporation (the “Surviving Corporation”);

WHEREAS, concurrently with the execution of and delivery of this Agreement, certain shareholders of the Company (the “Contributing Shareholders”) are each entering into a commitment letter, dated as of the date hereof, with Parent (each, a “Rollover Commitment Letter”), pursuant to which the Contributing Shareholders have committed to contribute Company Common Shares (as defined below) to Parent (the “Rollover Shares”) in exchange for shares of common stock of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Parent’s willingness to enter into this Agreement, the Contributing Shareholders have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit A hereto, pursuant to which such shareholders have, among other things, agreed to vote all of their Company Common Shares in favor of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Lenders are amending the Credit Agreement (the “Credit Agreement Amendment”);

WHEREAS, the board of directors of each of the Constituent Corporations deems the Merger desirable and in the best interests of the shareholders of such Constituent Corporation.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.01 Merger. At the Effective Time (as defined in Section 1.02), and in accordance with the terms of this Agreement and the Ohio General Corporation Law (the “OGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Surviving Corporation shall be the surviving corporation in the Merger. At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the OGCL.

1.02 Effective Time of the Merger. Subject to, and promptly following (but not more than fifteen Business Days (unless the Company and Parent shall otherwise mutually agree)), the receipt of the affirmative vote at the Shareholders Meeting of the holders of a majority of the outstanding Company Common Shares on the record date in favor of adopting this Agreement and approving the Merger (the “Company Shareholder Approval”) and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article V of this Agreement, the Company and Merger Sub shall execute in the manner required by the OGCL and deliver for filing to the Secretary of State of the State of Ohio a certificate of merger with respect to the Merger (“Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger with the Ohio Secretary of State or at such later date as the parties shall agree and shall be set forth in the Certificate of Merger. The term “Effective Time” means the date and time when the Merger becomes effective.

1.03 Articles of Incorporation and Regulations of the Surviving Corporation. The Articles of Incorporation of Merger Sub in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the Laws of the State of Ohio and such Articles of Incorporation. The Regulations of Merger Sub in effect immediately before the Effective Time shall be the Regulations of the Surviving Corporation, until further amended in accordance with the Laws of the State of Ohio, the Articles of Incorporation of the Surviving Corporation, and such Regulations.

1.04 Board of Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time, together with Douglas G. Borror, who shall be Chairman of the board of directors, shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Regulations of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or Regulations of the Surviving Corporation. The officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Regulations of the Surviving Corporation.

1.05 Conversion of Shares. The manner and basis of converting the shares of stock of each of the Constituent Corporations shall be as follows:

(a) Conversion of Company Common Shares. At the Effective Time, each common share, without par value, of the Company, issued and outstanding immediately before the Effective Time (collectively, the “Company Common Shares” and each a “Company Common Share”), (other than (i) Dissenting Shares and (ii) Company Common Shares held or beneficially owned by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $0.65 in cash (the “Cash Merger Consideration”), without interest.

(b) Conversion of Merger Sub Common Shares. At the Effective Time, each common share, without par value, of Merger Sub (the “Merger Sub Common Shares”), issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable common share of the Surviving Corporation (“Surviving Corporation Common Shares”), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing Merger Sub Common Shares shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Shares.

(c) Parent and Merger Sub Owned Shares and Treasury Shares. At the Effective Time, each Company Common Share held of record or beneficially owned by Parent or Merger Sub or the Company immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

1.06 Dissenters’ Rights.

(a) Notwithstanding Section 1.05 hereof, Company Common Shares issued and outstanding immediately before the Effective Time, if any, that are held of record or beneficially owned by a Person who has properly exercised and preserved and perfected dissenters’ rights with respect to such shares under Section 1701.85 of the OGCL and has not withdrawn or lost such rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Cash Merger Consideration for such shares, but instead shall be treated in accordance with Section 1701.85 of the OGCL unless and until such Person effectively withdraws or loses such Person’s right to payment under Section 1701.85 of the OGCL (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such Person shall effectively withdraw or lose such right, then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Cash Merger Consideration, without interest, and any payment required to be made with respect to each such Dissenting Share shall be made by the Surviving Corporation.

(b) Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Section 1701.85 of the OGCL, to payment of the fair value of such Dissenting Shares shall receive payment therefor, in accordance with Section 1701.85 of the OGCL, from the Surviving Corporation. Dissenting Shares shall be entitled only to such rights as are afforded pursuant to Section 1701.85 of the OGCL.

(c) The Company shall give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any Company Common Shares under Section 1701.85 of the OGCL and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

1.07 Stock Options. Immediately before the Effective Time, each holder of a then-outstanding option (collectively, the “Options” and individually, an “Option”) to purchase Company Common Shares granted under any employee stock option or compensation plan of, or other arrangement with, the Company shall be entitled (whether or not such Option is then exercisable) to receive in cancellation of such Option a cash payment from the Company in an amount equal to the amount, if any, by which the Cash Merger Consideration exceeds the per-share exercise price of such Option, multiplied by the number of Company Common Shares then subject to such Option (the “Option Settlement Amount” and for all the Options, the “Aggregate Option Settlement Amount”), without interest, but subject to all required tax withholdings by the Company. The Company shall take all steps necessary, including giving such notices and entering into such instruments consistent with the foregoing, to give effect to this Section 1.07.

1.08 Payment for Shares.

(a) Immediately before the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited in immediately available funds with a paying agent selected by the Company and reasonably satisfactory to Parent (the “Paying Agent”), cash in an amount equal to (A) the product (rounded up or down to the nearest $.01) of (i) the number of Company Common Shares issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) Company Common Shares held of record or beneficially owned by Parent or Merger Sub) times (ii) the Cash Merger Consideration plus (B) the Aggregate Option Settlement Amount (such amount being referred to as the “Fund”).

(b) At or before the Effective Time, Parent shall deliver irrevocable written instructions to the Paying Agent in form and substance reasonably satisfactory to the Company to make, out of the Fund, the payments referred to in Sections 1.05(a) and 1.07 in accordance with Section 1.08(d). The Fund shall not be used for any other purpose, except as provided in this Agreement.

(c) Any amount remaining in the Fund including, without limitation, all interest and other income received by the Paying Agent in respect of amounts in the Fund six (6) months after the Closing Date (as defined below) may be refunded to the Surviving Corporation, at its option; provided, however, that the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Sections 1.05(a) and 1.07 hereof. If any Cash Merger Consideration shall not have been disbursed prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Cash Merger Consideration or Option Settlement Amount payable to the former holder of Company Common Shares or Option would otherwise escheat to or become the property of any governmental authority), any such Cash

Merger Consideration or Option Settlement Amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(d) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than Parent or the Company) of Options or certificate or certificates that, immediately before the Effective Time, represented issued and outstanding Company Common Shares (other than Dissenting Shares) a letter of transmittal for return to the Paying Agent, and instructions for use in effecting the cancellation of such Options (the “Option Cancellation”) or the surrender of such certificate or certificates, as the case may be, and the receipt of cash for each of such holder’s Options and/or Company Common Shares under Sections 1.05(a) and 1.07. The Paying Agent, as soon as practicable following receipt of any Option Cancellation or any such certificate or certificates together with a duly executed letter of transmittal and any other items specified in the letter of transmittal, shall pay by cashier’s check of the Paying Agent to the Persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest $.01) determined by either (i) multiplying the number of Options so surrendered by the applicable Option Settlement Amount or (ii) multiplying the number of Company Common Shares represented by the certificate or certificates so surrendered by the Cash Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of any such Options or certificate or certificates. If payment is to be made to a Person other than the Person in whose name the Option or the certificate surrendered is registered, it shall be a condition of payment that the Option or certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Option or certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(e) If any such certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and customary indemnification against loss by the Person claiming such certificate or certificates to have been lost, stolen or destroyed, the Paying Agent will pay in exchange for such lost, stolen or destroyed certificate to the Persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the applicable Cash Merger Consideration in respect thereof calculated pursuant to Section 1.08(d) upon receipt by the Paying Agent of such affidavit and indemnification against loss.

1.09 No Further Rights or Transfers. At the Effective Time, all Company Common Shares issued and outstanding immediately before the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented Company Common Shares issued and outstanding immediately before the Effective Time shall cease to have any rights as a shareholder of the Company with respect to the Company Common Shares represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided under Sections 1.05(a) and 1.08(d) or to preserve and perfect such holder’s right to receive payment for such holder’s shares under Section 1701.85 of the OGCL and Section 1.06 hereof if such holder has validly exercised and not withdrawn or lost such right. At and after the Effective Time no transfer of Company Common Shares issued and outstanding immediately before the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

1.10 Company Costs and Expenses. Except as set forth on Section 9.01 of the Disclosure Letter with respect to the items and amounts of Company Costs and Expenses that Parent and Merger Sub shall pay or cause to be paid at such earlier date provided therein (provided that no such amounts shall be required to be paid or caused to be paid by Parent or Merger Sub (i) if an order for relief shall have been entered against the Company under Title 11 of the United States Code or against any Subsidiary or if a custodian, trustee, receiver or other agent shall have been appointed or authorized to take charge of a material portion of the property of the Company or any Subsidiary or (ii) during the period from the filing against the Company or any Subsidiary of a petition for relief under Title 11 of the United States Code through the date on which petition is dismissed), Parent and Merger Sub shall pay or cause to be paid all Company Costs and Expenses in full at the Closing.

ARTICLE II

CLOSING

2.01 Generally. Subject to Articles V and VII, the closing (the “Closing”) of the Merger shall occur not later than the fifteenth Business Day following the Shareholders Meeting, or at such other time as the Company and Parent may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison in New York, New York, or at such other place as the Company and Parent may mutually agree.

2.02 Deliveries at the Closing. Subject to Articles V and VII, at the Closing:

(a) there shall be delivered to Parent, Merger Sub and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article V;

(b) the Company and Merger Sub shall cause the Certificate of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions and do all other lawful things necessary to cause the Merger to become effective; and

(c) subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund six (6) months after the Closing Date under Section 1.08(b), Parent or Merger Sub shall irrevocably deposit with the Paying Agent the amount designated as the Fund in Section 1.08(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company immediately prior to entering this Agreement (the “Disclosure Letter”) or the SEC Reports filed with the SEC prior to the date of this Agreement, subject to Section 8.08(b), the Company represents and warrants to Parent and Merger Sub that each of the following statements is true and correct:

(a) Organization and Authority.

(i) The Company and each of the Subsidiaries (i) is a corporation, limited liability company, limited partnership or partnership duly organized, validly existing and in good standing under the Laws of the state of its formation; (ii) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted except where the failure to do so would not have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where the failure to do so would not have a Material Adverse Effect, and (iv) has all requisite power and authority to execute and deliver this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by the board of directors of the Company, and no further corporate action of the Company, other than the Company Shareholder Approval, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 3.02(a) and (b), constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at Law).

(ii) The Board of Directors, at a meeting duly called and held, has by unanimous vote of all its members, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company, and (iv) recommending that the shareholders of the Company adopt this Agreement (the “Company Recommendation”).

(b) Capital Stock.

(i) The authorized capital stock of the Company consists of 12,000,000 Company Common Shares, and 3,000,000 preferred shares, without par value, of which 1,500,000 shares have been designated as “Voting Preferred Shares” and 1,500,000 shares have been designated as “Non-Voting Preferred Shares” (the “Company Preferred Shares”). As of December 31, 2007, (i) 8,505,737 Company Common Shares were issued and outstanding, which number includes 147,122 restricted shares, (ii) 332,546 Company Common Shares were held in treasury, (iii) 65,500 Company Common Shares were reserved for issuance upon the exercise of outstanding options under the Amended and Restated 2003 Stock Option and Equity Incentive Plan of the Company and the Dominion Homes, Inc. Incentive Stock Plan, as amended (collectively, the “Company Share Plans”), (iv) 1,538,235 Company Common Shares were reserved for issuance upon the exercise of Company warrants and (v) no Company Preferred Shares were issued or outstanding. All outstanding Company Common Shares, and all Company Common Shares reserved for issuance as noted in the immediately preceding clauses (iii)-(iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

(ii) Except as set forth in subsection (i) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Company Common Shares that have become outstanding after December 31, 2007, and were reserved for issuance as set forth in subsection (i) above, and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(iii) Except as set forth in subsection (i) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iv) Other than the Voting Agreement dated as of December 29, 2006 among and between BRC Properties, Inc., the Company, the Original Term B Lenders (as defined in the Credit Agreement) and the purchasers under that Warrant Purchase Agreement dated as of December 29, 2006 delivered by the Company in connection with the Credit Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(v) The Company has made available to Parent a true and complete list of each Option, warrant, restricted share, and Company share-based award outstanding as of the date hereof and the name of the holder thereof, the exercise price thereof, and the number of units, rights or shares of Company Common Shares subject to each of such Option, warrant, restricted share and Company share-based award, as applicable.

(vi) No consent or approval is required from the holder of any Option, warrant, restricted share or Company share-based award to effectuate the terms of this Agreement.

(vii) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company that are owned by the Company or a Subsidiary of the Company are free and clear of all Liens other than (i) any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or (C) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) that is a title exception, defect, encumbrance or other matter, whether or not of record, which does not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement (each of the foregoing, a “Permitted Lien”), (ii) Liens related to or under the Credit Agreement or any documents or instruments related thereto and (iii) Liens that are immaterial. Section 3.01(b)(vii) of the Disclosure Letter sets forth a true and correct list of the Company’s equity interest in each of its Subsidiaries.

(c) Compliance with Law. Except as set forth in either Section 3.01(c) or Section 3.01(u) of the Disclosure Letter, neither the Company nor any Subsidiary (i) is in violation of any Laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, any Laws, rulings or regulations relating to ERISA or Section 4975 of the Internal Revenue Code or (ii) has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure under clause (i) or clause (ii) above has or is reasonably likely to have individually or in the aggregate, a Material Adverse Effect.

(d) SEC Reports; Financial Statements; Internal Controls and Procedures.

(i) The disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q, the Company’s Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders on Schedule 14A and the Company’s Current Reports on Form 8-K, in each case, filed between the date of the filing of the Company 10-K and the date that is five (5) Business Days preceding the date of this Agreement (collectively called the “SEC Reports” and individually called an “SEC Report”) have been made available to Parent or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the Securities and Exchange Commission (the “SEC”). No SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and each SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. Since January 1, 2006, the Company has filed all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

(ii) The consolidated financial statements contained in the SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP.

(iii) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Balance Sheet”), neither the Company nor any of its Subsidiaries had, as of the date of such Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a balance sheet prepared in accordance with GAAP as in effect on such date (without regard to any events, incidents, assertions or state of knowledge occurring after such date).

(iv) [Intentionally Omitted].

(v) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of its board of directors and to Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than any described in the SEC Reports filed with the SEC prior to the date of this Agreement (subject to Section 8.08(b)). There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) Litigation; Adverse Effects. Except as set forth on Schedule 3.01(e) of the Disclosure Letter or the SEC Reports filed with the SEC prior to the date of this Agreement (subject to Section 8.08(b)), there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary (i) challenging the validity or the enforceability of this Agreement or any instrument executed in connection herewith, or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is likely to have a Material Adverse Effect.

(f) [Intentionally Omitted].

(g) Government Consent. Neither the nature of the Company or any Subsidiary or any of their businesses or properties, nor any relationship between the Company or any Subsidiary and any other entity or Person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Subsidiary as a condition to the execution and delivery of this Agreement.

(h) Indebtedness; No Defaults. Section 3.01(h) of the Disclosure Letter sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding Indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, the Company and each of its Subsidiaries. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any Indebtedness for borrowed money of, or guarantees of Indebtedness for borrowed money of any person by, the Company or any of its Subsidiaries except as set forth on Section 3.01(h) of the Disclosure Letter and except as may be incurred in accordance with Section 4.01 hereof. Except as disclosed in Section 3.01(h) of the Disclosure Letter, no Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on its properties or assets. Except as set forth on Section 3.01(h) of the Disclosure Letter, no event has occurred and no condition exists which would constitute a Potential Default or an Event of Default pursuant to the Credit Agreement. Except as set forth in Section 3.01(h) of the Disclosure Letter or the SEC Reports filed with the SEC prior to the date of this Agreement (subject to Section 8.08(b)), neither the Company nor any Subsidiary is in violation of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound, which violation has or is reasonably likely to have a Material Adverse Effect.

(i) Environmental Protection. Except for matters, conditions, operations and noncompliance which have not had and would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no Hazardous Substances on or migrating from any real property currently or, to the knowledge of the Company, formerly, owned, leased, or used by the Company or any Subsidiary (the “Premises”), that would result in liability pursuant to Environmental Laws; (b) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (c) there are no pending or threatened environmental civil, criminal or administrative proceedings against the Company or any Subsidiary relating to Hazardous Substances or otherwise pursuant to Environmental Laws; (d) to the knowledge of the Company and the Subsidiaries, there are no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Company or any Subsidiary relating to Hazardous Substances or otherwise pursuant to Environmental Laws.

(j) Existing Investments in Joint Venture. Section 3.01(j) of the Disclosure Letter sets forth a complete and correct list of joint ventures in which the Company or any of its Subsidiaries has an equity interest (the “Company Joint Ventures”). The operations of the businesses of the Company and its Subsidiaries are conducted by the Company Joint Ventures pursuant to the contracts set forth on Section 3.01(j) of the Disclosure Letter (such contracts, the “Company JV Contracts”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company JV Contract is a valid and binding obligation of the Company or a Subsidiary of the Company (and, to the knowledge of the Company, of the counterparty thereto) and is in full force and effect and enforceable against the Company or any of its Subsidiaries (and, to the knowledge of the Company, against the counterparty thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at law), (ii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such Company JV Contract, (iii) to the knowledge of the Company, there are no outstanding and uncured notices of default issued by the Company or any of its Subsidiaries to any counterparty alleging breach of, or default under, any such Company JV Contract and (iv) to the knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any Company JV Contract. The Company has made available to Parent and Merger Sub copies or summaries of all material Company JV Contracts.

(k) Owned Property. Each of the Company and the Company’s Subsidiaries has good title to all tangible and intangible property owned by it. All such property is free and clear of all Liens except for encumbrances of a minor nature that individually or in the aggregate are not likely to have a Material Adverse Effect and/or as set forth in Section 3.01(k) of the Disclosure Letter. Each of the Company and the Company’s Subsidiaries is the owner of good, marketable and insurable fee title to the land owned by it and to all of the buildings, structures and other improvements located thereon (collectively, the “Owned Real Property”) free and clear of all Liens except for encumbrances of a minor nature that are not individually or in the aggregate likely to have a Material Adverse Effect and/or as set forth in Section 3.01(k) of the Disclosure Letter.

(l) Leased Real Property.

(i) Each sublease, license and other agreement to use or occupy real property that is not Owned Real Property (collectively the “Real Property Leases”) is valid, binding and in full force and effect, unless the failure of any Real Property Lease to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All rent and other sums and charges payable by the Company or any of its Subsidiaries under the Real Property Leases are current. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any landlord under any Real Property Leases is in breach of or in default under any of the Real Property Leases, no notice of default or termination under any Real Property Lease is outstanding. All of the land, buildings, structures and other real property improvements used by the Company or any of the Subsidiaries in the conduct of their businesses are included in the Owned Real Property or the Leased Real Property. The Leased Real Property and the Owned Real Property are collectively referred to as the “Real Property”.

(ii) Condemnation, Zoning or Casualty. Except as listed in Section 3.01(l)(ii) of the Disclosure Letter and/or except as would not, individually or in the aggregate, have or would not be reasonably expected to have a Material Adverse Effect, neither the Company nor the Subsidiaries have received written notice to the effect that there are (1) any condemnation or rezoning proceedings or any utility service moratoriums or other moratoriums that are pending or, to the knowledge of the Company and the Subsidiaries, threatened with respect to any portion of any of the Real Property or (2) any zoning, subdivision building or similar laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Real Property. Except as listed in Section 3.01(l)(ii) of the Disclosure Letter and/or except as would not, individually or in the aggregate, have or would not be reasonably expected to have a Material Adverse Effect, no portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been or is in the process of being repaired and restored to its original condition. To the knowledge of the Company and the Subsidiaries, there is no threatened or contemplated special assessment against any of the Real Property which would have a Material Adverse Effect.

(m) No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles of Incorporation, Regulations or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries or (ii) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any Lien on the assets of the Company or any of its Subsidiaries under, any Material Contract, except where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or Lien, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

(n) Disclosure Documents. None of the information included or incorporated by reference in the Proxy Statement and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby, will, at the time filed with the SEC, or, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Schedule 13E-3 and all related SEC filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

(o) Required Vote of the Company Shareholders. Regardless of whether any Change of Company Recommendation occurs, the Company Shareholder Approval is the only vote of holders of securities of the Company which is required to be obtained to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(p) Tax Matters.

(i) The Company and its Subsidiaries have properly prepared and timely filed all Tax Returns required to be filed by them and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(ii) The Company and its Subsidiaries have paid on a timely basis all Taxes required to be paid, including, without limitation, those shown on such Tax Returns to the extent such Taxes have become due , and have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(iii) Except as set forth in Section 3.01(p) of the Disclosure Letter, no Tax Returns filed by the Company or any of its Subsidiaries are the subject of pending or threatened audits as of the date of this Agreement. No governmental authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries, and no claim in writing has been made by any governmental authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the financial statements contained in the SEC Reports.

(iv) The Company and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by Law to have been withheld and paid in connection with amounts paid or owing to any employee , independent contractor, creditor, stockholder, and other parties and have complied in all respects with all Tax information reporting provisions of all applicable laws.

(v) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than between the Company and the Subsidiaries or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(vi) The Company has delivered or made available to the Parent and Merger Sub true and complete copies of all requested Tax Returns, examination reports and statements of deficiencies with respect to the Company and each of its Subsidiaries.

(vii) Except as set forth in Section 3.01(p) of the Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

(viii) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(ix) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(x) Except as set forth in Section 3.01(p) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under Code Section 6662 (or similar provision of state, local or foreign Tax Law).

(xi) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other governmental entity.

(xii) Except as a result of the consummation of the transactions contemplated by, and in connection with, this Agreement, the U.S. federal, state and local net operating losses and net operating loss and credit carryforwards of the Company and its Subsidiaries are not subject to any limitation under Section 382, 383 or 384 of the Code or comparable provisions of state and local Tax Law or otherwise. There are no actions pending or, to the knowledge of the Company, threatened against the Company, with respect to or in limitation of the U.S. federal, state and local net operating loss carryforwards, including any limitations under Sections 382, 383 or 384 of the Code or comparable provisions of state and local Tax Law (other than limitations incurred in connection with transactions contemplated by this Agreement).

(xiii) Except as set forth in Section 3.01(p) of the Disclosure Letter, there is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(xiv) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xv) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367(a)-8), any dual consolidated loss (within the meaning of Code Section 1503(d)), any intercompany transaction or excess loss account described in Treasury Regulations promulgated under Code Section 1502 or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(xvi) The net operating losses of the Company for the taxable year ended December 31, 2007 and the portion of the taxable year ending December 31, 2008 up to and including the date of the Effective Time are at least equal to $45,000,000 in aggregate.

(q) Absence of Certain Changes or Events. Except as set forth on Section 3.01(q) of the Disclosure Letter or the SEC Reports filed with the SEC prior to the date of this Agreement (subject to Section 8.08(b)), since September 30, 2007 and to and including the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) split, combined or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any Subsidiary to the Company or another Subsidiary; (iv) issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, (v) purchased any business, purchased any stock of any corporation, or merged or consolidated with any Person; (vi) sold, leased or otherwise disposed of any assets or properties which were material to the Company and its Subsidiaries, taken as a whole, other than dispositions in the ordinary course of business; (vii) incurred, assumed or guaranteed any indebtedness for money borrowed other than intercompany indebtedness; (viii) changed or modified in any material respect any existing accounting method, principle or practice, other than as required by reason of a concurrent change in GAAP; (ix) amended any terms of any of its outstanding securities, (x) created or assumed any Lien on any material asset other than in the ordinary course of business consistent with past practices; (xi) except in the ordinary course of business consistent with past practice, (A) granted any severance or termination pay in excess of $100,000 to any Company Personnel, (B) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Company Personnel, (C) increased benefits payable under any existing severance or termination pay policies or employment agreements with any Company Personnel, or (D) increased compensation, bonus or other benefits payable to Company Personnel; (xii) cancelled any material debts or claims or waived any material rights; (xiii) amended its charter or by-laws; (xiv) made any loans, advances or capital contributions to, or other Investments in, any other Person, other than to any direct or indirect wholly-owned Subsidiary; (xv) experienced a material adverse change with respect to a material supplier relationship; (xvi) except for this Agreement, entered into any commitment to do any of the foregoing; or (xvii) suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event which interruption, damage, destruction, incident, occurrence or event has had or would reasonably be expected to have (after giving effect to insurance coverage) a Material Adverse Effect.

(r) Material Contracts. Except as set forth in Section 3.01(r) or Section 3.01(u) of the Disclosure Letter or in the SEC Reports filed before the date of this Agreement (subject to Section 8.08(b)), and except for contracts entered into after the date hereof in compliance with Section 4.01, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) employment agreement (other than those that are terminable by the Company or any Subsidiary without cost or penalty upon 60 days’ or less notice);

(ii) except in the ordinary course of business consistent with past practice, purchase agreement in excess of $100,000 whether as purchaser or seller, or operating or capital lease, whether as lessor or lessee, with respect to any real property;

(iii) contract, whether as licensor or licensee, for the license of any patent, know how, trademark, trade name, service mark, copyright or other intangible asset (other than non-negotiated licenses of commercial off-the-shelf computer software);

(iv) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

(v) mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a Lien on any assets of the Company or any of its Subsidiaries;

(vi) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(vii) plan of reorganization;

(viii) partnership or joint venture agreement;

(ix) collective bargaining agreement;

(x) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(xi) franchise, royalty or similar agreement;

(xii) agreements relating to the acquisition of any business;

(xiii) investment banking agreement; or

(xiv) except for negotiable instruments in the process of collection, any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other Person, corporation, partnership, joint venture, association, organization or other entity (other than the Subsidiaries).

All of the foregoing are collectively called “Material Contracts”. Each Material Contract is in full force and effect, unless the failure of any Material Contracts to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) Intellectual Property. Except as set forth in Section 3.01(s) of the Disclosure Letter, the Company owns or otherwise possesses legally enforceable rights to use, free and clear of any and all Liens or material restrictions, any and all material intellectual property used in the conduct of the business of the Company and the Subsidiaries as currently conducted or proposed to be conducted (“Proprietary Rights”), and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such right. None of the Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency. There is, to the knowledge of the Company, no material existing infringement, misuse or misappropriation of any Proprietary Rights by others. The Company and its Subsidiaries are not infringing and neither the Company nor any of its Subsidiaries have received any written notice alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misuses or misappropriates in any material respect the intellectual property rights of others.

(t) No Brokers or Finders. Except for Raymond James & Associates, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby. The Surviving Corporation shall be liable for all obligations of the Company under its engagement letter with each of Raymond James & Associates, Inc., and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., copies of which have previously been provided to Parent and Merger Sub.

(u) ERISA Compliance.

(i) Except as otherwise disclosed in Section 3.01(b), Section 3.01(u) of the Disclosure Letter, contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies, agreements, arrangements or contracts, whether or not subject to ERISA, which are (i) maintained, sponsored, contributed to or required to be maintained, sponsored or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, and in each case under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) has any present or future right to benefits (collectively, the “Benefit Plans”). Each Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is referred to herein as a “Pension Plan”, each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is referred to herein as a “Welfare Plan”.

(ii) The Company has provided or made available to Parent and Merger Sub, prior to the date hereof, current copies of (i) each Benefit Plan (and all amendments thereto) or, with respect to any unwritten Benefit Plans, accurate descriptions thereof, (ii) with respect to each Benefit Plan, for the most recent year (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Authority (if any such report was required) and all schedules and attachments thereto, (B) audited financial statements, and (C) actuarial valuation reports, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust contract and insurance or group annuity contract relating to any Benefit Plan, to the extent applicable, (v) the most recent favorable IRS determination letter, to the extent applicable and (vi) for the last twelve (12) months, all correspondence with the IRS, the United States Department of Labor (the “DOL”) or the Pension Benefit Guaranty Corporation (the “PBGC”) or the SEC or any other Governmental Authority regarding the operation or the administration of any Benefit Plan.

(iii) Except as set forth in Section 3.01(u) of the Disclosure Letter or the SEC Reports filed with the SEC prior to the date of this Agreement (subject to Section 8.08(b)), each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, and, to the extent applicable, the terms, in all material respects, of all collective bargaining contracts.

(iv) Each of the Benefit Plans which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) has been administered in good faith compliance with Section 409A of the Code and other applicable guidance issued by the IRS. Except as set forth in Section 3.01(u) of the Disclosure Letter, (i) all Options have an exercise price per share that was not less than the fair market value of a share of Company Common Shares on the date of grant, as determined in accordance with the applicable Benefit Plan and, to the extent applicable, Sections 162(m), 409A and 422 of the Code; and (ii) there is no pending audit, investigation or inquiry by any Governmental Authority or by the Company (directly or indirectly) with respect to the Company’s stock option granting practices or other equity compensation granting practices.

(v) Each Pension Plan intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS, to the effect that such Pension Plan satisfies the requirements of Section 401(a) of the Code, no such determination letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and to the Company’s knowledge no event has occurred since the date of the most recent determination letter relating to any such Pension Plan that would reasonably be expected to adversely affect the qualification of such Pension Plan, or (ii) is permitted to rely upon a letter from the IRS issued to the prototype or volume submitted plan sponsor concerning such Pension Plan’s qualified status under Section 401(a) of the Code and, to the Company’s knowledge, no event has occurred since the date of such letter that would reasonably be expected to adversely affect the qualification of such Pension Plan.

(vi) Except as set forth in Section 3.01(u) of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor any other Person that, together with the Company, is, or during the six (6) year period ending on the date hereof was, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has, during the six (6) year period ending on the date hereof, maintained, sponsored or contributed to or been required to contribute to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or any Pension Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA; and (ii) to the knowledge of the Company, no condition exists, that would be reasonably expected to subject the Company or any Subsidiary to any Tax, penalty or other liability imposed by ERISA or the Code, either directly or by reason of the Company’s or a Subsidiary’s affiliation with any Commonly Controlled Entity.

(vii) Except as set forth in Section 3.01(u) of the Disclosure Letter, (i) all reports, returns and similar documents with respect to all Benefit Plans required to be filed with or provided to the IRS, the DOL, the PBGC, the SEC or any Governmental Authority or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed, (ii) none of the Company or any of its Subsidiaries has received notice of and, to the knowledge of the Company, there are no actions by any Governmental Authority with respect to, termination proceedings or other claims, suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan (in all cases, except for claims for benefits payable in the normal operation of the Benefit Plans) that are pending or threatened that could reasonably be expected to give rise to any liability, and (iii) all contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans have been timely made or have been reflected on the Balance Sheet to the extent required by GAAP.

(viii) With respect to each Benefit Plan, except as set forth in Section 3.01(u) of the Disclosure Letter, (i) there has not occurred any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary (in each case, with respect to whom the Company has an obligation to indemnify), to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing (in each case, with respect to whom the Company has an obligation to indemnify), has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any such trustee, administrator or other fiduciary (in each case, with respect to whom the Company has an obligation to indemnify), to any liability for breach of fiduciary duty under ERISA.

(ix) Except as set forth in Section 3.01(u) of the Disclosure Letter, each Welfare Plan that provides healthcare or life insurance benefits to retirees and other former employees may be amended or terminated without liability to the Company or any of its Subsidiaries at any time after the Effective Time.

(x) Except as set forth in Section 3.01(u) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company or any of its Subsidiaries, except as may be required under COBRA.

(xi) Except as provided in the Benefit Plans or as set forth in Section 3.01(u) of the Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval in connection with the Merger, if applicable, or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to severance or termination pay, (ii) except with respect to the equity-based awards granted under any Company Share Plans, accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan, (iii) result in any breach or violation of, or a default under, any Benefit Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(xii) Except as set forth in Section 3.01(u) of the Disclosure Letter, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Benefit Plan as a result of the misclassification of any person as an independent contractor rather than as an employee, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(xiii) Except as set forth in Section 3.01(u) of the Disclosure Letter, no deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or, to the knowledge of the Company, would reasonably be expected to be disallowed by reason of Section 162(m) of the Code.

(xiv) Except as provided in the Benefit Plans or as set forth in Section 3.01(u) of the Disclosure Letter, no Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(v) Insurance. Section 3.01(v) of the Disclosure Letter contains a list of all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect as of the date of this Agreement.

(w) No Undisclosed Liabilities. Except as set forth in Section 3.01(w) of the Disclosure Letter or in the SEC Reports filed prior to the date of this Agreement (subject to Section 8.08(b)), neither the Company nor any Subsidiary has any liabilities (absolute, accrued or contingent) which individually, or in the aggregate, are reasonably likely to have a Material Adverse Effect.

(x) Labor Matters. Except as set forth in Section 3.01(x) of the Disclosure Letter, (i) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees or former employees of the Company or of any Subsidiary, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Company.

(y) Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. and the special committee of the Board of Directors of the Company referenced in Section 3.01(z) has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., copies of each of which have been provided to Parent and Merger Sub, each to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of the Company Common Shares (other than Parent, Merger Sub or the Contributing Shareholders) is fair to such holders from a financial point of view.

(z) State Takeover Statutes. This Agreement and the Merger have been approved by a special committee of the Board of Directors of the Company formed pursuant to Section 2.10 of the Regulations of the Company as permitted under Section 1701.63 of the OGCL. The Company has taken all actions necessary under the OGCL to cause the provisions of Section 1701.831 of the OGCL to not apply to the transactions contemplated by this Agreement. No other “fair price,” “moratorium” or other similar anti-takeover statute or regulation prohibits (by reason of Company’s participation therein) the Merger or the other transactions contemplated by this Agreement.

(aa) Affiliate Transactions. Except to the extent disclosed in Section 3.01(aa) of the Disclosure Letter or any SEC Reports filed prior to the date of this Agreement (subject to Section 8.08(b)), there are no other transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and the Company’s affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. For purposes of this Agreement, the term “affiliate,” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing, Equity Ownership. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. Parent owns all of the issued and outstanding capital stock of Merger Sub. The copies of the Articles of Incorporation and Regulations of Merger Sub provided to the Company are complete and correct as of the date of this Agreement. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(b) Authorization and Execution. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub have been duly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no further corporate action of Parent or Merger Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the accuracy of the representations and warranties set forth in Section 3.01(a), constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at Law).

(c) No Conflicts. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Certificate of Incorporation, Articles of Incorporation, By-laws or Regulations, as the case may be, as currently in effect, of Parent or Merger Sub, (ii) except for compliance with the Exchange Act and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Parent or Merger Sub, (iii) violate any statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any injunction, judgment, order, writ or decree to which Parent or Merger Sub has been specifically identified as subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default under, or require the consent of any third party under, any instrument, contract or agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except, in the case of clauses (ii), (iii) and (iv), where such violation, breach or default, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(d) Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective affiliates specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the time it is filed with the SEC, or in the case of the Company the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Litigation. No litigation, arbitration or administrative proceeding is pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.

(f) No Brokers or Finders. Neither Parent nor Merger Sub has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

(g) Availability of Funds.

(i) At the Closing, Parent will have sufficient funds available, through the Financing provided by the Commitment Letters, assuming the contribution of Rollover Shares pursuant to the Rollover Commitment Letter together with additional advances under the Credit Agreement, to satisfy all of its obligations under this Agreement, including to (A) pay the aggregate Fund payable under Section 1.08 of this Agreement and (B) pay all Company Costs and Expenses.

(ii) With respect to equity financing, Parent has delivered to the Company commitment letters of SPCP Group, LLC and Silver Oak Capital L.L.C. (the “Commitment Letters”) pursuant to which, and subject to the terms and conditions thereof, the foregoing Persons have committed to provide Parent with financing in an aggregate amount of $2,976,619 (such financing, the “Financing”). Each Commitment Letter is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, and to the knowledge of Parent, any other parties thereto, under the Commitment Letters. The Financing provided by the Commitment Letters, assuming the contribution of the Rollover Shares pursuant to the Rollover Commitment Letter together with additional advances under the Credit Agreement, will be sufficient to enable Parent and Merger Sub to satisfy all of their respective obligations under this Agreement, including to (A) pay the aggregate Fund payable under Section 1.08 of this Agreement and (B) pay all Company Costs and Expenses.

(h) [Intentionally Omitted].

(i) Parent and Merger Sub. Each of Parent and Merger Sub is a newly formed entity and has conducted no business prior to the Effective Time other than the negotiation and execution of this Agreement, the Commitment Letters, the Rollover Commitment Letter and related documents.

ARTICLE IV

COVENANTS

4.01 Operation of Business of the Company Until Effective Time.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company will, and will cause each Subsidiary to, exercise commercially reasonable efforts to preserve intact in all material respects its business organization, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with other Persons having significant business dealings with the Company or any Subsidiary, except as otherwise consented to in writing by Parent, which consent shall not be unreasonably withheld.

(b) From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company will, and will cause each Subsidiary to, conduct its business and operations in the ordinary and usual course, except as otherwise required or permitted by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld.

(c) Except as otherwise required or permitted by this Agreement or consented to in writing by Parent, the Company will not, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, (i) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure; (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declare, set aside or pay any dividend or make any other distribution in respect of shares of its capital stock; or (iv) enter into any commitment to do any of the foregoing.

(d) Except as otherwise required or permitted by this Agreement or consented to in writing by Parent, the Company will not, and will not permit any Subsidiary to, from the date hereof until the earlier of the Effective Time or the termination of this Agreement:

(i) amend its Articles of Incorporation, Regulations or similar organizational documents;

(ii) issue any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of Company Common Shares upon the exercise of any Options or warrants outstanding as of the date hereof, or designate any class or series of capital stock from its authorized but undesignated preferred shares;

(iii) purchase any capital assets or make any capital expenditures (except as set forth in the Company’s capital expenditures budget previously delivered to Parent), purchase any business, purchase any stock of any corporation, or merge or consolidate with any Person;

(iv) buy, sell, lease or otherwise acquire or dispose of any assets or properties that are material to the Company and its Subsidiaries, taken as a whole, other than acquisitions and dispositions in the ordinary course of business and other than those consistent with the Company’s existing asset impairment policies;

(v) except with respect to the Credit Agreement, incur, assume or guarantee any indebtedness for money borrowed other than intercompany indebtedness;

(vi) except as (i) required by applicable Law or (ii) required to comply with any Benefit Plan or other contract as in effect on the date hereof (to the extent complete and accurate copies of which have been made available to Parent prior to the date hereof), (A) adopt, enter into, terminate or amend (1) any Benefit Plan or (2) any other contract (including any change of control employment agreement), plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to any employee of the Company or its Subsidiaries who is not (i) a director or executive officer of the Company (within the meaning of Section 16 of the Exchange Act) or (ii) any other employee of the Company or any Subsidiary of the Company, in the case of this clause (ii) with annual base compensation in excess of $250,000 (collectively, “Key Personnel”), (B) grant, create or award any bonus or incentive compensation, (C) grant any severance or termination pay or increase the compensation or target incentive awards of any Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (D) except as contemplated by Section 1.07, remove any existing restrictions in any Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (F) except as contemplated by Section 1.07, take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or awards made thereunder or (G) change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined;

(vii) enter into any collective bargaining agreement, except as required by Law;

(viii) change or modify in any material respect any existing accounting method, principle or practice, other than as required by GAAP;

(ix) other than in the ordinary course of business, enter into any new Material Contract (including real estate leases, land purchase agreements, and development agreements), or modify in any respect materially adverse to the Company or any Subsidiary any existing Material Contract; or

(x) enter into any contract or commitment to do any of the foregoing.

4.02 Tax Matters.

During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) consult with Parent with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(e) promptly notify Parent of any legal action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such legal action or audit without Parent’s prior written consent;

(f) not make or revoke any election with regard to Taxes or file any amended Tax Returns;

(g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

(h) terminate all Tax sharing agreements to which the Company or any of its Subsidiaries is a party (except for Tax sharing agreements between the Company and any of its Subsidiaries, if any) such that there are no further liabilities thereunder.

4.03 Shareholders Meeting; Proxy Materials and Schedule 13E-3.

(a) The Company shall, in accordance with applicable Law and the Company’s Articles of Incorporation and Regulations, cause a special meeting of its shareholders to be duly called (the “Shareholders’ Meeting”) and held as soon as reasonably practicable after the execution of this Agreement for the purpose of obtaining the Company Shareholder Approval. The board of directors of the Company shall issue a Company Recommendation, unless the board of directors of the Company, after consulting with its legal and financial advisors, determines that to do so would result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law.

(b) The Company shall, as promptly as reasonably practicable following the execution of this Agreement, prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to the Shareholders Meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the “Proxy Statement”) and shall (i) use reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, and (ii) as soon as reasonably practicable thereafter, shall cause copies of such Proxy Statement and form of proxy to be mailed to its shareholders in accordance with the provisions of the OGCL (unless the board of directors of the Company shall determine, in the good-faith exercise of its fiduciary duties, that such mailing should not be made). Before the filing of the Proxy Statement and form of proxy with the SEC, the Company shall provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement, form of proxy and Schedule 13E-3. The Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. After the delivery to the Company’s shareholders of copies of the Proxy Statement and form of proxy, the Company shall use reasonable commercial efforts, not including engagement of a proxy solicitation firm, to solicit proxies in connection with the Shareholders Meeting in favor of approval of this Agreement and the Merger, unless the board of directors of the Company, after receiving a Superior Proposal and after consulting with its legal and financial advisors, determines that to do so would result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law.

(c) In connection with the filing of the Company’s Proxy Statement, the Company, Parent, Merger Sub, and certain affiliates thereof will cooperate to, concurrently with the preparation and filing of the Company’s Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, and shall (i) use reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as soon as reasonably practicable, and (ii) as soon as reasonably practicable thereafter, shall cause copies of such Schedule 13E-3 to be mailed to its shareholders with the Proxy Statement and form of proxy. The Schedule 13E-3 shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(d) If at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub. or any of their respective affiliates, officers or directors should be discovered by either Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders.

4.04 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. (New York time) on the 45th day thereafter (the “Solicitation Period End-Date”), the Company and its directors (to the extent acting in their capacity as such), officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any non-public information relating to the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b) Subject to and except as otherwise provided by Section 4.04(c) and except with respect to any Person who made an Acquisition Proposal received by the Company prior to the Solicitation Period End-Date with respect to which the requirements of Sections 4.04(c)(i), 4.04(c)(ii), 4.04(c)(iii) and 4.04(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Section 4.04(c)(i), 4.04(c)(ii), 4.04(c)(iii) and 4.04(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the board of directors of the Company no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two (2) Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal (it being understood that following the Solicitation Period End-Date until such time as the board of directors of the Company determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would not be permitted to take with respect to non-Excluded Parties pursuant to Section 4.04(c)), the Company shall immediately cease, and shall cause its Subsidiaries and Representatives to terminate, any solicitation, encouragement, discussion or negotiation or cooperation with or assistance or participation in, or facilitation or encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in Section 4.04 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the reasonable determination of the board of directors of the Company to satisfy the requirements of Sections 4.04(c)(i), 4.04(c)(ii), 4.04(c)(iii) and 4.04(c)(iv).

(c) Notwithstanding anything to the contrary contained in Section 4.04(b), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 4.04(c), (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (z) contemporaneously with making available any such information with such Person provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to or made available to Parent. Notwithstanding anything to the contrary contained in Section 4.04(b) or this Section 4.04(c), prior to obtaining the Company Shareholder Approval, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as they are an Excluded Party.

(d) Within two (2) Business Days following the Solicitation Period End-Date (or, with respect to any Excluded Party who is determined to be an Excluded Party following the Solicitation Period End-Date in accordance with Section 4.04(b)(B), within two (2) Business Days of such determination), the Company shall notify Parent in writing of the identity of each Excluded Party and of the material terms and conditions of the Acquisition Proposal received from such Excluded Party. From and after the Solicitation Period End-Date, in the event that the Company or any of its Subsidiaries or Representatives receives any of the following, the Company shall promptly (but not more than two (2) Business Days after such receipt) notify Parent thereof: (i) any Acquisition Proposal or written indication by any Person that would reasonably be expected to result in an Acquisition Proposal (and provide the material terms and conditions thereof); (ii) any request (other than from an Excluded Party, it being understood that the Company shall continue to comply with its obligations under Section 4.04(a)(i) with respect to such Excluded Party) for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. Without limitation of Section 4.04(b), following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed on a current basis (and in any event no later than two (2) Business Days after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), including furnishing copies of any material written inquiries, in all cases whether in connection with an Excluded Party or third party pursuant to Section 4.04(c)(B). Without limiting the foregoing, the Company shall promptly (within two (2) Business Days) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 4.04(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries, to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if its board of directors determines in good faith, after consultation with outside counsel, that the Company’s failure to do so would be inconsistent with the fiduciary duties of the board of directors to the shareholders of the Company under applicable Law.

(e) Notwithstanding anything in Section 4.04(b)(ii) to the contrary, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (ii) below, the board of directors of the Company may at any time prior to obtaining the Company Shareholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the shareholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of the Company may not withdraw, modify or amend the Company Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 4.04 and (B):

(i) the Company shall have provided prior written notice to Parent, of its intention to take any action contemplated in Section 4.04(e) with respect to a Superior Proposal at least four (4) Business Days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the principal transaction agreements with the party making such Superior Proposal and other material documents (each, an “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Company Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 4.04(e), and the Notice Period shall recommence.

(f) Nothing contained in this Agreement (including, without limitation, this Section 4.04) shall prohibit the board of directors of the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the board of directors of the Company determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, that any such disclosures (other than “stop, look and listen” letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 7.01(g)) unless the board of directors of the Company expressly publicly reaffirms its Company Recommendation not more than five (5) Business Days after a written request by Parent to do so (provided that, if such written notice is delivered to the Company less than five (5) Business Days prior to the Shareholders Meeting, the board of directors of the Company shall so reaffirm its Company Recommendation at least one (1) Business Day prior to the Shareholders Meeting).

4.05 No Change in Company Recommendation or Alternative Acquisition Agreement. Other than in accordance with Section 4.04, and except as otherwise provided in this Section 4.05, the board of directors of the Company shall not:

(a) withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(b) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Company Shareholder Approval, the Company shall have the right to withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub, if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided that, (i) the Company shall have provided prior written notice to Parent of its board of directors’ intention to take any such action at least four (4) Business Days in advance thereof, (ii) the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company and shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as could reasonably be expected to prevent such change in Company Recommendation during such four (4) Business Day period, and (iii) the board of directors of the Company shall have determined in good faith, after considering any such amended or new written proposal and after consultation with its outside counsel and financial advisor, that the failure to so withhold, withdraw, qualify, modify or amend the Company Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law.

4.06 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such reasonable actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.07 Access to Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company will give Parent and its counsel, financial advisers, auditors and other authorized representatives and its financing sources reasonable access to the offices, properties, books and records of the Company and each Subsidiary at all reasonable times and upon reasonable notice, and will instruct the employees, counsel, financial advisers and auditors of the Company and each Subsidiary to cooperate with Parent and each such representative and financing source in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. Parent and each such representative and financing source will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such Persons during such investigation.

4.08 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take or cause to be taken, all action and to do, or to cause to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals and immunities of either of the Constituent Corporations, the proper officers and directors of the Surviving Corporation may take all such necessary action.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.01(b) and (f)) may be waived by Parent and Merger Sub:

(a) The representations and warranties of the Company contained in Section 3.01 of this Agreement (other than those contained in Sections 3.01(a), 3.01(b), 3.01(n), 3.01(o), 3.01(t) and 3.01(y) which are covered by the next sentence) shall be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time, except to the extent any inaccuracies in any such representation or warranty, individually or in the aggregate, do not materially impair the ability of the Company to consummate the transactions contemplated hereby and has not had and would not reasonably be expected to have a Material Adverse Effect (provided that, solely for purposes of this sentence of Section 5.01(a), any representation or warranty in Section 3.01 that is qualified by Material Adverse Effect language or other materiality qualifier shall be read as if such language were not present), and except with respect to those representations and warranties that speak of an earlier date, which shall be true and correct (to the same degree as otherwise required under this Section 5.01(a)) as of such earlier date. The representations and warranties of the Company set forth in Sections 3.01(a), 3.01(b), 3.01(n), 3.01(o), 3.01(t) and 3.01(y) shall be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (or, if given as of a specific date, as of such date).

(b) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 5.01(b).

(c) This Agreement shall have been approved at the Shareholders Meeting by the vote required by the OGCL and the Company’s Articles of Incorporation and the Company shall have received the Company Shareholder Approval.

(d) Neither the Company nor any Subsidiary shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties or other incident, occurrence, change or event that has had or would reasonably be expected to have a Material Adverse Effect.

(e) There shall not be pending any action or proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of Parent, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions, nor shall there be in effect any provision of applicable Law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

(f) [Intentionally Omitted].

(g) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

(h) There shall be no filing by the Company or any Subsidiary or a filing against the Company or any Subsidiary which has not been dismissed, in any case, for relief under Title 11 of the Bankruptcy Code, and no custodian, trustee, receiver or other agent shall have been appointed or authorized to take charge of a material portion of the property of the Company or any Subsidiary.

(i) All Options shall have been cancelled, subject only to receipt of any Option Settlement Amount due upon the consummation of the Merger in accordance of the terms of this Agreement.

5.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 5.02(b) and (e)) may be waived by the Company:

(a) The representations and warranties of Parent and Merger Sub contained in Section 3.02 of this Agreement (other than those contained in Sections 3.02(a), 3.02(b) and 3.02(f) which are covered by the next sentence) shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time, except to the extent any inaccuracies in any such representation or warranty individually or in the aggregate, do not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, except with respect to those representations and warranties that speak of an earlier date, which shall be true and correct (to the same degree as otherwise required under this Section 5.02(a)) as of such earlier date. The representations and warranties of the Company set forth in Sections 3.02(a), 3.02(b) and 3.02(f) shall be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (or, if given as of a specific date, as of such date).

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of each of Parent and Merger Sub to the effects set forth in this Section 5.02(b).

(c) This Agreement shall have been approved at the Shareholders Meeting by the vote required by the OGCL and the Company’s Articles of Incorporation and the Company shall have received the Company Shareholder Approval.

(d) There shall not be pending any action or proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of the Company, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions, nor shall there be in effect any provision of applicable Law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

(e) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

(f) Simultaneously with the Closing, the exchange of $20 million of Indebtedness of the Company for equity of Parent shall occur.

ARTICLE VI

CONDUCT AND TRANSACTIONS AFTER

THE EFFECTIVE TIME

6.01 Indemnification.

(a) Parent and the Surviving Corporation agree that all rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the Articles of Incorporation, Regulations or similar organizational documents of the Company or any of its Subsidiaries or by Law or in any agreement between the Company or its Subsidiaries and any director, officer or employee as in effect on the date hereof shall survive the Merger and continue in full force and effect for a period of at least six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.01. To the extent permitted by Law, Parent and the Surviving Corporation (i) shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and regulations or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof and which has previously been provided to Parent, (ii) shall not, for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and (iii) shall continue all such rights to indemnification thereunder in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person(s), then, and in either such case, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent, the Surviving Corporation or their respective successors or assigns (or the transferee(s) of such properties and assets), as the case may be, shall assume all of the obligations set forth in this Article VI. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any indemnified party is entitled, whether pursuant to Law, contract or otherwise.

6.02 Directors and Officers Liability Insurance.

(a) For a period of at least six years after the Effective Time, the Surviving Corporation shall, and Parent (for so long as it shall control the Surviving Corporation) shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company described in Section 6.02 of the Disclosure Letter (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person(s), Parent and the Surviving Corporation shall cause proper provisions to be made so that the successors and assigns of Parent and/or the Surviving Corporation are bound by the obligations of the respective party set forth in this Section 6.02.

(b) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Article VI is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.01 Generally. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding Company Shareholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) by:

(a) mutual written consent of the Company and Parent;

(b) either the Company or Parent upon any injunction, writ, order, judgment or decree permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becoming final and non-appealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 7.01(b) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such injunction, writ, order, judgment or decree or to have such injunction, writ, order, judgment or decree vacated or made inapplicable to the Merger;

(c) Parent or the Company if the Merger shall have not been consummated by June 30, 2008 (the “Outside Date”), whether such date is before or after the date of Company Shareholder Approval, provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure to consummate the Merger on or before the Outside Date;

(d) either the Company or Parent, if the Shareholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement and the Merger shall have been taken thereat and the Company Shareholder Approval shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof);

(e) the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 5.02 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent from the Company, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(f) Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 5.01 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(g) Parent, if (i) a Change of Company Recommendation shall have occurred; (ii) the board of directors of the Company withholds, withdraws, qualifies, modifies or amends the Company Recommendation in accordance with, and subject to the terms and conditions of, Section 4.05 or fails to reaffirm the Company Recommendation in accordance with Section 4.04(f); (iii) the board of directors of the Company or any committee thereof shall approve, adopt or recommend any Superior Proposal or Acquisition Proposal; (iv) the Company shall have executed any letter of intent, memorandum of understanding or similar contract relating to any Superior Proposal or Acquisition Proposal; (v) the Company approves or recommends that the Company Shareholders tender their Shares in any tender or exchange offer or the Company fails to send the Company Shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; (vi) the Company publicly announces its intention to take any of the actions in the foregoing clauses (i), (ii), (iii), (iv) or (v); (vi) with the prior consent of the board of directors of the Company, any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than 25% of the outstanding Company Shares; or (vii) the Company breaches its obligation to hold a Shareholders Meeting set forth in Section 4.03 other than solely as a result of actions taken or omitted by the SEC; and

(h) the Company, at any time prior to receipt of the Company Shareholder Approval, in accordance with, and subject to the terms and conditions of, Section 4.04(e).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to each other party in accordance with Section 8.06, specifying the provision or provisions hereof pursuant to which such termination is effected.

7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from (i) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto or (ii) the willful failure of any party hereto to perform a material covenant applicable to it, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, further, that:

(a) Intentionally Omitted;

(b) Intentionally Omitted;

(c) if this Agreement is terminated by Parent or the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h), as the case may be, the Company shall pay to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing, within three (3) Business Days after the date of termination, all reasonable and documented out-of-pocket costs and expenses (including, the reasonable and documented fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), in the aggregate and incurred by Parent in connection with the entering into of this Agreement and the performance of its obligations hereunder, including all Company Costs and Expenses paid by Parent or Merger Sub (collectively, the “Parent Expenses”). The payment of expenses set forth in this Section 7.02(c) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement; and

(d) each of the Company and Parent acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Parent Expenses when due, the Company shall reimburse Parent for all reasonable and document costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.02(d).

For purposes of Section 7.01 and this Section 7.02, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.01, except that the phrase “more than 25%” set forth in clauses (ii) and (iii) of the definition of “Acquisition Proposal” shall be deemed to state “more than 50%”.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Termination of Representations and Warranties of the Company. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Disclosure Letter) or in any certificate furnished under this Agreement shall not survive the Effective Time.

8.02 Amendment and Modification. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein, except that after the Shareholders Meeting, the amount of the Cash Merger Consideration shall not be decreased and the form of the Cash Merger Consideration shall not be altered without the approval of the shareholders.

8.03 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b) and (f) and 5.02(b) and (d) of this Agreement) may be waived in writing by the Company or by Parent and Merger Sub, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

8.04 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that each of the Company and Parent may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will provide the other parties to this Agreement with a draft of the proposed disclosure sufficiently in advance to permit such other parties to provide comments to the disclosure and the disclosing party will revise such disclosure to reflect all reasonable comments before making the disclosure).

8.05 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations, to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

8.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three (3) Business Days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

Attention: Thomas M. Fuller

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

and:

Silver Point Capital, L.L.C.

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

Attention: Charles E. Tauber

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

If to the Company:

Dominion Homes, Inc.

4900 Tuttle Crossing Boulevard

P.O. Box 4900

Dublin, OH 43016

Attention: William G. Cornely, Executive Vice President and Chief

Operating Officer

with a copy to:

Squire, Sanders & Dempsey L.L.P.

1300 Huntington Center

41 South High Street

Columbus, OH 43215

Attention: Donald W. Hughes, Esq.

And

Jones Day

325 John H. McConnell Boulevard

Suite 600

Columbus, Ohio 43216-5017

Attn: Randall M. Walters, Esq.

8.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign all or any of their rights hereunder to any of their respective affiliates provided that no such assignment shall relieve the assigning party of its obligations hereunder. Except for the provisions of Article I and Sections 6.01 and 6.02, this Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.

8.08 Interpretation.

(a) As used in this Agreement, (i) “including” means “including without limitation”; (ii) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; (iii) all dollar amounts are expressed in United States funds; and (vi) the phrase “to the knowledge of the Company” or any similar phrase shall mean the actual knowledge (after reasonable inquiry) of one or more of the executive officers of the Company.

(b) Any information set forth in one Section or subsection of the Disclosure Letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face (without need to examine any underlying documentation) that such information is relevant to such other Section or subsection. The disclosures in the Company’s SEC Reports, excluding, in the case of such SEC Reports, any disclosures set forth in documents incorporated by reference therein but not filed as exhibits with the SEC, any forward-looking disclosures set forth in any risk factor section and any “forward-looking statement” (as such term is used therein), shall apply solely with respect to the representations and warranties of the Company set forth in Sections 3.01(c), 3.01(e), 3.01(h), 3.01(k), 3.01(l), 3.01(p), 3.01(q), 3.01(r), 3.01(u), 3.01(w), 3.01(x) and 3.01(aa) and only to the extent that the nature and the content of the disclosures in the SEC Reports are reasonably apparent on their face to be applicable to the subject matter of, and, in the case of Sections 3.01(e), 3.01(q), 3.01(u), 3.01(w) and 3.01(x), reasonably specific as to matters and items that are the subject matter of, the representation or warranty set forth in the applicable section identified above.

8.09 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

8.10 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Common Pleas in Cuyahoga County in the State of Ohio, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of Ohio. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Common Pleas in Cuyahoga County in the State of Ohio, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of Ohio. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

8.12 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Entire Agreement. This Agreement, including the Disclosure Letter and the exhibits hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

8.14 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

8.15 Disclosure Letter. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. A disclosure made by the Company in any Section of this Agreement or the Disclosure Letter shall qualify other sections of the Agreement or the Disclosure Letter only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

ARTICLE IX

DEFINED TERMS

9.01 Defined Terms.

(a) For purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 9.01 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined);

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions customary for a transaction of this type.

“Acquisition Proposal” means any inquiry, offer or proposal made by a Person or group at any time relating to any direct or indirect acquisition of (i) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, (ii) beneficial ownership of more than 25% of the outstanding equity securities of the Company, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding equity securities of the Company, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C., § 101 et seq.), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Cincinnati, Ohio or New York, New York are authorized or obligated by Law to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, codified at Part 6 of Title I of ERISA and Section 4980B of the Code, and similar applicable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Company Costs and Expenses” means the costs and expenses set forth on Section 9.01 of the Disclosure Letter (including fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), incurred by the Company in connection with the entering into of this Agreement and the performance of its obligations hereunder.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of December 29, 2006, by and among the Company, the Lenders (as defined therein) party thereto, the Huntington National Bank and Silver Point Finance, LLC, as amended.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. §1251, et seq.), the Clean Water Act, as amended (33 U.S.C. §1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. §7401, et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §651, et seq.) and any other federal, state or local Law, regulating or imposing liability (including strict liability) or standards of conduct regarding pollution, protection of the environmental worker health and safety, or Hazardous Substances.

“Event of Default” has the meaning set forth in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislature, regulatory or administrative agency or, commission or authority, court, arbitral authority or national securities exchange.

“GAAP” means generally accepted accounting principles consistently applied set forth in opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Standards Board as in effect on the date hereof.

“Hazardous Substances” means and includes all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by any Environmental Laws.

“Hedging Obligations” means any and all obligations of a Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” means, with respect to any Person (a) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, including, without limitation (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) payable out of the proceeds or production of property owned by such Person, or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of capital leases; (b) all indebtedness, obligations or other liabilities secured by a Lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (c) all indebtedness, obligations or other liabilities in respect of Hedging Obligations interest rate contracts and currency agreements, net of liabilities owed by the counterparties thereon.

“Investment” means any loan, advance, extensions of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit accounts or contribution of capital in or to any other entity or any investment in, or purchase or other acquisition of, the stock, partnership interests, ownership interests in any limited liability company, notes debentures, or other securities of any other entity.

“Law” means any constitution, statute, code, Order, law, ordinance, rule, regulation, principle of common law or case law, decision, judgment, judicial opinion, directive or other requirement of any Governmental Authority.

“Lien” means, with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title exception or encumbrance, option, right of first offer or refusal, easement, servitude, transfer restriction, restrictive covenant, encroachment or other survey defect.

“Material Adverse Effect” means any effect, change, event, circumstance, impairment, condition, development, occurrence or state of facts (i) that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby or (ii) that has been or would reasonably be expected to be materially adverse to the financial condition, business, liabilities (contingent or otherwise) properties or assets of the Company and the Subsidiaries, taken as a whole (after taking into account any insurance or other third party recourses available in respect thereof), except that, with respect to both clauses (i) and (ii), events, circumstances, changes, developments, impairments or conditions resulting from:

(A) worldwide or national conditions or circumstances, including conditions or circumstances relating to interest rates, financial markets, banking, economics or economic factors and/or business conditions, and the condition of housing and/or homebuilding markets, including declines, depressions and/or deteriorations thereof and/or failures thereof to improve, but, in each case, only to the extent such changes, developments, conditions or circumstances are not specifically relating to, or disproportionately affecting, the Company and its Subsidiaries;

(B) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States;

(C) changes solely, in and of themselves, in trading price or volume of the Company Common Shares;

(D) the public announcement of this Agreement and the transactions contemplated hereby;

(E) any change in Law or GAAP but, in each case, only to the extent such changes are not specifically relating to, or disproportionately affecting, the Company and its Subsidiaries; or

(F) any action or omission of the Company or any of its Subsidiaries taken or omitted (x) in connection with the performance of the Company’s obligations under this Agreement or the consummation of the transactions contemplated hereby or (z) with the prior written consent of the Parent;

shall not be deemed to constitute or give rise to, and shall not be considered in determining whether there has occurred, a Material Adverse Effect.

“Order” means any judgment, order, injunction, decree, writ, doctrine, ruling, assessment or arbitration award of any Governmental Authority.

“Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, business trust, or other organization whether the same constitutes a legal entity, and any Governmental Authority.

“Potential Default” means an event which, with the giving of notice, the lapse of time, or any one or more of the foregoing, would constitute an Event of Default under the Credit Agreement.

“Prepayment Fees” means the payments that would, but for the Credit Agreement Amendment, be due and owing to the Lenders (as defined in the Credit Agreement) under Section 3.3(c) and (d) of the Credit Agreement as a result of the Merger (other than principal and interest).

“Subsidiary” means any corporation or other entity more than 50% of the outstanding securities or other ownership interest having ordinary voting power or the equivalent thereof which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 60% for purposes of this definition) made in writing that (A) is on terms that the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s shareholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Parent after Parent’s receipt of notice under Section 4.04(e), and (B) which the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated (if accepted). The foregoing determinations shall be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Aggregate Option Settlement Amount	1.07
Agreement	Preamble
Alternative Acquisition Agreement	4.04(e)(i)
Balance Sheet	3.01(d)(iii)
Benefit Plans	3.01(u)(i)
Cash Merger Consideration	1.05(a)
Certificate of Merger	1.02
Change of Company Recommendation	4.04(e)
Closing	2.01
Closing Date	2.01
Commitment Letters	3.02(g)(ii)
Commonly Controlled Entity	3.01(u)(i)
Company	Preamble
Company Common Share	1.05(a)
Company Common Shares	1.05(a)
Company Joint Ventures	3.01(j)
Company JV Contracts	3.01(j)
Company Personnel	3.01(u)(i)
Company Preferred Shares	3.01(b)(i)
Company Recommendation	3.01(a)(ii)
Company Share Plans	3.01(b)(i)
Company Shareholder Approval	1.02
Constituent Corporations	Preamble
Contributing Shareholders	Recitals
Credit Agreement Amendment	Recitals
Disclosure Letter	3.01
Dissenting Shares	1.06(a)
DOL	3.01(u)(i)
Effective Time	1.02
ERISA	3.01(u)(i)
Excluded Party	4.04(b)
Fund	1.08(a)
IRS	3.01(u)(i)
Key Personnel	4.01(d)(vi)
Material Contracts	3.01(r)(xiv)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Shares	1.05(b)
Notice Period	4.04(e)(i)
OGCL	1.01
Option	1.07
Option Cancellation	1.08(d)

Term	Section
Option Settlement Amount	1.07
Outside Date	7.01
Owned Real Property	3.01(k)
Parent	Preamble
Parent Expenses	7.02(c)
Paying Agent	1.08(a)
PBGC	3.01(u)(i)
Pension Plan	3.01(u)(i)
Permitted Lien	3.01(b)(vii)
Post-Signing Returns	4.02(a)
Premises	3.01(i)
Proprietary Rights	3.01(s)
Proxy Statement	4.03(b)
Real Property	3.01(l)
Real Property Leases	3.01(l)
Representatives	4.04(a)
Rollover Commitment Letter	Recitals
Rollover Shares	Recitals
Sarbanes-Oxley Act	3.01(d)(v)
Schedule 13E-3	3.01(n)
SEC	3.01(d)(i)
SEC Report	3.01(d)(i)
SEC Reports	3.01(d)(i)
Securities Act	3.01(d)(i)
Shareholders’ Meeting	4.03(a)
Solicitation Period End-Date	4.04(a)
Surviving Corporation	Recitals
Surviving Corporation Common Shares	1.05(b)
Tax Returns	3.01(p)(i)
Welfare Plan	3.01(u)(i)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

DOMINION HOMES, INC.

By:	/s/ WILLIAM G. CORNELY
Name:	William G. Cornely
Its:	Chief Operating Officer

DOMINION HOLDING CORP.

By:	/s/ RICHARD PETRILLI
Name:	Richard Petrilli
Its:	Authorized Signatory

DOMINION MERGER CORPORATION

By:	/s/ RICHARD PETRILLI
Name:	Richard Petrilli
Its:	Authorized Signatory

Appendix B

DOMINION HOLDING CORP.

c/o Silver Oak Capital, L.L.C.

245 Park Avenue

26th Floor

New York, NY 10167

c/o SPCP Group, LLC

Two Greenwich Plaza

1st Floor Greenwich, CT 06830

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of January 18, 2008 (as amended from time to time, the “Merger Agreement”), by and among Dominion Holding Corp., a Delaware corporation (“Parent”), Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dominion Homes, Inc., an Ohio corporation (the “Company”), pursuant to which Merger Sub shall merge with and into the Company with the Company as the surviving corporation. This letter agreement sets forth the commitment of BRC Properties Inc. (the “Contributing Shareholder”) to subscribe for shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in connection with the Merger. Parent has been formed by funds affiliated with SPCP Group, LLC and Silver Oak Capital, L.L.C. (the “Sponsors”) in connection with the Merger. Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

1. Commitment. The undersigned is the record and beneficial holder of 3,926,324 Company Common Shares. The undersigned and the Company hereby agree that, immediately prior to the Closing of the Merger, the undersigned shall contribute its Company Common Shares to Parent in exchange for 962 shares of Parent Common Stock (such amount, the “Commitment”). The contribution, issuance and receipt described in this section are subject to all of the conditions to the Closing set forth in the Merger Agreement having been satisfied not later than the time of such contribution, issuance and receipt or, to the extent not satisfied, having been waived by the applicable party. After such satisfaction and waiver and promptly following such contribution, Parent shall promptly issue the shares of Parent Common Stock subscribed for hereunder to the undersigned as contemplated by this Section.

2. Conditions. There shall be no conditions to the Contributing Shareholder’s obligation to make the contribution of Company Common Shares other than as set forth in Section 1 and other than notice from the Sponsors that the Commitment is due.

3. Stockholders Agreement. On or before the Closing Date, affiliates of the Sponsors and the Contributing Shareholder will enter into one or more definitive agreements with respect to the matters set forth on Exhibit A hereto (the “Stockholders Agreement”), and such other terms and provisions as do not have an adverse effect on the Contributing Shareholder and are customary and appropriate for this type of transaction. The Stockholders Agreement will be prepared by the Sponsors and provided to the Contributing Shareholder on a date reasonably in advance of the Closing Date.

4. Termination of Commitment. The Contributing Shareholder’s Commitment may be terminated as follows:

(a) The Contributing Shareholder’s obligation to make the contribution of Company Common Shares will terminate automatically and immediately upon the termination of the Merger Agreement.

(b) The Sponsors may terminate the Commitment if the Contributing Shareholder fails to make the contribution of Company Common Shares in accordance with the terms hereof.

5. Representations and Warranties. The Contributing Shareholder hereby makes the following representations, warranties and acknowledgements:

(a) The Contributing Shareholder (other than any Contributing Shareholder that is an individual) is duly organized or incorporated, validly existing and in good standing under the laws and regulations of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) The Contributing Shareholder has the full power, authority (or in the case of any Contributing Shareholder that is an individual, the requisite capacity) and legal right to execute, deliver and perform this letter agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (including, in the case of any Contributing Shareholder other than an individual, corporate or otherwise) of such party. This letter agreement has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) The execution and delivery by the Contributing Shareholder of this letter agreement, the performance by the Contributing Shareholder of its obligations hereunder and the consummation of the transactions contemplated herein by the Contributing Shareholder do not and will not violate (i) in the case of any Contributing Shareholder other than an individual, any provision of the Contributing Shareholder’s organizational documents, (ii) any provision of any material agreement to which the Contributing Shareholder is a party or by which it is bound or (iii) any applicable law or regulation.

(d) The Company Common Shares contributed by the Contributing Shareholder are free and clear of all Liens.

(e) The Contributing Shareholder acknowledges that [he][she][it] has been advised that the shares of Parent Common Stock have not been registered under the Exchange Act and, accordingly, that the Contributing Shareholder may not be able to sell or otherwise dispose of the shares of Parent Common Stock when [he][she][it] wishes to do so.

(f) The Contributing Shareholder represents, warrants and covenants that the information, if any, supplied or that will be supplied by the Contributing Shareholder in connection with the Proxy Statement and Schedule 13E-3 is and will be accurate and complete in all material respects.

6. Independent Investigation. The Contributing Shareholder is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this letter agreement. The Contributing Shareholder acknowledges that the Contributing Shareholder is relying on its own investigation and analysis in entering into this letter agreement and the transactions contemplated hereby, including the Commitment, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof. The Contributing Shareholder may not rely, and has not relied, on any due diligence investigation that the Sponsors and its advisors may have conducted with respect to the Company or its affiliates, or on any oral or written materials prepared or presented by the Sponsors or its advisors (collectively, the “Information”). With respect to any projection or forecast or return on investment illustrations delivered by or on behalf of the Company, Parent or the Sponsors, the Contributing Shareholder acknowledges that any projection or forecast or return on investment illustrations have been prepared for illustrative purposes only and actual results may vary from the anticipated results and such variations may be material. The Contributing Shareholder acknowledges that none of the Company, Parent or the Sponsors, nor any of their respective officers, directors, employees, affiliates or advisors (i) makes any representation or warranty as to the Information nor represents or warrants the Information as being all-inclusive or to contain all information that may be desirable or required in order to properly evaluate the Commitment or the transactions contemplated hereby or (ii) will have any liability with respect to any use or reliance upon any of the Information.

7. Structure. Notwithstanding anything to the contrary herein, (a) the Sponsors may restructure the transaction such that the equity purchased by the Contributing Shareholder to consummate the Merger is issued by another entity that invests directly or indirectly in the Company; and (b) the Sponsors will have the right to revise or change the structure of the Merger; provided, that no such restructuring, revision or change shall have an adverse effect on the Contributing Shareholder.

8. Assignment. The Contributing Shareholder may not, directly or indirectly, assign all or any portion of its obligation to make the contribution of Company Common Shares to any other person, except to a direct or indirect wholly-owned subsidiary of the Contributing Shareholder, without the prior written consent of the Sponsors; provided that no assignments will be permitted in violation of applicable securities laws or Regulatory Laws, and no assignment will be permitted that would require any licensing, regulatory consent or other significant regulatory proceeding.

9. Miscellaneous. This letter agreement will be binding on the parties hereto. For the avoidance of doubt, the Contributing Shareholder will have no rights as an equityholder of Parent by virtue of having executed this letter, and none of the other shareholders of the Company or the Company has any rights to enforce or to enjoy the benefit of any term of this letter. This letter agreement may be executed in counterparts. This letter agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All claims, actions, proceedings, suits, complaints, petitions or other legal proceedings (collectively, “Actions”) arising out of or relating to this letter agreement will be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this letter agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. The term “Contributing Shareholders” as such term is used in this letter agreement means the Contributing Shareholder together with other Contributing Shareholders making equity commitments to Parent. The term “Contributing Shareholder” includes any directly or indirectly wholly-owned subsidiary through which the undersigned signatory consummates the Commitment.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Very truly yours,

Silver Oak Capital, L.L.C.
By:	/s/ Joseph R Wekselblatt
Name:	Joseph R Wekselblatt
Title:	Manager Silver Oak Capital L.L.C

as of January 18, 2008

SPCP Group, LLC

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory
as of January 18, 2008

[Rollover Commitment Letter Agreement Signature Page]

Accepted and Acknowledged as of January 18, 2008:

BRC PROPERTIES INC.

By:	/s/ David Borror
Name:	David Borror
Title:	President

[Rollover Commitment Letter Agreement Signature Page]

EXHIBIT A

SUMMARY OF TERMS OF STOCKHOLDERS AGREEMENT

SUMMARY OF TERMS OF MINORITY SHAREHOLDER RIGHTS

The following is a description of certain proposed terms of minority shareholder rights to be provided to BRC Properties Inc. (“Borror”) with respect to its equity interest in post-merger Dominion Homes, Inc. (the “Company”), following the consummation of the proposed going-private transaction (the “Proposed Transaction”).

Structure:	Silver Point Capital (“SPC”) and Angelo Gordon (“AG” and, together with SPC, the “Sponsors”) will form a new company (“Parent”). Parent will form a wholly owned subsidiary which will merge with and into the Company in the Proposed Transaction.

Parent Shareholders:	Each of the Sponsors and Borror will be shareholders of Parent.

Equity Ownership:	Immediately following the consummation of the Proposed Transaction, there will be a single class of capital stock and the ownership of Parent’s capital stock, on a fully-diluted basis, shall be as follows:

	Shares	%Ownership
SPC	4,519	45.19%
AG	4,519	45.19%
Borror	962	9.62%

Total:	10,000	100%

The shareholders shall hold securities of Parent, in each case, in an amount equal to their pro rata ownership interest as set forth above.

Options issued pursuant to any management plan will dilute all shareholders of Parent pro rata.

Board of Directors:	The board of directors of Parent (the “Board”) shall be initially comprised of seven members all of which shall be designated by the Sponsors. As long as Douglas Borror (“DB”) is an executive of the Company or as long as Borror holds 50% of the shares of Parent’s capital stock that it owned immediately following the consummation of the Proposed Transaction, Borror will have the right to elect DB as a member of the Board and of the board of directors of the Company. The board of directors of the Company will be designated by the Sponsors and it is anticipated that it will be the same as the Board of Parent.

If, at a time that Borror has the right to elect DB as a director, it chooses not to do so, then it shall have the right to appoint an observer. The directors will not receive any fees for serving on the Board, but will be entitled to expense reimbursement.

Restrictions on Transfer:	For a period of five years from the date of the closing of the Proposed Transaction (the “Anniversary Date”), Borror may not, directly or indirectly, transfer, sell, assign or otherwise dispose of any Parent stock held by it (other than a transfer to an affiliate/member of the Borror family and provided that such transferee agrees in writing to be bound by the governing documents of Parent) without the prior written consent of the Sponsors. Any transfer in violation of stock transfer restrictions will be null and void.

Rights of First Offer:	If, following the Anniversary Date, Borror wishes to transfer all or a portion of its respective holdings of Parent stock, Borror must offer first to Parent and thereafter if Parent does not elect to make an offer, the Sponsors, the right to make a binding offer to acquire for cash the shares in Parent desired to be transferred. If Borror does not accept any such offer(s), Borror shall, subject to the tag-along rights provided for below, have a reasonable period of time in which to sell the same number of shares of Parent stock at a price equal to or greater than and on other terms no less favorable than offered by the Sponsors.

Preemptive Rights:	Subject to customary exceptions for issuances pursuant to (i) employee incentive compensation plans, (ii) acquisitions for which Parent stock is used as consideration, (iii) exercise or conversion of securities, (iv) stock dividends and stock splits or (v) third party financing transactions, in the event of any issuance by Parent of any equity securities or securities convertible into or exercisable for equity securities, each shareholder shall have the right to purchase its respective pro rata shares of such shares being offered by Parent in order to maintain its respective percentage ownership of Parent.

Anti-Dilution	If after the Closing, the Sponsors exchange all or any portion of the Term B Loan Facility for equity of Parent, Borror’s aggregate ownership of Parent will not be diluted. All other equity issuances will dilute Borror and the other shareholders of Parent pro rata (before giving effect to any additional equity purchases by any such shareholder).

Tag Along Rights:	If the Sponsors propose to sell any shares of Parent stock held by it to an unaffiliated third party (other than in a public sale), then Borror shall have the right to include in such sale a pro rata portion of its shares of Parent Stock on the same terms.

Drag Along Rights:	If the Sponsors accept a bona fide offer from a third party (the “Third Party Offer”) to purchase 50% or more of the outstanding shares of Parent stock, Borror and all other shareholders of Parent shall be required to sell their pro rata portion of shares of Parent stock at the same price and on the same terms pursuant to the Third Party Offer; provided, however, that Borror shall not have joint and several liability under the transaction documents. Borror shall not make any representations and warranties other than that it owns the shares being sold by it free and clear of all liens and that it has the power and authority to sell them; provided, that Borror’s share of sales proceeds shall be subject to escrow and indemnification (on a several but not joint and several basis) to the same extent as those of the Sponsors.

Registration Rights:	The definitive registration rights agreement will contain customary piggyback registration rights for Borror.

Put/Call	For the 30 day period following the one year anniversary of the Closing (“Put Period”), Borror shall have a one-time right to put all (but not less than all) of the Parent stock owned by it and its transferees to the Sponsors at a cash price of $1,500,000; provided that Borror shall have no right to put shares if Parent or the Company is in bankruptcy. For the period from the end of the Put Period until three years from Closing, the Sponsors shall have a one-time right to acquire all (but not less than all) of Parent stock owned by Borror and its transferees at a cash price of $3,000,000.

Information Rights:	The shareholders shall receive (i) quarterly financial information of Parent within 45 days following the end of each quarter, (ii) audited financial information of Parent within 90 days of year end and (iii) information regarding Parent which they may reasonably request.

Governing Law:	Delaware.

Termination:	The time at which the rights and obligations set forth herein will terminate will be agreed upon by the parties in a definitive Shareholders Agreement.

Expenses:	Borror’s reasonable and documented expenses (including legal fees and disbursements) relating to the Proposed Transactions will be paid by Parent or the Company.

Transaction Fee:	At the Closing, Merger Sub shall pay a transaction fee of 1% of the Enterprise Value of the Company to the Sponsors or their affiliates. “Enterprise Value” shall mean the debt value plus the equity value of the Company immediately prior to the Closing.

Appendix C

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 18, 2008 (this “Agreement”), by and among Dominion Holding Corp., a Delaware corporation (“Parent”), Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), BRC Properties Inc., Douglas Borror and David Borror (each a “Borror Shareholder” and together, the “Borror Shareholders”).

WHEREAS, Parent and Merger Sub will be entering into a Merger Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”) with Dominion Homes, Inc. (the “Company”), pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each of the Borror Shareholders is the holder of shares of common stock, without par value (the “Company Common Shares”), of the Company;

WHEREAS, set forth opposite each Borror Shareholder’s name on Schedule 3.3(a) hereto is the number of Company Common Shares for which such Borror Shareholder possesses the power to vote on the matters covered by this Agreement (the Company Common Shares which such Borror Shareholder has the power to vote on the matters covered by this Agreement are referred to herein as the “Owned Company Common Shares”);

WHEREAS, immediately prior to the Closing of the Merger, BRC Properties Inc. will contribute its Company Common Shares to Parent in exchange for an equity interest in Parent; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Borror Shareholders agree, and each of the Borror Shareholders has agreed, to enter into this Agreement with respect to all of the Company Common Shares now owned and which may hereafter be acquired (whether by means of purchase, dividend, distribution or in any other way) by each such Borror Shareholder (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement as in effect on the date hereof.

ARTICLE II

AGREEMENT OF BORROR SHAREHOLDER TO VOTE

Section 2.1 Agreement to Vote. Each of the Borror Shareholders (severally and not jointly) hereby agrees that at any time that the Company conducts a meeting of, or otherwise seeks a vote or consent of, the holders of Company Common Shares for the purpose of approving and adopting the Merger and the actions required in furtherance thereof, such Borror Shareholder shall vote, or provide a consent with respect to his, her or its Shares (x) in favor of the Merger and the actions required in furtherance thereof and (y) against (A) any Acquisition Proposal other than the Merger contemplated by the Merger Agreement, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its

Subsidiaries, (C) any agreement or action by the Company that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (D) any agreement or action by the Company that would reasonably be expected, individually or in the aggregate, to prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement or to dilute the benefits to Parent, Merger Sub and their affiliates of the transactions contemplated by the Merger Agreement, and (z) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of shareholders.

Section 2.2 Grant of Proxy. In order to secure the performance of each Borror Shareholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 2.1, such Borror Shareholder hereby irrevocably grants a proxy appointing such Persons as Parent designates as such Borror Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in his, her or its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 2.1, in such Person’s discretion, with respect to such Borror Shareholder’s Shares, in each case, until the termination of this Agreement in accordance with Section 6.1. Such Borror Shareholder hereby revokes any and all previous proxies granted with respect to his, her or its Shares. Each Borror Shareholder severally (and not jointly) hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement and affirms, that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 6.1. Each Borror Shareholder severally (and not jointly) hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 2.2 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Borror Shareholder shall execute and deliver to Parent any proxy cards that such Borror Shareholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

Section 2.3 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any Borror Shareholder who is a director or officer of the Company, the agreements of such Borror Shareholder contained in this Agreement shall not govern, limit or restrict such Borror Shareholder’s ability to exercise his or her fiduciary duties to the shareholders of the Company under applicable laws in his or her capacity as a director or officer of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF EACH BORROR SHAREHOLDER

Each Borror Shareholder hereby represents and warrants, severally and not jointly, to Parent and Merger Sub as follows:

Section 3.1 Authority Relative to this Agreement. Such Borror Shareholder has all necessary capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Borror Shareholder and the consummation by such Borror Shareholder of the transactions contemplated hereby has been duly and validly authorized by such Borror Shareholder, and no other proceedings on the part of such Borror Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Borror Shareholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Borror Shareholder, enforceable against such Borror Shareholder in accordance with its terms.

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement by such Borror Shareholder does not, and the performance of this Agreement by such Borror Shareholder shall not, (i) conflict with or violate the organizational documents of such Borror Shareholder, if applicable, (ii) conflict with or violate any requirements of Law applicable to such Borror Shareholder or by which his, her or its Owned Company Common Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of his, her or its Owned Company Common Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Borror Shareholder is a party or by which such Borror Shareholder or his, her or its Owned Company Common Shares are bound or affected, except, in the case of clause (iii), for any such breaches, defaults or other occurrences which would not prevent or delay the performance by such Borror Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by such Borror Shareholder does not, and the performance of this Agreement by such Borror Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, court or arbitrator or any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Borror Shareholder of his, her or its obligations under this Agreement.

Section 3.3 Title to the Owned Company Common Shares.

(a) As of the date hereof, such Borror Shareholder is the owner of the Owned Company Common Shares set forth opposite such Borror Shareholder’s name on Schedule 3.3(a) hereto. Except for the Company Common Share Equivalents (as hereafter defined) held by such Borror Shareholder, such Owned Company Common Shares are all of the Company Common Shares owned, either of record or beneficially, whether held directly or indirectly, by such Borror Shareholder.

(b) All rights or interests exercisable for or convertible into Company Common Shares that are owned, either of record or beneficially, by such Borror Shareholder are set forth on Schedule 3.3(b) hereto (“Company Common Share Equivalents”).

(c) The Owned Company Common Shares held by such Borror Shareholder are owned free and clear of all Liens, rights of first refusal, agreements or limitations on such Borror Shareholder’s voting rights, charges and other encumbrances of any nature whatsoever. Such Borror Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to his, her or its Owned Company Common Shares or Company Common Share Equivalents.

Section 3.4 No Finder’s Fee. Except for Raymond James & Associates Inc. and Houlihan Lokey, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Borror Shareholder.

Section 3.5 Reliance by Parent and Merger Sub. Such Borror Shareholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Borror Shareholder’s execution and delivery of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to each Borror Shareholder as follows:

Section 4.1 Authority Relative to this Agreement. Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms.

Section 4.2 No Conflict.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with, violate or require any consent or notice under any requirements of Law applicable to Parent or Merger Sub or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), except, in the case of clause (iii), for any such breaches, defaults or other occurrences which would not prevent or delay the performance by Parent or Merger Sub of its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Merger Sub of its obligations under this Agreement.

ARTICLE V

COVENANTS OF THE BORROR SHAREHOLDERS

Section 5.1 No Transfers, Encumbrances or Inconsistent Arrangements.

(a) Except as provided hereunder or under the Rollover Commitment Letter, dated as of the date hereof, by and among Angelo Gordon & Co. L.P., SPCP Group, LLC and the Borror Shareholders, from the date hereof until this Agreement is terminated in accordance with Section 6.1, no Borror Shareholder shall, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his, her or its Shares, or any interest therein, or create or permit to exist any Lien, rights of first refusal, agreements or limitations on any such Shares, (ii) enter into any contract, agreement, arrangement or understanding with respect to any transfer of such Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shares, (iv) deposit or permit the deposit of such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Borror Shareholder’s obligations hereunder or the transactions contemplated hereby or would make any representation or warranty of such Borror Shareholder contained herein untrue or incorrect.

(b) Any attempted transfer of Shares, or any interest therein, in violation of this Section 5.1 shall be null and void. In furtherance of this Agreement, each Borror Shareholder shall and hereby does authorize Parent and Merger Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his, her or its Shares (and that this Agreement places limits on the voting and transfer of his, her or its Shares); provided, however, that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 6.1.

Section 5.2 Legends. If requested by Parent, each Borror Shareholder agrees to promptly provide Parent with the certificates representing all of his, her or its Shares in order for Parent to imprint the following legend on such certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JANUARY 18, 2008, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE VOTING AGREEMENT MAY BE OBTAINED FROM DOMINION HOLDING CORP. WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

Section 5.3 No Exercise of Appraisal Rights. Each Borror Shareholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of his, her or its Shares which may arise with respect to the Merger.

Section 5.4 No Public Statements. Each Borror Shareholder agrees that he, she or it shall not, and shall cause each of his, her or its affiliates and Representatives not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent and Merger Sub.

Section 5.5 Commercially Reasonable Efforts. Each Borror Shareholder shall promptly consult with Parent and Merger Sub and use commercially reasonable efforts to provide any necessary information and material with respect to all filings made by such Borror Shareholder with any Governmental Authority in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Parent and Merger Sub acknowledge that such Borror Shareholder may be required to file an amendment to Schedule 13D or 13G in connection with this Agreement.

Section 5.6 No Solicitation. Each Borror Shareholder agrees until this Agreement is terminated in accordance with Section 6.1 and except as otherwise permitted by the Merger Agreement, to comply with the provisions of Section 4.04 of the Merger Agreement as if a party thereto.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall terminate automatically and immediately upon the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 6.2 Non-Survival. The representations and warranties made herein shall terminate upon termination of this Agreement.

Section 6.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof, that money damages would not be sufficient for any breach of this Agreement and that the parties shall be entitled to specific performance of the terms hereof (without any requirement for the posting of a bond or other security), in addition to any other remedy at law or in equity.

Section 6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.5 Entire Agreement. This Agreement constitutes the entire agreement among Parent, Merger Sub and the Borror Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Sub and the Borror Shareholders with respect to the subject matter hereof.

Section 6.6 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.

Section 6.7 Waiver. Any waiver shall be valid only if set forth in writing signed by the parties hereto. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

Section 6.8 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

Section 6.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the provisions of the OGCL are mandatorily applicable with respect to the Merger.

Section 6.11 Jurisdiction. Each party to this Agreement hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.13 Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any requirements of Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve such Borror Shareholder of his, her or its obligations hereunder in the event of a breach by its transferee).

Section 6.16 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to Parent or Merger Sub:

Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

Attention: Thomas M. Fuller

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

and:

Silver Point Capital, L.L.C.

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

Attention: Charles E. Tauber

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Marilyn Sobel, Esq.

if to the Borror Shareholders, to:

BRC Properties Inc.

c/o Dominion Homes, Inc.

4900 Tuttle Crossing Blvd.

P.O. Box 4900

Dublin, OH 43016

Attention: Douglas Borror

with a copy to:

Vorys, Sater, Symour and Pease

52 E. Gay St.

Columbus, OH 43215

Attn: Michael A. Cline

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto given in accordance with this Section 6.16. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 6.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

DOMINION HOLDING CORP.

By:	/S/ RICHARD PETRILLI
Name:	Richard Petrilli
Title:	Authorized Signatory

DOMINION MERGER CORPORATION

By:	/S/ RICHARD PETRILLI
Name:	Richard Petrilli
Title:	Authorized Signatory

Signature Page—Voting Agreement

THE BORROR SHAREHOLDERS:

BRC PROPERTIES INC.

By:	/s/ David Borror
Name:	David Borror
Title:	President

/s/ Douglas Borror
Douglas Borror

/s/ David Borror
David Borror

Signature Page—Voting Agreement

Schedule 3.3(a)

Borror Shareholder	Owned Company Common Shares
BRC Properties Inc.	3,926,324
Douglas Borror	36,139
David Borror	3,096

Schedule 3.3(b)

Borror Shareholder	Company Common Shares Equivalents
None

Signature Page-Voting Agreement

Appendix D

SPCP GROUP, LLC

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

January 18, 2008

Dominion Holding Corp.

c/o:

Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

Silver Point Capital, L.L.C.

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of January 18, 2008 (as amended from time to time, the “Merger Agreement”), by and among Dominion Holding Corp., a Delaware corporation (“Parent”), Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dominion Homes, Inc., an Ohio corporation (the “Company”), pursuant to which Merger Sub shall merge with and into the Company with the Company as the surviving corporation. Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

In connection with the execution by Parent of the Merger Agreement, Parent has received an equity funding letter, dated the date hereof (the “Angelo Gordon Equity Funding Letter”), from Silver Oak Capital, L.L.C. (“Angelo Gordon”) addressed to Parent, that provides for up to $1,488,309.50 of the equity financing required in connection with the transactions contemplated by the Merger Agreement (the “Angelo Gordon Equity Commitment”). Subject to the terms and conditions of this letter agreement, the undersigned, SPCP Group, LLC (“Silver Point”), also is willing to provide Parent with up to $1,488,309.50 of the equity financing required in connection with the transactions contemplated by the Merger Agreement.

Subject to (i) Parent having received (simultaneously with the Closing) the (A) the contribution of Company Common Shares in the commitment letters of the Contributing Shareholders dated as of the date hereof, copies of which are attached hereto as Annex A, and (B) the proceeds of Angelo Gordon Equity Commitment, and (ii) the satisfaction in full of all of the conditions set forth in Sections 5.01 of the Merger Agreement or, to the extent not satisfied, the waiver thereof by Parent, Silver Point shall, at the Closing, make an aggregate equity contribution to Parent of up to $1,488,309.50 (the “Silver Point Equity Amount”), with such Silver Point Equity Amount being reduced on an equivalent dollar-for-dollar basis with the Angelo Gordon Equity Commitment to the extent that lesser amounts are required in connection with the transactions contemplated by the Merger Agreement (the Silver Point Equity Amount, as the same may be reduced pursuant to this sentence, the “Equity Cap”). Silver Point will be under no obligation under any circumstances to contribute equity or pay any other amount in excess of the Equity Cap (the “Silver Point Funding”) to Parent or to any other Person in connection with the transactions contemplated by the Merger Agreement.

Silver Point hereby represents and warrants that it has sufficient cash and/or other assets on hand or capital commitments to satisfy its obligations under this letter agreement, and will take no action that would limit its ability or obligation to satisfy such obligations.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that Silver Point is a limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of Silver Point or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of Silver Point or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of Silver Point under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

No party other than Parent shall have any rights under this letter agreement, and there shall be no third party beneficiaries (express or implied) of this letter agreement, except for the rights of the Company in connection with the Merger and the rights of the Non-Recourse Parties under the immediately preceding paragraph.

The obligations of Silver Point under this letter agreement, including the obligation to complete the Silver Point Funding contemplated hereby, shall terminate automatically and immediately upon the termination of the Merger Agreement in accordance with its terms.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the State of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

Each of the parties hereto acknowledges and agrees that in no event shall any party or any other Person be entitled to or seek an injunction or injunctions to prevent breaches of this letter agreement, or to enforce specifically the terms and provisions of this letter agreement.

This letter agreement may be executed in and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

Very truly yours, SPCP GROUP, LLC

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

Accepted and agreed to

on this 18 day of January, 2008:

DOMINION HOLDING CORP.

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

ANNEX A

COMMITMENT LETTERS

SILVER OAK CAPITAL, L.L.C.

c/o Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

January 18, 2008

Dominion Holding Corp.

c/o:

Angelo Gordon & Co. L.P.

245 Park Avenue

26th Floor

New York, NY 10167

Silver Point Capital, L.L.C.

Two Greenwich Plaza

1st Floor

Greenwich, CT 06830

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of January 18, 2008 (as amended from time to time, the “Merger Agreement”), by and among Dominion Holding Corp., a Delaware corporation (“Parent”), Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dominion Homes, Inc., an Ohio corporation (the “Company”), pursuant to which Merger Sub shall merge with and into the Company with the Company as the surviving corporation. Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

In connection with the execution by Parent of the Merger Agreement, Parent has received an equity funding letter, dated the date hereof (the “Silver Point Equity Funding Letter”), from SPCP Group, L.L.C. (“Silver Point”) addressed to Parent, that provides for up to $1,488,309.50 of the equity financing required in connection with the transactions contemplated by the Merger Agreement (the “Silver Point Equity Commitment”). Subject to the terms and conditions of this letter agreement, the undersigned, Silver Oak Capital, L.L.C. (“Angelo Gordon”), also is willing to provide Parent with up to $1,488,309.50 of the equity financing required in connection with the transactions contemplated by the Merger Agreement.

Subject to (i) Parent having received (simultaneously with the Closing) the (A) the contribution of Company Common Shares in the commitment letters of the Contributing Shareholders dated as of the date hereof, copies of which are attached hereto as Annex A, and (B) the proceeds of Silver Point Equity Commitment, and (ii) the satisfaction in full of all of the conditions set forth in Sections 5.01 of the Merger Agreement or, to the extent not satisfied, the waiver thereof by Parent, Angelo Gordon (and/or one or more of its affiliates) shall, at the Closing, make an aggregate equity contribution to Parent of up to $1,488,309.50 (the “Angelo Gordon Equity Amount”), with such Angelo Gordon Equity Amount being reduced on an equivalent dollar-for-dollar basis with the Silver Point Equity Commitment to the extent that lesser amounts are required in connection with the transactions contemplated by the Merger Agreement (the Angelo Gordon Equity Amount, as the same may be reduced pursuant to this sentence, the “Equity Cap”). Angelo Gordon will be under no obligation under any circumstances to contribute equity or pay any other amount in excess of the Equity Cap (the “Angelo Gordon Funding”) to Parent or to any other Person in connection with the transactions contemplated by the Merger Agreement.

Angelo Gordon hereby represents and warrants that it has sufficient cash and/or other assets on hand or capital commitments to satisfy its obligations under this letter agreement, and will take no action that would limit its ability or obligation to satisfy such obligations.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that Angelo Gordon is a limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of Angelo Gordon or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of Angelo Gordon or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of Angelo Gordon under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

No party other than Parent shall have any rights under this letter agreement, and there shall be no third party beneficiaries (express or implied) of this letter agreement, except for the rights of the Company in connection with the Merger and the rights of the Non-Recourse Parties under the immediately preceding paragraph.

The obligations of Angelo Gordon under this letter agreement, including the obligation to complete the Angelo Gordon Funding contemplated hereby, shall terminate automatically and immediately upon the termination of the Merger Agreement in accordance with its terms.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the State of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

Each of the parties hereto acknowledges and agrees that in no event shall any party or any other Person be entitled to or seek an injunction or injunctions to prevent breaches of this letter agreement, or to enforce specifically the terms and provisions of this letter agreement.

This letter agreement may be executed in and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

Very truly yours, SILVER OAK CAPITAL, LLC

By:	/s/ Joseph R Wekselblatt
Name:	Joseph R Wekselblatt
Title:	Manager SILVER OAK CAPITAL L.L.C.

Accepted and agreed to

on this 18 day of January, 2008:

DOMINION HOLDING CORP.

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

ANNEX A

COMMITMENT LETTERS

Appendix E

January 18, 2008

Board of Directors

Dominion Homes

4900 Tuttle Crossing Blvd

Dublin, OH 43016-5555

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders (defined below) of the outstanding common stock, par value $0.01 (the “Common Stock”) of Dominion Homes, Inc. (the “Company”) of the consideration to be received by such shareholders in connection with the proposed merger (the “Merger”) of Dominion Merger Corporation, an Ohio corporation (“Merger Sub”) and wholly-owned subsidiary of Dominion Holdings Corp., a Delaware Corporation (“Parent”) into the Company pursuant and subject to the Agreement and Plan of Merger by and among the Company, Dominion Holdings Corp. and Dominion Merger Corporation dated as of January 18, 2008 (the “Agreement”). For purposes hereof, “Shareholders” shall mean the owners of the outstanding Common Stock other than the Contributing Shareholders and the holders of Dissenting Shares (each as defined in the Agreement). Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders in exchange for each outstanding share of Common Stock of the Company will be the right to receive $0.65 in cash (the “Consideration”).

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the annual reports to shareholders on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006;

3.	reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.	reviewed certain other publicly available information on the Company; and

6.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts

Raymond James & Associates, Inc.

Member New York Stock Exchange/SlPC

250 Park Avenue, Second Floor, New York, NY 10177

212-297-5600 • 212-297-5613 Fax

www.RaymondJames.com

Board of Directors

Dominion Homes, Inc.

January 18, 2008

and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us on January 17, 2008, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 17, 2008 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Shareholders in the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the Consideration to be received by the Shareholders as is described above, and we have not considered, and this opinion does not address, any other payments that may be made to Company employees, the Contributing Shareholders or other constituencies in connection with the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) the financial prospects for the Company absent the Merger; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Additionally, Raymond James served as the Company’s financial advisor in 2006 in connection with its Third Amended and Restated Credit Agreement, dated December 29, 2006, for which it received a fee.

Board of Directors

Dominion Homes, Inc.

January 18, 2008

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. Without limiting the foregoing, Raymond James has consented to the inclusion of this opinion, in its entirety, in any proxy statement or transaction statement required in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of January 18, 2008, the Consideration to be received by the Shareholders in the Merger is fair, from a financial point of view, to such holders of the Company’s outstanding Common Stock.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Appendix F

www.hlhz.com

January 18, 2008

The Special Committee of the Board of Directors

Dominion Homes, Inc.

5000 Tuttle Crossing Blvd.

Dublin, OH 43016-5555

Dear Members of the Special Committee:

We understand that Dominion Holding Corp. (the “Acquiror”), a corporation formed by funds affiliated with Angelo Gordon & Co. L.P. ( “Angelo Gordon”) and SPCP Group, LLC (“Silver Point”), Dominion Merger Corporation, a wholly-owned subsidiary of the Acquiror, (“Sub”), and Dominion Homes, Inc. (the “Company”) propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, without par value, of the Company (“Company Common Stock”) held by Unaffiliated Stockholders (as herein defined) will be converted into the right to receive, subject to certain exceptions, $0.65 per share in cash (the “Consideration”). “Unaffiliated Stockholders” means the holders of the Company Common Stock except for BRC Properties Inc. (“BRC”) and its affiliates (collectively, the “BRC Shareholders”), Angelo Gordon and Silver Point and their respective affiliates, the Acquiror and Sub. We further understand that BRC will enter into a Rollover Commitment Letter (as defined below) with Angelo Gordon and Silver Point, pursuant to which BRC has agreed to contribute its shares of Company Common Stock to the Acquiror in exchange for shares of common stock in the Acquiror immediately prior to consummation of the Transaction.

We also understand that immediately prior to consummation of the Transaction all warrants owned by Angelo Gordon, Silver Point and their respective affiliates (the “Warrants”) to purchase Company Common Stock will be exercised into shares of Company Common Stock and together with any additional shares of Company Common Stock owned by Angelo Gordon, Silver Point and their respective affiliates, will be exchanged for shares of Acquiror common stock. In addition, we understand that the BRC Shareholders will, immediately prior to the consummation of the Transaction and excluding the shares to be issued upon the exercise of the Warrants, own, in the aggregate, approximately 47.5 percent of the issued and outstanding shares of Company Common Stock and in no event will own greater than such percentage of the issued and outstanding common stock of the Acquiror upon consummation of the Transaction.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Company as to whether, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction is fair to them from a financial point of view. We are expressing no opinion or views as to the efficacy of such opinion for use by the Special Committee.

Los Angeles   •  1930 Century Park West  •  Los Angeles, California  90067-6802  •  tel. 310.553.8871  •  fax 310-553-2173

New York    Chicago    San Francisco    Minneapolis    Washington, D.C.    Dallas    Atlanta    London    Paris    Frankfurt    Hong Kong

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

The Special Committee of the Board of Directors of Dominion Homes, Inc. January 18, 2007	Page 2

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the following agreements and documents:

a. draft dated January 16, 2008 of the Agreement and Plan of Merger, dated as of January 18, 2008, among the Company, the Acquiror and Sub (the “Merger Agreement”); and

b. draft dated January 16, 2008 of the letter agreement by and among Angelo Gordon, Silver Point and BRC (the “Rollover Commitment Letter”);

2. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant with respect to the future financial performance of the Company;

3. reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) financial projections for the year ending December 31, 2008 prepared by the management of the Company, relating to the Company as a going-concern (the “Financial Projections”), (b) financial projections for the year ending December 31, 2008 prepared by the management of the Company, relating to the funding needs of Company in the event that it were to enter Chapter 11 bankruptcy proceedings (the “Chapter 11 Projections”), and (c) Chapter 7 liquidation analyses prepared by management of the Company;

4. spoken with certain members of the management of the Company and certain of its representatives and advisers regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction or another similar extraordinary corporate transaction;

5. compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6. considered the publicly available financial terms of certain bulk real estate transactions that we deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8. reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Financial Projections, Chapter 11 Projections and liquidation analyses reviewed by us have been reasonably prepared in

The Special Committee of the Board of Directors of Dominion Homes, Inc. January 18, 2007	Page 3

good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company (in the case of the Chapter 11 Projections, the future financial results and the condition of the Company in the event the Company entered into Chapter 11 bankruptcy proceedings), and we express no opinion with respect to such projections, analyses or the assumptions on which they are based. We note that such projections and liquidation analyses are subject to significant uncertainty, particularly in light of recent and on-going conditions in the home building industry and the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company is a party (other than as specifically described herein with respect to the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from the drafts of said documents. The Company has informed us that only one year of financial projections exist that represent the best currently available estimates and judgments of the Company management as to the future financial results and operations of the Company (assuming access to additional capital, either within a Chapter 11 bankruptcy proceeding or outside thereof). As a result, in reaching our conclusions hereunder, we did not perform a discounted cash flow analysis. In addition, due to the lack of recent change of control transactions in the home building industry, we did not perform a comparable mergers and acquisitions transaction analysis. Prior mergers and acquisitions transactions were not viewed to be meaningful as they occurred prior to the significant downturn experienced by companies in the home building industry.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We were, however, provided a copy of the liquidation analyses identified in item 3 above, and we have relied upon and assumed, without independent verification, the accuracy of the conclusions set forth therein. We are not real estate appraisers, and do not express any opinion with respect to such subject matter. If the conclusions set forth in said analyses are not accurate, the conclusions set forth in this Opinion could be materially affected. We did not estimate, and express no opinion regarding, the liquidation value of any entity or asset. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a

The Special Committee of the Board of Directors of Dominion Homes, Inc. January 18, 2007	Page 4

party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board of Directors or any other party with respect to alternatives to the Transaction. In reaching our conclusions hereunder, we have considered the status of the Company’s ongoing negotiations with Angelo Gordon and Silver Point with respect to the Company’s default on the covenants of its credit facilities and our discussions with Company management and its financial advisors as to the Company’s financing alternatives and recent efforts to raise additional capital, including the possibility of raising additional capital within a Chapter 11 bankruptcy proceeding, and seek other strategic alternatives, including a potential sale of the Company. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee in connection with its consideration of the Transaction and is not intended to be used for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board of Directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Angelo Gordon or Silver Point or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey and its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and other financial services to Angelo Gordon, Silver Point and their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having provided portfolio valuation advisory services to an affiliate of Angelo Gordon in January 2008 (including, but not limited to, providing such services with respect to the holdings of Angelo Gordon and its affiliates in the Company), (b) having provided portfolio valuation advisory services to an affiliate of Silver Point from time to time since 2005, (c) having acted as financial advisor to the Ad Hoc committee of mezzanine lenders to Kiekert Holdig GmbH (which included an affiliate of Silver Point), in connection with a restructuring consummated in December 2006, (d) having acted as financial advisor to a creditor group of Cabovisao - Televisao por Cabo S.A. (which included an affiliate of Silver Point), in connection with a restructuring consummated in December 2005, and (e) currently acting as financial advisor to an affiliate of Silver Point in connection with a financial restructuring of GBGH, LLC,

Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to the Company, Angelo Gordon, Silver Point or any of their respective affiliates in the future, for which

The Special Committee of the Board of Directors of Dominion Homes, Inc. January 18, 2007	Page 5

Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees, including individuals that participated in the preparation of this Opinion, may have committed to invest in private equity or other investment funds managed or advised by Angelo Gordon, Silver Point or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with one or more of their respective affiliates, and may do so in the future. ‘ Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting, and may in the future act, as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented, and may include or represent, directly or indirectly, Angelo Gordon, Silver Point and/or one or more of their respective affiliates, for which advice and services Houlihan Lokey and its affiliates have received, and may receive, compensation.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of the Committee, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company, or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

/s/    HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Appendix G

Section 1701.85 of the Ohio Revised Code

§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Appendix H

Selected Information from the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2007

PART I

Item 1. BUSINESS

All references to “we,” “us,” and “our,” “Dominion,” or the “Company” in this Annual Report on Form 10-K mean Dominion Homes, Inc. and its consolidated subsidiaries, except where it is made clear that the term only means Dominion Homes, Inc.

This Annual Report on Form 10-K contains various “forward–looking statements.” Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors which could cause our actual results for 2008 and beyond to differ materially from those expressed in the forward-looking statements. Included among such important risks, uncertainties and other factors are the business risks identified in Item 1A. of this Form 10-K.

Agreement and Plan of Merger

On January 18, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dominion Holding Corp., a Delaware corporation (“Parent”), and Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

Parent is owned and controlled by companies affiliated with Angelo Gordon & Co., L.P. and Silver Point Capital, L.P. who are, through certain affiliates, lenders to the Company pursuant to the Third Amended and Restated Credit Agreement (“Credit Agreement”), and also hold warrants exercisable for the Company’s common shares. Concurrently with the execution and delivery of the Merger Agreement, BRC Properties, Inc. (“BRC”), has entered into a commitment letter with Parent, pursuant to which BRC has committed to contribute its Company common shares to Parent immediately before the Merger in exchange for shares of common stock representing a 9.62% interest in the Parent. BRC is a significant shareholder of the Company, owning approximately 46.2% of the Company’s outstanding common shares and is controlled by the Borror family.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding common share, without par value, of the Company (“Common Shares”), other than Common Shares held of record or beneficially owned by (i) Parent, (ii) Merger Sub or (iii) any shareholders who are entitled to and who properly exercise and perfect dissenters’ rights under Ohio law, will be converted into the right to receive $0.65 per share in cash, without interest.

The Board of Directors of the Company approved the Merger Agreement following the unanimous recommendation of a Special Committee comprised entirely of independent directors (the “Special Committee”). The consummation of the Merger is subject, among other things, to the adoption of the Merger Agreement by the Company’s shareholders. BRC and certain members of the Borror family have, concurrently with the execution and delivery of the Merger Agreement, entered into a voting agreement pursuant to which such parties have agreed to vote their shares in favor of the adoption of the Merger Agreement.

The Merger Agreement contains a “go shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to other acquisition proposals through March 3, 2008. After this period, the Company is not permitted to solicit other proposals and may not provide information or have discussions regarding alternative proposals, except in certain circumstances. The Merger Agreement also includes other representations, warranties and covenants that are customary for transactions of this type.

Pursuant to the Merger Agreement, immediately before the effective time of the Merger, Parent or Merger Sub will deposit with a paying agent a sufficient amount of cash that provides for the necessary funds to consummate the transactions contemplated by the Merger Agreement. The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to Form 8-K filed on January 22, 2008.

In connection with the execution and delivery of the Merger Agreement, on January 18, 2008, the Company and all of the participating lenders under the Third Amended and Restated Credit Agreement dated as of December 29, 2006, as amended (the “Credit Agreement”) entered into Amendment No. 7 (the “Seventh Amendment”) to the Credit Agreement, pursuant to which the Company’s lenders agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement to facilitate the consummation of the Merger. The January 18, 2008 amendment also provides for a reduction in certain prepayment fees detailed in the Credit Agreement during the “go shop” period set forth in the Merger Agreement, as described above.

Overview

We are a leading builder of high-quality homes and condominiums in Central Ohio (the Columbus Metropolitan Statistical Area) and in the Louisville and Lexington, Kentucky Metropolitan Statistical Areas. Our customer-driven focus targets primarily entry-level and move-up home buyers. We offer a variety of homes and condominiums that are differentiated by price, size, included features and available options. Our homes range in price from approximately $100,000 to $400,000 and in size from approximately 1,000 to 3,500 square feet.

We trace our homebuilding roots to 1952 when Donald A. Borror, our founder, built his first home in Columbus, Ohio. The Borror family grew the homebuilding business and operated it as part of the homebuilding and related divisions of BRC Properties Inc. (“BRC”). We were organized as an Ohio corporation in October 1993 under the name Borror Corporation in anticipation of our initial public offering, which we completed in March 1994. In connection with the initial public offering, we acquired from BRC, our predecessor company and our largest shareholder, its homebuilding operations. BRC is primarily owned and is controlled by the Borror family. In May 1997, we changed our name to Dominion Homes, Inc.

Our principal corporate offices are located at 4900 Tuttle Crossing Blvd., Dublin, Ohio 43016-0993. The telephone number of our principal corporate offices is (614) 356-5000 and our web site address is www.dominionhomes.com.

Our Markets

We presently build homes in three markets, Central Ohio, Louisville, Kentucky and Lexington, Kentucky. Each of our markets has solid employment bases with steady population growth over the last 10 years. We believe we are one of the largest homebuilding companies in both the Central Ohio and Louisville, Kentucky markets, based on the number of new homes delivered. We currently have three communities in Lexington, Kentucky which we entered in 2004.

In 2007, we delivered approximately 15.8% of all new homes in the Central Ohio market as reported in an annual housing report for 2007 prepared by a Columbus, Ohio based real estate service that is unaffiliated with the Company. Columbus, the largest city in the Central Ohio market, is the capital of Ohio, the county seat of Franklin County and the largest city in Ohio. The Columbus Metropolitan Statistical Area (the “Columbus MSA”) has a population of approximately 1.69 million. As of December 2007, the unemployment rate in the Columbus MSA was approximately 4.9% and the average rate in Ohio was 6.0%. Columbus is the home of The Ohio State University. In addition, a number of notable organizations have their headquarters in Central Ohio, including Honda of America Manufacturing, Inc., American Electric Power Company, Inc., Limited Brands, Inc.,

Nationwide Insurance Company, Wendy’s International, Inc., Battelle Memorial Institute, The Scotts Miracle-Gro Company and Cardinal Health, Inc. The Columbus MSA includes Delaware, Fairfield, Franklin, Licking, Madison, Morrow, Pickaway and Union counties. We build homes in all of these counties, except Madison and Morrow Counties. In addition to the Columbus MSA, we are also selling homes in Marion County, which is in Central Ohio.

In 1998, we expanded our operations into Louisville, Kentucky. In 2007, we believe that we delivered approximately 3% of all new homes in the Louisville market based on the total number of permits issued in 2007 in the Louisville Metropolitan Statistical Area (the “Louisville MSA”). The Louisville MSA has a population of approximately 1.07 million. As of December 2007, the unemployment rate in the Louisville MSA was 5.4% and the average rate in Kentucky was 5.7%. Louisville is the home of the University of Louisville and the headquarters for major corporations such as Humana, Inc., Yum! Brands, Inc. and KFC Corporation. Other major employers in Louisville include GE Appliance, Ford Motor Company and United Parcel Service, Inc. The Louisville MSA consists of Jefferson, Oldham, Bullitt, Trimble, Nelson, Meade, Spencer, Shelby and Henry counties in Kentucky and Harrison, Floyd, Clark and Washington Counties in Southern Indiana. We presently build homes in Jefferson, Oldham, Shelby and Clark counties.

In 2004, we further expanded our operations into Lexington, Kentucky. We chose Lexington because of its strong economy, its proximity to our existing operations in Louisville and our ability to share many systems and personnel in developing communities and building homes in both of our Kentucky locations. The Lexington Metropolitan Statistical Area (the “Lexington MSA”) has a population of approximately 522,000. As of December 31, 2007, the unemployment rate in the Lexington MSA was 3.9%. Lexington is the home of the University of Kentucky, Toyota Motor Manufacturing Kentucky, Inc. and Lexmark International. The Lexington MSA consists of Bourbon, Clark, Fayette, Jessamine, Scott and Woodford counties. We presently build homes in Fayette and Scott counties.

Our Products

We focus on providing high-quality, affordably priced homes primarily for entry-level and move-up home buyers. We currently offer six distinct collections of homes, which are differentiated by price, size, standard features and available options. Generally, the design of our homes allows them to be built in any of our three markets, depending on the availability of compatible land sites.

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Founders—Our Founders Collection, introduced in mid-2007, is designed to appeal to price conscious entry-level buyers in select geographic areas. There are five home plans, each with 2 to 3 bedrooms and a two car garage ranging in price from $100,000 to $145,000 and in size from approximately 1,000 to 1,600 square feet. We currently offer our Founders Collection in 10 communities. Our Founders Collection homes represented approximately 2% of our home deliveries in 2007.

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Metropolitan—Our Metropolitan Collection, which we formally introduced in mid- 2005, targets the young, single home buyer. We offer six attached two-story townhome designs, ranging in price from $140,000 to $170,000 and in size from approximately 1,600 to 2,300 square feet, in maintenance-free communities. We currently offer our Metropolitan Collection in four communities. Our Metropolitan Collection homes represented approximately 8% of our home deliveries in 2007.

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Independence—Our Independence Collection, a neo-traditional housing concept, targets entry-level home buyers. We offer a wide-range of home designs in this collection, ranging in price from approximately $105,000 to $195,000 and in size from approximately 1,000 to 1,900 square feet. This collection consists of detached, single-family homes located in communities with relatively narrow streets, garage access through alleys in the rear and the look, feel and privacy of homes in older, traditional neighborhoods. We have established Independence Collection communities both as single-family homes in condominium communities and as fee-simple communities with condominium conveniences under provisions of applicable zoning code for traditional neighborhood developments.

We believe that these communities maximize our land use and can be developed more efficiently at reduced costs. Our Independence Collection homes represented approximately 29% of our home deliveries in 2007.

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Celebration—Our Celebration Collection targets entry-level and first-time move-up home buyers. We offer a wide-range of single-family traditional home designs in this collection, ranging in price from approximately $140,000 to $340,000 and in size from approximately 1,300 to 3,200 square feet. Our Celebration Collection homes represented approximately 46% of our home deliveries in 2007.

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Tradition—Our Tradition Collection, with styles ranging from contemporary to traditional designs, targets move-up home buyers. We offer a wide-range of single-family home designs in our Tradition Collection, ranging in price from approximately $230,000 to $400,000 and in size from approximately 2,000 to 3,500 square feet. These home designs incorporate many semi-custom features and offer a variety of options. Our Tradition Collection homes represented approximately 12% of our home deliveries in 2007.

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Grand Reserve—Our Grand Reserve Collection targets active adults who want luxury patio homes built in private communities with convenient amenities like pools and clubhouses. We offer four single-family designs ranging in price from approximately $160,000 to $225,000 and in size from approximately 1,300 to 2,100 square feet. These home designs are all ranch styles or offer first-floor master bedrooms with many standard features, and a variety of semi-custom options. We are currently selling Grand Reserve Collection homes in three communities. Our Grand Reserve Collection homes represented approximately 3% of our home deliveries in 2007.

We regularly build prototypes of new home designs in order to expand our target markets. Our Independence Collection and Metropolitan Collection homes both resulted from successful prototype designs.

Community Development

Our community development process generally consists of two phases: land acquisition and development and home construction.

Land Acquisition and Development. We believe that one of our key strengths is our ability to identify and economically acquire land to be developed for our homebuilding operations. During 2007, we were the developer of over 90% of the communities in which we built homes. This practice enables us to: (1) improve our profit margins by reducing the cost of finished lots, (2) maintain an adequate supply of finished lots to meet market demand, (3) control the details of development in order to create a distinctive look and feel in our communities, and (4) streamline and coordinate the construction process.

We believe that our understanding of our homebuilding markets gives us an advantage in identifying and acquiring unimproved land with good market potential. In considering the suitability of unimproved land for development, we review factors such as: (1) availability of existing community services such as sewers, water, gas and electricity, (2) estimated costs of development, (3) the quality of surrounding school systems, (4) population growth patterns, (5) proximity to developed residential and retail areas, (6) employment growth rates, (7) anticipated absorption rates for new housing, and (8) availability of transportation.

To limit our risk, we generally attempt to control land through the use of option and contingent purchase contracts when purchasing land. These contingent purchase contracts condition our obligation to purchase land subject to our review and approval of such matters as zoning, utilities, soil and subsurface conditions, environmental and wetland conditions, title matters, economic feasibility of development and other property-related criteria. During 2006 and 2007 we severely curtailed our land acquisition activities. At December 31, 2007, we had $1.5 million of cancelable obligations to purchase land or lots. We generally do not acquire unimproved land until necessary environmental studies and zoning permits have been obtained and the land is served by utilities. Our engineering and design professionals plan and engineer the land and oversee the construction of streets, sewers, water and drainage facilities and other improvements to meet our specifications. In developing land, we are required by some municipalities and other governmental authorities to provide letters of credit, performance bonds, or refundable deposits to secure performance of our obligations to install sewers, streets and other improvements.

Through our control of the development process, from the design of each community entryway to the placement of streets and amenities, we create a distinctive look and feel in each of our communities. We generally complete the sale of homes in our communities over a period of years, with smaller communities generally taking less time to complete than larger communities. Certain large communities can take more than five years to complete. In addition, we typically incorporate an association of the homeowners to ensure the continued maintenance of the common areas after the community is developed.

We selectively enter into joint ventures with other homebuilders to own and develop communities where our equity interests generally range from 33% to 50%. We account for these investments using the equity method. Development costs of the joint ventures generally are funded by the participants. The participants in the joint ventures acquire substantially all of the developed lots. As of December 31, 2007, we were actively participating in six land development joint ventures, with an aggregate investment of $9.2 million.

Land inventory that we own consists of either (1) land titled in our name or (2) our pro rata share of land titled in the name of one of our joint ventures. Land inventory that we control consists of land that we have committed to purchase or have the right to acquire under contingent purchase or option contracts. We expect that a portion of our contingent contracts will not be completed for various reasons. We continually review our land inventory and contingent contracts to determine which contracts are reasonably likely to result in a completed land purchase. When we determine that land that we own no longer fits into our sales plans, we offer such land for sale, primarily to other homebuilders, or in some limited instances, to commercial developers.

As a result of the lower demand for houses that we experienced during 2007 and 2006, our land inventory position grew to a level greater than the amount required to support our current level of operations. We have stopped the acquisition of additional land, cancelled certain contingent purchase contracts and offered land not required for current sales plans for sale. We sold $15.1 and $13.7 million of land during 2007 and 2006, respectively, and limited our purchases to $2.4 million during 2006. There were no land purchases during 2007.

Home Construction. We act as the general contractor for the construction of our homes. Our construction superintendents, together with the construction managers to whom they report, monitor construction, coordinate the activities of subcontractors and suppliers, maintain quality and cost controls, and monitor compliance with zoning and building codes. We use subcontractors to minimize our employment cost, equipment and building supply inventory. This practice also increases our ability to respond to changes in the demand for housing. We have longstanding business relationships with many of our subcontractors. These relationships, combined with our building volume, year-round construction schedule, and efficient home designs, have enabled us to negotiate favorable agreements with our subcontractors and allow us to better control the costs of skilled labor.

We maintain information and administrative systems to support our construction operations. These systems are designed to allow us to monitor construction costs by providing us with the information necessary to manage subcontractor performance and expenditures on each home. Subcontracted work is authorized by work orders. The cost of deviations from the work order must be approved for payment by our construction superintendents and we investigate significant cost variances. These information systems also integrate our sales reporting, contract management and material distribution systems into the construction process.

Our general practice is to start construction of a single family home when we have obtained an executed sales contract with a buyer who has been approved for financing. However, we selectively start construction of a limited number of homes in these series without a sales contract in anticipation of seasonal demand, competition with existing homes and to attract customers, such as corporate transferees, who need homes in 60 to 90 days.

We generally begin construction of the Metropolitan townhomes without a sales contract because we believe this to be the most efficient method to build these types of homes. In addition to planned starts of inventory homes, an inventory home may also be created when a sales contract is cancelled after construction has commenced, generally because the purchaser has not satisfied a contingency. Most cancellations occur during the first 30 days when home buyers cannot qualify for financing or change their mind. However, some cancellations occur prior to or during the construction process, often because the home buyer exercised the right to cancel the sales contract when the home buyer was unable to sell an existing home. Our average cancellation rate was 36%, 37% and 35% in 2007, 2006 and 2005, respectively.

As of December 31, 2007, we had 209 inventory homes in various stages of construction, compared to 256 inventory homes at December 31, 2006.

Marketing Strategy

Marketing and Sales. We have an extensive marketing plan, which includes advertising by broadcast, newspapers, magazines, direct mail, and our Dominion Homes website. We include a tagline in our advertising that speaks to our customers about buying a new home that is perfect for them, and sells against the existing home market: Dominion—It’s Your Home™.

We sell our homes principally through the use of on-site, fully furnished and landscaped model homes decorated to emphasize the quality design features and choices available to our customers. As of December 31, 2007, we had 39 model homes compared to 42 model homes as of December 31, 2006. We encourage independent realtor participation in the home sales process because realtors often introduce our homes to customers who might not otherwise consider purchasing a new home.

As of December 31, 2007, we employed 41 sales representatives. We devote significant attention to the continued training of our sales representatives to assure high levels of ethics, professionalism and product knowledge. Our sales representatives are trained to help the customer determine which home design best suits his or her needs based on the benefits and features of our homes and are also well-versed on the construction process and timelines. We believe that the use of an in-house sales staff allows for a more knowledgeable sales presentation and enables us to communicate a consistent message to our customers.

We support our Central Ohio operations through a customer center that is located on the first floor of our Dublin, Ohio executive offices. Customer center operations include decorating services as well as mortgage financing services and title and closing services provided by our affiliated entities Centennial Home Mortgage, LLC (“Centennial”) and Alliance Title Agency, Ltd. (“Alliance”), respectively. We believe that, by combining these operations in one location, we can provide a more effective and satisfying home buying experience for our customers.

We use promotional and sales incentives, such as discounts on the purchase price of our homes, to market our products. We also offer discounts to previous purchasers of our homes, employees of our vendors, our own employees and employees of select companies.

Quality Homes and Communities. Our communities offer customers a wide-range of choices in neighborhoods and schools. Many of our communities offer bicycle and jogging trails, walking paths, park areas, playgrounds and swimming facilities.

We believe that our homes have more included features than any competitor selling at comparable prices in our markets. Our Celebration Collection and Tradition Collection homes generally include a front porch, high performance exterior, two-car garage, cathedral ceiling, all major kitchen appliances and fully sodded yard. We use nationally recognized and industry leading brand name components in constructing many of our homes. These components include Andersen® wood windows, the Kohler® family of bathroom and kitchen fixtures,

Carrier® natural gas furnaces, Armstrong® flooring, General Electric® appliances, Wilsonart® decorative laminate and Aristokraft® cabinets.

We offer a comprehensive warranty program on all of our homes that features a two-year warranty covering the roof, windows, doors and all mechanical elements of our homes, including the heating, plumbing and electrical systems. We also offer a 30-year structural warranty covering all major structural components in our Celebration Collection, Independence Collection, Founders Collection and Tradition Collection homes and a 10-year structural warranty on our Metropolitan Collection homes. The structural warranty on each home is automatically transferred to subsequent owners of the home. We also transfer to our customers all warranties provided by manufacturers and suppliers.

Customer Financing. On March 31, 2006, we formed a joint venture, Centennial, with, Wells Fargo Bank, N.A. and its wholly owned subsidiary Wells Fargo Ventures, LLC (collectively “Wells Fargo”). Centennial is currently operating as a full-service mortgage bank providing mortgages to our customers and the general public and is an operating subsidiary of Wells Fargo Bank, N.A. We account for our investment in Centennial using the equity method.

Through Centennial, we offer our customers a number of attractive loan options that include interest rate buy downs and payment of the customer’s loan origination fees, rate commitment fees, discount points and some closing fees. In addition, there are several “no money down” programs available to home buyers. These “no money down” programs are offered under both conventional and government-insured loan programs. The “no money down” programs offered under the government-insured loan programs allow a home buyer to use gift funds received from a non-profit corporation as a down payment. We are obligated to make a contribution to the non-profit corporation that is slightly larger than the amount of the gift to the home buyer.

We sell our homes using standard sales contracts. These contracts generally require the home buyer to make a deposit when the contract is signed and to pay the remainder of the down payment at the start of construction or loan approval.

Customer Communication. We believe that the Internet continues to have a significant impact on the way that potential home buyers shop for homes. Therefore, we continue to redesign and update our website to better market our products and communicate with our customers. We incorporated all market-specific web pages into one website and streamlined the structure to make it easier for our customers to find home and community information. Through our website, a potential home buyer can take virtual tours of models and search our home inventory by specifying size, location, amenities and price. Our website allows our home buyers to communicate with their sales representatives and construction superintendents, and to monitor construction progress.

Most of our closings are performed by our affiliated title insurance agencies. We own a 49.9% interest in Alliance, an Ohio limited liability company which is licensed under Ohio insurance laws to conduct title insurance agency business in Ohio. Alliance provides title insurance and other closing related services for most of the Company’s home closings in Central Ohio. Our wholly-owned subsidiary, Alliance Title Agency of Kentucky, LLC, a Kentucky limited liability company, provides title insurance for our Louisville and Lexington, Kentucky home closings.

We believe that maintaining affiliated title insurance agencies facilitates efficient and convenient closings. The title insurance agency personnel are trained to have a basic understanding of our home construction process and marketing strategy. We also believe that having affiliated title insurance agencies enhances communication between these agencies and the Company.

After a home closing, we survey our home buyers twice and invite them to complete a questionnaire that rates their home buying experience. This survey includes rating their sales representative, construction superintendent, decorating consultant and loan counselor. The questionnaires also provide other information regarding the home buyer’s building experience. We use the information obtained from these questionnaires to refine our product offerings, and improve our customers’ experience. In addition, our overall “customer satisfaction” rating which we measure based on survey responses to the question, “Would you recommend Dominion Homes to a friend?”, has been an important factor in our employee incentive compensation programs.

Value Engineering. We have enhanced our marketing strategy through our innovative approach to home design and construction. We use streamlined architectural designs and offer more included features and amenities than we believe are normally found in new homes at comparable prices. This approach enables us to use standard-sized building materials and reduces construction deviations and change orders. On an ongoing basis, we work closely with our vendors to further refine and standardize our building material needs, enabling us to realize additional cost and supply efficiencies. This focus on the design and construction process allows us to deliver affordably priced homes with more consistent quality and relatively shorter construction times.

Our design work is performed by our architectural department and contracted architectural firms. Each home design is value engineered for greater efficiency in the building process and to lower the cost to the home buyer. On an ongoing basis, the architectural department uses its knowledge of our markets and feedback from our home buyers to create new designs and modify existing designs to keep pace with changing consumer tastes and preferences. The architectural department uses computer graphic programs that provide flexibility in creating new designs, modifying existing designs and accurately estimating the materials required for any particular design.

Intellectual Property

We have obtained federal registrations for many of our service marks, including Dominion Homes®, Dominion—It’s Your Home™, The Best of Everything®, The Dominion HomeStore® and The Dominion HomeShow®. We have obtained or applied for design patents on many of our homes. We also have obtained or applied for copyright registrations for both the architectural plans and the architectural works for virtually all of the homes that we build.

Employees

We employed 193 full-time individuals on December 31, 2007, including 158 individuals employed in Ohio and 35 in Kentucky. These numbers do not include 7 individuals employed by Alliance Title Company in Ohio. Our employees are not represented by labor unions or covered by collective bargaining agreements. We believe our relationships with our employees and subcontractors are generally good.

Other Information

Information regarding seasonality, our practices regarding working capital items and backlog orders is contained in this Report in Part II, Item 7 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Information regarding the sources and availability of labor and raw materials, competition and governmental regulations affecting our business is contained in this report in Part I, Item 1A under the heading, Risk Factors—“Material or labor shortages can adversely affect our business; The homebuilding industry is highly competitive; and Our business is subject to substantial government regulation, which could cause delays, increase costs, and restrict or prohibit homebuilding activity in certain regions.”

Our homebuilding operations and our title operations have been aggregated into one reportable segment—the homebuilding segment. Financial information for our reporting segment can be found in Part II, Item 7, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). Our SEC

filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. The public may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also make available, free of charge, at our Internet website, http://www.dominionhomes.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, and other SEC filings as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Item 2. PROPERTIES

We lease our corporate office building in Central Ohio from our affiliate, BRC. The lease expires November 30, 2017 and has a fixed rental rate that increases on December 1 of each year. The lease also provides us with an option to renew for an additional five-year term beginning December 1, 2017 and expiring on November 30, 2022 at a then-current market rate.

We lease approximately 6,400 square feet of commercial space in Louisville, Kentucky from a non-affiliated party for our Louisville, Kentucky office.

We own an approximately 75,000 square foot distribution center, which is located on approximately six acres in Columbus, Ohio. We ceased operations at this facility in December 2007 and we are currently evaluating various alternatives including a full or partial sale of this facility.

From time to time, we participate in a program with a non-affiliated party to sell and lease back our model homes. As of December 31, 2007, we were leasing four model homes that had been sold in prior years under this program. These leases had an initial one-year term and are currently month-to-month leases, renewing at our option.

Due to the nature of our homebuilding operations, significant amounts of property are held as inventory in the ordinary course of our homebuilding business. Such properties are not included in response to this Item.

Item 3. LEGAL PROCEEDINGS

On February 21, 2006, a purported class action lawsuit captioned Stuart, et al. v. Dominion Homes Financial Services, Inc., et al., Case No. C206137 was filed in the U.S. District Court, Southern District of Ohio, Eastern Division, against Dominion Homes Financial Services, Ltd. (“DHFS”), a subsidiary of the Company, and National City Mortgage Co. The complaint includes statutory claims, claims for breach of contract, breach of fiduciary duty, and fraudulent representations and material omissions in connection with the financing of plaintiffs’ condominium homes located in the Village at Polaris Park (“VPP”), where we were unable to obtain final HUD approval for FHA-insured mortgages. The plaintiffs purport to bring the claim on behalf of homeowners in VPP who were allegedly promised FHA mortgages by the defendants, but who did not receive an FHA-insured loan. The complaint seeks damages, including actual damages, statutory damages, punitive damages, and attorneys’ fees and costs, for, among other things, the alleged loss of certain FHA-insured mortgage features, including loan assumability. Plaintiffs also seek statutory damages for the defendants’ alleged failure to notify plaintiffs of alleged changes to the terms of their mortgages. The plaintiffs did not specify an actual stated dollar amount of damages in the complaint.

On September 26, 2007, the Court granted plaintiff’s motion to certify a class, which the Court defined as all persons who on or after September 14, 2002, applied to defendant DHFS for an FHA mortgage to purchase a home in VPP; received notice from defendant National City Mortgage Co. approving the application for an FHA loan; subsequently closed and signed documents with defendant DHFS which referenced an FHA loan and/or an FHA identifying case number, only later to discover their mortgage was not FHA eligible. Based on the information available to date, a maximum number of loans qualifying under the class definition would not exceed 41.

On October 11, 2007, co-defendant National City Mortgage Co. filed a motion for leave to file an interlocutory appeal challenging class certification. On December 13, 2007, the Sixth Circuit Court of Appeals issued an order granting National City leave to file an interlocutory appeal. The Sixth Circuit has not yet issued an Order setting forth a briefing schedule, and the matter remains pending on appeal.

On February 21, 2006, a purported class action lawsuit captioned Rece, et. al. v. Dominion Homes, Inc., et. al., Case No. 06CVH202335 was filed in the Court of Common Pleas, Franklin County, Ohio against us, DHFS, named and unnamed appraisers who have worked with us, and unnamed charitable organizations that have provided our customers with down payment assistance funds in the last several years. Plaintiffs purport to bring the claim on behalf of purchasers of our homes from 1999 to the present who received such funds and allege, among other things, that the defendants misrepresented the value of the plaintiffs’ homes and obtained an improper benefit by artificially inflating the sales price of homes to purchasers receiving down payment assistance funds. The complaint also alleges that the defendants engaged in predatory lending practices against the plaintiffs and other consumers by extending them credit without regard to the actual value of their homes, knowing that the result would be higher default and foreclosure rates in its communities. The complaint seeks injunctive or declaratory relief, compensatory damages, punitive damages and attorneys’ fees and costs. The plaintiffs did not specify an actual stated dollar amount of damages sought. On May 2, 2006, the Company and DHFS filed a motion for judgment on the pleadings with respect to plaintiffs’ claim for breach of the Ohio Consumer Sales Practices Act (“OCSPA”) on the grounds that this claim was barred by the two-year applicable statute of limitations. On June 12, 2006, the Court granted this motion with respect to plaintiffs’ claims for money damages under the Ohio Consumer Sales Practices Act, but denied the motion with respect to plaintiffs’ claim for rescission under the OCSPA. On July 28, 2006, the Company and DHFS filed a motion for summary judgment as to plaintiffs’ predatory lending claims under statutory and common law. On October 4, 2006, the Court granted this motion. On December 1, 2006, defendant Valuation Resources, Inc., the valuation company that provided appraisals of the plaintiffs’ homes for the Company, filed a motion for summary judgment with respect to plaintiffs’ claims for fraud, misrepresentation, conspiracy, and OCSPA. On February 7, 2007, the Court granted this motion in its entirety. The plaintiffs appealed this decision on April 10, 2007. In addition, on December 28, 2006, the Court granted the Company’s and DHFS’s motions for summary judgment regarding plaintiff’s individual claims and class allegations relating to the OCSPA. On March 28, 2007, the plaintiffs filed a notice of voluntary dismissal with respect to all remaining claims against the defendants with the right to refile. The summary judgment rulings related to Valuation Resources that were the subject of the April 10, 2007 appeal to Franklin County Court of Appeals were all upheld on January 15, 2008 and on February 25, 2008 the Plaintiffs appealed that judgment to the Ohio Supreme Court.

On February 23, 2006, a similar purported class action lawsuit captioned Rudawsky, et al. v. Borrer, et al., Case No. C206144 was filed in the U.S. District Court, Southern District of Ohio, Eastern Division, against us, our Chairman and Chief Executive Officer, certain of our affiliates and current and former officers, and The Nehemiah Corporation of America by plaintiff homeowners who purchased homes from the Company using the Nehemiah down payment assistance program. The complaint alleges, among other things, that plaintiffs suffered financial injuries as a result of the defendants’ alleged participation in fraudulent conduct related to the Nehemiah down payment assistance program in violation of federal statutes and Ohio law. The complaint further alleges that defendants fraudulently misrepresented and concealed the cost and operation of the Nehemiah program from plaintiffs. Plaintiffs purport to bring the claim on behalf of customers of the Company who purchased homes from 1999 to present using down payment assistance from Nehemiah. The complaint seeks monetary damages and attorneys fees and costs. The plaintiffs did not specify an actual stated dollar amount of damages sought. The issue of class certification in the Rudawsky matter has been fully briefed and remains pending before the District Court.

We believe each of these lawsuits is without merit and intend to vigorously defend against all of the claims and allegations in the complaints. Due to the uncertainty as to the outcome of the foregoing matters, management cannot make an estimate of exposure, if any, at this time.

In addition to the foregoing actions, during 2006, the Company’s mortgage operations were subjected to review by HUD. On July 18, 2006, the Company received a letter from HUD stating that HUD accepted DHFS’s revised Quality Control Plan and closed that matter. In addition, HUD accepted the information supplied by DHFS with respect to all remaining open items under review and indicated that a further response by DHFS on these findings was not required. On July 19, 2006, the Company received a letter from HUD indicating that they had completed their review of the Company’s Kentucky operations and closed the review with no issues raised.

We are involved in various other legal proceedings, most of which arise in the ordinary course of business and some of which are covered by insurance. In the opinion of our management, none of the claims relating to such proceedings will have a material adverse effect on our financial condition or results of operations.

PART II

Item 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares are traded on The NASDAQ Stock Market under the symbol “DHOM.” The following table sets forth, for the periods indicated, the high and low daily closing prices for our common shares, as reported by The NASDAQ Stock Market.

	Sales Prices
Calendar Year Ending December 31, 2008	High	Low

First Quarter (Through March 4, 2008)	$0.62	$0.39

Calendar Year Ending December 31, 2007	High	Low

First Quarter	$5.74	$4.43
Second Quarter	$6.00	$4.07
Third Quarter	$4.64	$1.89
Fourth Quarter	$2.20	$0.35

Calendar Year Ending December 31, 2006	High	Low

First Quarter	$11.87	$9.49
Second Quarter	$11.15	$8.76
Third Quarter	$8.73	$5.30
Fourth Quarter	$6.73	$5.25

On March 4, 2008, the last sale price of our common shares, as reported by The NASDAQ Stock Market, was $0.62 per share, and there were 237 holders of record of our common shares.

We have never paid any cash dividends on our common shares and currently anticipate that we will continue to retain future earnings to finance our business. From time to time, our Board of Directors evaluates the desirability of paying cash dividends. The future payment and amount of cash dividends will depend upon our financial condition and results of operations, applicable loan covenants and other factors deemed relevant by our Board of Directors. The provisions of our credit agreement prohibit us from paying cash dividends for the remaining term of the credit agreement, which expires in December 2010.

In connection with the amendment of our Credit Agreement effective December 29, 2006, and pursuant to a Warrant Purchase Agreement effective as of the same date between us and the purchasers named therein (the “Warrant Agreement”), we issued warrants to purchase 1,538,235 common shares of the Company to such purchasers. The warrants were valued at $4.44 per share, resulting in an aggregate value of $6,830,000, which remains outstanding as of December 31, 2007. The warrants are immediately exercisable at $.01 per share, and expire ten years from the grant date. The warrants contain anti-dilution protection, and provide that, as long as the Warrant Agreement is outstanding, if we issue more than 300,000 common shares under our 2003 Stock Option and Incentive Equity Plan, the warrant holders will receive additional warrants. The warrants were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated thereunder because such issuance did not involve a public offering of securities. The warrants and the warrant shares constitute “restricted securities” under the Act. For additional information regarding the warrants, see Part II, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations—Third Amended Credit Agreement, of this Report. During 2007, we did not engage in any sales of our equity securities that were not registered under the Act. In addition, we did not, nor did any “affiliated purchaser” of ours, purchase any of our equity securities during the fourth quarter of 2007.

Performance Graph

The following performance graph compares the cumulative total shareholder return on our common shares from December 31, 2002 until December 31, 2007, with the cumulative total return of (a) the NASDAQ Composite Index and (b) the Standard & Poor’s Homebuilders Select Industry Index. The performance graph assumes the investment, on December 31, 2002, of $100 in our common shares, the NASDAQ Composite Index, and the Standard & Poor’s Homebuilders Select Industry Index, and that all dividends were reinvested.

	Period Ending
	12/31/02	12/31/03	12/31/04	12/30/05	12/29/06	12/31/07
DHOM	100.00	212.84	177.12	74.67	37.05	2.53
NASDAQ Composite Index	100.00	150.01	162.89	165.13	180.85	198.60
S&P Homebuilders Select Industry Index	100.00	176.34	227.50	245.48	200.15	103.30

Item 6.	SELECTED FINANCIAL DATA

The following table sets forth our selected consolidated financial and operating data as of the dates and for the periods indicated. This table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Form 10-K.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data
Revenues	$147,991	$256,760	$415,700	$541,970	$563.464
Cost of real estate sold	170,639	238,734	336,007	426,531	433,841

Gross profit (loss)	(22,648)	18,026	79,693	115,439	129,623
Selling, general and administrative	36,371	50,082	64,475	77,936	74,006

Income (loss) from operations	(59,019)	(32,056)	15,218	37,503	55,617
Interest expense	23,332	11,248	7,745	4,032	2,570

Income (loss) before income taxes	(82,351)	(43,304)	7,473	33,471	53,047
Provision (benefit) for income taxes	(192)	(9,295)	2,147	13,269	21,229

Net income (loss)	$(82,159)	$(34,009)	$5,326	$20,202	$31,818

Basic earnings (loss) per share	$(10.03)	$(4.19)	$0.66	$2.53	$4.01

Diluted earnings (loss) per share	$(10.03)	$(4.19)	$0.65	$2.47	$3.94

Weighted average shares—basic	8,188,957	8,120,205	8,065,586	7,993,369	7,931,600

Weighted average shares—diluted	8,188,957	8,120,205	8,201,694	8,188,304	8,076,174

Consolidated Balance Sheet Data (at period end)
Real estate inventories	$303,062	$371,086	$426,275	$416,519	$326,809
Total assets	$320,695	$404,216	$451,557	$444,480	$356,142
Debt obligations	$211,873	$210,325	$214,540	$200,197	$140,178
Shareholders’ equity	$85,712	$168,464	$195,533	$188,897	$166,061

Operating Data (unaudited)
Homes (in units)
Sales contracts, net of cancellations	708	1,171	1,944	2,450	3,071
Closings	754	1,335	2,146	2,837	3,070
Backlog at period end	220	266	430	632	1,019
Aggregate sales value of homes in backlog at period end	$46,748	$54,855	$89,680	$127,543	$198,940

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Agreement and Plan of Merger

On January 18, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dominion Holding Corp., a Delaware corporation (“Parent”), and Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

Parent is owned and controlled by companies affiliated with Angelo Gordon & Co., L.P. and Silver Point Capital, L.P. who are, through certain affiliates, lenders to the Company pursuant to the Third Amended and Restated Credit Agreement, and also hold warrants exercisable for the Company’s common shares. Concurrently with the execution and delivery of the Merger Agreement, BRC Properties, Inc. (“BRC”), has entered into a commitment letter with Parent, pursuant to which BRC has committed to contribute its Company common shares to Parent immediately before the Merger in exchange for shares of common stock representing a 9.62% interest in the Parent. BRC is a significant shareholder of the Company, owning approximately 46.2% of the Company’s outstanding common shares and is controlled by the Borror family.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding common share, without par value, of the Company (“Common Shares”), other than Common Shares held of record or beneficially owned by (i) Parent, (ii) Merger Sub (iii) BRC Properties Inc., (iv) the Company or (v) any shareholders who are entitled to and who properly exercise and perfect dissenters’ rights under Ohio law, will be converted into the right to receive $0.65 per share in cash, without interest.

The Board of Directors of the Company approved the Merger Agreement following the unanimous recommendation of a Special Committee comprised entirely of independent directors (the “Special Committee”). The consummation of the Merger is subject, among other things, to the adoption of the Merger Agreement by the Company’s shareholders. BRC and certain members of the Borror family have, concurrently with the execution and delivery of the Merger Agreement, entered into a voting agreement pursuant to which such parties have agreed to vote their shares in favor of the adoption of the Merger Agreement.

The Merger Agreement contains a “go shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to other acquisition proposals through March 3, 2008. After this period, the Company is not permitted to solicit other proposals and may not provide information or have discussions regarding alternative proposals, except in certain circumstances. The Merger Agreement also includes other representations, warranties and covenants that are customary for transactions of this type.

Pursuant to the Merger Agreement, immediately before the effective time of the Merger, Parent or Merger Sub will deposit with a paying agent a sufficient amount of cash that provides for the necessary funds to consummate the transactions contemplated by the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to Form 8-K filed on January 22, 2008.

In connection with the execution and delivery of the Merger Agreement, on January 18, 2008, the Company and all of the participating lenders under the Credit Agreement dated as of December 29, 2006 as amended (the “Credit Agreement”) entered into Amendment No. 7 (the “Seventh Amendment”) to the Credit Agreement, pursuant to which the Company’s lenders agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement to facilitate the consummation of the Merger. The January 18, 2008 amendment also provides for a reduction in certain prepayment fees detailed in the Credit Agreement during the “go shop” period set forth in the Merger Agreement, as described above.

Executive Overview

We are a leading builder of high-quality homes and condominiums in Central Ohio (primarily the Columbus Metropolitan Statistical Area) and Louisville and Lexington, Kentucky. Our customer-driven focus targets primarily entry-level and move-up home buyers. We offer a variety of homes and condominiums that are differentiated by price, size, included features and available options. Our homes and condominiums range in price from under $100,000 to over $400,000 and in size from approximately 1,000 to 3,500 square feet. During 2007, we introduced the Founders Collection, designed to appeal to price conscious entry-level buyers in select areas. The Founders Collection has fewer standard features and a broader array of options, allowing for a lower entry price for first time home buyers.

Reduced revenues, combined with a higher cost of sales as a percentage of revenues, resulted in a net loss of $82.2 million, or $10.03 per diluted share, for the twelve months ended December 31, 2007 compared to a net loss of $34.0 million, or $4.19 per share, for the twelve months ended December 31, 2006. Net income for the twelve months ended December 31, 2005 was $5.3 million, or $0.65 per diluted share. The decline in profitability over this period reflects lower unit sales and reductions in our gross profit margins to negative 15.3% in 2007 compared to 7.0% in 2006 and 19.2% in 2005. The substantial decline in gross margin that occurred during 2007 and 2006 reflect intensified pricing pressure in our markets and significant reductions in volume. In addition, the Company recorded significant charges to cost of real estate sold related to real estate inventory impairments and the write-off of deposits and pre-acquisition costs incurred for land that we decided not to purchase. These non-cash charges reduced gross margin by 22.2% in 2007, 5.5% in 2006 and 1.6% in 2005. Margins excluding these items would have been 6.9% in 2007, 12.5% in 2006 and 20.8% in 2005.

In mid-2004, new home sales in our markets began to slow and that trend has continued through 2007. We believe the reasons for this slowdown include a decline in the overall demand for new homes, an increased supply of existing home inventory, slowing sales and increased price competition in the resale home market, tighter underwriting standards and other disruptions in the mortgage markets, lower consumer confidence and slower economic growth.

During 2007, we delivered 754 homes with revenues of $148.0 million, compared to 1,335 homes with revenues of $256.7 million during 2006 and 2,146 homes with revenues of $415.7 million in 2005. We sold 708 homes (with a sales volume of $139.4 million) during 2007 compared to 1,171 homes (with a sales value of $219.1 million) during 2006 and 1,944 homes (with a sales value of $370.6 million) in 2005. Our year-end backlog, which consists of homes sold but not yet delivered, declined 17.3% to 220 sales contracts, with an aggregate sales value of $46.7 million as of December 31, 2007, from 266 sales contracts, with an aggregate sales value of $54.9 million as of December 31, 2006. The average sales value of homes in backlog at year-end 2007 increased 3.0% from the prior year.

We continue to aggressively manage and control overhead expenses. For the twelve months ended December 31, 2007 selling, general and administrative expenses declined 27.4% to $36.4 million from $50.1 million in 2006. Selling, general and administrative expenses were $64.5 million in 2005 which indicates a 43.6% reduction over the two year period. Reductions in headcount, stricter cost controls and lower sales and incentive compensation expenses as a result of decreased home deliveries were the primary factors that reduced the expense rate. As a result of the continued weak sales volumes and the generally negative outlook for the homebuilding sector for the next 12 to 18 months, we continue to implement cost reduction initiatives that we believe will further reduce expense levels. These initiatives include fixed cost reductions, additional headcount reductions and additional cuts in discretionary expense items.

During 2007, we executed lease modifications that will reduce our space commitments in both of our Kentucky locations. In Columbus, we completed the consolidation of all of our operations from two buildings into a single building and on December 1, 2007 we terminated the remaining 12 year lease obligation on the second building for a cash payment of $385,000. These actions will reduce annual operating lease commitments for facilities by over 40%. We recognized $0.7 million of expense, consisting primarily of lease termination fees and the write-off of capitalized leasehold improvements, related to these decisions during 2007.

We also closed our Columbus lumber and construction products distribution center in December of 2007. We are currently evaluating various alternatives, including a full or partial sale of our main distribution center. We do not anticipate there will be a material loss resulting from the sale or liquidation of the distribution center assets.

Our land position, which had grown to support the sales levels that were achieved during our peak years of 2001 through 2004, continues to be greater than is required to support current sales activity. In response, we have stopped the acquisition of land and delayed the commencement of construction activities for land that was not already in the development process except where required for near term sales activities. In addition, we sold $15.1 million of land and recognized gains of $404,000 in 2007, sold $13.7 million of land and recognized gains of $795,000 in 2006 and sold $19.3 million of land and recognized gains of $1.9 million in 2005. Cost of real estate sold includes land or real estate inventory impairment charges of $32.8 million in 2007 and land or real estate inventory impairment charges and write-offs of costs and deposits for land we decided not to purchase of $14.2 million in 2006. We evaluate the recoverability of our real estate inventories each quarter in accordance with SFAS No. 144. Our analysis includes factors such as the recent level of sales activity, estimated average selling prices, estimated sales, absorption rates, gross margin trends, projected cash flows and planned development activities for each community.

We reduced our land inventory, including estimated lots to be developed on unimproved land, by 12.3% to 13,037 lots as of December 31, 2007 from 14,865 lots as of December 31, 2006 and 17,978 lots as of December 31, 2005. Based on the 754 closings that took place in 2007, our land inventory represented a 17.3 year supply versus our target of maintaining a four to six year supply. As a result, we expect to continue to reduce our total investment in land inventories during 2008 by selling raw land and developed lots that are not required in the near term, delaying significant land acquisitions and continuing to limit land development activities to those subdivisions where we do not have an adequate supply of developed lots. As of December 31, 2007, land held for sale was $24.2 million representing an estimated 1,980 lots.

Seasonality and Variability in Quarterly Results

Our business is significantly affected by changes in economic cycles and activity in the markets where we build homes. We historically have experienced, and expect to continue to experience, variability in results on a quarterly basis. Closing on a home usually occurs approximately three to six months after the date of the sales contract, however, weather and other delays may cause the closing to take longer.

The following table sets forth certain data for the current and each of our last eight quarters:

Three Months Ended	Revenues	Closings	Sales Contracts[1]	Backlog At Period End
	(in thousands)	(in units)	(in units)	(in units)
Mar. 31, 2006	$61,785	315	475	590
June 30, 2006	$75,835	398	356	548
Sept. 30, 2006	$64,925	338	209	419
Dec. 31, 2006	$54,215	284	131	266
Mar. 31, 2007	$33,798	165	218	319
June 30, 2007	$38,812	206	206	319
Sept. 30, 2007	$38,120	197	153	275
Dec. 31, 2007	$37,261	186	131	220

[1]	Net of cancellations.

Results of Operations

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Operations expressed as percentages of total revenues, as well as certain operating data:

	Year Ended December 31,
	2007	2006	2005
Consolidated Statements of Operations Data
Revenues	100.0%	100.0%	100.0%
Cost of real estate sold	115.3	93.0	80.8

Gross profit (loss)	(15.3)	7.0	19.2
Selling, general and administrative	24.6	19.5	15.5

Income (loss) from operations	(39.9)	(12.5)	3.7
Interest expense	15.7	4.4	1.9

Income (loss) before income taxes	(55.6)	(16.9)	1.8
Provision (benefit) for income taxes	(0.1)	(3.6)	0.5

Net income (loss)	(55.5)%	(13.3)%	1.3%

Operating Data (unaudited)
Homes:
Sales contracts, net of cancellations	708	1,171	1,944
Closings	754	1,335	2,146
Backlog at period end	220	266	430
Average sales price of homes closed during the period (in thousands)	$196	$191	$191
Average sales price of homes in backlog at period end (in thousands)	$212	$206	$209
Aggregate sales value of homes in backlog at period end (in thousands)	$46,748	$54,855	$89,680

We include a home in “sales contracts” when a home buyer signs our standard sales contract, which requires a deposit and generally has no contingencies other than for purchaser financing or for the sale of an existing home, or both. Homes in “backlog” represent our signed sales contract, for which the closing has not occurred as of the end of the period. We recognize revenue and cost of real estate sold at the time of closing. “Closings” or “deliveries” occur when ownership has transferred to the home buyer.

Homes included in “sales contracts” in the foregoing table are net of cancellations. Most cancellations occur when home buyers cannot qualify for financing or cannot sell an existing home. Our cancellation rate was 35.9%, 37.4% and 34.8% in 2007, 2006 and 2005, respectively. The cancellation rate represents the number of cancelled contracts in the quarter divided by the number of gross sales contracts executed in that quarter.

2007 Compared to 2006

Revenues. Our revenues for 2007 were $148.0 million from the delivery of 754 homes compared to $256.8 million from the delivery of 1,335 homes during 2006. Despite delivering 581 fewer homes, the average delivery price of homes for 2007 of $196,000 increased from the $191,000 average delivery price for homes in 2006. Contributing to the decline in revenues was our decision to wind down the operations of our mortgage financing services subsidiary (DHFS). Our 2006 revenues included fee revenue from DHFS of $1.6 million compared to no fee revenue earned in 2007.

Gross Profit. Our gross profit as a percentage of net revenues for 2007 declined to negative 15.3% in 2007 compared to 7.0% in 2006 due primarily to real estate inventory impairment charges recorded during the period. Another factor contributing to the decline in gross profit margin was larger sales discounts, which increased to 9.7% of gross revenues for 2007 compared to 6.8% of gross revenues for 2006 thus reducing our net revenue and lowering the gross profit recognized per home closing. The major components of gross profit margin for 2007 and 2006 were:

	2007	2006
	Percent of House Cost Before Sales Discounts	Percent of House Cost Before Sales Discounts
Sales Discounts	9.7%	6.8%
Land	17.9%	17.7%
Construction costs	57.5%	57.5%
Real estate inventory impairment charges	20.0%	5.1%
Other costs	8.7%	6.3%

	2007	2006
	Percent of Net House Price	Percent of Net House Price
Land	19.8%	19.0%
Construction costs	63.7%	61.7%
Real estate inventory impairment charges	22.2%	5.5%
Other costs	9.6%	6.8%

The 2007 real estate inventory impairment charges item in the above table includes a $32.8 million non-cash charge to cost of real estate sold related to real estate inventory impairment charges. Included in 2006 real estate inventory impairment charges is a similar non-cash charge of $14.2 million related to real estate inventory impairment charges and the write-off of deposits and pre-acquisition costs incurred for land we decided not to purchase. Included in the 2007 other costs line item is $404,000 of gains from land sales of $15.1 million. Included in the 2006 other costs line item is $795,000 of gains from land sales of $13.7 million.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased to $36.4 million for 2007 compared to $50.1 million for 2006.

Our efforts to better align the scale of our operations with our current sales pace resulted in a 27.4% decline in selling, general and administrative expenses for 2007 compared to 2006. The significant factors that contributed to this decline in total selling, general and administrative expense were a reduction in the number of total employees to 193 as of December 31, 2007 from 283 as of December 31, 2006, the closing of DHFS operations during 2006, stringent cost controls implemented during 2006 that continued during 2007 and lower sales commissions due to fewer home deliveries.

Selling, general and administrative expenses were 24.6% of net revenues in 2007 compared to 19.5% of net revenues in 2006. This is due to the fact that certain corporate expenses, including public company reporting and compliance costs, real estate taxes and building occupancy costs are typically fixed and have not decreased as revenues have declined. In addition, certain other corporate items such as insurance, information technology, architecture, accounting and legal expenses are not directly related to increases or decreases in revenues.

Interest Expense. Our interest expense was $23.3 million for 2007 compared to $11.2 million for 2006. The increase is due to having a significantly higher average borrowing rate, partially offset by lower average borrowings outstanding. Primarily as a result of our higher borrowing rate, $1.8 million more interest capitalized in 2007 than 2006. Our weighted average borrowing rate for 2007, excluding amortization of debt discounts and bank fees, increased to 12.6% in 2007 compared to 7.3% in 2006. Including the amortization of debt discounts and fees, the average borrowing rates were 15.2% in 2007 and 8.1% in 2006. Our average Credit Agreement borrowings outstanding (not including debt discounts and warrants) were $206.4 million for 2007 compared to $210.8 million for 2006.

Provision (Benefit) for Income Taxes. Our income tax benefit for 2007 was $192,000, which consisted primarily of the reversal of tax reserves for which the applicable statute of limitations had lapsed, compared to an income tax benefit of $9.3 million for 2006. Our annual effective tax rate decreased to 0.2% for 2007 compared to 21.5% for 2006. The decrease is primarily a result of our establishment of a full valuation allowance against our $36 million of deferred tax assets based on the uncertainty regarding the future realization through future taxable income or carryback opportunities. If in the future we determine that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed. The 2007 effective income tax rate was also impacted by the reversal of $232,000 of tax reserves for which the applicable statute of limitations lapsed. The 2006 effective income tax rate was impacted by an $839,000 reduction of prior year tax liabilities resulting from favorable tax settlements.

2006 Compared to 2005

Revenues. Our revenues for 2006 were $256.8 million from the delivery of 1,335 homes compared to $415.7 million from the delivery of 2,146 homes during 2005. Despite delivering 811 fewer homes, the average delivery price of homes for 2006 of $191,000 remained consistent with the $191,300 average delivery price for homes in 2005. Contributing to the decline in revenues was our decision to wind down the operations of our mortgage financing services subsidiary. Our 2006 revenues included fee revenue from DHFS of $1.6 million compared to $5.1 million in 2005. As of December 31, 2006 DHFS had ceased day to day operations. During 2006, we did not sell any homes for lease back as models. Revenues for 2005 included the sale of 20 model homes, with a sales value of $3.2 million, which we leased back for use as sales models.

Gross Profit. Our gross profit as a percentage of net revenues for 2006 declined to 7.0% in 2006 compared to 19.2% in 2005. One factor contributing to the decline in gross profit margin was larger sales discounts, which increased to 6.8% of gross revenues for 2006 compared to 3.0% of gross revenues for 2005 thus reducing our net revenue and lowering the gross profit recognized per home closing. The major components of gross profit margin for 2006 and 2005 were:

	2006	2005
	Percent of House Cost Before Sales Discounts	Percent of House Cost Before Sales Discounts
Sales Discounts	6.8%	3.0%
Land	17.7%	17.6%
Construction costs	57.5%	53.9%
Real estate inventory impairment and other charges	5.1%	1.5%
Other costs	6.3%	5.4%

	2006	2005
	Percent of Net House Price	Percent of Net House Price
Land	19.0%	18.1%
Construction costs	61.7%	55.6%
Real estate inventory impairment and other charges	5.5%	1.6%
Other costs	6.7%	5.6%

The 2006 real estate inventory impairment and other charges item in the above table includes a $14.2 million non-cash charge related to real estate inventory impairment charges and the write-off of deposits and pre-acquisition costs incurred for land that we decided not to purchase. Included in the 2005 real estate inventory impairment and other charges item is a similar charge of $6.5 million related to the write-off of deposits and pre-acquisition costs incurred for land we decided not to purchase. Included in the 2006 other costs line item is $795,000 of gains from land sales of $13.7 million. Included in the 2005 other costs line item is $1.9 million of gains from land sales of $19.3 million.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased to $50.1 million for 2006 compared to $64.5 million for 2005, principally as a result of delivering 811 fewer homes and our efforts to better align the scale of our operations with our current sales pace.

The primary factors that contributed to the decline in total selling, general and administrative expense were a reduction in the number of total employees to 283 as of December 31, 2006 from 483 as of December 31, 2005, the close out of DHFS operations during 2006, lower sales commissions due to fewer home deliveries and stringent cost controls implemented during 2006. In addition, we reduced the salaries of certain executives and eliminated most incentive compensation plans for 2006. On a quarterly basis, 2006 selling, general and administrative expense was $14.8 million in the first quarter, $13.5 million in the second quarter, $10.7 million in the third quarter and $11.1 million in the fourth quarter.

Although total selling, general and administrative expenses declined 22.3% from 2005 to 2006, it increased as a percentage of revenues to 19.5% for 2006 from 15.5% in 2005. This is due to the fact that certain corporate expenses, including public company reporting and compliance costs, real estate taxes and building occupancy costs are typically fixed and certain other corporate items such as insurance, information technology, architecture, accounting, and legal expenses are not directly related to increases or decreases in revenues.

Interest Expense. Our interest expense was $11.2 million for 2006 compared to $7.7 million for 2005. The increase is due to having a higher average borrowing rate and slightly higher average borrowings outstanding, offset by $1.7 million more interest capitalized in 2006 than 2005. Our weighted average borrowing rate for 2006, excluding amortization of bank fees, increased to 7.3% in 2006 compared to 5.3% in 2005. Our average borrowings outstanding were relatively constant at $210.8 million for 2006 compared to $210.7 million for 2005.

Provision (Benefit) for Income Taxes. Our income tax benefit for 2006 was $9.3 million compared to income tax expense of $2.2 million for 2005. The Company’s annual effective tax rate decreased to 21.5% for 2006 compared to 28.7% for 2005. The decrease is primarily a result of our establishment of a full $7.5 million valuation allowance against our net deferred tax assets based on the uncertainty regarding the future realization through future taxable income or carryback opportunities. If in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed. The effective income tax rate was also impacted by an $839,000 reduction of prior year tax liabilities resulting from favorable tax settlements.

Liquidity and Capital Resources

Historically, our capital needs have depended on sales volume, asset turnover, land acquisition and inventory levels. Our traditional sources of capital have been internally generated cash, bank borrowings and seller financing in connection with our land purchases. At times, we also have sold our common shares in the public market. We have incurred indebtedness in the past and expect to incur indebtedness in the future to fund our operations and fund our investment in real estate inventories.

On December 29, 2006, the Company, all of the participating lenders, the Huntington National Bank as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent entered into the Third Amended and Restated Credit Agreement (the “Credit Agreement”) for the amendment of our existing credit facilities. Subsequently, on January 26, 2007, March 2, 2007, September 11, 2007, September 27, 2007, October 29, 2007, January 14, 2008, January 18, 2008 and February 21, 2008, the Company and its lenders agreed to amend certain provisions and covenants of the Credit Agreement. The amended Credit Agreement terminates on December 29, 2010. The Credit Agreement includes: (i) a $35 million senior unsecured revolving line of credit (the “Revolving Line of Credit”); (ii) a $110 million senior secured term A loan facility (“Term A Notes”); and (iii) a $90 million senior secured second lien term B loan facility (“Term B Notes”) with detachable warrants exercisable for 1,538,235 common shares of the Company at $0.01 per share (the “Warrants”). As of December 31, 2007, we had no remaining availability under the Credit Agreement, as amended, after adjustment for borrowing base limitations.

As a result of lower than expected sales, reduced profit margins and real estate inventory impairment charges recorded during 2007, we were not in compliance with (i) the minimum consolidated EBITDA, minimum consolidated gross profit and minimum consolidated net worth financial covenants as defined in the Credit Agreement as of June 30, 2007, September 30, 2007 and December 31, 2007, (ii) the minimum free cash flow covenants as defined in the Credit Agreement as of September 30, 2007 and December 31, 2007, and (iii) the maximum leverage ratio covenants as defined in the Credit Agreement as of December 31, 2007. Additionally, we believe it is likely that we will not satisfy those covenants, as well as other covenants under the Credit Agreement in future quarters. The failure to meet these covenants permits our lenders to exercise their remedies under our Credit Agreement. Our lenders have not elected to exercise their available remedies under the Credit Agreement other than the imposition of the default interest rate commencing June 30, 2007. On January 18, 2008 and February 21, 2008 the Credit Agreement was amended and the lenders agreed to forbear exercising their remedies under the agreement until the earlier of June 30, 2008 or the termination of the Merger Agreement in order to facilitate the consummation of the Merger. There can be no assurance that the Merger will be completed prior to June 30, 2008, or that if it is not completed, that the lenders will agree to any further modifications of the existing Credit Agreement. If we are unable to negotiate waivers or amendments to these covenants from the lenders, they could, among other remedies, continue to impose the default interest rate, terminate our ability to make any new borrowings, accelerate the payment of all existing borrowings under the Credit Agreement and foreclose on their liens on substantially all of our assets. If the lenders exercise their other remedies resulting from the event of default, there is no assurance that we would be able to obtain financing to pay amounts owed under the Credit Agreement and it is likely that we would have to consider seeking protection from our creditors under the federal bankruptcy laws. There can be no assurance that the lenders will agree to any modifications of the existing Credit Agreement.

We rely on the cash flow from home sale closings, proceeds from the sale of land and developed lots and funds from our Credit Agreement to meet our short-term cash obligations. The primary reasons that we could require additional capital are sustained operating deficits or recoveries and expansions in our existing markets that would require us to fund the development of additional lots and homes under construction inventories. See Part I, Item 1A Risk Factors—“Our business is cyclical and is significantly affected by changes in national and local economic, business and other conditions, most of which are beyond our control.”

During 2006 and continuing in 2007, we slowed the acquisition of additional land and delayed the commencement of construction activities for land not already in the development process. We also identified various land parcels and developed lots that we are offering for sale and have classified these parcels and lots as land held for sale as of December 31, 2007. We will continue to evaluate our land holdings and expect that we may identify additional excess inventory that will be offered for sale. By limiting future land acquisition and development activities, selling excess inventory of undeveloped land and developed lots and reducing our developed lot inventories through the sale of new homes, we expect to continue to significantly reduce our total investment in land inventories and apply a significant portion of the proceeds toward reducing outstanding borrowings.

Sources and Uses of Cash

For the Three Year Period Ended December 31, 2007

Our net cash provided by operating activities was $10.0 million in 2007 compared to net cash provided by operating activities of $3.1 million in 2006. Contributing to the positive cash flow from operating activities was the receipt of $10.5 million in federal income tax refunds during 2007 as a result of loss carrybacks to previous tax years and $8.0 million of Term B interest during the second half of 2007 that was added to the outstanding balance rather than paid in cash. The improvement was also attributable to significant reductions in our real estate inventories as a result of home closings and land sales. A $15.9 million decline in homes under construction inventories, primarily reflecting a $9.4 million reduction in inventory homes, was a major component of the real estate inventory reduction during 2007 compared to 2006. The change in real estate inventories during 2007 included land sales of $15.1 million, which generated gains on sale of $404,000 and $32.8 million of non-cash impairment charges. The change in real estate inventories during 2006 included land sales of $13.7 million, which generated gains on sale of $795,000, and $14.2 million of non-cash impairment charges and write-offs of land and lot option deposits and pre-acquisition costs. Partially offsetting the cash generated by the reduction in real estate inventories and the federal tax refunds were the net loss recorded in 2007, and declines in accounts payable and accrued liabilities in 2007 as compared to 2006.

Our net cash provided by investing activities was $309,000 in 2007 compared to $5.3 million used in 2006. The decrease in cash used in investing activities is attributable to a $6.8 million increase in cash deposited as collateral for outstanding letters of credit in 2006 compared to an $885,000 reduction in this restricted cash in 2007. During 2006 the Company received proceeds of $1.8 million from the sale of a 50.1% ownership interest in Centennial. In addition, our capital expenditures decreased from $1.3 million in 2006 to $653,000 in 2007.

Financing activities required $11.3 million of cash during 2007 compared to $1.7 million of cash that was provided by financing activities during 2006. During 2007 the net borrowings on our revolving line of credit were $338,000 and we made scheduled principal payments of $10 million on our term debt and $1.1 million on seller financed debt and capital leases. During 2006 our net borrowings, including the restructuring of our line of credit in December 29, were $455,000, payments on seller debt and capital leases were $835,000 and we received cash proceeds of $2.1 million from the termination of interest rate swap agreements.

During 2006 net cash provided by operating activities was $3.1 million in 2006 compared to net cash used in operating activities of $6.0 million in 2005. The improvement was primarily attributable to significant reductions in our real estate inventories during 2006 compared to an increase in 2005. Partially offsetting the cash generated by the reduction in real estate inventories were the net loss recorded in 2006, and declines in accounts payable and accrued liabilities in 2006 as compared to 2005.

Our net cash used in investing activities was $5.3 million in 2006 compared to $2.2 million in 2005. The increase in cash used in investing activities is attributable to $6.8 million of cash deposited as collateral for outstanding letters of credit and proceeds of $1.8 million from the sale of a 50.1% ownership interest in Centennial in 2006. In addition, our capital expenditures decreased from $3.1 million in 2005 to $1.3 million in 2006.

Our financing activities provided cash of $1.7 million during 2006 compared to $5.1 million during 2005. Net proceeds from our Credit Agreement borrowings were $11.6 million in 2006 compared to $10.9 million in 2005 and we received $2.1 million of cash related to the termination of our interest rate swap agreements during 2006. We made payments of $812,000 on seller financed debt during 2006 compared to $4.8 million of payments during 2005 and incurred additional costs in 2006 in connection with the restructuring of our line of credit.

Real Estate Inventories

The following table sets forth an estimate of our land inventory as of December 31, 2007, and includes (a) land that we own and (b) land that we control under option agreements and contingent contracts and that has already been zoned for our needs or which we otherwise believe is reasonably likely to result in a purchase. The estimated number of lots is based on our current development plans, but the number of lots may change if our development plans change. We generally do not purchase land for resale. However, when land that we own no longer fits into our development plans, we offer this land for sale, primarily to other homebuilders and commercial developers.

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Estimated Total Number of Lots	Inventory Value
Land we own:
Central Ohio	1,632	756	7,073	9,461	$196,482,000
Kentucky	232	334	825	1,391	30,237,000
Land we control:
Central Ohio	—	—	205	205	—
Kentucky	—	—	—	—	—
Held for sale:
Central Ohio	71	57	1,798	1,926	20,793,000
Kentucky	54	—	—	54	3,377,000

Total Land Inventory at December 31, 2007	1,989	1,147	9,901	13,037	$250,889,000

Total Land Inventory at December 31, 2006	2,084	1,364	11,417	14,865	$301,637,000

Lots on which inventory homes are being constructed are included in homes under construction in our Consolidated Balance Sheets and are not included in the table above. As of December 31, 2007, we had 209 inventory homes 177 in Ohio and 32 in Kentucky), in various stages of construction, representing an aggregate investment of $21.2 million. As of December 31, 2006, we had 256 inventory homes (197 in Ohio and 59 in Kentucky), representing an aggregate investment of $30.6 million.

As of December 31, 2007, we owned lots or land that we estimate could be developed into approximately 12,832 lots (11,387 in Ohio and 1,445 in Kentucky). As of that date, we also controlled, through option agreements or contingent contracts, land that we estimate could be developed into approximately 205 additional lots, all of which are in Ohio. These option agreements, that we determined were more likely than not to have the contingencies satisfied, expire at various dates through 2011. We decide whether to exercise any particular option or otherwise acquire additional land based upon our assessment of a number of factors, including our existing land inventory at the time, the status of purchase contingencies and our evaluation of the future demand for our homes.

Our business strategy is to be the developer in substantially all of the communities in which we build homes. The process of acquiring land, obtaining entitlements and developing communities is a multi-year process and once we have begun the development of a new community, it is difficult and, at times, impractical to discontinue development activities. As a result, in periods of declining sales and backlog, such as we have experienced during the past two years, our land inventory position may exceed our near term needs. From a long term planning perspective, we attempt to maintain total land inventories that are sufficient to meet our anticipated lot needs for the next four to six years.

Based on the 754 homes delivered during 2007, our inventory of 13,037 lots as of December 31, 2007 represented an approximately 17.3 year supply compared to our target range of a four to six year supply. In contrast, during the preceding five years, from 2002 through 2006, we sold 11,213 homes. Based on average annual sales during that five year period of 2,243 homes, our inventory of 13,037 lots as of December 31, 2007 would have represented a 5.8 year supply.

As noted previously, our gross margin as a percent of revenues decreased to negative 15.3% for 2007 compared to 7.0% for 2006. The decline in gross margin is primarily the result of larger sales discounts, real estate inventory impairment charges on communities and land held for sale, and gains and losses from the sale of land. We provided sales incentives and special pricing promotions throughout 2006 and continuing during 2007 in order to maintain market share and generate cash flow from the continued reduction of inventories. We believe these discounts reflect extremely competitive pricing in our markets and we anticipate that gross margins will slowly begin to recover in future periods as the housing market recovers.

We completed $15.1 million of land sales and recognized a gain of $404,000 during 2007. We completed $13.7 million of land sales and recognized a gain of $795,000 during 2006. The gains relate to land sales where the net proceeds from the sale exceed the capitalized value of the land. We review the recoverability of inventory carrying values quarterly and reduce the carrying value to fair value when cost is not expected to be recovered. Approximately $5.1 million and $5.5 million of land sales in 2007 and 2006, respectively, reported above, represent parcels previously impaired by $0.9 million and $1.1 million.

Land held for sale as of December 31, 2007 includes unimproved land and lots under development with an aggregate inventory value of $24.2 million (8.0% of our total land inventory) and represents 1,980 lots (15.2% of our total estimated lots). The carrying value of land held for sale includes reserves of $9.6 million that were recorded to reduce the carrying value of certain of the parcels to fair value. Approximately $10.1 million of the land held for sale as of December 31, 2007 is subject to sales contracts. These contracts generally contain due diligence requirements and other contingencies that allow the purchaser to cancel the contract, subject only to forfeiture of any non-refundable deposits. Most of the contracts are scheduled to be fulfilled within the next 12 months, however, certain sales contracts are scheduled to be fulfilled at various dates through 2010.

We evaluate the recoverability of our real estate inventories each quarter in accordance with SFAS No. 144. Our analysis includes factors such as the recent level of sales activity, estimated average selling prices, estimated sales, absorption rates, gross margin trends, projected cash flows and planned development activities for each community. We record impairment charges, determined based on a discounted cash flow analysis, to reduce inventory carrying values to fair value in those instances where the cost is not expected to be recovered as a result of either the construction and delivery of a new home or the sale of the land parcel or lot. During 2007 and 2006, we recorded non-cash charges to cost of real estate sold related to real estate inventory impairment charges of $32.8 million and $14.2 million respectively. Of the various impairment charges recorded to reduce the carrying amounts of certain communities to their fair (recoverable) value, $39.5 million are included on the Consolidated Balance Sheet as of December 31, 2007 as a reduction in the basis of land and land development costs and homes under construction. Of the $39.5 million, $9.6 million is associated with the $33.8 million of land currently held for sale and $28.9 million is associated with undeveloped land, communities and lots where the undiscounted cash flows estimated to be generated by those assets are less than their related carrying amounts. A discount rate of 13.5% was applied to calculate the level of impairment charges recorded at December 31, 2006 and was increased to 15.5% for the December 31, 2007 calculation. Real estate market prices for both developed and undeveloped lots are subject to a number of economic factors including new home demand, current selling prices for both new and existing homes, inventory levels in specific markets and interest rates. Further deterioration in either the demand for new homes in our markets or the gross margins that we are able to achieve from home sales may require additional inventory write downs in future periods.

Contractual Obligations

The following is a summary of our contractual obligations as of December 31, 2007 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Contractual obligations:
Revolving Line of Credit(a)	$17,138	$—	$17,138	$—	$—
Term Notes A and B	186,994	15,812	171,182	—	—
Seller financed debt	7,676	812	5,242	1,622	—
Operating leases	6,032	1,066	1,344	1,023	2,599
Capital lease obligations	65	27	38	—	—

Total contractual cash obligations	$217,905	$17,717	$194,944	$2,645	$2,599

(a)	The interest obligation associated with the Revolving Line of Credit will be based upon the outstanding principal and the related variable rate of interest through its maturity date of December 29, 2010 (see Note 5 of the Notes to the Consolidated Financial Statements for more details).

Credit Agreement. On December 29, 2006, we entered into the Credit Agreement for the amendment of our existing credit facilities. Subsequently, on January 26, 2007, March 2, 2007, September 11, 2007, September 27, 2007, October 29, 2007, January 14, 2008, January 18, 2008 and February 21, 2008, the Company and its lenders agreed to amend certain provisions and covenants of the Credit Agreement. The amended Credit Agreement terminates on December 29, 2010 and includes: (i) a $35 million Revolving Line of Credit; (ii) $110 million Term A Notes; and (iii) $90 million Term B Notes with detachable warrants exercisable for 1,538,235 common shares of the Company at $0.01 per share.

If an Event of Default (as defined in the Credit Agreement) occurs under the Credit Agreement, the Security Agreement, or certain other related agreements specified in the Credit Agreement, the Senior Administrative Agent, at the request of or with the consent of the required lenders, may, among other actions, (i) impose the default rate specified in the Credit Agreement; (ii) terminate the Company’s ability to make new borrowings under the Revolving Line of Credit; (iii) accelerate the repayment of all existing borrowings under the Credit Agreement, and (iv) foreclose on the lenders’ liens on substantially all of the Company’s assets.

As a result of the lower than expected sales, reduced profit margins and impairment charges recorded during 2007, we were not in compliance with (i) the minimum consolidated EBITDA, minimum consolidated gross profit and minimum net worth financial covenants as defined in the Credit Agreement as of June 30, 2007, September 30, 2007 and December 31, 2007, (ii) the minimum free cash flow covenants as defined in the Credit Agreement as of September 30, 2007 and December 31, 2007, and (iii) the maximum leverage ratio covenants as defined in the Credit Agreement as of December 31, 2007. The failure to meet these covenants permits our lenders to exercise their remedies under our Credit Agreement. Our lenders have not elected to exercise their available remedies under the Credit Agreement other than the imposition of the default interest rate commencing June 30, 2007. On January 18, 2008 and February 21, 2008 the Credit Agreement was amended and the lenders agreed to forbear exercising their remedies under the agreement until the earlier of June 30, 2008 or the termination of the Merger Agreement in order to facilitate the consummation of the Merger. There can be no assurance that the Merger will be completed prior to June 30, 2008, or that if it is not completed, that the lenders will agree to any further modifications of the existing Credit Agreement.

Revolving Line of Credit and Term A Notes

Under the Credit Agreement, the Revolving Line of Credit has a $10 million sub-limit for letters of credit, which are fully cash collateralized by drawings under the Revolving Line of Credit. Interest on the Revolving Line of Credit and the Term A Notes is calculated based on either LIBOR plus 4.25% or the prime rate plus

3.25%, at our option. The Term A Notes are subject to quarterly amortization, with payments beginning in the third quarter of 2007. The Revolving Line of Credit and the Term A Notes are cross-defaulted with each other and with the Term B Notes. We may redeem the Term A Notes at our option, subject to prepayment premiums as set forth in the Credit Agreement. We are subject to an unused line fee on the Revolving Line of Credit equal to 0.50% of the unused line. Pursuant to the terms of the Credit Agreement, 75% percent of the net proceeds from certain land sales in excess of $2 million per year must be used to redeem the Term A Notes. In the event of a change in control of the Company, we are required to redeem the Term A Notes at 102% of face value, including any accrued but unpaid interest.

The Revolving Line of Credit and the Term A Notes are secured by liens granted by us (and certain of our subsidiaries) on all of our tangible and intangible personal property and substantially all of our real estate, including subsequently-acquired property, as set forth in the Amended and Restated Security Agreement dated as of December 29, 2006 among the Company, the subsidiary grantors named therein, Silver Point Finance, LLC, as Senior Administrative Agent, and The Huntington National Bank, as Administrative Agent (the “Security Agreement.”) . The Term A Notes and the Revolving Line of Credit have the same level of seniority, and rank senior to the Term B Notes.

The Revolving Line of Credit and Term A Notes contain the following additional provisions:

•	with certain exceptions, we may not dispose of assets outside the ordinary course of business;

•	with certain exceptions, we may not become liable for contingent liabilities;

•	with certain exceptions, we may not incur additional indebtedness or grant additional liens;

•	our annual operating lease rentals may not exceed $5 million;

•	with certain exceptions, we may not acquire any of our own shares;

•	we may not declare or pay any cash dividends;

•	except under certain circumstances, we may not change our chief executive officer or chief operating officer;

•

we are restricted from making certain investments, loans or advances, including more than an aggregate of $100,000 in joint ventures and other investments, $250,000 in mortgage companies, $2 million to purchasers of land owned by us and $2.5 million to our insurance subsidiaries;

•	we are subject to a minimum consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant, calculated quarterly on a trailing 12 month basis;

•	we are subject to a minimum free cash flow covenant calculated quarterly on a trailing 12 month basis;

•	we are subject to a maximum leverage ratio covenant;

•	we are subject to a minimum gross profit covenant calculated quarterly on a trailing 12 month basis;

•	we may not exceed the specified maximum amounts of land purchases calculated quarterly on a trailing 12 month basis; and

•	we must maintain a specified minimum net worth.

Term B Notes

Under the Credit Agreement, the Term B Notes accrue interest at a rate of 15% per year, with interest accrued and added to the outstanding principal balance. Quarterly, we have the option to pay the interest in cash rather than have it added to the principal balance if a revolving loan availability test and other compliance matters are satisfied. We may redeem the Term B Notes subject to prepayment premiums set forth in the Credit Agreement, beginning June 29, 2008, or at a make-whole amount provided in the Credit Agreement prior thereto.

The Term B Notes may not be redeemed prior to full redemption of the Term A Notes. In the event of a change in control of the Company, we are required to redeem the Term B Notes at the applicable prepayment premium or the make-whole premium provided in the Credit Agreement, whichever is applicable. Holders of the Term B Notes are entitled to designate two members, reasonably acceptable to us, for election to our Board of Directors, so long as the original holders of the Term B Notes continue to hold at least 51% of the outstanding principal amount of the Term B Notes. Pursuant to the terms of a Voting Agreement dated December 29, 2006, between the holders of the Term B Notes, Purchasers of the Warrants, and BRC Properties, Inc. (“BRC”), BRC will vote all of the shares of the Company that it beneficially owns in favor of the designated Board members.

The Term B Notes are secured by second liens granted by us (and certain of our subsidiaries) on all of our tangible and intangible personal property and substantially all of our real estate, including subsequently-acquired property, as set forth in the Security Agreement. The Term B Notes rank junior to the Revolving Line of Credit and the Term A Notes. The Term B Notes include comparable, but less restrictive, financial covenants.

Warrants

Pursuant to a Warrant Purchase Agreement dated as of December 29, 2006 the holders of the Term B Notes received detachable warrants in the aggregate amount of 1,538,235 common shares of the Company. The warrants would constitute 18.1% of our common shares that are currently outstanding (17.9% of the Company’s common shares outstanding on a fully diluted basis assuming that all outstanding options were exercised and all restricted shares were vested). The warrants are exercisable at $.01 per share, and expire 10 years from the grant date. The warrants contain anti-dilution protection, and provide that if we issue more than 300,000 shares under our 2003 Stock Option and Equity Incentive Plan during the 10 year period from the grant date, the warrant holders will receive additional warrants equal to 17.5% of the shares issued in excess of 300,000.

The agreement also provides that if the original Term B Lenders no longer have the right to designate members for election to our Board of Directors the warrant purchasers (i) shall be permitted to designate two members for election to the Board as long as the purchasers hold more than 1,000,000 warrants or warrant shares, and (ii) shall be permitted to designate one member for election to the Board as long as the purchasers hold more than 500,000 warrants or warrant shares.

For a more detailed description of the Credit Agreement, including restrictions it imposes on our business activities, see Note 5, Revolving Line of Credit and Term Notes, in the Notes to the Consolidated Financial Statements herein.

Seller Financing. From time to time, we purchase land with seller financing. As of December 31, 2007, we held land for development that was partially financed with seller-provided term debt that had an outstanding balance of approximately $7.7 million at interest rates ranging from 5.0% to 8.25%.

Capital and Operating Leases. We believe the best use of our Credit Agreement is to finance real estate inventories and other investments in our homebuilding operations. Other assets that support our homebuilding operations are also financed through operating lease obligations. These assets include office facilities, model homes, construction trailers, vehicles and equipment. We analyze each lease and determine whether the lease is a capital lease, in which case the asset and related obligation is included on our Consolidated Balance Sheet, or an operating lease, in which case the asset and obligation is not included on our Consolidated Balance Sheet. We do not retain a residual financial interest in leased assets. Our capital lease obligations were $65,000 as of December 31, 2007. We believe our operating leases are properly classified as off-balance sheet transactions. Our minimum rental commitment under such non-cancelable operating leases was $6.0 million as of December 31, 2007. For further information on our leases, see Note 7, Operating Lease Commitments, and Note 9, Related Party Transactions, in the Notes to the Consolidated Financial Statements included herein.

Land Purchase Commitments. As of December 31, 2007, we did not have any non-cancelable contractual obligations to purchase residential lots or unimproved land. However, we did have $1.5 million of cancelable obligations to purchase lots or unimproved land pursuant to option agreements or contingent contracts.

Off-balance Sheet Arrangements

The following is a summary of our commercial commitments under off-balance sheet arrangements as of December 31, 2007 (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	After 5 years
Commercial commitments:
Performance bonds	$27,550	$26,483	$733	$334	$—
Letters of credit	5,784	1,246	4,527	11	—
Cancelable land contracts	1,540	387	802	351	—

Total commercial commitments	$34,874	$28,116	$6,062	$696	$—

Performance Bonds and Irrevocable Letters of Credit. We are often required to obtain performance bonds and irrevocable letters of credit related to our obligations to various municipalities and other individuals with respect to the performance and completion of certain land development activities and as collateral for contingent land purchase commitments. As of December 31, 2007, we had $27.6 million and $5.8 million of outstanding performance bonds and irrevocable letters of credit, respectively. The expiration dates of irrevocable letters of credit coincide with the expected completion dates of the related projects. If the obligations related to a project are ongoing, annual extensions of the irrevocable letters of credit are typically granted. Performance bonds do not have stated expiration dates. We are released from performance bonds when the contractual performance is completed. In the event any of the performance bonds or irrevocable letters of credit are called, we would be obligated to reimburse the issuer of the performance bond or irrevocable letter of credit. However, we do not believe that any currently outstanding performance bond or irrevocable letter of credit will be called.

The availability and cost of surety instruments is subject to the level of construction activity, our financial condition and other industry factors. Although at times we have experienced difficulty in obtaining performance bonds, we believe that we have sufficient capacity from insurers and under our letter of Credit Agreement to satisfy the requirements of our 2008 development plans.

Variable Interest Entities. From time to time, we enter into joint ventures with other homebuilders to own and develop communities. These joint ventures, partnerships and limited liability companies engage in land development activities for the purpose of distributing developed lots to the partners in the joint ventures. The partners in the joint ventures acquire substantially all of the lots developed by the joint ventures and fund the development costs in proportion to their equity interests. We receive our percentage interest in the lots developed in the form of capital distributions. As of December 31, 2007, we had ownership interests in six active joint ventures with ownership interests ranging from 33% to 50%. These joint ventures generally do not incur debt, except for seller requested financing arrangements upon purchasing the land for the joint ventures. We have determined that our land development joint ventures do not qualify as variable interest entities that would require consolidation in our financial statements. See Note 3, Joint Ventures, in the Notes to the Consolidated Financial Statements included herein.

In managing our land inventories, we enter into land option and contingent purchase contracts with third parties to acquire unimproved land and developed lots, which, depending on the circumstances, could qualify as variable interest entities under FIN 46R. These contracts may be with individual land owners or entities that hold land for sale and generally require us to pay or issue one or a combination of the following: refundable deposits, non-refundable deposits and letters of credit. We have evaluated all of our land options and contingent purchase contracts and have concluded that, as of December 31, 2007 and 2006, we did not have any outstanding contracts requiring consolidation as a result of the application of FIN 46R.

Cancelable contractual obligations consist of options under which we have the right, but not the obligation, to purchase land and contingent purchase contracts under which our obligation to purchase land is subject to the satisfaction of zoning, utility, environmental, title or other contingencies. We continually evaluate our cancelable contractual obligations to purchase unimproved land and developed lots. As of December 31, 2007, we had $1.5 million of cancelable contractual obligations for which we had determined it is reasonably likely that we will complete the land or lot purchase. We had not made any good faith deposits or incurred any related due diligence costs on these cancelable contractual obligations as of December 31, 2007. Assuming that the contingencies are satisfied and that no other significant obstacles to development arise, we expect to purchase most of the residential lots and unimproved land that are subject to these cancelable contractual obligations within the next several years. We expect to fund our land acquisition and development obligations from internally generated cash and from borrowings.

As of December 31, 2007, we had no cancelable contractual obligations subject to determination of whether we were reasonably likely to complete the purchase.

We own a 49.9% interest in Alliance Title Agency, Ltd. (“Alliance”), a title insurance agency that provides closing services for our Central Ohio homes. We determined that Alliance is a variable interest entity and consolidated it with our other homebuilding operations effective January 1, 2004. As of December 31, 2007, our investment in Alliance was $50,000. Minority interest associated with Alliance is included in accrued liabilities on our Consolidated Balance Sheets.

Inflation and Other Cost Increases

We are not always able to reflect all of our cost increases in the sales price of our homes because competitive pressures and other factors sometimes require us to maintain or discount our sales prices. While we attempt to maintain material, labor and subcontractor costs from the date a sales contract with a customer is accepted until the date construction is completed, we may incur unanticipated costs which cannot be passed on to the customer. For example, delays in construction of a home can cause the mortgage commitment to expire and can require us, if mortgage interest rates have increased, to pay significant amounts to the mortgage lender to extend the original mortgage interest rate. In addition, during periods of high construction activities, we may incur additional costs to obtain subcontractors when certain trades are not readily available, which can result in lower gross profits. Periods of rapid price increases can result in lower gross profits.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“FAS 157”), which provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The adoption of FAS 157 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates. If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date. In addition, FAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently considering the potential impact of adopting FAS 159 on its consolidated financial position and results of operations.

Critical Accounting Policies

The foregoing Management’s Discussion and Analysis of Financial Condition and Results of Operation is based upon our Consolidated Financial Statements, including the related Notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to real estate inventories, warranty obligations, and construction costs for homes closed. We base these estimates on historical trends and experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

•

Impairment charges to reduce our real estate inventories to net realizable value are recorded using several factors, including, but not limited to, the recent level of sales activity, estimated average selling prices, estimated sales, absorption rates, gross margin trends, projected cash flows and planned development activities. Impairment charges are based upon a discounted cash flow analysis to reduce inventory carrying values to fair value in those instances where the cost is not expected to be recovered as a result of either the construction and delivery of a new home or through the sale of land parcel or lot. The adequacy of our impairments could be materially affected by changes in market conditions.

•

Estimates for remaining construction costs for homes closed are recorded in the period when the related home is closed. These estimates are based on detailed budgets for each home, amounts spent to date and historical experience and trends. If actual costs change, significant variances may be encountered.

•

Reserves for the estimated cost of homes under warranty are recorded in the period in which the related home is closed and are based on historical experience and trends in actual warranty costs. If actual warranty experience changes, revisions to the estimated warranty liability would be required.

•

Estimates for the costs to complete land development are recorded upon completion of the related land development project. Estimates for land and land development costs are allocated to development phases based on the total number of lots expected to be developed within each community and are based on detailed budgets for the land development project and historical experience and trends. If actual costs or the total number of lots developed changes, significant variances may be encountered.

•

Estimates for capitalized overhead and interest costs are recorded in real estate inventories for interim financial reporting purposes and then adjusted to actual results at year-end. Annualized capitalization rates for indirect overhead and interest are determined by estimating the total current year projected development costs, indirect construction costs, interest, closings and ending inventory. If actual costs, closings or inventory levels change, significant variances to the estimated quarterly capitalization rates results may be encountered. To minimize this risk, management closely monitors the estimated to actual results on a quarterly basis.

•

Self-insurance accruals are made for certain claims associated with workers’ compensation and medical benefits. These accruals include estimates that are based on assumptions about historical loss development factors and actual benefit costs. Differences in estimates and assumptions could result in an accrual materially different from the calculated amounts.

•

We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and tax credit carry forwards. We record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. We use an estimate of the annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at year-end. If circumstances change, our estimated annual effective tax rate could change, creating variances in quarterly results.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a number of market risks in the ordinary course of business. Our primary market risk exposure relates to fluctuations in interest rates on borrowings under our Credit Agreement. Under the Credit Agreement, interest on our Revolving Line of Credit and Term A Notes is variable and calculated, at our option, based on either LIBOR plus 4.25% or the prime rate plus 3.25%. As of December 31, 2007, our Revolving Line of Credit and Term A Notes bear interest at a rate of 11.125%, which was determined using the LIBOR option and includes a 2.0% default interest rate premium as a result of our non-compliance with certain financial covenants under the Credit Agreement at June 30, 2007, September 30, 2007 and December 31, 2007. The following table presents principal cash flows and related weighted average interest rates by expected maturity dates for our borrowings outstanding as of December 31, 2007:

	Expected maturity date
	2008	2009	2010	Total
	(dollars in thousands)
Liabilities
Variable rate	$20,000	$40,000	$57,138	$117,138
Average interest rate*	11.125%	11.125%	11.125%	11.125%
Fixed rate	—	—	$98,029	$98,029
Average interest rate*	—	—	17.00%	17.00%

*	Does not include impact of amortization of debt discount and debt issuance costs or the impact of the recognition of deferred gains from the termination of interest rate swap contracts, but does include the 2.0% default interest rate premium.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following financial information is included on the pages indicated:

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, our principal executive officer and principal financial officer and effected by our Board of Directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we undertook an assessment of our internal control over financial reporting as of December 31, 2007, based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of those controls.

Based upon this assessment, our management has concluded that, as of December 31, 2007, our internal control over financial reporting was effective based on those criteria, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. We reviewed the results of management’s assessment with the Audit Committee of our Board of Directors.

This annual report on Form 10-K does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Dominion Homes, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Dominion Homes, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and was not in compliance with certain financial covenants as defined in the Company’s credit agreement, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PricewaterhouseCoopers LLP

Columbus, Ohio

March 7, 2008

Dominion Homes, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year ended December 31,
	2007	2006	2005
Revenues	$147,991	$256,760	$415,700
Cost of real estate sold	170,639	238,734	336,007

Gross profit (loss)	(22,648)	18,026	79,693
Selling, general and administrative	36,371	50,082	64,475

Income (loss) from operations	(59,019)	(32,056)	15,218
Interest expense	23,332	11,248	7,745

Income (loss) before income taxes	(82,351)	(43,304)	7,473
Provision (benefit) for income taxes	(192)	(9,295)	2,147

Net income (loss)	$(82,159)	$(34,009)	$5,326

Earnings (loss) per share
Basic	$(10.03)	$(4.19)	$0.66

Diluted	$(10.03)	$(4.19)	$0.65

Weighted average shares outstanding
Basic	8,188,957	8,120,205	8,065,586

Diluted	8,188,957	8,120,205	8,201,694

The accompanying notes are an integral part of the Consolidated Financial Statements.

Dominion Homes, Inc.

Consolidated Balance Sheets

(In thousands, except share information)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$2,067	$3,032
Restricted cash	5,877	6,762
Accounts receivable
Due from financial institutions for residential closings	54	639
Other	1,248	1,690
Real estate inventories
Land and land development costs	226,719	281,316
Homes under construction	51,722	67,585
Land held for sale	24,170	20,321
Other	451	1,864

Total real estate inventories	303,062	371,086

Prepaid expenses and other	5,628	16,484
Property and equipment, at cost	12,144	13,371
Less accumulated depreciation	(9,385)	(8,848)

Total property and equipment	2,759	4,523

Total assets	$320,695	$404,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,099	$7,945
Deposits on homes and land under contract	751	1,017
Accrued liabilities	15,260	16,465
Revolving line of credit	17,138	16,800
Term notes	186,994	184,779
Seller financed debt and capital lease liability	7,741	8,746

Total liabilities	234,983	235,752

Commitments and contingencies
Shareholders’ equity
Common shares, without stated value, 12,000,000 shares authorized, 8,838,283 shares issued and 8,505,737 shares outstanding on December 31, 2007 and 8,756,959 shares issued and 8,424,413 shares outstanding on December 31, 2006	70,446	69,970
Deferred compensation	(5)	(11)
Retained earnings	17,624	99,783
Accumulated other comprehensive income	533	1,608
Treasury stock, at cost (332,546 shares at December 31, 2007 and 2006, respectively)	(2,886)	(2,886)

Total shareholders’ equity	85,712	168,464

Total liabilities and shareholders’ equity	$320,695	$404,216

The accompanying notes are an integral part of the Consolidated Financial Statements.

Dominion Homes, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except share information)

	Number of Shares	Common Shares	Deferred Compensation		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
			Liability	Trust Shares
Balance, December 31, 2004	8,226,515	$64,875	$(1,057)	$(1,087)	$128,466	$586	$(2,886)	$188,897
Net income	—	—	—	—	5,326	—	—	5,326
Recognition of unrealized hedging gain, net of deferred taxes of ($625)	—	—	—	—	—	1,091	—	1,091

Comprehensive income								6,417
Shares awarded	1,600	35	—	—	—	—	—	35
Exercises of stock options	44,100	199	—	—	—	—	—	199
Issuance of restricted stock awards	2,500	46	(46)	—	—	—	—	—
Change in value and vesting of restricted stock awards	—	(876)	1,233	—	—	—	—	357
Forfeitures of restricted stock awards	(30,000)	(428)	—	—	—	—	—	(428)
Deferred compensation	—	—	(49)	105				56

Balance, December 31, 2005	8,244,715	63,851	81	(982)	133,792	1,677	(2,886)	195,533

Net loss	—	—	—	—	(34,009)	—	—	(34,009)
Recognition of unrealized hedging gain, net of deferred taxes	—	—	—	—	—	(69)	—	(69)

Comprehensive income								(34,078)
Shares awarded	11,698	91	—	—	—	—	—	91
Exercises of stock options	5,000	24	—	—	—	—	—	24
Share based compensation expense	163,000	42	—	—	—	—	—	42
Unearned compensation reclass as of FAS 123R adoption date	—	(868)	868	—	—	—	—	—
Issuance of warrants to purchase common shares	—	6,830	—	—	—	—	—	6,830
Deferred compensation	—	—	(205)	227	—	—	—	22

Balance, December 31, 2006	8,424,413	69,970	744	(755)	99,783	1,608	(2,886)	168,464

Net loss	—	—	—	—	(82,159)	—	—	(82,159)
Recognition of unrealized hedging gain, net of deferred taxes	—	—	—	—	—	(1,075)	—	(1,075)

Comprehensive loss	—	—	—	—	—	—	—	(83,234)
Shares awarded	37,926	140	—	—	—	—	—	140
Share based compensation expense	43,398	336	—	—	—	—	—	336
Deferred compensation	—	—	(89)	95	—	—	—	6

Balance, December 31, 2007	8,505,737	$70,446	$655	$(660)	$17,624	$533	$(2,886)	$85,712

The accompanying notes are an integral part of the Consolidated Financial Statements.

Dominion Homes, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(82,159)	$(34,009)	$5,326
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	7,153	3,979	3,245
Amortization of unearned compensation	402	42	(15)
Amortization of accumulated other comprehensive income	(1,075)	(443)	—
Payment-in-kind interest	8,029	—	—
Loss on impaired real estate inventories	32,796	14,175	6,491
Gain on sale of land	(404)	(795)	(1,923)
Loss on fixed assets	313	200	315
Issuance of common shares for compensation	140	91	35
Deferred income taxes	—	3,253	575
Changes in assets and liabilities:
Accounts receivable	1,027	2,734	(368)
Real estate inventories	35,989	35,113	(15,663)
Prepaid expenses and other	10,494	(11,784)	(846)
Accounts payable	(846)	(3,520)	2,148
Deposits on homes under contract	(266)	(466)	260
Accrued liabilities	(1,559)	(5,481)	(5,603)

Net cash provided by (used in) operating activities	10,034	3,089	(6,023)

Cash flows from investing activities:
Purchase of property and equipment	(653)	(1,265)	(3,050)
Proceeds from sale of property and equipment	77	958	840
Proceeds from sale of investment in Centennial Home Mortgage, LLC	—	1,838	—
Investment in Centennial Home Mortgage, LLC	—	(75)	—
Change in restricted cash	885	(6,762)	—

Net cash provided by (used in) investing activities	309	(5,306)	(2,210)

Cash flows from financing activities:
Payments on revolving line of credit	(11,100)	(312,737)	(112,636)
Proceeds from revolving line of credit	11,438	124,297	123,498
Proceeds from term notes	—	200,000	—
Payments on term notes	(10,000)	—	—
Payments of debt issuance costs	(558)	(11,105)	(165)
Payments on seller financed debt	(812)	(812)	(4,838)
Payments on capital lease obligations	(276)	(23)	(981)
Proceeds from termination of interest rate swaps	—	2,051	—
Proceeds from exercise of stock options	—	24	199

Net cash provided by (used in) financing activities	(11,308)	1,695	5,077

Net change in cash and cash equivalents	(965)	(522)	(3,156)
Cash and cash equivalents, beginning of year	3,032	3,554	6,710

Cash and cash equivalents, end of year	$2,067	$3,032	$3,554

Supplemental disclosures of cash flow information:
Interest paid (net of amounts capitalized)	$16,592	$17,708	$7,228

Income taxes paid	$103	$408	$4,000

Supplemental disclosures of non-cash activities:
Term note interest paid in kind	$8,029	$—	$—

Land acquired with seller financing	$—	$—	$9,300

Consolidated real estate inventory not owned	$—	$—	$2,100

Capital lease obligations	$83	$281	$—

The accompanying notes are an integral part of the Consolidated Financial Statements.

Dominion Homes, Inc.

Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

Organization: Dominion Homes, Inc. (“the Company”) is engaged primarily in the construction and sale of single-family homes in Central Ohio and Louisville and Lexington, Kentucky. The Company designs, sells and builds single-family homes on finished lots. The Company also purchases undeveloped land to develop into finished lots as needed for home construction. The Company provides title insurance services through affiliated title insurance agencies and mortgage financing services through a joint venture arrangement.

Basis of Presentation: The accompanying consolidated financial statements have been prepared on the basis of the Company continuing as a going concern and include the accounts of the Company, its consolidated subsidiaries, Alliance Title Agency, LTD, a variable interest entity in which the Company is deemed to be the primary beneficiary and joint venture investments accounted for using the equity method (see Note 3 Joint Ventures). Inter-company transactions are eliminated.

The Company has incurred net losses during each quarter in 2006 and 2007 as a result of changes in national and local economic, business and other conditions affecting the homebuilding industry. As a result, the Company is not in compliance with certain financial covenants included in the Third Amended and Restated Credit Agreement, as amended (the “Credit Agreement”)(see Note 5 Revolving Line of Credit and Term Notes). In addition, current projections do not indicate that the Company will be in compliance with covenants during the remainder of the Credit Agreement and the Company currently does not have adequate availability on the credit agreement to meet operating cash needs during 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As described in Note 13 Agreement and Plan of Merger the Company entered into an agreement on January 18, 2008 under which affiliates of its two primary lenders, who also hold warrants to purchase common shares, and BRC, the Company’s largest shareholder have offered to acquire all of the outstanding common shares of the Company other than those held by the acquiring shareholders in a going private transaction. The Board of Directors of the Company approved the Merger Agreement following the unanimous recommendation of a Special Committee comprised entirely of independent directors.

In connection with the execution and delivery of the Merger Agreement, on January 18, 2008 and February 21, 2008, the Company and all of the participating lenders under the Credit Agreement entered into amendments pursuant to which the Company’s lenders agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement to facilitate the consummation of the Merger.

There can be no assurance that the Merger will be completed prior to June 30, 2008, or that if it is not completed, that the lenders will agree to any further modifications of the existing Credit Agreement. If the Company is unable to negotiate waivers or amendments to these covenants from the lenders, they could, among other remedies, continue to impose the default interest rate, terminate our ability to make any new borrowings, accelerate the payment of all existing borrowings under the Credit Agreement and foreclose on their liens on substantially all of our assets. If the lenders exercise their other remedies resulting from the event of default, there is no assurance that the Company would be able to obtain financing to pay amounts owed under the Credit Agreement and it is likely that the Company would have to consider seeking protection from our creditors under the federal bankruptcy laws. There can be no assurance that then lenders will agree to any modifications of the existing Credit Agreement.

As a result, of the above conditions, the recurring losses from operations and the noncompliance with certain financial covenants, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s uncertainty as a going concern.

Segment Information: The Company’s homebuilding operations conducted in Ohio and Kentucky have been determined to have similar economic characteristics including similar historical and expected future operating performance, similar product offerings, pricing and margins, which otherwise meet the criteria for aggregation in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Relation Information.” The Company’s title operations directly support its homebuilding operations and services to outside parties are rare. Therefore, the homebuilding operations and title operations have been aggregated into one reportable segment—the homebuilding segment.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2006, the Company’s cash equivalents were comprised of money market funds. There were no cash equivalents at December 31, 2007.

Restricted Cash: Under the terms of its Third Amended and Restated Credit Agreement dated December 29, 2006, the Company was required to place funds on deposit in an amount equal to its outstanding letters of credit. The funds must remain on deposit until the related letter of credit expires or is cancelled and returned to the issuing bank. As of December 31, 2007 and 2006, the Company maintained $5,796,000 and $6,762,000 of restricted cash related to its letters of credit. As of December 31, 2007, the Company also placed $81,000 on deposit in lieu of performance bonds or letters of credit with municipalities. The funds must remain on deposit until the requirements of the municipality have been satisfied. We had no such deposits at December 31, 2006.

Real Estate Inventories: Real estate inventories are recorded at cost. Land and land development costs include capitalized acquisition related costs, land construction costs, capitalized interest, and real estate taxes. Certain land and land development costs are allocated to development phases based on the number of lots expected to be developed within each subdivision. As each development phase is completed, those land and land development costs are then allocated to individual lots. Homes under construction include land and land development costs, construction costs, capitalized interest and indirect costs related to development and construction activities. Indirect costs that do not relate to development and construction activities, including general and administrative expenses, are charged to expense as incurred.

Land held for sale includes unimproved land, lots under development and developed lots that no longer fit into the Company’s development plans, and that the Company is currently marketing for sale or is under contract to sell. Land held for sale is valued at the lower of cost or fair value less estimated costs to sell.

The Company evaluates the recoverability of its real estate inventories in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, using several factors including, but not limited to, the recent level of sales activity, estimated average selling prices, estimated sales, absorption rates, gross margin trends, projected cash flows and planned development activities on a community level basis. The Company records real estate inventory impairment charges based upon a discounted cash flow analysis to reduce inventory carrying values to fair value in those instances where the cost is not expected to be recovered as a result of either the construction and delivery of a new home or through the sale of land parcel or lot.

The Company recognized impairment charges, included in cost of real estate sold, of $32,796,000, $14,175,000 and $6,491,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The impairment charges consist of write-downs of inventory carrying value to fair values, adjustments to the carrying value of certain parcels of land held for sale to fair value and reserves and write-offs of acquisition costs and deposits for land the Company decided not to purchase.

Capitalized Interest: The Company capitalizes interest costs during the land development and home construction periods. Capitalized interest is included in land and land development costs and homes under construction in the Consolidated Balance Sheets. Capitalized interest related to the costs of land development and home construction is included in cost of real estate sold in the period for which the home is closed.

A summary of interest expense and a reconciliation of changes in capitalized interest for the years ended December 31 is as follows:

	2007	2006	2005
Interest incurred	$31,525,000	$17,644,000	$12,477,000
Interest capitalized	(8,193,000)	(6,396,000)	(4,732,000)

Interest expense	$23,332,000	$11,248,000	$7,745,000

Capitalized interest, beginning of year	$7,739,000	$5,007,000	$4,598,000
Interest capitalized	8,193,000	6,396,000	4,732,000
Capitalized interest charged to cost of real estate sold	(4,998,000)	(3,664,000)	(4,323,000)

Capitalized interest, end of year	$10,934,000	$7,739,000	$5,007,000

Debt Issuance Costs: Fees and costs incurred in connection with the Company’s revolving line of credit are capitalized as other assets and are included in prepaid expenses and other in the Consolidated Balance Sheets. Fees and costs associated with the Company’s Term A and Term B notes are recorded as a debt discount. These debt issuance costs are amortized to interest expense over the terms of the respective agreements. As of December 31, 2007 and 2006, debt issuance costs were $998,000 and $1,330,000, respectively. The Company recorded amortization expense of $332,000, $1,598,000 and $446,000 related to debt issuance costs for the years ended December 31, 2007, 2006, and 2005, respectively. Amortization expense in 2006 includes $368,000 of debt issuance costs written off upon the Company entering into the Third Amended and Restated Credit Agreement dated December 29, 2006. The charge represents the portion of debt issuance costs associated with the extinguished portion of the previous credit agreement outstanding as of December 29, 2006 that were not considered to relate to the new borrowing arrangement going forward.

Derivative Instruments and Hedging Activities: The Company follows the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended, for accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized in the balance sheet and measured at fair value. Depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment, gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and then recognized in earnings when the hedged item matures or is deemed effective.

The Company’s policy is to formally document, at the inception of the derivative instrument, the relationship between the derivative instrument and the specific assets, liabilities, or future commitment being hedged, as well as its risk management objectives and strategies for undertaking the hedging transaction. The Company does not enter into derivatives for trading or speculative purposes.

During the three years ended December 31, 2007, the Company’s only hedging activity has been the execution of cash flow hedges through the use of various interest rate swap agreements, effectively converting the variable interest rates to fixed interest rates on a portion of its outstanding debt. In late October 2006, the

Company liquidated its interest rate swap agreements for cash proceeds of $2,051,000. The liquidation resulted in an unrealized gain which is included in accumulated other comprehensive income. The unrealized gain is being amortized to earnings as a reduction of interest expense over the original contract term of the interest rate swap agreements, which were set to expire at various dates through June 2009. As of December 31, 2007 and 2006, the only component in accumulated other comprehensive income is $533,000 and $1,608,000, respectively, of unrealized gain related to the terminated interest rate swap agreements.

Income Taxes: The Company accounts for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of the Company’s assets and liabilities. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or a portion of the deferred tax assets will not be realized. The Company provides a valuation allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized.

Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization of property and equipment are recognized on the straight-line method at rates adequate to amortize costs over the estimated useful lives of the applicable assets. The estimated useful lives of assets range from three to forty years. Depreciation and amortization expense was $2,110,000, $2,427,000 and $2,875,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Property and equipment included assets subject to capital leases with a cost of $83,000 and related accumulated amortization of $15,000 as of December 31, 2007. Property and equipment included assets subject to capital leases with a cost of $281,000 and related accumulated amortization of $23,000 as of December 31, 2006. Property and equipment under capital lease primarily includes computer equipment and furniture and fixtures.

Maintenance, repairs and minor renewals are charged to expense as incurred while major renewals and betterments are capitalized and amortized over the estimated useful lives of the applicable assets. The cost and accumulated depreciation for assets sold or retired is removed, and any resulting gain or loss is reflected in operations.

The Company assesses the impairment of property and equipment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable from its future undiscounted cash flows. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value. The Company did not record any impairment losses for the years ended December 31, 2007, 2006 or 2005.

Warranty Costs: The Company provides a two-year warranty covering the roof, windows, doors and all mechanical elements of its homes, including the heating, plumbing and electrical systems. The Company also offers a 30-year warranty covering all major structural components in its Celebration and Celebration Classic Series, Independence Collection, Founders Collection, Patriot Series and Tradition Series homes and a 10-year structural warranty on its Metropolitan Series homes. The Company initially provides an estimated amount of warranty cost for each home at the date of closing based on historical warranty experience. The Company periodically evaluates the adequacy of the reserve based on its experience. Factors that affect the Company’s warranty liability include the number of homes closed, historical warranty claims and cost per claim.

A reconciliation of the changes in the warranty liability for the years ended December 31 is as follows:

	2007	2006	2005
Balance at the beginning of the period	$1,827,000	$2,010,000	$3,175,000
Warranty expense	583,000	1,236,000	789,000
Settlements made (in cash or in kind) during the period	(1,119,000)	(1,419,000)	(1,954,000)

Balance at the end of the period	$1,291,000	$1,827,000	$2,010,000

Fair Value of Financial Instruments: The carrying amount of cash and cash equivalents, accounts receivable and accounts payable are reasonable estimates of fair value due to the short period of time to maturity or settlement. The fair value of the Company’s variable rate debt approximates the carrying value due to the interest terms adjusting with movements in LIBOR, including a 2% default interest cost at December 31, 2007. The portion of the Company’s debt at a fixed rate was priced on December 29, 2006, and the carrying value approximated fair value as of December 31, 2006. The carrying value of our fixed rate debt still approximates fair value at December 31, 2007 after consideration of the 2% default interest increase during 2007.

Revenue Recognition: The Company recognizes revenues from the sale of homes, including fees earned for title services, at the time it conveys title to the home buyer. Accounts receivable due from financial institutions for residential closings represent payments to be received on completed closings.

Advertising Costs: The Company expenses advertising costs when incurred. Advertising expense was $3,603,000, $4,256,000 and $6,259,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Earnings (Loss) per Share: Basic earnings (loss) per share has been computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share has been computed similar to basic earnings (loss) per share except that it reflects the potential dilution that could occur if common share equivalents were exercised or converted into common shares. Common share equivalents include stock options when the average market share price for the period exceeds the exercise price of the stock option, restricted shares when the performance contingencies, if any, are achieved and warrants when the average market share price for the period exceeds the exercise price of the warrant.

A reconciliation of the weighted average common shares used in basic and diluted earnings (loss) per share computations is as follows:

	2007	2006	2005
Weighted average shares—basic	8,188,957	8,120,205	8,065,586
Common share equivalents	—	—	136,108

Weighted average shares—diluted	8,188,957	8,120,205	8,201,694

The Company reported net losses for 2006 and 2007. In accordance with SFAS No. 128, Earnings per Share, potentially dilutive common share equivalents, including stock options, restricted shares and warrants to purchase common shares were excluded from the per share computations due to their antidilutive effect on such losses.

As of December 31, 2005, there were 183,000 stock options which were antidilutive and excluded from the computations of diluted earnings per share, as their exercise prices were higher than the Company’s average share price during the reporting period.

As of December 31, 2005, there were 60,000 restricted shares excluded from the computations of diluted earnings per share because the performance contingencies related to those shares had not been achieved.

Share-Based Compensation: Prior to January 1, 2006, the Company accounted for its stock option and restricted share awards under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As a result, no compensation cost was previously recognized for stock option awards granted to employees because all stock option awards granted have exercise prices equal to the market value of the underlying common shares of the Company on the grant date. Compensation cost related to restricted share awards was determined at the date of grant and adjusted for changes in the fair value of the restricted shares until the performance criteria, if applicable, was met. The fair value of the restricted share awards was recorded as unearned compensation expense, a reduction of shareholders’ equity, and amortized on a straight-line basis over the vesting period.

As of January 1, 2006, the Company adopted FAS No. 123R, Share-Based Payment (“FAS 123R”), which revises FAS No. 123, Accounting for Stock-Based Compensation. FAS 123R applies to all new awards granted, all awards modified, repurchased, or cancelled after the required effective date, and to the unvested portion of previously granted awards outstanding as of the required effective date. FAS 123R requires all share-based payments, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company elected to apply the modified prospective approach for existing share-based payment awards outstanding at the date of adoption. The method requires the Company to value stock options and non-vested share awards granted prior to the adoption of FAS 123R under the fair value method and recognized expense for the unvested portion of awards over the remaining vesting period.

The following table illustrates the pro-forma effects on net income and earnings per share as if the Company had accounted for share-based compensation expense using the fair value method, as required by FAS 123R, for the year ended December 31, 2005:

Net income, as reported	$5,326,000
Add: stock based compensation expense (benefit) included in reported net income, net of related tax effects	(50,000)
Deduct: stock based compensation expense (benefit) determined using the fair value method, net of related tax effects	932,000

Pro forma net income	$4,344,000

Earnings per share:
Basic as reported	$0.66
Basic pro forma	$0.54
Diluted as reported	$0.65
Diluted pro forma	$0.53

The Company generally grants share-based compensation awards using authorized but previously unissued common shares.

The Company uses the Black-Scholes model to determine the fair value of its new stock option award grants. Non-vested share awards granted to employees are valued based on the market price of the Company’s common shares on the date of grant. The Company estimates forfeitures in calculating the compensation expense related to all share-based payment awards. Compensation cost arising from stock option and non-vested share awards granted to employees is recognized as expense using the straight-line method over the vesting period. In addition, FAS 123R requires the Company to report the benefits of tax deductions in excess of recognized compensation cost as both a financing cash inflow and an operating cash outflow. There were no such benefits recorded during 2007.

As indicated, the fair value of new stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s shares. The Company uses historical data to estimate stock option exercise dates and the period of time that stock options are expected to be outstanding. The risk-free rates for periods within the contractual life of the stock option are based on the U.S. treasury yield curve at the time of stock option grant.

	2007	2006	2005
Expected volatility	54%	59%	168%
Expected dividends	0%	0%	0%
Expected term (in years)	8	8	8
Risk-free rate	4.55%	5.02%	4.20%

Recently Issued Accounting Pronouncements: In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“FAS 157”), which provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The adoption of FAS 157 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates. If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date. In addition, FAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently considering the potential impact of adopting FAS 159 on its consolidated financial position and results of operations.

2. Land Purchase Commitments:

Cancelable contractual obligations consist of options under which the Company has the right, but not the obligation, to purchase land or developed lots and contingent purchase contracts under which the Company’s obligation to purchase land is subject to the satisfaction of zoning, utility, environmental, title or other contingencies. As of December 31, 2007, the Company had $1,540,000 of cancelable contractual obligations for which the Company determined that it was reasonably likely that it will complete the land purchase of approximately 205 lots. The Company had not made any good faith deposits, or incurred any related pre-acquisition or due diligence costs related to these cancelable contractual obligations as of December 31, 2007.

Cancelable contractual obligations for which the Company has determined that it is reasonably likely that it will complete the land purchase are expected to be completed in the following years:

Year	Cancelable Contracts
2008	$387,000
2009	400,000
2010	402,000
2011	351,000
2012 and thereafter	—

Total	$1,540,000

As of December 31, 2007, the Company had no cancelable contractual obligations subject to determination of whether it was reasonably likely to complete the purchase.

3. Joint Ventures:

Land Development Joint Ventures

The Company has equity interests, ranging from 33% to 50%, in joint venture partnerships and limited liability companies that are engaged in land development activities. The participants in the joint venture fund the development costs and acquire substantially all of the developed lots of the joint venture in proportion to their equity interests. The Company evaluates the recoverability of its investment in joint ventures using the same criteria as for other real estate inventories. The evaluation at December 31, 2007 did not indicate any impairment in these real estate investments.

The Company accounts for these investments in land development joint ventures using the equity method. The Company’s investment in land development joint ventures, which is included in land and land development costs, was $9,224,000 and $9,054,000 as of December 31, 2007 and 2006, respectively.

Summary financial information representing 100% of land development joint venture assets, liabilities and equity as of December 31 are set forth below:

	2007	2006
Land and land under development	$18,024,000	$18,550,000
Other assets	1,468,000	1,011,000

Total assets	$19,492,000	$19,561,000

Liabilities	$913,000	$874,000
Partners’ equity	18,579,000	18,687,000

Total liabilities and partners’ equity	$19,492,000	$19,561,000

The revenues, expenses and net income or loss from land development joint ventures are recorded in cost of real estate sold and were not material to the Company’s results of operations in 2007, 2006 or 2005.

Centennial Home Mortgage, LLC

On March 31, 2006, the Company, the Company’s mortgage financing services subsidiary (Dominion Homes Financial Services, Ltd. or “DHFS”), Wells Fargo Bank, N.A. and its wholly owned subsidiary Wells Fargo Ventures, LLC (collectively, “Wells Fargo”) formed a new joint venture, Centennial Home Mortgage, LLC (“Centennial”). DHFS contributed $75,000 in cash and various assets to establish Centennial. Then, pursuant to the Assignment of Interest Agreement between the parties, Wells Fargo paid DHFS $1,838,000 for a 50.1% interest in the joint venture and DHFS retained ownership of the remaining 49.9% of Centennial. The sale of the investment in Centennial generated a deferred gain of $1,800,000 that is included in accrued liabilities in the Consolidated Balance Sheet. The deferred gain will only be recognized in earnings in the event the Company discontinues its relationship with Centennial or otherwise satisfies applicable accounting requirements for the recognition of the gain. Centennial operates as a full-service mortgage bank to the Company’s customers and the general public and is an operating subsidiary of Wells Fargo Bank, N.A.

The Company accounts for its investment in Centennial using the equity method. As a result, the Company records its proportionate share of Centennial’s net income in its Statement of Operations as a reduction to cost of real estate sold. The Company’s investment in Centennial is included in prepaid expenses and other in the Consolidated Balance Sheet. A summary of the changes in the Company’s investment in Centennial for the year ended December 31 is as follows:

	2007	2006
Investment in Centennial, beginning of period	$188,000	$—
Capital contributions	—	37,000
Equity method earnings	916,000	347,000
Distributions received	(907,000)	(196,000)

Investment in Centennial, end of period	$197,000	$188,000

The Company’s share of Centennial’s undistributed earnings was $160,000 and $151,000 as of December 31, 2007 and 2006, respectively.

4. Prepaid Expenses and Other:

Prepaid expenses and other consisted of the following as of December 31:

	2007	2006
Debt issuance costs	$998,000	$1,330,000
Income taxes receivable	393,000	11,081,000
Cash value of Company owned life insurance	3,299,000	3,027,000
Prepaid insurance	193,000	246,000
Investment in Centennial	197,000	188,000
Other	548,000	612,000

Total prepaid expenses and other	$5,628,000	$16,484,000

5. Revolving Line of Credit and Term Notes:

On December 29, 2006, the Company and all of the participating lenders, the Huntington National Bank as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent entered into the Third Amended and Restated Credit Agreement (the “Credit Agreement”) for the amendment of the Company’s existing credit facility. Subsequently, on January 26, 2007, March 2, 2007, September 11, 2007, September 27, 2007, October 29, 2007, January 14, 2008, January 18, 2008 and February 21, 2008, the Company and its lenders agreed to amend certain provisions and covenants of the Credit Agreement. The amended Credit Agreement terminates on December 29, 2010 and includes: (i) a $35 million senior secured revolving line of credit (the “Revolving Line of Credit”); (ii) a $110 million senior secured Term A loan facility (“Term A Notes”); and (iii) a $90 million senior secured second lien Term B loan facility (“Term B Notes”) with detachable warrants exercisable for 1,538,235 common shares of the Company at $0.01 per share (the “Warrants”).

As a result of lower than expected sales, reduced profit margins and real estate inventory impairment charges recorded during 2007, we were not in compliance with (i) the minimum consolidated EBITDA, minimum consolidated gross profit and minimum consolidated net worth financial covenants as defined in the Credit Agreement as of June 30, 2007, September 30, 2007 and December 31, 2007, (ii) minimum free cash flow covenants as defined in the Credit Agreement as of September 30, 2007 and December 31, 2007, and (iii) the maximum leverage ratio covenants as defined in the Credit Agreement as of December 31, 2007. Additionally, it is likely that the Company will not satisfy those covenants, as well as other covenants under the Credit Agreement in future quarters. The failure to meet these covenants permits the lenders to exercise their remedies under our Credit Agreement. The lenders have not elected to exercise their available remedies under the Credit

Agreement other than the imposition of the default interest rate commencing June 30, 2007. On January 18, 2008 and February 21, 2008 the Credit Agreement was amended and the lenders agreed to forbear exercising their remedies under the agreement until the earlier of June 30, 2008 or the termination of the Merger Agreement ( see Note 13 Agreement and plan of Merger) in order to facilitate the consummation of the Merger. There can be no assurance that the Merger will be completed prior to June 30, 2008, or that if it is not completed, that the lenders will agree to any further modifications of the existing Credit Agreement. If the Company is unable to negotiate waivers or amendments to these covenants from the lenders, they could, among other remedies, continue to impose the default interest rate, terminate our ability to make any new borrowings, accelerate the payment of all existing borrowings under the Credit Agreement and foreclose on their liens on substantially all of our assets.

Borrowings outstanding under the Credit Agreement consisted of the following as of December 31:

	2007	2006
Revolving Line of Credit	$17,138,000	$16,800,000
Term A Notes	100,000,000	110,000,000
Debt discount on Term A Notes	(2,935,000)	(4,615,000)
Term B Notes	98,029,000	90,000,000
Debt discount on Term B Notes	(2,883,000)	(3,776,000)
Warrant discount on Term B Notes	(5,217,000)	(6,830,000)

Term Notes	186,994,000	184,779,000
Total Credit Agreement borrowings	$204,132,000	$201,579,000

As of December 31, 2007, the Company had no remaining availability under the Credit Agreement, as amended, after adjustment for borrowing base limitations. Since June 30, 2007, at which date the Company was no longer in compliance with certain financial covenants, the Company has been subject to additional default interest at a rate of 2% per annum.

Revolving Line of Credit and Term A Notes

Under the Credit Agreement, the Revolving Line of Credit has a $10 million sub-limit for letters of credit, which are fully cash collateralized by drawings under the Revolving Line of Credit. Interest on the Revolving Line of Credit and the Term A Notes is calculated based on either LIBOR plus 4.25% or the prime rate plus 3.25%, at the Company’s option. The Term A Notes are subject to quarterly repayment requirements that began in the third quarter of 2007. The Revolving Line of Credit and the Term A Notes are cross-defaulted with each other and with the Term B Notes. The Company may redeem the Term A Notes at its option, subject to prepayment premiums as set forth in the Credit Agreement. The Company is subject to an unused line fee on the Revolving Line of Credit equal to 0.50% of the unused line. Pursuant to the terms of the Credit Agreement, 75% percent of the net proceeds from certain land sales in excess of $2 million per year must be used to redeem the Term A Notes. In the event of a change in control of the Company, the Company is required to redeem the Term A Notes at 102% of face value, including any accrued but unpaid interest.

The Revolving Line of Credit and the Term A Notes are secured by liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate, including subsequently-acquired property, as set forth in the Amended and Restated Security Agreement dated as of December 29, 2006 among the Company, the subsidiary grantors named therein, Silver Point Finance, LLC, as Senior Administrative Agent, and The Huntington National Bank, as Administrative Agent (the “Security Agreement.”) . The Term A Notes and the Revolving Line of Credit have the same level of seniority, and rank senior to the Term B Notes.

The Revolving Line of Credit and Term A Notes contain the following additional provisions:

•	with certain exceptions, the Company may not dispose of assets outside the ordinary course of business;

•	with certain exceptions, the Company may not become liable for contingent liabilities;

•	with certain exceptions, the Company may not incur additional indebtedness or grant additional liens;

•	the Company’s annual operating lease rentals may not exceed $5 million;

•	with certain exceptions, the Company may not acquire any of its own shares;

•	the Company may not declare or pay any cash dividends;

•	except under certain circumstances, the Company may not change its chief executive officer or chief operating officer;

•

the Company is restricted from making certain investments, loans or advances, including more than an aggregate of $100,000 in joint ventures and other investments, $250,000 in mortgage companies, $2 million to purchasers of land owned by the Company and $2.5 million in its insurance subsidiaries;

•	the Company is subject to a minimum consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant, calculated quarterly on a trailing 12-month basis;

•	the Company is subject to a minimum free cash flow covenant calculated quarterly on a trailing 12-month basis;

•	the Company is subject to a maximum leverage ratio covenant;

•	the Company is subject to a minimum gross profit covenant calculated quarterly on a trailing 12-month basis;

•	the Company may not exceed the specified maximum amounts of land purchases calculated quarterly on a trailing 12-month basis; and

•	the Company must maintain a specified minimum net worth.

The Company incurred $4,615,000 of fees and costs in connection with the establishment of the Term A Notes. These costs were recognized as debt discount and are being amortized to interest expense using the effective interest method. As of December 31, 2007, $2,935,000 of the fees and costs remain unamortized.

Principal payments on the Term A Notes in years subsequent to December 31, 2007 are as follows:

Year	Payment
2008	$20,000,000
2009	40,000,000
2010	40,000,000

Total	$100,000,000

Term B Notes

Under the Credit Agreement, the Term B Notes accrue interest at a rate of 15% per year, with interest accrued and added to the outstanding principal balance. Quarterly, the Company has the option to pay the interest in cash rather than have it added to the principal balance if a revolving loan availability test and other compliance matters are satisfied. The Company paid $6,825,000 of interest in cash in the first and second quarters of 2007 and added $8,029,000 of interest to the principal balance in the third and fourth quarters of 2007. The Company may redeem the Term B Notes subject to prepayment premiums set forth in the Credit Agreement, beginning

June 29, 2008, or at a make-whole amount provided in the Credit Agreement prior thereto. The Term B Notes may not be redeemed prior to full redemption of the Term A Notes. In the event of a change in control of the Company, the Company is required to redeem the Term B Notes at the applicable prepayment premium or the make-whole premium provided in the Credit Agreement, whichever is applicable. Holders of the Term B Notes are entitled to designate two members, reasonably acceptable to the Company, for election to the Company’s Board of Directors, so long as the original holders of the Term B Notes continue to hold at least 51% of the outstanding principal amount of the Term B Notes. Pursuant to the terms of a Voting Agreement dated December 29, 2006, between the holders of the Term B Notes, Purchasers of the Warrants, and BRC Properties, Inc. (“BRC”), BRC will vote all of the shares of the Company that it beneficially owns in favor of the designated Board members.

The Term B Notes are secured by second liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate, including subsequently-acquired property, as set forth in the Security Agreement. The Term B Notes rank junior to the Revolving Line of Credit and the Term A Notes. The Term B Notes include comparable, but less restrictive, financial covenants.

The Company incurred $3,776,000 of fees and costs in connection with the establishment of the Term B Notes. These costs were recognized as debt discount and are being amortized to interest expense using the effective interest method. As of December 31, 2007, $2,883,000 of the fees and costs remain unamortized.

Warrants

Pursuant to a Warrant Purchase Agreement dated as of December 29, 2006, the holders of the Term B Notes received detachable warrants in the aggregate amount of 1,538,235 common shares of the Company. The warrants would constitute 18.1% of the Company’s common shares outstanding as of December 31, 2007 (17.9% of the Company’s common shares outstanding on a fully diluted basis assuming that all outstanding options were exercised and all restricted shares were vested). The warrants are exercisable at $.01 per share, and expire 10 years from the grant date. The warrants contain anti-dilution protection, and provide that if the Company issues more than 300,000 shares under its 2003 Stock Option and Equity Incentive Plan during the 10 years after the grant date, the warrant holders will receive additional warrants equal to 17.5% of the shares issued in excess of 300,000.

The agreement also provides that if the original Term B Lenders no longer have the right to designate members for election to the Company’s Board of Directors, the warrant purchasers (i) shall be permitted to designate two members for election to the Board as long as the purchasers hold more than 1,000,000 warrants or warrant shares, and (ii) shall be permitted to designate one member for election to the Board as long as the purchasers hold more than 500,000 warrants or warrant shares.

As of the date of issuance, the fair value of the warrants is reflected as permanent equity and included in common shares and as debt discount, a component of term notes, on the Consolidated Balance Sheets. The fair value of the warrants was determined using the Noreen-Wolfson valuation model based on the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s shares. The risk-free rate for the period the warrants are expected to be outstanding is based on the U.S. treasury yield curve at the time the warrants were issued.

Expected volatility	49%
Expected dividends	0%
Expected term (in years)	5
Risk-free rate	4.58%

The Noreen-Wolfson valuation model yielded a per share value of $4.44 for each warrant. The resulting fair value of $6,830,000 assigned to the warrants as permanent equity is included in common shares on the

Consolidated Balance Sheet and the corresponding amount assigned to the warrants as debt discount on the Term B Notes is being amortized to interest expense using the effective interest method. As of December 31, 2007, $5,217,000 of the debt discount remains unamortized.

Senior Unsecured Revolving Credit Facility

The Company executed various other amendments to its Credit Facility during 2006 prior to the December 29, 2006 amendment. This Senior Unsecured Revolving Credit Facility did not have a balance at December 31, 2007 and 2006, as it was replaced by the new revolving line of credit, Term A Notes and Term B Notes on December 29, 2006. On March 30, 2006, the Company and the participant banks in the Credit Facility amended the facility to, among other things, decrease the amount of the facility, change the borrowing base limitations, revise various financial covenants, impose additional business restrictions and secure borrowings under the facility by liens on substantially all of the Company’s assets, including real estate. On August 10, 2006, the Company and the participating banks amended the definition of borrowing base to increase the Company’s potential borrowing base by $10 million from August 11, 2006 through September 30, 2006. On September 29, 2006 and October 31, 2006, the Company and its lenders executed amendments to the facility that waived compliance with the minimum interest coverage ratio covenant at June 30, 2006 and September 30, 2006, and increased the Company’s potential borrowing base by $15,000,000 from October 1, 2006 through December 31, 2006. That amendment also increased the borrowing rate to prime rate plus 1%, and required that certain cash proceeds reduce the revolving credit commitment.

Prior to the September 29, 2006 amendment, the agreement included a variable rate of LIBOR rate plus a margin based on the Company’s interest coverage ratio, which ranged from 1.75% to 4.00%, and was determined quarterly. The margin was 2.50% for the first and second quarters of 2006 and 3.0% for the third quarter of 2006. The September 29, 2006 amendment eliminated all LIBOR rate based borrowings subsequent to November 6, 2006 and approved the termination of the Company’s existing interest rate swap contracts. On October 23, 2006 the Company closed the outstanding positions on the $110.0 million of interest rate contracts. An unrealized gain on the settlement of these contracts of $2,051,000 was deferred and is being recognized as a reduction in interest expense over the original contract term of the interest rate swap agreements, which were set to expire at various dates through June 30, 2009.

6. Seller Financed Debt and Capital Lease Liability:

Seller financed debt and capital lease liability consisted of the following as of December 31:

	2007	2006
Mortgage note due in February 2010 at an interest rate of 8.25%. Letters of credit totaling approximately $4,615,000 as of December 31, 2007 and 2006 have been pledged as collateral.	$3,620,000	$3,620,000
Mortgage note due in August 2012 at an interest rate of 5.0%. Land with a book value of approximately $6,641,000 as of December 31, 2007 and 2006 have been pledged as collateral.	4,056,000	4,868,000
Capital lease obligations due in installments through March 2010	65,000	258,000

Total seller financed debt and capital lease liability	$7,741,000	$8,746,000

Seller financed debt and capital lease liability mature in years subsequent to December 31, 2007 as follows:

Year	Payment
2008	$839,000
2009	841,000
2010	4,439,000
2011	811,000
2012	811,000
Thereafter	—

Total	$7,741,000

7. Operating Lease Commitments:

Rent expense charged to operations is primarily for office facilities, construction trailers, vehicles, model homes, model furniture, computer equipment and office equipment, including month-to-month leases and non-cancelable commitments. Rent expense was $3,089,000, $3,591,000 and $4,506,000 for the years ended December 31, 2007, 2006 and 2005, respectively. See Note 9 Related Party Transactions to the Consolidated Financial Statements for additional information related to office facility leases.

Minimum rental commitments due under non-cancelable operating leases are as follows:

Year	Minimum Rentals
2008	$1,066,000
2009	795,000
2010	549,000
2011	509,000
2012	514,000
Thereafter	2,599,000

Total	$6,032,000

8. Income Taxes (Benefit):

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2004.

The provision (benefit) for income taxes consists of the following for the years ended December 31:

	2007	2006	2005
Current:
Federal	$(187,000)	$(11,286,000)	$1,059,000
State and local	(5,000)	(834,000)	513,000

	(192,000)	(12,120,000)	1,572,000
Deferred:
Federal	(27,645,000)	(4,211,000)	367,000
State	(849,000)	(484,000)	208,000

	(28,494,000)	(4,695,000)	575,000
Valuation allowance	28,494,000	7,520,000	—

Provision (benefit) for income taxes	$(192,000)	$(9,295,000)	$2,147,000

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. The components of the net deferred tax asset as of December 31 are as follows:

	2007	2006
Assets:
Accrued expenses	$1,100,000	$983,000
Deferred gain	688,000	712,000
Property and equipment	381,000	192,000
Valuation reserves	14,643,000	4,780,000
Charitable contributions carryforward	893,000	371,000
Federal net operating loss carryforward	16,870,000	—
State net operating loss carryforward	768,000	276,000
AMT credit carryforward	671,000	206,000

Gross deferred tax assets	36,014,000	7,520,000
Less valuation allowance	(36,014,000)	(7,520,000)

Net deferred income taxes as recorded on the consolidated balance sheet	$—	$—

As of December 31, 2007, the Company has recorded valuation allowances for certain tax attributes and other deferred tax assets. At this time, sufficient uncertainty exists regarding the future realization of these deferred tax assets through future taxable income or carry back opportunities. If in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed. As of December 31, 2007, the Company had federal net operating loss carryforwards of $49,617,000 expiring in 2027 and state net operating loss carryforwards of $4,603,000 and $8,192,000 expiring in 2026 and 2027, respectively.

A reconciliation of the statutory federal income tax rate and the Company’s effective tax rate is summarized below for the years ended December 31:

	2007	2006	2005
Statutory income tax rate	34.0%	34.0%	34.0%
Permanent differences	0.2%	0.7%	(2.4%)
State and local taxes, net of federal benefit	1.0%	3.4%	11.0%
Tax examination settlements, net of contingencies	0.2%	1.0%	(7.2%)
Charitable contribution of appreciated property	—	—	(3.9%)
Valuation allowance	(34.6%)	(17.4%)	—
Other	(0.6%)	(0.2%)	(2.8%)

Effective income tax rate	0.2%	21.5%	28.7%

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

2007
Balance at the beginning of the period	$178,000
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	3,000
Reductions for tax positions of prior years for:
Changes in judgment	51,000
Settlements during the period	—
Lapses of applicable statutes of limitations	(232,000)

Balance at the end of the period	$—

The Company recognizes interest and penalties related to unrecognized tax benefits in provision (benefit) for income taxes. During the year ended December 31, 2007, the Company recognized a benefit of $42,000 from accrued interest and penalties released due to a statute of limitation expiration related to unrecognized tax benefits. The Company had $0 and $31,000 of interest and penalties accrued as of December 31, 2007 and 2006.

9. Related Party Transactions:

Prior to the Company’s initial public offering of common shares in 1994, its homebuilding operations were part of BRC Properties, Inc. (“BRC”), formerly known as Borror Realty Corporation. BRC owned 3,926,324 common shares of the Company, or approximately 46.2% of its outstanding common shares as of December 31, 2007.

The Company leases its corporate office building in Central Ohio from BRC. The office lease commenced January 1, 1998. Pursuant to Amendment No. 3 to the lease, the Company extended the expiration date of the office building lease to November 30, 2017 and provided for a revised rent schedule. Amendment No. 3 also granted the Company an option to renew the lease for an additional five-year term beginning December 1, 2017 and expiring on November 30, 2022. The terms of Amendment No. 3 of Lease and the termination of lease were negotiated and approved by the audit committee of the Company’s Board of Directors, which consists entirely of independent directors after review by an MAI designated member appraiser retained by the Committee. Lease expense was $475,000, $434,000 and $454,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company previously leased a second office building from BRC. The lease commenced November 1, 2003, had a lease term of fifteen years and a triple net rental rate per square foot of $12.58 for the first five years, $13.18 for the second five years and $13.83 for the last five years. Effective November 30, 2007, the Company entered into a Second Modification of Lease with BRC. The Second Modification of Lease provided the Company with an option to terminate the lease at any time on or after December 1, 2007. On December 1, 2007, the Company and BRC entered into an agreement to terminate the lease, effective as of December 1, 2007. As a result of the early termination, the Company paid an early termination fee of $385,000. The terms of the Second Modification of Lease and the termination of lease were negotiated and approved by the audit committee of the Company’s Board of Directors, which consists entirely of independent directors after review by an MAI designated appraiser retained by the Committee. Lease expense was $769,000 (including the early termination fee of $385,000), $419,000 and $419,000 for 2007, 2006 and 2005, respectively.

BRC reimbursed the Company $4,800 in 2005 for miscellaneous services performed by Company personnel.

During 2007, 2006 and 2005, the Company purchased $4,000, $32,000 and $15,000, respectively, of merchandise from a vendor, of which a member of the Company’s Board of Directors is an executive officer and shareholder.

10. Retirement Plans:

The Company offers a retirement plan, intended to meet the requirements of Section 401(k) of the Internal Revenue Code, which covers substantially all of its employees. Full-time employees are eligible to become a participant in the retirement plan on the first day of a calendar quarter following at least 30 days of service. Part-time employees are generally eligible to become a participant in the retirement plan on the first day of a calendar quarter after the 12 month period beginning on the date of hire. The Company matches 100% of the first 3% and 50% of the next 2% of employee voluntary deferrals of compensation. The Company’s 401(k) match expense totaled $481,000, $824,000 and $1,138,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Alliance also offers a retirement plan, intended to meet the requirements of Section 401(k) of the Internal Revenue Code, which covers substantially all of its employees after one year of service. Alliance matches 100%

of the first 6% of employee voluntary deferrals of compensation. At its discretion, Alliance may also contribute as an employer contribution a percentage of a participant’s compensation, for all participants employed as of December 31 of each year. Alliance contributed, aside from its match contribution, 0%, 0% and 2% of employee compensation in 2007, 2006 and 2005, respectively. Alliance’s 401(k) expense totaled $12,000, $17,000 and $28,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

11. Compensation Plans:

Share-Based Compensation

In March 1994, the Company adopted the Dominion Homes, Inc. Incentive Stock Plan, as amended (“the 1994 Plan”). The 1994 Plan reserved 850,000 common shares for issuance. The Company granted incentive stock options, non-qualified stock options, restricted common shares and common shares representing 761,461 issued or issuable common shares during the ten years the 1994 Plan was in existence. As of December 31, 2007, there were no share-based compensation awards still outstanding under the 1994 Plan.

In May 2003, the Company adopted the Dominion Homes, Inc. 2003 Stock Option and Incentive Equity Plan (“the 2003 Plan”). The 2003 Plan is administered by the Compensation Committee of the Board of Directors, and provides for grants of performance shares, performance units, restricted common shares, incentive stock options, non-qualified stock options and stock appreciation rights for the purpose of attracting, motivating and retaining employees and eligible directors. The 2003 Plan provides for discretionary grants to employees of the Company and annual non-discretionary non-qualified stock option grants to purchase 2,500 common shares to each non-employee director. During any single plan year, a plan participant may not be granted stock options and stock appreciation rights affecting more than 50,000 common shares allocated to the 2003 Plan. The 2003 Plan provides that grants shall include certain terms and conditions and be subject to certain restrictions as provided for under applicable provisions of the Internal Revenue Code and federal securities laws.

The 2003 Plan prohibits the Company from repricing stock options without shareholder approval, and provides that no more than a deminimus number of awards granted under the Plan will constitute (i) options with an exercise price below fair market values, (ii) time-based restricted shares of performance stock that vests in less than three years, or (iii) performance-based restricted shares that vest in less than one year.

In May 2006, the Company amended the 2003 Plan to (i) increase the authorized number of common shares available for issuance under the 2003 Plan from 500,000 to 1,250,000 common shares, (ii) allow for the award of whole shares to independent directors of the Company in lieu of cash fees for service on the Board of Directors and (iii) clarify that the restrictions on exercise price and vesting of awards under the 2003 Plan will not apply to grants of time-based restrictions that vest in equal annual increments of not more than 33 1/3%.

Grants of options to purchase common shares have an exercise price that is equal to the fair market value of common shares on the grant date (110% of fair market value for incentive stock options granted to 10% shareholders) and are subject to vesting periods ranging from immediate vesting to a five year vesting period. Regardless of the vesting period, all options must be exercised within ten years of the grant date (five years for incentive stock options granted to 10% shareholders). Generally, vesting is accelerated in the event of a change in control as defined in the 2003 Plan.

A summary of the Company’s stock options outstanding as of December 31, and changes during the years then ended is presented below:

	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	65,500	$19.76	136,333	$21.85	232,100	$19.26
Granted	15,000	$5.26	12,500	$10.57	15,000	$14.48
Cancelled or forfeited	(15,000)	$20.79	(78,333)	$22.89	(66,667)	$22.65
Exercised	—	—	(5,000)	$4.75	(44,100)	$4.50

Outstanding at end of year	65,500	$16.20	65,500	$19.76	136,333	$21.85

Exercisable options	64,300	$16.13	63,700	$19.76	92,933	$21.98
Unvested options	1,200	$20.00	1,800	$20.00	43,400	$21.57

Outstanding at end of year	65,500	$16.20	65,500	$19.76	136,333	$21.85

The following table summarizes information about stock options outstanding at December 31, 2007:

Year Issued	Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
2003	$24.24	15,000	5.50 Years	15,000
2004	$20.00-$28.20	13,000	6.45 Years	11,800
2005	$14.48	10,000	7.37 Years	10,000
2006	$10.57	12,500	8.37 Years	12,500
2007	$5.26	15,000	9.35 Years	15,000

		65,500		64,300

As of December 31, 2007, there was $14,000 of unrecognized compensation cost related to 1,200 unvested stock options outstanding, based on the grant date fair value of the options. Valuations of the options granted and exercised during 2007, 2006, and 2005 were as follows:

	2007	2006	2005
Weighted average fair value of options granted	$5.26	$10.57	$14.48
Intrinsic value of stock options exercised(a)	—	$26,000	$569,000

(a)	The intrinsic value of stock options represents the amount by which the share price exceeds the exercise price of the option on the date of exercise.

A summary of the weighted average remaining contractual term and intrinsic value of options outstanding and exercisable as of December 31, 2007 is presented below:

	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(a)
Options outstanding at period end	7.41	$—
Options exercisable at period end	7.42	$—

(a)	The share price as of December 31, 2007 exceeds the exercise price for all stock options outstanding. Therefore, the stock options have no intrinsic value.

A summary of the Company’s non-vested restricted share awards outstanding as of December 31, and changes during the years then ended is presented below:

	2007		2006		2005
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	285,000	$11.58	152,000	$21.69	185,000	$19.43
Granted	112,500	$4.73	280,000	$10.47	2,500	$18.40
Cancelled or forfeited	(172,561)	$8.87	(117,000)	$22.40	(30,000)	$7.50
Vested	(77,817)	$14.51	(30,000)	$10.27	(5,500)	$21.57

Outstanding at end of year	147,122	$7.98	285,000	$11.58	152,000	$21.69

The following table summarizes information about restricted common shares outstanding at December 31, 2007:

Year Issued	Number Outstanding	Vesting Period	Performance Criteria
2006	47,500	4 years	Company shareholders’ equity exceeds $220 million at any quarter end period
2006	35,622	4 years	None
2007	64,000	4 years	None

	147,122

As of December 31, 2007, there was $497,000 of total unrecognized compensation cost related to non-vested restricted share awards outstanding, based on the grant date fair value of the awards. That cost is expected to be recognized over a weighted average period of 2.53 years. The total fair value of the 77,817 restricted shares that vested during 2007 was $275,000 based on the market value of the shares at the vest date.

A summary of the Company’s total share-based compensation expense, which is based on the grant date fair value of the related award, for the year ended December 31 is as follows:

	2007	2006
Vesting of stock option awards	$58,000	$135,000
Reversal of previously recognized share-based compensation expense related to stock options	—	(38,000)
Vesting of restricted share awards	499,000	762,000
Forfeiture of restricted share awards	(155,000)	(718,000)
Reversal of previously recognized share-based compensation expense related to restricted share awards	—	(99,000)

Share-based compensation expense	402,000	42,000
Income tax expense related to share-based compensation awards	—	34,000

Total share-based compensation expense, net of tax	$402,000	$8,000

During the second quarter of 2006, the Company reversed previously recognized share-based compensation expense of $616,000 related to 60,000 restricted share awards for which the Company determined the restrictions were not probable of achievement. The 60,000 restricted share awards were forfeited during the fourth quarter of 2006. During the third quarter of 2006, the Company reversed previously recognized share-based compensation expense of $99,000 related to 117,500 restricted share awards for which the Company determined the restrictions were not probable of achievement.

During the third quarter of 2006, the Company reversed previously recognized share-based compensation expense of $38,000 related to the modification of an existing stock option award agreement. Share-based compensation expense reflects the fair value of the modified award.

During 2007, employees surrendered 21,541 shares to cover the payroll taxes due on their restricted shares generated by the vesting of the shares in 2007. The impact was a $66,000 decrease in common shares and is reported in the share based compensation expense line in the Consolidated Statement of Changes in Shareholders’ Equity.

Executive Deferred Compensation

The Company sponsors an Amended and Restated Executive Deferred Compensation Plan for directors and certain executives. Under this plan, participants may elect to defer a portion of their compensation (up to 20% of total base and bonus for employees and 100% of director fees). On or around December 31 of each year, the Company provides a matching contribution of 25% of the amount deferred in a given year by a participant, provided that the Company’s matching contribution will not exceed $2,500 per participant in any year. The Company’s matching contribution vests in 20% increments over a five-year period, subject to accelerated vesting upon a change in control as defined in the Executive Deferred Compensation Plan. The Company’s matching contribution becomes 100% vested as of the date on which the sum of participant age and years of service with the Company equals 65. Under the plan, participant and Company matching contributions are used to acquire actual common shares of Company stock in the open market. These common shares are held and voted by the trustee pursuant to a Rabbi Trust Agreement.

The Company recognized compensation expense related to the Amended and Restated Executive Deferred Compensation Plan of $3,000, $18,000 and $71,000 for the years ending December 31, 2007, 2006 and 2005, respectively. The deferred compensation liability related to the Amended and Restated Executive Deferred Compensation Plan was $655,000 and $744,000 as of December 31, 2007 and 2006, respectively, and is reflected as a component of shareholders’ equity.

Supplemental Executive Retirement Plan

Effective January 1, 2003, the Company established a non-qualified Supplemental Executive Retirement Plan (“the SERP”) that provides retirement benefits to eligible employees. A participant qualifies for the retirement benefits under the SERP if the participant terminates employment, other than because of death, after: (1) participating in the SERP for at least 6 years, (2) the Company’s net worth first exceeds $100,000,000 or a higher amount as specified in his or her participation agreement, or (3) a change in control (as defined in the SERP) occurs, and if the participant’s termination: a) occurred after the participant’s retirement age (generally, age 55), b) was for good reason (as defined in the SERP), regardless of the participant having reached retirement age, or c) was without cause (as defined in the SERP), regardless of the participant having reached retirement age. The amount of the benefit is determined on account balances established for each participant to which the Company makes a discretionary annual credit.

In June 2004, the Company amended the SERP to clarify that (1) at distribution, a participant may elect to receive the value of his or her account either in cash or by receipt of any insurance policy purchased by the Company as a source of the participant’s Retirement Plan benefit, and (2) a participant will be fully and immediately vested in his or her account in the event that the SERP is terminated.

In December 2007, the Company amended the SERP to (i) allow vesting to its participants immediately upon the occurrence of a change in control, (ii) eliminate the second trigger requirement of termination of employment prior to vesting, and (iii) amend certain provisions to comply with, and take advantage of transition relief under Section 409A of the Internal Revenue Code of 1986, as amended.

Upon a participant satisfying the qualification requirements, the Company is required to make a lump sum distribution to the participant equal to the value of the participants’ account. If for any reason the above criteria are not met, any accrued benefits will be recognized as income at that time. The Company expensed $697,000, $511,000 and $140,000 related to the SERP for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007 and 2006, $2,653,000 and $1,936,000, respectively, were accrued under the SERP.

The Company purchased cost recovery life insurance on the lives of the participants in the SERP. The Company is the sole owner and beneficiary of such policies. The amount of the coverage is designed to provide sufficient revenues to cover all costs of the SERP if assumptions made as to policy earnings are realized. As of December 31, 2007 and 2006, the cash surrender value of these policies was $3,299,000 and $2,832,000, respectively.

12. Commitments and Contingencies:

The Company is often required to obtain performance bonds and irrevocable letters of credit related to our obligations to various municipalities and other individuals with respect to the performance and completion of certain land development activities and as collateral for contingent land purchase commitments. As of December 31, 2007, the Company had $27,550,000 and $5,784,000 of outstanding performance bonds and irrevocable letters of credit, respectively. The expiration dates of irrevocable letters of credit coincide with the expected completion dates of the related projects. If the obligations related to a project are ongoing, annual extensions of the irrevocable letters of credit are typically granted. Performance bonds do not have stated expiration dates. The Company is released from performance bonds when the contractual performance is completed. In the event any of the performance bonds or irrevocable letters of credit are called, the Company would be obligated to reimburse the issuer of the performance bond or irrevocable letter of credit. However, the Company does not believe that any currently outstanding performance bonds or irrevocable letters of credit will be called.

The Company has deposited $141,000 of cash with municipalities in lieu of performance bonds. This deposit is recorded in accounts receivable other in our Consolidated Balance Sheet as of December 31, 2007. The Company will receive refund of the deposit when the contractual performance requirements are completed. The Company fully expects the requirements will be met and the deposit will be refunded.

On February 21, 2006, a purported class action lawsuit captioned Stuart, et al. v. Dominion Homes Financial Services, Inc., et al., Case No. C206137 was filed in the U.S. District Court, Southern District of Ohio, Eastern Division, against Dominion Homes Financial Services, Ltd. (“DHFS”), a subsidiary of the Company, and National City Mortgage Co. The complaint includes statutory claims, claims for breach of contract, breach of fiduciary duty, and fraudulent representations and material omissions in connection with the financing of plaintiffs’ condominium homes located in the Village at Polaris Park (“VPP”), where we were unable to obtain final HUD approval for FHA-insured mortgages. The plaintiffs purport to bring the claim on behalf of homeowners in VPP who were allegedly promised FHA mortgages by the defendants, but who did not receive an FHA-insured loan. The complaint seeks damages, including actual damages, statutory damages, punitive damages, and attorneys’ fees and costs, for, among other things, the alleged loss of certain FHA-insured mortgage features, including loan assumability. Plaintiffs also seek statutory damages for the defendants’ alleged failure to notify plaintiffs of alleged changes to the terms of their mortgages.

On September 26, 2007, the Court granted plaintiff’s motion to certify a class, which the Court defined as all persons who on or after September 14, 2002, applied to defendant DHFS for an FHA mortgage to purchase a home in VPP; received notice from defendant National City Mortgage Co. approving the application for an FHA loan; subsequently closed and signed documents with defendant DHFS which referenced an FHA loan and/or an FHA identifying case number, only later to discover their mortgage was not FHA eligible. Based on the information available to date, a maximum number of loans qualifying under the class definition would not exceed 41.

On October 11, 2007, co-defendant National City Mortgage Co. filed a motion for leave to file an interlocutory appeal challenging class certification. On December 13, 2007, the Sixth Circuit Court of Appeals issued an order granting National City leave to file an interlocutory appeal. The Sixth Circuit has not yet issued an Order setting forth a briefing schedule, and the matter remains pending on appeal.

On February 21, 2006, a purported class action lawsuit captioned Rece, et. al. v. Dominion Homes, Inc., et. al., Case No. 06CVH202335 was filed in the Court of Common Pleas, Franklin County, Ohio against us, DHFS, named and unnamed appraisers who have worked with us, and unnamed charitable organizations that have provided our customers with down payment assistance funds in the last several years. Plaintiffs purport to bring the claim on behalf of purchasers of our homes from 1999 to the present who received such funds and allege, among other things, that the defendants misrepresented the value of the plaintiffs’ homes and obtained an improper benefit by artificially inflating the sales price of homes to purchasers receiving down payment assistance funds. The complaint also alleges that the defendants engaged in predatory lending practices against the plaintiffs and other consumers by extending them credit without regard to the actual value of their homes, knowing that the result would be higher default and foreclosure rates in its communities. The complaint seeks injunctive or declaratory relief, compensatory damages, punitive damages and attorneys’ fees and costs. On May 2, 2006, the Company and DHFS filed a motion for judgment on the pleadings with respect to plaintiffs’ claim for breach of the Ohio Consumer Sales Practices Act (“OCSPA”) on the grounds that this claim was barred by the two-year applicable statute of limitations. On June 12, 2006, the Court granted this motion with respect to plaintiffs’ claims for money damages under the Ohio Consumer Sales Practices Act, but denied the motion with respect to plaintiffs’ claim for rescission under the OCSPA. On July 28, 2006, the Company and DHFS filed a motion for summary judgment as to plaintiffs’ predatory lending claims under statutory and common law. On October 4, 2006, the Court granted this motion. On December 1, 2006, defendant Valuation Resources, Inc., the valuation company that provided appraisals of the plaintiffs’ homes for the Company, filed a motion for summary judgment with respect to plaintiffs’ claims for fraud, misrepresentation, conspiracy, and OCSPA. On February 7, 2007, the Court granted this motion in its entirety. The plaintiffs appealed this decision on April 10, 2007. In addition, on December 28, 2006, the Court granted the Company’s and DHFS’s motions for summary judgment regarding plaintiff’s individual claims and class allegations relating to the OCSPA. On March 28, 2007, the plaintiffs filed a notice of voluntary dismissal with respect to all remaining claims against the defendants with the right to refile. The summary judgment rulings related to Valuation Resources that were the subject of the April 10, 2007 appeal to Franklin County Court of Appeals were all upheld on January 15, 2008 and on February 25, 2008 the Plaintiff’s appealed that judgment to the Ohio Supreme Court.

On February 23, 2006, a similar purported class action lawsuit captioned Rudawsky, et al. v. Borrer, et al., Case No. C206144 was filed in the U.S. District Court, Southern District of Ohio, Eastern Division, against us, our Chairman and Chief Executive Officer, certain of our affiliates and current and former officers, and The Nehemiah Corporation of America by plaintiff homeowners who purchased homes from the Company using the Nehemiah down payment assistance program. The complaint alleges, among other things, that plaintiffs suffered financial injuries as a result of the defendants’ alleged participation in fraudulent conduct related to the Nehemiah down payment assistance program in violation of federal statutes and Ohio law. The complaint further alleges that defendants fraudulently misrepresented and concealed the cost and operation of the Nehemiah program from plaintiffs. Plaintiffs purport to bring the claim on behalf of customers of the Company who purchased homes from 1999 to present using down payment assistance from Nehemiah. The complaint seeks monetary damages and attorneys fees and costs. The issue of class certification in the Rudawsky matter has been fully briefed and remains pending before the District Court.

We believe each of these lawsuits is without merit and intend to vigorously defend against all of the claims and allegations in the complaints. Due to the uncertainty as to the outcome of the foregoing matters, management cannot make an estimate of exposure, if any, at this time.

We are involved in various other legal proceedings, most of which arise in the ordinary course of business and some of which are covered by insurance. In the opinion of our management, none of the claims relating to such proceedings will have a material adverse effect on our financial condition or results of operations.

13. Agreement and Plan of Merger

The Company entered into an agreement on January 18, 2008 under which affiliates of its two primary lenders, Angelo Gordon & Co., L.P. (“AG”) and Silver Point Capital, L.P., who also hold warrants to purchase common shares, and BRC, the Company’s largest shareholder have offered to acquire all of the outstanding common shares of the Company other than those held by the acquiring shareholders in a going private transaction. The Board of Directors of the Company approved the Merger Agreement following the unanimous recommendation of a Special Committee comprised entirely of independent directors.

The consummation of the Merger is subject, among other things, to the adoption of the Merger Agreement by the Company’s shareholders. BRC and certain members of the Borror family have, concurrently with the execution and delivery of the Merger Agreement, entered into a voting agreement pursuant to which such parties have agreed to vote their shares in favor of the adoption of the Merger Agreement. At December 31, 2007 BRC held 3,926,324 shares representing 46.2% of the outstanding shares and the affiliates of the lenders held warrants exercisable for 1,538,235 common shares of the Company at $.01 per share.

Upon consummation of the Merger BRC will contribute its shares to the acquiring company. The lenders (or their affiliates) will contribute the shares resulting from exercise of the warrants and Term B Notes under the Credit Agreement in the principal amount of $20 million to the acquiring company.

In connection with the execution and delivery of the Merger Agreement, on January 18, 2008 and February 21, 2008, the Company and all of the participating lenders under the Credit Agreement entered into amendments pursuant to which the Company’s lenders agreed to forbear until the earlier of June 30, 2008 or termination of the Merger Agreement from exercising their rights and remedies under the Credit Agreement to facilitate the consummation of the Merger.

The Credit Agreement forbearance period allows sufficient time to complete the shareholders vote on the proposed going private transaction that has been approved by the Board of Directors. A favorable vote is likely as the acquirer’s are expected to control more than 50% of the voting shares based upon the BRC shares and the shares to be acquired from the exercise of warrants. For that reason the Company expects that going private will be completed and result in the existing lenders under the Credit Agreement controlling the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding common share, without par value, of the Company (“Common Shares”), other than Common Shares held of record or beneficially owned by (i) Parent, (ii) Merger Sub or (iii) any shareholders who are entitled to and who properly exercise and perfect dissenters’ rights under Ohio law, will be converted into the right to receive $0.65 per share in cash, without interest.

The Merger Agreement contains a “go shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to other acquisition proposals through March 3, 2008. After this period, the Company is not permitted to solicit other proposals and may not provide information or have discussions regarding alternative proposals, except in certain circumstances. The Merger Agreement also includes other representations, warranties and covenants that are customary for transactions of this type.

Pursuant to the Merger Agreement, immediately before the effective time of the Merger, Parent or Merger Sub will deposit with a paying agent a sufficient amount of cash that provides for the necessary funds to consummate the transactions contemplated by the Merger Agreement.

14.	Quarterly Financial Data (Unaudited):

(in thousands except per share amounts)

	Quarter Ended
	March 31	June 30	September 30	December 31
Revenues:
2007	$33,798	$38,812	$38,120	$37,261
2006	$61,785	$75,835	$64,925	$54,215
Gross profit (loss):
2007(a)	$2,706	$(15,071)	$(615)	$(9,668)
2006(b)	$9,074	$7,525	$4,427	$(3,000)
Loss before income taxes:
2007(a)	$(11,452)	$(29,465)	$(15,639)	$(25,795)
2006(b)	$(8,007)	$(8,510)	$(8,952)	$(17,835)
Net loss:
2007(a)	$(11,458)	$(29,704)	$(15,256)	$(25,741)
2006(b)	$(5,108)	$(5,927)	$(5,941)	$(17,033)
Basic earnings (loss) per share:
2007	$(1.41)	$(3.63)	$(1.86)	$(3.13)
2006	$(0.63)	$(0.73)	$(0.73)	$(2.10)
Diluted earnings (loss) per share:
2007	$(1.41)	$(3.63)	$(1.86)	$(3.13)
2006	$(0.63)	$(0.73)	$(0.73)	$(2.10)

(a)	2007 results include net real estate inventory impairment charges, deposit and pre-acquisition cost write-offs and gains on sale of land of $1,461 in the first quarter, $17,007 in the second quarter, $2,722 in the third quarter and $11,202 in the fourth quarter.

(b)

2006 results include net real estate inventory impairment charges, deposit and pre-acquisition cost write-offs and gains on sale of land of $550 in the first quarter, $1,689 in the second quarter, $2,487 in the third quarter and $8,654 in the fourth quarter.

Item 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Preliminary Copy

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY DOMINION HOMES, INC.

Proxy for the Special Meeting of Shareholders to be held on [•], 2008	For	Against	Abstain

This Proxy is solicited on behalf of the Board of

Directors

The undersigned holder(s) of common shares, no par value (“Common Shares”) of Dominion Homes, Inc. (the “Company”) hereby constitutes and appoints William G. Cornely and Laura L. Macias, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders (“Special Meeting”) of the Company to be held at the Company’s corporate offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio, 43016 on [•], 2008, at 9:00 a.m., local time, and any adjournment or adjournments thereof, and to vote all of the Common Shares which the undersigned is entitled to vote at such Special Meeting or at any adjournments thereof:

1.      To adopt the Agreement and Plan of Merger, dated as of January 18, 2008, among Dominion Homes, Inc., Dominion Holding Corp. and Dominion Merger Corporation, pursuant to which Dominion Merger Corporation will be merged with and into Dominion Homes, Inc., with Dominion Homes, Inc. as the surviving corporation.

	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

Please be sure to sign and date this Proxy in the box below.	Date

WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. WHERE NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN ITEM NO. 1, AND, IN THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in the enclosed envelope.

DOMINION HOMES, INC.

All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement for the [•], 2008, Special Meeting.

Please sign exactly as your name appears hereon. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by authorized officer. If shares are registered in two names, both shareholders should sign. Please note any change of address on this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOMINION HOMES, INC.

PLEASE FILL IN, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.